Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176504

PROSPECTUS

Universal Hospital Services, Inc.

OFFER TO EXCHANGE
All Outstanding
8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015
not registered under the Securities Act of 1933,
as amended (the "Restricted Notes")
for
8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015

the issuance of each of which has been registered under the Securities Act of 1933 (as defined below) (the "Exchange Notes" and, collectively with the Restricted Notes, the "new notes"). We refer herein to the foregoing offer to exchange as the "exchange offer."

         The exchange offer will expire at 5:00 p.m., New York City time, on October 12, 2011, unless we extend the exchange offer in our sole and absolute discretion.

Material Terms of the Exchange Offer

  •
  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

  •
  We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of Exchange Notes.

  •
  You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

  •
  Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

  •
  The terms of the Exchange Notes are substantially identical in all material respects to those of the Restricted Notes, except that transfer restrictions, registration rights and special interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Exchange Notes will be issued under the same indenture as the Restricted Notes.

  •
  We will not receive any proceeds from the exchange offer.

Results of the Exchange Offer

  •
  The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or Restricted Notes on a national market.

  •
  All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and the related indenture. In general, outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  •
  Other than in connection with the exchange offer, we do not plan to register the outstanding Restricted Notes under the Securities Act.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Consider carefully the "Risk Factors" beginning on page 16 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2011

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

MARKET AND OTHER INDUSTRY DATA

        The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or other independent published industry sources, while other information is based on internal studies. The data that was used is publicly available or available through subscriptions that are available to the public for a fee.

TRADEMARKS

        Our trademarks or service marks include "Universal Hospital Services, Inc.®," "UHS®," "Asset360®," "BioMed360®," "Equipment Lifecycle Services™," "CHAMP®" and the logos of UHS and Equipment Lifecycle Services. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

i

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus before deciding to participate in the exchange offer. Unless the context requires otherwise, references to "UHS," the "Company," "we," "our" and "us" refer to Universal Hospital Services, Inc. and all of its subsidiaries, unless indicated or the context otherwise requires. References to "Parent" refer to UHS Holdco, Inc., our direct parent.

 Our Company

        We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as skilled nursing facilities, specialty hospitals, nursing homes and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry's largest purchasers and outsourcers of medical equipment. During the twelve months ended June 30, 2011, we owned or managed over 580,000 pieces of medical equipment. Our diverse medical equipment outsourcing customer base includes more than 4,300 acute care hospitals and approximately 4,350 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation's largest group purchasing organizations ("GPOs") and many of the integrated delivery networks ("IDNs"). All of our solutions leverage our nationwide network of 84 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid.

Risks Associated with Our Business

        You should carefully consider the risks discussed in the "Risk Factors" section beginning on page 16 of this prospectus, together with the other information contained in this prospectus, prior to deciding whether to participate in the exchange offer or invest in the notes. Some of these risks include:

  •
  if our customers' patient census or services decrease, the revenues generated by our business could decrease;

  •
  a continuation of the global economic downturn could continue to adversely affect our customers and suppliers or have new, additional adverse effects on them, which could have further adverse effects on our operating results and financial position;

  •
  we have relationships with certain key suppliers, and adverse developments concerning these suppliers could delay our ability to procure equipment or provide certain services, or increase our cost of purchasing equipment;

  •
  if we are unable to change the manner in which health care providers traditionally procure medical equipment, we may not be able to achieve significant revenue growth;

  •
  our competitors may engage in significant competitive practices or sell significant amounts of surplus equipment, which could cause us to lose market share, reduce prices, or increase expenditures;

  •
  our competitors may bundle products and services offered to customers, some of which we do not offer;

  •
  a substantial portion of our revenues come from customers with which we do not have long-term commitments, and cancellations by or disputes with customers could decrease the amount of revenues we generate, thereby reducing our ability to operate and expand our business;

  •
  consolidation in the health care industry may lead to a reduction in the prices we charge, thereby decreasing our revenues; and

  •
  our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our indebtedness.

The Investors

        All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007 (the "Recapitalization"). Parent is owned by certain members of our management and affiliates of Irving Place Capital Merchant Manager III, L.P. ("IPC") (the former private equity affiliate of The Bear Stearns Companies Inc.). IPC is a leading middle-market private equity firm that invests in add-on acquisitions, leveraged buyouts, management buyouts, corporate divestitures, industry consolidations, recapitalizations, growth capital opportunities, and other ownership liquidity situations alongside proven management teams. IPC manages nearly $4.0 billion of private equity capital, including its latest $2.7 billion institutional fund. Since its formation in 1997, IPC has been an investor in over 50 portfolio companies across a broad range of industries. The team is comprised of investment professionals with long track records for making highly profitable and disciplined investments. Along with a market leading track record, IPC brings an extensive relationship network and a reputation for being a value added partner. IPC's current and prior healthcare investments include National Surgical Hospitals, Oxford Health Plans, Unilab Corporation, Active Health Management, Hand Innovations and Care Realty, LLC.

Additional Information

        We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Our principal executive offices are located at 7700 France Avenue South, Suite 275, Edina, Minnesota 55435. Our telephone number is (952) 893-3200. We maintain a website at www.uhs.com. The information on our website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Terms of the Exchange Offer

        On June 17, 2011, we completed the private offering of $175,000,000 aggregate principal amount of our Restricted Notes. We refer to the issuance of the Restricted Notes in this prospectus as the "June 2011 issuance."

        The Restricted Notes were offered as "additional notes" under an indenture pursuant to which we had previously issued $230,000,000 in aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the "existing notes," and together with the new notes, the "notes"). The Restricted Notes were treated as a single series with the existing notes and had the same terms as the existing notes, except that (1) the Restricted Notes were subject to a separate registration rights agreement and (2) until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. The Restricted Notes, the existing notes and our $230,000,000 aggregate principal amount of floating rate notes (the "floating rate notes") vote as one class under the indenture governing the notes.

        In a registration rights agreement with the initial purchasers of the Restricted Notes, we agreed, among other things, to complete an exchange offer for the Restricted Notes. You are entitled to exchange your Restricted Notes in the exchange offer for Exchange Notes with identical terms, except that the Exchange Notes will have been registered under the Securities Act, will not bear legends restricting their transfer or contain special interest provisions. The Exchange Notes will be issued under the same indenture as the Restricted Notes. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the Exchange Notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the Restricted Notes for Exchange Notes with substantially identical terms. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Restricted Notes.
The Exchange Offer

We are offering to exchange up to $175,000,000 aggregate principal amount of the Exchange Notes for a like principal amount of the Restricted Notes to satisfy our obligations under the registration rights agreement.

If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective shelf registration statement for the Restricted Notes, we may be required to pay special interest to the holders of the Restricted Notes, up to a maximum of 1.00% per year. See "The Exchange Offer—Purpose and Effect."

In order to be exchanged, Restricted Notes must be properly tendered and accepted. All Restricted Notes that are validly tendered and not validly withdrawn will be accepted and exchanged.

We will issue the Exchange Notes promptly after the expiration of the exchange offer.
Resale of Exchange Notes

We believe that the Exchange Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;
• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•       if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any Restricted Notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the Exchange Notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that received Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Exchange Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Exchange Notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those Exchange Notes for a period of 180 days after the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on October 12, 2011, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond October 26, 2011.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:
• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•       no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.
See "The Exchange Offer—Conditions to the Exchange Offer."
Procedure for Tendering Restricted Notes

The Restricted Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Restricted Notes which are held by direct or indirect participants in The Depository Trust Company ("DTC") through certificateless depositary interests are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of a Restricted Note held in the form of a book-entry interest and you wish to tender your Restricted Note for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•       a computer-generated message transmitted by means of DTC's Automated Tender Offer Program ("ATOP") system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•       a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfers;" or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC's ATOP system, you will represent to us that, among other things:

• the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

• you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;
• you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•       if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
Special Procedure for Beneficial Owners

If you are the beneficial owner of Restricted Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent's account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name your Restricted Notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your Restricted Notes and:
• they are not immediately available;
• time will not permit your Restricted Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your Restricted Notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering Restricted Notes."
Acceptance of Restricted Notes and Delivery of Exchange Notes

Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all Restricted Notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal

You may withdraw the tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Restricted Notes not accepted for exchange for any reason without expense to you promptly after the expiration or termination of the exchange offer.

Use of Proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes or the exchange offer. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the exchange offer. See "Use of Proceeds."

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Restricted Notes could be adversely affected. See "The Exchange Offer—Consequences of Failing to Exchange Restricted Notes."

Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes will not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations of the Exchange Offer."

Summary of the Terms of the Exchange Notes

        The summary below describes the principal terms of the Exchange Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Universal Hospital Services, Inc.
Notes Offered	$175.0 million aggregate principal amount of 8.50%/9.25% second lien senior secured PIK toggle notes due 2015.

The Exchange Notes are "additional notes" under the indenture governing the notes and our floating rate notes, pursuant to which we previously issued the existing notes. As of the date of this prospectus, there are $230.0 million aggregate principal amount of the existing notes outstanding. The Exchange Notes will be treated as a single series under the indenture together with the existing notes and our floating rate notes and will have the same terms as the existing notes, except that:

• the Restricted Notes were subject to a separate registration rights agreement; and

•       until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes.

The Exchange Notes, the existing notes and our floating rate notes will vote as one class under the indenture.
Maturity	The Exchange Notes will mature on June 1, 2015.
Interest Payment Dates

Interest will be payable, entirely in cash, semiannually, in arrears, on June 1 and December 1 of each year, beginning on December 1, 2011 with respect to the Exchange Notes. Interest on the Exchange Notes will accrue from June 1, 2011.

Form of Interest Payment	As of June 1, 2011, all interest payments on the notes must be paid entirely in cash and, consequently, all interest on the new notes will be paid entirely in cash.

Guarantees

The Exchange Notes will be guaranteed, jointly and severally, on a second priority senior secured basis, by our existing current and certain of our future wholly-owned domestic subsidiaries. Our future foreign subsidiaries, immaterial subsidiaries and any future unrestricted subsidiaries will not guarantee our obligations under the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. As of the date hereof, we do not have any non-guarantor subsidiaries. See "Description of the Exchange Notes—Guarantees."

Ranking	The Exchange Notes will be second priority senior secured obligations. Accordingly, they will be:

•       equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the existing notes, our floating rate notes and our senior secured credit facility, and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;

• senior in right of payment to all of our existing and future subordinated indebtednes;

•       effectively junior to our obligations under our senior secured credit facility and any other obligations that are secured by first priority liens on the collateral securing the new notes or that are secured by a lien on assets that are not part of the collateral securing the new notes, in each case, to the extent of the value of such collateral or assets; and

• structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.
Similarly, the guarantees related to the Exchange Notes will be second priority senior secured obligations of the guarantors. Accordingly, they will be:

•       equal in right of payment with all of such guarantor's existing and future unsecured and unsubordinated indebtedness, including the guarantees related to the existing notes, our floating rate notes and our senior secured credit facility, and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;

• senior in right of payment to all of such guarantor's existing and future subordinated indebtedness;

•       effectively junior to such guarantor's obligations under our senior secured credit facility and any other obligations that are secured by first priority liens on the collateral securing the such guarantor's new note guarantees or that are secured by a lien on assets that are not part of the collateral securing the new note guarantees, in each case, to the extent of the value of such collateral or assets; and

• structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of such guarantor's future subsidiaries that are not also guarantors.

As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility. Subject to complying with the covenants in our senior secured credit facility and the indenture governing the notes and our floating rate notes, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the new notes. See "Capitalization," "Description of Other Indebtedness—Senior Secured Credit Facility," "Description of Other Indebtedness—Floating Rate Notes" and "Description of the Exchange Notes."

Collateral

The Exchange Notes and the related guarantees will be secured by a second priority lien, subject to permitted liens and certain exceptions, on substantially all of our and each guarantor's existing and future property and assets (subject to certain exceptions), to the extent such assets secure our senior secured credit facility on a first priority basis (the "collateral").

The Exchange Notes will be effectively junior to our and our guarantors' obligations under our senior secured credit facility and any other indebtedness secured by a first priority lien on the collateral to the extent of the value of the collateral. In addition, the indenture governing the Exchange Notes permits us and the guarantors to secure with first priority liens on the collateral (i) hedging obligations and (ii) certain obligations relating to "permitted liens" as defined under "Description of the Exchange Notes."

Intercreditor Agreement

The collateral agents under the indenture and our senior secured credit facility are party to an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the notes and any borrowings under our senior secured credit facility and certain other matters relating to the administration of security interests. Certain terms of the intercreditor agreement are set forth under "Description of the Exchange Notes—Collateral—Bankruptcy and Related Waivers."

Optional Redemption

We may redeem, at any time, some or all of the notes at the redemption prices listed in the "Description of the Exchange Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control

If we experience a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of repurchase.

Covenants	The indenture governing the Exchange Notes contains covenants limiting our ability to:
• incur additional debt;
• pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;
• issue redeemable stock or preferred stock;
• issue stock of subsidiaries;
• make certain investments;
• transfer or sell assets;
• create liens on our assets to secure debt;
• enter into transactions with affiliates; and
• merge or consolidate with another company.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Exchange Notes—Certain Covenants."
Form and Denomination

The Exchange Notes will be book-entry only and registered in the name of DTC or its nominee. The Exchange Notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Participation in the Exchange Offer and an investment in the notes involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of such risks.

Summary Financial Data

        The following table sets forth our summary financial data. We have derived the summary financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 from our audited financial statements appearing elsewhere in this prospectus. We have derived the summary financial data as of and for the six months ended June 30, 2011 and 2010 from our unaudited financial statements appearing elsewhere in this prospectus. In the opinion of our management, our unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 2011 and 2010 are not necessarily indicative of the operating results to be expected for the full fiscal years. The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included elsewhere in this prospectus, including the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data."

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Medical equipment outsourcing	$140,086	$125,992	$250,455	$232,623	$223,676
Technical and professional services	22,231	21,965	44,426	42,395	45,225
Medical equipment sales and remarketing	11,482	8,950	22,541	22,186	20,218

Total revenues	173,799	156,907	317,422	297,204	289,119
Cost of Revenue:
Cost of medical equipment outsourcing	52,900	45,069	91,520	83,553	82,030
Cost of technical and professional services	16,110	15,848	31,690	30,539	32,676
Cost of medical equipment sales and remarketing	8,900	7,071	16,342	18,177	15,473
Movable medical equipment depreciation	34,673	34,815	69,496	64,267	61,751

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	112,583	102,803	209,048	196,536	191,930

Gross margin	61,216	54,104	108,374	100,668	97,189
Selling, general and administrative	49,491	42,052	89,336	84,225	89,166
Acquisition and integration expenses	1,999	—	—	—	—

Operating income (loss)	9,726	12,052	19,038	16,443	8,023
Interest expense	24,450	23,362	46,457	46,505	46,878

Income (loss) before income taxes	(14,724)	(11,310)	(27,419)	(30,062)	(38,855)
Provision (benefit) for income taxes	(7,307)	(3,890)	1,692	(11,489)	(15,359)

Net income attributable to non controlling interest	138	—	—	—	—

Net income (loss)	$(7,555)	$(7,420)	$(29,111)	$(18,573)	$(23,496)

Balance Sheet Data (at period end):
Working capital(1)	$(16,978)	$20,753	$23,550	$32,352	$22,754
Total assets	969,790	839,640	833,028	835,403	877,725
Total debt	655,696	527,958	525,045	518,619	531,343
Shareholders' equity	108,338	167,337	146,739	173,991	188,451

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$31,090	$42,218	$76,156	$55,988	$56,249
Investing activities	(114,894)	(48,653)	(74,205)	(50,550)	(71,395)
Financing activities	121,551	6,435	(1,951)	(17,444)	27,152
Other Financial Data:
EBITDA(2)(4)	56,443	58,040	110,777	103,490	97,846
Adjusted EBITDA(3)(4)	63,590	60,687	121,600	108,056	104,016
Interest expense	24,450	23,362	46,457	46,505	46,878
Depreciation and amortization	46,783	45,989	91,739	87,047	85,823
Capital expenditures	51,351	34,495	76,998	53,527	73,903
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	244,000	217,000	231,000	223,000	211,000
District offices	84	84	84	84	84
Number of outsourcing hospital customers	4,300	4,250	4,250	4,200	4,125
Number of total outsourcing customers	8,650	8,550	8,600	8,450	8,150

(1)
Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

(2)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider EBITDA as a supplementary non-Generally Accepted Accounting Principles in the United States ("GAAP") financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. See footnote 4 below for a reconciliation of net cash provided by operating activities to EBITDA.

(3)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before management and board and strategic fees, stock-based compensation expense, and Accounting Standards Codification 805 purchase price accounting impact, which may not be calculated consistently among other companies applying similar reporting measures. Adjusted EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance GAAP) as a measure of performance, and are not representative of funds available for discretionary use due to our financing obligations. Adjusted EBITDA is included because our financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on our ability to service our long-term obligations, our ability to fund continuing growth, and our ability to continue as a going concern. See below for a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA.

(4)
The following is a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Net cash provided by operating activities	$31,090	$42,218	$76,156	$55,988	$56,249
Changes in operating assets and liabilities	1,053	(5,187)	(2,064)	6,159	3,601
Other non-cash expenses (income)	7,157	1,537	(11,464)	6,327	6,477
Provision (benefit) for income taxes	(7,307)	(3,890)	1,692	(11,489)	(15,359)
Interest expense	24,450	23,362	46,457	46,505	46,878

EBITDA(2)	56,443	58,040	110,777	103,490	97,846
Adjusted for:
Management, board & strategic fees(a)	4,035	1,380	2,432	1,265	1,311
Stock-based compensation expense(b)	2,196	691	7,333	1,330	2,540
Purchase accounting adjustments(c)	916	576	1,058	1,971	2,319

Adjusted EBITDA(3)	$63,590	$60,687	$121,600	$108,056	$104,016

(a)
Represents the add back of non-operating expenses consisting of management fees to IPC, board of directors' fees and expenses, certain merger, acquisition and strategic expenses and, for the six months ended June 30, 2011, certain integration expenses.

(b)
Represents the add back of non-cash stock-based compensation recognized in our historical financial statements.

(c)
Represents the add back of the non-cash impact of purchase accounting adjustments related to rent expense and cost of sales inventory and equipment related to the Recapitalization.

RISK FACTORS

        Participation in the exchange offer and an investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to participate in the exchange offer or invest in the notes. Any of the following risks, as well as other risks and uncertainties that are not currently known to us or that we currently deem to be immaterial, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our indebtedness.

        We have a significant amount of indebtedness which could have important consequences.

        For example, it could:

  •
  make it more difficult for us to satisfy our debt obligations;

  •
  increase our vulnerability to general adverse economic, industry and competitive conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less leverage;

  •
  limit our ability to borrow additional funds;

  •
  limit our ability to make investments in technology and infrastructure improvements; and

  •
  limit our ability to make significant acquisitions.

        Our ability to satisfy our debt obligations will depend on our future operating performance. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not continue to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to make our interest payments or to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        Subject to certain restrictions in the indenture governing the notes and the amended and restated credit agreement governing our senior secured credit facility, we are permitted to incur substantial additional debt. Any additional indebtedness incurred under our senior secured credit facility in accordance with the terms of the new notes would rank senior to the new notes. If we incur additional debt, risks described in the previous risk factor could increase. As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility. See "Description of Other Indebtedness" and "Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" for additional information.

If we are unable to fund our significant cash needs, we may be unable to expand our business as planned or to service our debt.

        We require substantial cash to operate our Medical Equipment Outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from our operating cash flow, borrowings under our senior secured credit facility or other financing sources, we may not be able to grow as currently planned. We currently expect that over the next 12 months, we will invest approximately $80.0 million in new and pre-owned medical equipment and other capital expenditures. This estimate is subject to numerous assumptions, including revenue growth, the number of Asset360 Equipment Management Program ("Asset360 Program") signings, and any significant changes in customer contracts. In addition, a substantial portion of our cash flow from operations must be dedicated to servicing our debt and there are significant restrictions on our ability to incur additional indebtedness under the indenture governing the notes and the amended and restated credit agreement governing our senior secured credit facility.

        Primarily because of our debt service obligations and debt refinancing charges and elevated depreciation and amortization charges we have incurred subsequent to the Recapitalization, we have had a history of net losses. If we consistently incur net losses, it could result in our inability to finance our business in the future. We had net losses of $29.1, $18.6 and $23.5 million during the years ended December 31, 2010, 2009 and 2008, respectively. Our ability to use our United States federal income tax net operating loss carryforwards to offset our future taxable income may be limited. If we are limited in our ability to use our net operating loss carryforwards in future years in which we have taxable income, we will pay more current taxes than if we were able to utilize our net operating loss carryforwards without limitation, which could harm our results of operations and liquidity.

The indenture governing the notes and the amended and restated credit agreement governing our senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

        The indenture governing the notes and our senior secured credit facility impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability, among other things, to:

  •
  incur additional debt;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. If we fail to maintain compliance with these covenants in the future, we may not be able to obtain waivers from the lenders or amend the covenants.

        In addition, our senior secured credit facility contains other covenants customary for credit facilities of this nature. Our failure to comply with obligations under the indenture governing the notes and our floating rate notes or our senior secured credit facility may result in an event of default under those agreements. If we fail to repay amounts due under our senior secured credit facility and/or the indenture, the lenders and the holders of the notes could proceed against the collateral granted to them to secure that debt. Substantially all of our assets are pledged as security under our senior secured credit facility and the indenture.

An increase in short-term interest rates could adversely affect our cash flows.

        As of the date hereof, we had $230.0 million of outstanding floating rate notes. In June 2007, we entered into an interest rate swap agreement for $230.0 million, which expires on June 1, 2012, and which has the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to fixed interest rates. As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million floating rate notes to be 9.065% until June 1, 2012. Following the expiration of our interest rate swap agreement, we may not be successful in obtaining hedges on acceptable terms or at all. Additionally, our outstanding indebtedness under our senior secured credit facility bears interest at a rate based on the prime rate and/or LIBOR. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Any increase in short-term interest rates would result in higher interest costs and could have an adverse effect on our business.

We may not be able to obtain funding on acceptable terms or at all under our existing credit facilities or otherwise because of the deterioration of the credit and capital markets. Thus, we may be unable to expand our business as planned or to service our debt.

        Global financial markets and economic conditions continue to be volatile due to a variety of factors, including significant write-offs in the financial services sector and the current weak economic conditions. As a result, the cost of raising money in the debt and equity capital markets has increased while the availability of funds from certain of those markets has diminished. In particular, as a result of concerns about the stability of financial markets and the solvency of lending counterparties, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt on similar terms or at all and reduced, or in some cases ceased, to provide funding to borrowers. In addition, lending counterparties under our existing revolving credit facilities may be unwilling or unable to meet their funding obligations. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions, or take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes, and our floating rates notes, at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. The source of funds for the purchase of such notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, sales of assets or sales of equity. Sufficient funds from such sources may not be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our senior secured credit facility will limit our ability to repurchase such notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of such notes exercise their right to require us to repurchase all of such notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our senior secured credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control" and "Description of Other Indebtedness" for additional information.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors with first priority liens or liens on assets not constituting the collateral.

        Holders of our secured indebtedness will have claims that are senior to your claims as holders of the notes to the extent of the value of the assets securing our secured indebtedness with first priority liens or liens on assets not constituting the collateral. Notably, our senior secured credit facility will be secured by first priority liens on substantially all of our assets. The notes will be effectively subordinated to that secured indebtedness to the extent of the collateral securing it. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral.

        The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility. Under the indenture, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under "Description of the Exchange Notes" and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or an equal basis with holders of the notes, our floating rate notes and lenders under our senior secured credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

The notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the notes.

        The notes are guaranteed, jointly and severally, on a second priority senior secured basis, by our existing current and certain of our future wholly-owned domestic subsidiaries. Our future foreign subsidiaries, immaterial subsidiaries and any future unrestricted subsidiaries will not guarantee our obligations under the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. As of the date hereof, we do not have any non-guarantor subsidiaries. See "Description of the Exchange Notes—Guarantees."

Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations.

        The lenders under our senior secured credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the notes will also be released. If all of the first priority liens are released, and no event of default under the indenture governing the notes exists, all of the second priority liens will be released. In addition, the security documents are expected to generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes. The intercreditor agreement will prohibit second priority lien holders from foreclosing on the collateral as long as the first priority lien obligations remain outstanding.

It may be difficult to realize the value of the collateral securing the notes.

        The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers in the June 2011 issuance neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

        The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

        In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a bankruptcy court, it is impossible to predict:

  •
  how long payments under the notes could be delayed following commencement of a bankruptcy case;

  •
  whether or when the collateral agent could repossess or dispose of the collateral;

  •
  the value of the collateral at the time of the bankruptcy petition; or

  •
  whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

        Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

        We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

We may choose to repurchase or redeem a portion of the notes when prevailing interest rates are relatively low, including in open market purchases.

        We may seek to repurchase or redeem a portion of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes.

        We may also from time to time repurchase the notes in the open market, privately negotiated transactions, tender offers or otherwise. Any such repurchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. Such transactions could impact the market for our notes and negatively affect our liquidity.

A court could deem the obligations evidenced by the notes and the related guarantees to be a fraudulent conveyance.

        A portion of the net proceeds from the Restricted Notes were distributed to our Parent, which distributed the net proceeds to its stockholders. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the incurrence of the debt evidenced by the notes and the related guarantees could be voided or claims in respect of the notes and the guarantees could be subordinated to all of our other debt or the debt of our guarantors if, among other things, we or the guarantors, at the time we or it incurred the debt evidenced by the new notes or the guarantee:

  •
  issued the notes or delivered the guarantee with the intent to hinder, delay or defraud our or the guarantors existing or future creditors;

  •
  received less than reasonably equivalent value or fair consideration for the issuance of the notes or the incurrence of such guarantee;

  •
  were insolvent or rendered insolvent by reason of such issuance or incurrence;

  •
  were engaged in business or transaction for which our or the guarantors' remaining assets constituted unreasonably small capital; or

  •
  intended to incur or believed that we or the guarantors would incur debts beyond our or their ability to pay such debts as they mature.

        In addition, any payment by us or any guarantor pursuant to the notes or its guarantee could be voided and required to be returned to us or any guarantor, or to a fund for the benefit of our creditors or the creditors of any guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

  •
  it could not pay its debts as they became due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees or that any guarantee would not be subordinated to a guarantor's other indebtedness. In a 2009 Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

The change of control put right might not be enforceable.

        In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have "continuing directors" comprising a majority of a board of directors may be unenforceable on public policy grounds. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the notes may not be entitled a change of control put right. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."

Risks Related to the Exchange Offer

Your Restricted Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your Restricted Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after a timely receipt of your Restricted Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Restricted Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Restricted Notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, initially expected to be at 5:00 p.m., New York City time, on October 12, 2011, we will not accept your Restricted Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange. If there are defects or irregularities with respect to your tender of Restricted Notes, we will not accept your Restricted Notes for exchange. See "The Exchange Offer—Procedures for Tendering Restricted Notes."

If you do not exchange your Restricted Notes, there will be restrictions on your ability to resell your Restricted Notes.

        Following the exchange offer, Restricted Notes that you do not tender, that we do not accept or that do not qualify to be registered in a "shelf" registration form will be subject to transfer restrictions. Absent registration, any untendered Restricted Notes may therefore only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. If no such exemption is available, you will not be able to sell your Restricted Notes.

There is no public market for the Exchange Notes, and we cannot assure you that a market for the Exchange Notes will develop.

        We do not intend to file an application to have the Exchange Notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the initial purchasers in the June 2011 issuance indicated that they intend to make a market in the new notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice.

        If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the Exchange Notes and the market prices quoted for the Exchange Notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the Exchange Notes.

        In addition, we have the right, pursuant to the registration rights agreement, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the Exchange Notes under the registration statement.

Risks Related to Our Business

If our customers' patient census or services decrease, the revenues generated by our business could decrease.

        Our operating results are dependent in part on the amount and types of equipment necessary to service our customers' needs, which are heavily influenced by the number of patients our customers serve at any time (which we refer to as "patient census") and the services those patients receive. At times of lower patient census, our customers have a decreased need for our services on a supplemental or peak needs basis. During severe economic downturns like the one we are currently experiencing, the number of hospital admissions and inpatient surgeries decline as consumers reduce their use of non-essential health care services. Our operating results can also vary depending on the timing and severity of the cold and flu season, local, regional or national epidemics, and the impact of national catastrophes, as well as other factors affecting patient census and service demand.

A continuation of the global economic downturn could continue to adversely affect our customers and suppliers or have new, additional adverse effects on them, which could have further adverse effects on our operating results and financial position.

        We believe our customers have been adversely affected by the current global economic downturn and the volatility of the credit and capital markets in recent years, which have led to declines in commercial and consumer spending. The impact of the global economic downturn on our customers may result in, among other things, decreased patient census, decreased number of non-essential patient services, increased uncompensated care and bad debt, increased difficulty obtaining financing on favorable terms and tighter capital and operating budgets. Many of our customers depend on investment income to supplement inadequate third-party payor reimbursement. The recent disruption in the capital and credit markets has adversely affected the value of many investments, reducing our customers' ability to access cash reserves to fund their operations. If current economic conditions continue or worsen, our customers may seek to further reduce their costs and may be unable to pay for our services, resulting in reduced orders, slower payment cycles, increased bad debt, and customer bankruptcies.

        Our suppliers also may be negatively impacted by the economic downturn and tighter capital and credit markets. If our key suppliers experience financial difficulty and are unable to deliver to us the equipment we require, we could be forced to seek alternative sources of medical equipment or to purchase equipment on less favorable terms, or we could be unable to fulfill our requirements. A delay in procuring equipment or an increase in the cost to purchase equipment could limit our ability to provide equipment to customers on a timely and cost-effective basis.

        All of these factors relate to a general economic downturn, which are out of our control and could have a negative impact on our financial condition.

We have relationships with certain key suppliers, and adverse developments concerning these suppliers could delay our ability to procure equipment or provide certain services, or increase our cost of purchasing equipment.

        We purchased medical equipment from approximately 150 manufacturers in 2010. Our ten largest manufacturers of medical equipment accounted for approximately 78% of our direct medical equipment purchases in 2010. Adverse developments concerning key suppliers or our relationships with them could force us to seek alternative sources for our medical equipment or to purchase such equipment on less unfavorable terms. A delay in procuring equipment or an increase in our cost to purchase equipment could limit our ability to provide equipment to our customers on a timely and cost-effective basis. In addition, if we do not have access to certain parts, or if manufacturers do not provide access to the appropriate equipment manuals or training, we may not be able to provide certain technical and professional services.

If we are unable to change the manner in which health care providers traditionally procure medical equipment, we may not be able to achieve significant revenue growth.

        We believe that the strongest competition to our outsourcing solutions is the direct purchase or capital lease of medical equipment, and self-management of that equipment. Many hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term, effective and cost-efficient alternative to purchasing or leasing equipment. Many health care providers may continue to purchase or lease a substantial portion of their medical equipment and to manage and maintain it on their own.

Our competitors may engage in significant competitive practices or sell significant amounts of surplus equipment, which could cause us to lose market share, reduce prices, or increase expenditures.

        Our competition may engage in competitive practices that could cause us to lose market share, reduce our prices, or increase our expenditures. For example, competitors may sell significant amounts of surplus equipment, thereby decreasing the demand for our equipment rental services.

Our competitors may bundle products and services offered to customers, some of which we do not offer.

        If competitors offer their products and services to customers on a combined basis with reduced prices, and we do not offer some of these products or cannot offer them on comparable terms, we may have a competitive disadvantage that will lower the demand for our services.

A substantial portion of our revenues come from customers with which we do not have long-term commitments, and cancellations by or disputes with customers could decrease the amount of revenues we generate, thereby reducing our ability to operate and expand our business.

        For the twelve months ended June 30, 2011, approximately 69.8% of our outsourcing revenue was derived from customers that contracted with us or from hospitals and other providers that purchased equipment or services from us through a GPO that contracted with us on behalf of its members. The source of the remaining 30.2% of revenue was from customers that do not purchase equipment or services from us through a contract. Our customers are generally not obligated to outsource our equipment under long-term commitments. In addition, many of our customers do not sign written contracts with us fixing the rights and obligations of the parties regarding matters such as billing, liability, warranty or use. Therefore, we face risks such as fluctuations in usage, inaccurate or false reporting of usage by customers and disputes over liabilities related to equipment use. We do not have written contracts with some of our Asset360 Program customers for which we provide a substantial portion of the medical equipment that they use and provide substantial staffing resources. The non-contracted services we provide could be terminated by the customer without notice or payment of any termination fee. A large number of such terminations may adversely affect our ability to generate revenue growth and sufficient cash flows to support our growth plans. In addition, those customers with long-term commitments may have contracts that do not permit us to raise our prices, yet our cost to serve may increase. Any of these risks could reduce our ability to operate and expand our business.

Consolidation in the health care industry may lead to a reduction in the prices we charge, thereby decreasing our revenues.

        Many hospitals and alternate site providers have combined to create health systems or IDNs. We believe this trend may continue. Any resulting IDN or health systems may have greater bargaining power over us, which could lead to a reduction in the prices we charge and a reduction in our revenues.

Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our revenue growth, thereby weakening our industry position.

        As part of our growth strategy, we intend to pursue acquisitions or other strategic relationships within the health care industry that we believe will enable us to generate revenue growth. Future acquisitions may involve significant cash expenditures that could impede our revenue growth. In addition, our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and successfully bid, finance, negotiate and close acquisitions. We regularly evaluate potential acquisitions. We may not be successful in acquiring other businesses, and the businesses we do acquire in the future may not ultimately produce returns that justify our related investment.

        Acquisitions may involve numerous risks, including:

  •
  difficulties assimilating personnel and integrating distinct business cultures;

  •
  diversion of management's time and resources from existing operations;

  •
  potential loss of key employees or customers of acquired companies; and

  •
  exposure to unforeseen liabilities of acquired companies.

If we are unable to continue to grow through acquisitions, our ability to generate revenue growth may be impaired.

Uncertainty surrounding health care reform initiatives remains. Depending on the scope, form, and implementation of final health care reform legislation, our business may be adversely affected.

        The health care industry is undergoing significant change. In March 2010, the Congress adopted and President Obama signed into law the Affordable Care Act. The Affordable Care Act is expected to increase the number of Americans with health insurance coverage by approximately 32 million through individual and employer mandates and subsidies offered to lower income individuals. The majority of the expected increase in the number of insureds is expected to occur after 2014, as the state-based insurance exchanges provided for in the Affordable Care Act open, individual and employer mandates take effect, and Medicaid eligibility is broadened. While the increase in coverage could translate into increased utilization of our products and services, health care reform and political uncertainty have historically resulted in changes in how our customers purchase our services and have adversely affected our revenues. Provider revenue per service may decline with reductions in Medicare and Medicaid reimbursement. Furthermore, the implementation of the Affordable Care Act may impose changes in health care delivery, reimbursement, operations or record keeping that are not compatible with our current offerings, which could force us to incur additional compliance costs. Federal and state governments also continue to enact and consider various legislative and regulatory proposals that could materially impact certain aspects of the health care system. We cannot predict with certainty what healthcare initiatives, if any, will be implemented or what the ultimate effect of federal health care reform (including, but not limited to, the Affordable Care Act) or any future legislation or regulation will have on our operating results or financial condition.

Changes in third-party payor reimbursement for health care items and services, as well as economic hardships faced by other parties from which our customers obtain funding, may affect our customers' ability to pay for our services, which could cause us to reduce our prices or adversely affect our ability to collect payments.

        Although our customers are health care providers that pay us directly for the services we deliver, they rely on third-party payor reimbursement for a substantial portion of their operating revenue. Third-party payors include government payors like Medicare and Medicaid and private payors like insurance companies and managed care organizations. Third-party payors continue to engage in widespread efforts to control health care costs. Their cost containment initiatives include efforts to control utilization of services and limit reimbursement amounts. Reimbursement limitations can take many forms, including discounts, non-payment for certain care (for example, care associated with certain hospital-acquired conditions) and fixed payment rates for particular treatment modalities or plans, regardless of the provider's actual costs in caring for a patient. Reimbursement policies have a direct effect on our customers' ability to pay us for our services and an indirect effect on the prices we charge. Ongoing concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on the amounts or manner of reimbursements or funding to health care providers may affect the financial strength of our customers and amount our customers are able to pay for our services.

        In addition, a portion of our customers derive funding from state and local government sources, some of which are facing financial hardships, including decreased funding. Any limitation or elimination of funding to our customers by these sources could also affect the financial strength of our customers and the amount they are able to pay for our services.

We depend on key personnel and our inability to attract and retain key personnel could harm our business.

        Our financial performance is dependent in significant part on our ability to hire, develop and retain key personnel, including our senior executives, sales professionals, sales specialists, hospital management employees and other qualified workers. We have experienced and will continue to experience intense competition for these resources. The loss of the services of one or more of our senior executives or other key personnel could significantly undermine our management expertise, key relationships with customers and suppliers, and our ability to provide efficient, quality health care services.

If we are unable to maintain existing contracts or contract terms with, or enter into new contracts with our customers, we may lose customers and/or the associated revenues.

        Our revenue maintenance and growth depends, in part, on continuing contracts with customers, including through GPOs and IDNs, with which certain of our customers are affiliated. In the past, we have been able to maintain and renew such contracts and expand the services we offer under such contracts. If we are unable to maintain our contracts, or if the GPOs or IDNs seek additional discounts or other more beneficial terms on behalf of their members, we may lose a portion of existing business with, or revenues from, customers that are members of such GPOs and IDNs.

Our cash flow fluctuates during the year because operating income as a percentage of revenue fluctuates with our quarterly operating results and we make semi-annual debt service payments.

        Our results of operations have been and can be expected to be subject to quarterly fluctuations. We may experience increased revenues in the first and fourth quarters of the year, depending upon the timing and severity of the cold and flu season and the related increased hospital census and medical equipment usage during that season. Because a significant portion of our expenses are relatively fixed over these periods, our operating income as a percentage of revenue tends to increase during the first and fourth quarters of each year. If the cold and flu season is delayed by as little as one month, or is less severe than in prior periods, our quarterly operating results for a current period can vary significantly from prior periods. Our quarterly results can also fluctuate as a result of such other factors as the timing of acquisitions, new Asset360 Program agreements or new office openings.

A portion of our revenues are derived from home care providers and nursing homes, and these health care providers may pose additional credit risks.

        Our nursing home and home care customers may pose additional credit risks since they are generally less financially sound than hospitals. These customers continue to face cost pressures. We may incur losses in the future due to the credit risks, including potential bankruptcy filings, associated with any of these customers.

We have risks related to our pension plan, which could impact our financial position.

        We have a defined benefit pension plan covering certain current and former employees. Although benefits under the pension plan were frozen in 2002, funding obligations under our pension plan continue to be impacted by the performance of the financial markets. If the financial markets do not provide the long-term returns we have assumed, the likelihood of our being required to make contributions will increase. The equity markets can be, and recently have been, volatile, and therefore our estimate of future contribution requirements can change dramatically in relatively short periods of time.

Our customers operate in a highly regulated environment. Regulations affecting them could cause us to incur additional expenses associated with compliance and licensing. We could be assessed fines and face possible exclusion from participation in state and federal health care programs if we violate laws or regulations applicable to our business.

        The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels. While the majority of these regulations do not directly apply to us, there are some that do, including the Food, Drug and Cosmetic Act ("FDCA") and certain state pharmaceutical licensing requirements. Although we believe we are in compliance with the

FDCA, if the U.S. Food and Drug Administration (the "FDA") expands the reporting requirements under the FDCA, we may be required to comply with the expanded requirements and may incur substantial additional expenses in doing so. With respect to state requirements, we are currently licensed in 13 states and may be required to obtain additional licenses, permits and registrations as state requirements change. Our failure to possess such licenses for our existing operations may subject us to certain additional expenses.

        In addition to the FDCA and state licensing requirements, we are impacted by federal and state laws and regulations aimed at protecting the privacy of individually identifiable health information, among other things, and detecting and preventing fraud, abuse and waste with respect to federal and state health care programs. Some of these laws and regulations apply directly to us. Additionally, many of our customers require us to abide by their policies relating to patient privacy, state and federal anti-kickback acts, and state and federal false claim acts and whistleblower protections. Since the Affordable Care Act provides for further oversight over and detection of fraud and abuse activities, we expect many of our customers to continue to require us to abide by such policies. Given that our industry is heavily regulated, we may be subject to additional regulatory requirements. If our operations are found to be in violation of any governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation. Penalties, damages, fines, or curtailment of our operations could significantly increase our cost of doing business, leading to difficulty generating sufficient income to support our business. Also, if we are found to have violated certain federal or state laws or regulations regarding Medicare, Medicaid or other governmental funding sources, we could be subject to fines and possible exclusion from participation in federal and state health care programs.

Although we do not manufacture any medical equipment, we own a large fleet of medical equipment, which may be subject to equipment recalls or obsolescence.

        We incur significant expenditures to maintain a large and modern equipment fleet. Our equipment may be subject to recalls that could be expensive to implement and could result in revenue loss while the associated equipment is removed from service. We may be required to incur additional costs to repair or replace the equipment at our own expense or we may choose to purchase incremental new equipment from a supplier not affected by the recall. Additionally, our relationship with our customers may be damaged if we cannot promptly replace the equipment that has been recalled.

        Our success depends, in part, on our ability to respond effectively to changes in technology. Because we maintain a large fleet of equipment, we are subject to the risk of equipment obsolescence. If advancements in technology render a substantial portion of our equipment fleet obsolete, or if a competing technology becomes available that our customers prefer, we may experience a decrease in demand for our products, which could adversely affect our operating results and cause us to invest in new technology to maintain our market share and operating margins.

Although we do not manufacture any medical equipment, our business entails the risk of claims related to the medical equipment that we outsource and service. We may not have adequate insurance to cover a claim, and it may be more expensive or difficult for us to obtain adequate insurance in the future.

        We may be liable for claims related to the use of our medical equipment or to our maintenance or repair of a customer's medical equipment. Any such claims, if made and upheld, could make our business more expensive to operate and therefore less profitable. We may be subject to claims exceeding our insurance coverage or we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage. If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. In addition, litigation relating to a claim could adversely affect our existing and potential customer relationships, create adverse public relations and divert management's time and resources from the operation of the business.

We may incur increased costs that we cannot pass through to our customers.

        Our customer contracts may include limitations on our ability to increase prices over the term of the contract. On the other hand, we rely on third parties, including subcontractors, to provide some of our services and supplies and we do not always have fixed pricing contracts with these subcontractors. Therefore, we are at risk of incurring increased costs that we are unable to pass through to our customers. In addition, the Affordable Care Act imposes a 2.3% annual excise tax on the purchase of certain medical devices in the United States, commencing in January 2013. If we are unable to offset the cost of this excise tax through increased demand for our services, cost reductions or price increases, we may experience lower profitability and our results of operations may be materially and adversely affected.

Any failure of our management information systems could harm our business and operating results.

        We depend on our management information systems to actively manage our medical equipment fleet, control capital spending, and provide fleet information, including rental history, condition and availability of our medical equipment. These functions enhance our ability to optimize fleet utilization and redeployment. The inability of our management information systems to operate as we anticipate could damage our reputation with our customers, disrupt our business or result in, among other things, decreased revenues and increased overhead costs. Any such failure could harm our business and results of operations.

There are inherent limitations in all internal control systems over financial reporting, and misstatements due to error or fraud may occur and not be detected.

        While we have taken actions designed to address compliance with the internal control over financial reporting and disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. Our management, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, does not expect that our internal control over financial reporting and disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the Company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

The interests of our principal equity holder may not be aligned with the interests of our other security holders, including holders of the notes.

        IPC beneficially owns securities representing approximately 96% of the voting equity interests of Parent, and therefore indirectly controls our affairs and policies. Circumstances may occur in which the interests of our principal equity holder could be in conflict with the interests of our other security holders. In addition, our principal equity holder may have an interest in pursuing dividends, acquisitions, divestitures, capital expenditures or other transactions that, in its judgment, could enhance its equity investment, even though these transactions might involve risks to our other security holders, including holders of the notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In this prospectus and, in particular, the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," we make "forward-looking statements" within the meaning of federal and state securities laws. Disclosures that use words such as the company "believes," "anticipates," "expects," "estimates," "intends," "will," "may" or "plans" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current expectations and are based upon data available to us at the time the statements were made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These risks, as well as other risks and uncertainties, are detailed in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. All forward-looking statements in this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. Our business and actual results could differ materially from those described in the forward-looking statements as a result of the risks described herein relating to, among other things:

  •
  our substantial indebtedness could adversely affect our financial health;

  •
  risks associated with our substantial leverage;

  •
  risk associated with our ability to fund our significant cash needs;

  •
  risks associated with the current economic environment, including the credit markets;

  •
  revenue generation related to decreases in patient census or services;

  •
  the effect of the global economic downturn on our customers and suppliers;

  •
  risks associated with supplier concentration;

  •
  health care providers willingness to alter their procurement of medical equipment;

  •
  risks associated with competition;

  •
  risk associated with bundling of products and services by competitors;

  •
  risks associated with our lack of long-term commitments from some customers;

  •
  consolidation in the health care industry;

  •
  our ability to successfully identify and manage our acquisitions;

  •
  uncertainties regarding the impact of U.S. healthcare reform on our business;

  •
  changes in third-party payor reimbursement for health care items and services;

  •
  our inability to attract or retain skilled employees and the loss of any of our key personnel;

  •
  our ability to maintain contracts with existing customers and enter into new contracts with our customers;

  •
  risks associated with cash flow fluctuations;

  •
  risks associated with credit risks posed by our home care provider and nursing home customers;

  •
  risk associated with our pension plan;

  •
  our customers being subject to extensive government regulation and our exposure to potential costs and fines associated with such regulations;

  •
  the effect of expenditures related to equipment recalls or obsolescence;

  •
  liabilities for legal claims associated with medical equipment that we outsource and service;

  •
  risks associated with the failure of our management information systems;

  •
  risks related to increased costs that cannot be passed on to our customers;

  •
  inherent limitations in our internal control systems over financial reporting;

  •
  conflicts of interest between our principal equity holder and our other security holders; and

  •
  other factors that are described in "Risk Factors," beginning on page 16.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 THE EXCHANGE OFFER

Purpose and Effect

        We issued the Restricted Notes on June 17, 2011 in a transaction exempt from registration under the Securities Act. The Restricted Notes were offered as "additional notes" under an indenture pursuant to which we had previously issued the existing notes. The Restricted Notes were treated as a single series with the existing notes and had the same terms as the existing notes, except that (1) the Restricted Notes were subject to a separate registration rights agreement and (2) until the consummation of this exchange offer, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. The Restricted Notes, the existing notes and our floating rate notes vote as one class under the indenture governing the notes.

        The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes. If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective resale shelf registration statement for the Restricted Notes, we will be required to pay special interest to the holders of the Restricted Notes, in an amount equal to 0.25% per year and an additional 0.25% per year for each subsequent 90 day period until effectiveness, up to a maximum of 1.00% per year. Such special interest would become due if (a) the registration statement related to the exchange offer is not filed with the SEC by October 15, 2011, (b) the registration statement related to the exchange offer is not effective by January 13, 2012 (or prior to March 13, 2012 in the event the registration statement is reviewed by the SEC), (c) the exchange offer is not consummated on or prior to the 30th business day after the date on which the registration statement related to the exchange offer is declared effective by the SEC or (d) a resale shelf registration statement registering the Restricted Notes is not filed with the SEC on or prior to 45 days after such filing obligation arises or declared effective by the SEC on or prior to 90 days after such filing obligation arises. Except as set forth below, these Exchange Notes will be issued without a restrictive legend or special interest provisions and, we believe, may be reoffered and resold by you without registration under the Securities Act. The Exchange Notes will be issued under the same indenture as the Restricted Notes and the existing notes. After we complete the exchange offer, our obligations with respect to the registration of the Restricted Notes and the Exchange Notes will terminate. A copy of the registration rights agreement has been incorporated by reference. Notwithstanding anything to the contrary set forth in this prospectus, the exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired Restricted Notes directly from us.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives Exchange Notes in exchange for Restricted Notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

  •
  the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

  •
  at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the

    Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

  •
  you are not our affiliate (as defined in Rule 405 promulgated under the Securities Act);

  •
  you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; and

  •
  you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any Exchange Notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See "Plan of Distribution."

        If you (i) will not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer and the Restricted Notes held by you remain subject to the demand registration provisions of the registrations rights agreement, (ii) you may elect to have your Restricted Notes registered in a "resale shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years from the date the shelf registration statement is declared effective by the Commission or such shorter period that will terminate when (a) all of the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, (b) we file a subsequent shelf registration statement or (c) there ceases to be any Restricted Notes. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the Securities Act. See "—Procedures for Tendering Restricted Notes" below.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October 12, 2011. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

        The form and terms of the Exchange Notes are substantially the same as the form and terms of the Restricted Notes, except that the Exchange Notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer or contain special interest provisions. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the Restricted Notes and the existing notes. Each series of Exchange Notes, Restricted Notes and existing notes will be deemed a single issue of the respective series of notes under the indenture.

        As of the date of this prospectus, $175,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on October 12, 2011 unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend or terminate the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. We will not extend the exchange offer past October 26, 2011.

        We also reserve the right, in our sole discretion,

  (1)
  to delay accepting any Restricted Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offer are extended,

  (2)
  subject to applicable law and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, to extend the exchange offer or, if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

  (3)
  to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the Restricted Notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering Restricted Notes

        The Restricted Notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent's account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or prior to the time of expiration either:

  (1)
  a written or facsimile copy of a properly completed and duly executed letter of transmittal for your Restricted Notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  a computer-generated message transmitted by means of DTC's ATOP system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

        In addition, the exchange agent must receive, on or prior to the expiration date:

  (1)
  a timely confirmation of book-entry transfer (a "book-entry confirmation") of the Restricted Notes into the exchange agent's account at DTC; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

        If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent's account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  •
  Restricted Notes tendered in the exchange offer are tendered either

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution; and

  •
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your Restricted Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Restricted Notes.

        If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one shall be liable for failing to provide such notification.

        By tendering Restricted Notes, you represent to us that: (i) the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; (ii) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act; (iii) you are not our affiliate, as defined in Rule 405 of the Securities Act, (iv) you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; (v) if you are a purchasing broker-dealer, that you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes and (vi) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

        If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the Commission, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993);

  •
  must also be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        By delivering an agent's message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent's account at DTC.

        If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

        If you desire to tender your Restricted Notes and your Restricted Notes are not immediately available, time will not permit your Restricted Notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

  •
  you tender through an eligible financial institution;

  •
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  •
  a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  •
  your name and address;

  •
  the amount of Restricted Notes you are tendering; and

  •
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  •
  a book-entry confirmation of tender;

  •
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

        If one of the following situations occurs:

  •
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

  •
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the ATOP system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under "—Procedures for Tendering Restricted Notes" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer any of the following events occur:

  •
  the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer and any material adverse development shall have occurred in any existing action or proceeding with respect to us; and

  •
  all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights that may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any of those Restricted Notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA").

        The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wells Fargo Bank, National Association, MAC N9303-121
Corporate Trust Operations
Sixth Street & Marquette Avenue
Minneapolis, Minnesota 55479

By Facsimile:

(612) 667-6282

For Information by Telephone:

(800) 344-5128

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the term of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Consequences of Failing to Exchange Restricted Notes

        If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a "shelf" registration form, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act other than as described herein.

        If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a "shelf" registration form, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement other than as set forth above under "—Purpose and Effect." Therefore, the liquidity of the market for your Restricted Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Participating Broker-Dealers

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

 NON-GAAP FINANCIAL MEASURES

        EBITDA and Adjusted EBITDA and the ratios related thereto, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

        Our measurement of EBITDA and Adjusted EBITDA and the ratios related thereto may not be comparable to similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP. We have included information concerning EBITDA and Adjusted EBITDA in this prospectus because we believe that such information is used by certain investors as one measure of a company's historical performance.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:

  •
  they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

        Please see the consolidated financial statements included elsewhere in this prospectus for our GAAP results. Additionally, for a presentation of net income as calculated under GAAP and reconciliation to our calculation of EBITDA and Adjusted EBITDA, see "Summary—Summary Financial Data" in this prospectus.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer or the issuance of the Exchange Notes. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization. We will bear the expenses of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

Six Months Ended June 30,				Seven Months Ended December 31, 2007 (Successor)
Year Ended December 31,
					Five Months Ended May 31, 2007 (Predecessor)	Year Ended December 31, 2006 (Predecessor)
2011 (Successor)	2010 (Successor)	2009 (Successor)	2008 (Successor)
—	—	—	—	—	—	1.02	x

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing cost. If we consistently incur net losses before income tax, we may not be able to maintain a ratio of greater than 1.00 to 1.00. In 2006 we had income before taxes of $664,000 generating a ratio of 1.02 to 1.00. Due to our losses for the years ended December 31, 2010, 2009, and 2008, seven months ended December 31, 2007, and five months ended May 31, 2007 the ratio in the respective years was less than 1.00 to 1.00. We needed to generate additional earnings of $14.9 million during the six months ended June 30, 2011 and $27.4, $30.1, $38.9, $26.3, and $47.0 million for the years ended December 31, 2010, 2009, and 2008, seven months ended December 31, 2007, five months ended May 31, 2007, respectively, to achieve a ratio of 1.00:1.00.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2011. You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this prospectus. This table should also be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness" included elsewhere in this prospectus.

As of June 30, 2011
(dollars in thousands)
Cash and cash equivalents	$37,747

Debt:
Senior secured credit facility(1)	—
Existing notes and the new notes	408,866
Floating rate notes	230,000
Capital lease obligations	16,830

Total debt	655,696
Shareholders' equity	108,338

Total capitalization	$764,034

(1)
Our senior secured credit facility provides for a $195.0 million revolving credit facility which, as of June 30, 2011, has no outstanding borrowings.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected historical financial data. We have derived the selected historical financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 from our audited financial statements appearing elsewhere in this prospectus. We have derived the selected historical financial data as of and for the six months ended June 30, 2011 and 2010 from our unaudited financial statements appearing elsewhere in this prospectus. The selected historical financial data as of December 31, 2008, December 31, 2007, May 31, 2007 and December 31, 2006, and for the seven months ended December 31, 2007, the five months ended May 31, 2007 and the year ended December 31, 2006, have been derived from our audited financial statements for such periods, which are not included in this prospectus. In the opinion of our management, our unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 2011 and 2010 are not necessarily indicative of the operating results to be expected for the full fiscal years. The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included elsewhere in this prospectus, including the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In 2007, the Recapitalization and the allocation of the purchase price to the opening balance sheet accounts of the Successor were recorded as of the beginning of the first day of our new accounting period (June 1, 2007). Although the Company continued as the surviving legal entity after the Recapitalization, the accompanying information presents our results preceding the Recapitalization ("Predecessor") and the periods following the Recapitalization ("Successor"). All references to the years ended December 31, 2010, 2009 and 2008 and seven months ended December 31, 2007 refer to our Successor results. All references to the five months ended May 31, 2007 and year ended December 31, 2006 refer to our Predecessor results.

        In connection with the Recapitalization, we incurred significant indebtedness and are highly leveraged (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources"). In addition, the purchase price paid in connection with the Recapitalization was allocated to state the acquired assets and liabilities at fair value. The accounting adjustments increased the carrying value of our property and equipment and inventory, established intangible assets for our customer relationships, supply agreements, trade names and trademarks, technology database and non-compete agreements and revalued our long-term benefit plan obligations and leases for office space. Subsequent to the Recapitalization, interest expense, non-cash depreciation and amortization charges have significantly increased. As a result, our successor financial data are not comparable to our predecessor financial data.

	Six Months Ended June 30,					Seven Months Ended December 31, 2007 (Successor)
			Year Ended December 31,
							Five Months Ended May 31, 2007 (Predecessor)	Year Ended December 31, 2006 (Predecessor)
	2011 (Successor)	2010 (Successor)	2010 (Successor)	2009 (Successor)	2008 (Successor)
	(dollars in thousands)
Statement of Operations Data:
Total revenues	$173,799	$156,907	$317,422	$297,204	$289,119	$156,454	$107,522	$225,075
Cost of medical equipment outsourcing, sales and service	112,583	102,803	209,048	196,536	191,930	106,422	62,696	130,872

Gross margin	61,216	54,104	108,374	100,668	97,189	50,032	44,826	94,203
Selling, general and administrative:
Transaction and related costs	—	—	—	—	—	306	26,891	—
Intangible asset impairment charge	—	—	—	—	4,000	—	—	—
Selling, general and administrative	49,491	42,052	89,336	84,225	85,166	48,647	28,692	61,940
Acquisition and integration expenses	1,999	—	—	—	—	—	—	—

Operating income (loss)	9,726	12,052	19,038	16,443	8,023	1,079	(10,757)	32,263
Interest expense	24,450	23,362	46,457	46,505	46,878	26,322	13,829	31,599
Loss on extinguishment of debt	—	—	—	—	—	1,041	22,396	—

Income (loss) before income taxes	(14,724)	(11,310)	(27,419)	(30,062)	(38,855)	(26,284)	(46,982)	664
Provision (benefit) for income taxes	(7,307)	(3,890)	1,692	(11,489)	(15,359)	(10,188)	492	612

Net income attributable to non controlling interest	138	—	—	—	—	—	—	—

Net income (loss)	$(7,555)	$(7,420)	$(29,111)	$(18,573)	$(23,496)	$(16,096)	$(47,474)	$52

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$31,090	$42,218	$76,156	$55,988	$56,249	$(4,495)	$34,318	$48,871
Investing activities	(114,894)	(48,653)	(74,205)	(50,550)	(71,395)	(370,870)	(48,060)	(51,711)
Financing activities	121,551	6,435	(1,951)	(17,444)	27,152	375,365	13,742	2,840
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	244,000	217,000	231,000	223,000	211,000	194,000	185,000	173,000
District offices	84	84	84	84	84	80	79	79
Number of outsourcing hospital customers	4,300	4,250	4,250	4,200	4,125	3,875	3,800	3,600
Number of total outsourcing customers	8,650	8,550	8,600	8,450	8,150	7,450	7,200	6,900
Depreciation and amortization	46,783	45,989	91,739	87,047	85,823	48,813	22,823	45,454
Intangible asset impairment charge	—	—	—	—	4,000	—	—	—
EBITDA(1)	56,443	58,040	110,777	103,490	97,846	48,851	(10,330)	77,717

	As of June 30,		As of December 31,
							As of December 31, 2006 (Predecessor)
	2011 (Successor)	2010 (Successor)	2010 (Successor)	2009 (Successor)	2008 (Successor)	2007 (Successor)
	(dollars in thousands)
Balance Sheet Data:
Working capital(2)	$(16,978)	$20,753	$23,550	$32,352	$22,754	$18,778	$20,913
Total assets	969,790	839,640	833,028	835,403	877,725	878,752	265,006
Total debt	655,696	527,958	525,045	518,619	531,343	497,335	310,191
Shareholders' equity (deficiency)	108,338	167,337	146,739	173,991	188,451	223,695	(92,981)

(1)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. The following is a reconciliation of net cash provided by operating activities to EBITDA:

	Six Months Ended June 30,					Seven Months Ended December 31, 2007 (Successor)
			Year Ended December 31,
							Five Months Ended May 31, 2007 (Predecessor)	Year Ended December 31, 2006 (Predecessor)
	2011 (Successor)	2010 (Successor)	2010 (Successor)	2009 (Successor)	2008 (Successor)
	(dollars in thousands)
Net cash provided by (used in) operating activities	$31,090	$42,218	$76,156	$55,988	$56,249	$(4,495)	$34,318	$48,871
Changes in operating assets and liabilities	1,053	(5,187)	(2,064)	6,159	3,601	34,502	(27,805)	678
Other non-cash expenses (income)	7,157	1,537	(11,464)	6,327	6,477	2,710	(31,164)	(4,043)
Provision (benefit) for income taxes	(7,307)	(3,890)	1,692	(11,489)	(15,359)	(10,188)	492	612
Interest expense	24,450	23,362	46,457	46,505	46,878	26,322	13,829	31,599

EBITDA	$56,443	$58,040	$110,777	$103,490	$97,846	$48,851	$(10,330)	$77,717

(2)
Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Summary—Summary Financial Data" and "Selected Historical Financial Data" and our financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements based on current expectations that reflect our plans, estimates and beliefs regarding future events and our future financial performance, that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements." Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors."

Overview

        We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes, and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry's largest purchasers and outsourcers of medical equipment. During the twelve months ended June 30, 2011, we owned or managed over 580,000 pieces of medical equipment consisting of 390,000 owned or managed pieces of equipment in our Medical Equipment Outsourcing segment and 190,000 pieces of customer owned equipment we managed in our Technical and Professional Services segment. Our diverse medical equipment outsourcing customer base includes more than 4,300 acute care hospitals and approximately 4,350 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation's largest group purchasing organizations ("GPOs") and many of the integrated delivery networks ("IDNs"). All of our solutions leverage our nationwide network of 84 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid.

        Our business commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Historically, we have experienced significant and sustained growth. Our overall growth strategy is to continue to grow both organically, through strategic acquisitions and potential international growth opportunities.

        On April 1, 2011 we expanded our equipment product line by completing our acquisition of Emergent Group Inc. ("Emergent Group") and its wholly-owned subsidiary PRI Medical Technologies, Inc. ("PRI Medical"). PRI Medical makes mobile surgical services available by providing mobile lasers and other surgical equipment on a per procedure basis to hospitals, outpatient surgery centers and physician offices along with technical support and disposable supplies required to utilize the equipment. At the time of the acquisition, PRI Medical had over 900 active accounts in 16 states. Total purchase price of the acquisition was approximately $65.3 million. Emergent Group is included in the Medical Equipment Outsourcing segment.

        On May 31, 2011 we acquired certain assets of an equipment rental division of a medical equipment manufacturer for approximately $6.5 million.

        As one of the nation's leading medical equipment management and service solutions companies, we focus on offering our customers comprehensive solutions that help reduce capital and operating expenses, increase equipment and staff productivity and support improved patient safety and outcomes.

        We report our financial results in three segments. Our reporting segments consist of Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. We evaluate the performance of our reporting segments based on gross margin and gross margin, before purchase accounting adjustments. The accounting policies of the individual reporting segments are the same as those of the entire company. Our revenue, profits, and assets for our reporting segments for each of the last five fiscal years ended December 31, and each of June 30, 2011 and June 30, 2010, are described in "Selected Historical Financial Data."

        We present the non-GAAP financial measure gross margin, before purchase accounting adjustments, because we use this measure to monitor and evaluate the operational performance of our business and to assist analysts, investors and lenders in their comparisons of operational performance across companies, many of whose results will not include similar adjustments. A reconciliation of the non-GAAP financial measure to its equivalent GAAP measure is included in the respective tables.

        All of our outstanding capital stock is owned by Parent, which acquired the Company pursuant to the Recapitalization in May 2007. Parent is owned by affiliates of IPC and certain members of our management.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. However, actual results could differ from these estimates. Management believes the critical accounting policies and areas that require more significant judgments and estimates used in the preparation of our financial statements to be:

  •
  allowance for doubtful accounts;

  •
  recoverability and valuation of long-lived and intangible assets, including goodwill;

  •
  self-insurance reserves for worker's compensation, employee health care and auto insurance plans;

  •
  potential litigation liabilities; and

  •
  income taxes.

        We estimate the allowance for doubtful accounts considering a number of factors, including:

  •
  historical experience;

  •
  aging of the accounts receivable; and

  •
  specific information obtained by us on the condition and the current creditworthiness of our customers.

        If the financial condition of our customers were to deteriorate and affect the ability of our customers to make payments on their accounts, we may be required to increase our allowance by recording additional bad debt expense. Likewise, should the financial condition of our customers improve and result in payments or settlements of previously reserved amounts, we may be required to record a reduction in bad debt expense to reverse the recorded allowance.

        For indefinite lived intangible assets, including goodwill and trade names, we review for impairment annually and upon the occurrence of certain events as required by Accounting Standards Codification ("ASC") Topic 350, "Intangibles—Goodwill and Other." We monitor the occurrence of certain events quarterly. For goodwill, possible impairment is evaluated based on the estimated fair value of each reporting unit. Our reporting units are Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. The fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions include future business growth, earnings projections, capital expenditures, changes in working capital and the weighted average cost of capital used for purposes of discounting. Projecting discounted future cash flows requires us to make significant estimates regarding the assumptions noted above. The projections also take into account several factors including current and estimated economic trends and outlook, and other factors which are beyond our control. Each reporting unit constitutes a business for which discrete financial information is available and management reviews its operating results. As of December 31, 2010, the fair value of goodwill for each reporting unit significantly exceeded its respective carrying value. No goodwill impairments have been recognized in 2010, 2009, or 2008.

        We annually review for impairment our trade names that have indefinite lives and are not amortized. Our calculation of estimated fair value is made using the "relief from royalty method," which assumes that a trade name has a fair value equal to the present value of the royalty attributed to it. The royalty income attributable to a trade name represents the hypothetical cost savings that are derived from owning the trade name versus paying royalties to license the trade name from another owner. Accordingly, we estimate a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the trade name for each of our Medical Equipment Outsourcing and Technical and Professional Services segments. In the fourth quarter of 2008 we recognized a $4.0 million impairment loss related to our Technical and Professional Service segment trade names. As of December 31, 2010, the estimated fair values of our Medical Equipment Outsourcing segment trade name and our Technical and Professional Services segment trade name significantly exceeded their respective carrying values.

        For long-lived and amortizable intangible assets, an impairment is evaluated when an event (such as those noted in ASC Topic 360, "Plant, Property & Equipment") is indicated. This evaluation is conducted at the lowest level of identifiable cash flows for the long-lived and amortizable asset subject to evaluation. If there is an indication of impairment based on this evaluation of undiscounted cash flows versus carrying value, impairment is measured based on the estimated fair value of the long-lived or amortizable asset in comparison to its carrying value. Our amortizable intangible assets consist of the following discrete items: customer relationships, a supply agreement, a technology database, non-compete agreements and favorable lease agreements. For other long-lived assets, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence.

        We estimate our liability for worker's compensation and auto self-insurance plans by applying insurance industry standard loss development factors to our experienced claims information. Significant changes in claims activity would have a direct impact on the amount of expense we recognize in association with these self-insurance programs. Self-insurance costs related to our employee health care are accrued based upon the aggregate of the liability for reported claims and estimated liability for claims development and incurred but not reported.

        As disclosed in "Business—Legal Proceedings," we may, from time to time, become involved in litigation arising out of operations in the normal course of business. Accruals for loss contingencies associated with these matters are made when it is determined that a liability is probable and the amount can be reasonably estimated. The assessment of the probable liabilities is based on the facts and circumstances known at the time that the financial statements are being prepared. For cases in which it is determined that a liability has been incurred but only a range for the potential loss exists, the minimum amount of the range is recorded and subsequently adjusted as better information becomes available. Accruals for defense related costs are made upon becoming informed of potential litigation and once we have sufficient information to reasonably estimate our defense costs.

        Judgment, uncertainty, and estimates are significant aspects of our income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of our Effective Tax Rate ("ETR").

        Our ETR is also highly impacted by assumptions. ETR calculations are revised based on the best available year-end tax assumptions (income levels, deductions, credits, etc.); adjusted in the following year after returns are filed, with the tax accrual estimates being trued-up to the actual amounts claimed on the tax returns; and further adjusted after examinations by taxing authorities have been completed.

        We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of non-tax deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. If future earnings or other assumptions are required in order for such future tax benefits to be realized, we evaluate whether a valuation allowance is required.

        Guidance related to accounting for uncertainty in income taxes, now codified as ASC Topic 740, "Income Taxes," has impacted the income tax accrual process in that the new accounting rule requires that only tax benefits that meet the "more likely than not" recognition threshold can be recognized or continue to be recognized. The change in the unrecognized tax benefits needs to be reasonably estimated based on evaluation of the nature of uncertainty, the nature of events that could cause the change and an estimate of the range of reasonably possible changes. At any period end, and as new developments occur, management will use prudent business judgment to cease recognition of appropriate amounts of tax benefits. Unrecognized tax benefits can be recognized as issues are favorably resolved and loss exposures decline.

        As disputes with the Internal Revenue Service ("IRS") and state tax authorities are resolved over time, we may need to adjust our unrecognized tax benefits to the updated estimates needed to satisfy tax and interest obligations for the related issues. These adjustments may be favorable or unfavorable.

Results of Operations

        The following table provides information on the percentages of certain items of selected financial data compared to total revenues and also indicates the percentage increase or decrease of this information over the prior comparable period.

			Percent Increase (Decrease) Year to Date - 2011 Over Year to Date - 2010
	Percent of Total Revenues Six Months Ended June 30,						Percent Increase (Decrease) Year Ended 2010 Over Year Ended 2009	Percent Increase (Decrease) Year Ended 2009 Over Year Ended 2008
				Percent of Total Revenues Year Ended December 31,
	2011	2010		2010	2009	2008
Revenue
Medical equipment outsourcing	80.6%	80.3%	11.2%	78.9%	78.3%	77.4%	7.7%	4.0%
Technical and professional services	12.8	14.0	1.2	14.0	14.2	15.6	4.8	(6.3)
Medical equipment sales and remarketing	6.6	5.7	28.3	7.1	7.5	7.0	1.6	9.7

Total revenues	100.0%	100.0%	10.8%	100.0%	100.0%	100.0%	6.8%	2.8%
Cost of Revenue
Cost of medical equipment outsourcing	30.4	28.7	17.4	28.8	28.1	28.4	9.5	1.9
Cost of technical and professional services	9.3	10.1	1.7	10.0	10.3	11.2	3.8	(6.5)
Cost of medical equipment sales and remarketing	5.1	4.5	25.9	5.2	6.1	5.4	(10.1)	17.5
Movable medical equipment depreciation	20.0	22.2	(0.4)	21.9	21.6	21.4	8.1	4.1

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	64.8	65.5	9.5	65.9	66.1	66.4	6.4	2.4

Gross margin	35.2	34.5	13.1	34.1	33.9	33.6	7.7	3.6
Selling, general and administrative	28.5	26.8	17.7	28.1	28.4	29.4	6.1	(1.1)
Acquisition and integration expenses	1.1	—	*	—	—	—	—	—
Intangible asset impairment charge	—	—	—	—	—	1.4	—	*

Operating income (loss)	5.6	7.7	(19.3)	6.0	5.5	2.8	15.8	104.9
Interest expense	14.1	14.9	4.7	14.6	15.6	16.2	(0.1)	(0.8)

Loss before income taxes and non controlling interest	(8.5)	(7.2)	30.2	(8.6)	(10.1)	(13.4)	(8.8)	(22.6)
Provision (benefit) for income taxes	(4.2)	(2.5)	87.8	0.6	(3.9)	(5.3)	*	(25.2)

Net loss	(4.3)%	(4.7)%	—	(9.2)%	(6.2)%	(8.1)%	56.7%	(21.0)%

*
Not meaningful.

  Results of Operations for the Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010

Medical Equipment Outsourcing Segment—Manage & Utilize

	Six Months Ended June 30,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$140,086	$125,992	$14,094	11.2%
Cost of revenue	52,900	45,069	7,831	17.4
Medical equipment depreciation	34,673	34,815	(142)	(0.4)

Gross margin	$52,513	$46,108	$6,405	13.9

Gross margin %	37.5%	36.6%
Gross margin	$52,513	$46,108	$6,405	13.9
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of medical equipment	4,594	6,738	(2,144)	(31.8)

Gross margin, before purchase accounting adjustments	$57,107	$52,846	$4,261	8.1%

Gross margin %, before purchase accounting adjustments	40.8%	41.9%

        Total revenue in the Medical Equipment Outsourcing segment increased $14.1 million, or 11.2%, to $140.1 million in the first six months of 2011 as compared to the same period of 2010. The increase was primarily due to revenues of $8.1 million related to our laser surgical business, which we acquired on April 1, 2011 through our acquisition of Emergent Group, through the net addition of four Asset360 Programs, revenue related to recalled equipment of $3.9 million, and increased revenues driven by incremental business from new and existing technology, both owned and managed, partially offset by sluggish patient census and what we believe has been a sustained customer effort to control outsourcing expenses. Our Asset360 Programs increased from 69 programs at June 30, 2010 to 73 programs at June 30, 2011.

        Total cost of revenue in the segment increased $7.8 million, or 17.4%, to $52.9 million in the first six months of 2011 as compared to the same period of 2010. In addition to costs of $4.2 million related to our new laser surgical business, the increase is attributable to higher employee-related expenses, including costs related to our continued efforts to build clinical resources to support growth initiatives in patient handling and wound therapy.

        Medical equipment depreciation decreased $0.1 million, or 0.4%, to $34.7 million in the first six months of 2011 as compared to the same period of 2010. The decrease in medical equipment depreciation was primarily due to the decrease in purchase accounting adjustments related to the step-up in the carrying value of our medical equipment. Medical equipment depreciation for the six months ended June 30, 2011 and 2010 included $4.5 million and $6.4 million, respectively, of purchase accounting adjustments related to the step-up in carrying value of our medical equipment.

        Gross margin percentage for the Medical Equipment Outsourcing segment increased from 36.6% in the first six months of 2011 to 37.5% in the first six months of 2011 related to a higher margin percentage in our laser surgical business. Gross margin percentage, before purchase accounting adjustments, decreased from 41.9% in the first six months of 2010 to 40.8% in the first six months of 2011. These decreases resulted primarily from an overall decline in patient census and what we believe to be a sustained customer effort to control outsourcing expenses coupled with our continued efforts to build clinical resources which support patient handling and wound therapy growth initiatives.

 Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

	Six Months Ended June 30,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$22,231	$21,965	$266	1.2%
Cost of revenue	16,110	15,848	262	1.7

Gross margin	$6,121	$6,117	$4	0.1

Gross margin %	27.5%	27.8%
Gross margin	$6,121	$6,117	$4	0.1
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	4	6	(2)	(33.3)

Gross margin, before purchase accounting adjustments	$6,125	$6,123	$2	0.0%

Gross margin %, before purchase accounting adjustments	27.6%	27.9%

        Total revenue in the Technical and Professional Services segment increased $0.3 million, or 1.2%, to $22.2 million in the first six months of 2011 as compared to the same period of 2010. The increase was driven by increased activity of $1.6 million in our manufacturer services unit offset by a decrease in other service revenue of $1.3 million. The manufacturer service increase was primarily attributable to securing longer term and higher value contracts.

        Total cost of revenue in the segment increased $0.3 million, or 1.7%, to $16.1 million in the first six months of 2011 as compared to the same period of 2010. The increase is attributable to increased expenses to support longer term and higher value contracts associated with our manufacturer services unit of $1.6 million, offset by a decrease in other expenses of $1.3 million.

        Gross margin percentage for the Technical and Professional Services segment decreased from 27.8% for the first six months of 2010 to 27.5% for the same period of 2011. Gross margin percentage will fluctuate based on the variability of third-party vendor expenses in our BioMed360 Programs, and supplemental service programs.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

	Six Months Ended June 30,
	2011	2010	Change	% Change
	(dollars in thousands)
Total revenue	$11,482	$8,950	$2,532	28.3%
Cost of revenue	8,900	7,071	1,829	25.9

Gross margin	$2,582	$1,879	$703	37.4

Gross margin %	22.5%	21.0%
Gross margin	$2,582	$1,879	$703	37.4
Purchase accounting adjustments, primarily non-cash charges related to related to the step-up in carrying value of our medical equipment	30	158	(128)	(81.2)

Gross margin, before purchase accounting adjustments	$2,612	$2,037	$575	28.2%

Gross margin %, before purchase accounting adjustments	22.7%	22.8%

        Total revenue in the Medical Equipment Sales and Remarketing segment increased $2.5 million, or 28.3%, to $11.5 million in the first six months of 2011 as compared to the same period of 2010. The increase was primarily driven by disposable and new equipment sales of $2.1 and $0.9 million, respectively, partially offset by decreases in pre-owned and other sales of $0.3 and $0.2 million, respectively.

        Total cost of revenue in the segment increased $1.8 million, or 25.9%, to $8.9 million in the first six months of 2011 as compared to the same period of 2010. The cost of revenue was impacted by an increase in the cost of disposable and new equipment sales of $1.6 and $0.6 million, respectively, offset by decreases in the cost of pre-owned sales of $0.4 million.

        Gross margin percentage for the Medical Equipment Sales and Remarketing segment increased from 21.0% in the first six months of 2010 to 22.5% for the same period of 2011. Gross margin percentage, before purchase accounting adjustments, decreased from 22.8% in the first six months of 2010 to 22.7% for the same period of 2011. We expect margins and activity in this segment to fluctuate based on the transactional nature of the business.

  Selling, General and Administrative Expenses

Selling, General and Administrative and Interest Expense

	Six Months Ended June 30,
	2011	2010	Change	% Change
	(dollars in thousands)
Selling, general and administrative	$49,491	$42,052	$7,439	17.7%
Acquisition and integration expenses	1,999	—	1,999	*
Interest expense	24,450	23,362	1,088	4.7

        Selling, general and administrative expense increased $7.4 million, or 17.7%, to $49.5 million for the first six months of 2011 as compared to the same period of 2010. This increase was due to a one-time charge of $1.1 million related to notice of termination of the lease for our corporate offices and increases in employee-related expenses, stock-based compensation, bad debt expense, board related and other expenses of $2.9, $1.5, $0.3, $0.3, and $1.3 million, respectively. Acquisition and integration expenses were $2.0 million for the six months ended June 30, 2011. These charges were related to our laser surgical business, which we acquired on April 1, 2011 through the acquisition of Emergent Group. Selling, general and administrative expense as a percentage of total revenue was 28.5% and 26.8% for each of the six month periods ended June 30, 2011 and 2010, respectively.

  Interest Expense

        Interest expense increased $1.1 million to $24.5 million for the first six months of 2011 as compared to the same period of 2010. This increase is the result of higher levels of borrowing under our senior secured credit facility, which we utilized to fund our acquisition of Emergent Group, coupled with the issuance and related interest expenses associated with our issuance of $175.0 million aggregate principal amount of the Restricted Notes on June 17, 2011.

  Income Taxes

        Income taxes were a benefit of $7.3 and $3.9 million for the six months ended June 30, 2011 and 2010, respectively. The change of $3.4 million was primarily attributable to the April 1, 2011 Emergent Group acquisition, which resulted in larger deferred tax liabilities than deferred tax assets due primarily to opening balance sheet deferred tax liabilities recorded for intangibles and fixed assets. This discrete event had the one-time effect of reducing our valuation allowance by $8.3 million during the three months ended June 30, 2011, though this amount was partially offset by approximately $5.8 million of additional valuation allowance recorded during the six months ended June 30, 2011.

  Net Loss

        Net loss increased by $0.1 million to $7.6 million for the six months ended June 30, 2011 and as compared to the same period of 2010. The change in the net loss resulted from higher gross margin dollars and income tax benefit recorded during the 2011 period, offset by higher selling, general and administrative expenses, acquisition and integration expenses from the Emergent Group acquisition, and higher levels of interest expense.

  EBITDA

        EBITDA was $56.4 and $58.0 million for the six months ended June 30, 2011 and 2010, respectively. EBITDA for the six months ended June 30, 2011, was impacted by increased employee-related expenses, including costs related to our continued build of clinical resources to support growth initiatives in patient handling and wound therapy, and outside service fees related to mergers and acquisitions activity.

        EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. A reconciliation of EBITDA to net cash provided by operating activities is included below:

	Six Months Ended June 30,
	2011	2010
	(dollars in thousands)
Net cash provided by operating activities	$31,090	$42,218
Changes in operating assets and liabilities	1,053	(5,187)
Other non-cash expenses (income)	7,157	1,537
Provision (benefit) for income taxes	(7,307)	(3,890)
Interest expense	24,450	23,362

EBITDA	$56,443	$58,040

  Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Medical Equipment Outsourcing Segment—Manage & Utilize

	Year Ended December 31,
	2010	2009	Change	% Change
	(dollars in thousands)
Total revenue	$250,455	$232,623	$17,832	7.7%
Cost of revenue	91,520	83,553	7,967	9.5
Medical equipment depreciation	69,496	64,267	5,229	8.1

Gross margin	$89,439	$84,803	$4,636	5.5

Gross margin %	35.7%	36.5%
Gross margin	$89,439	$84,803	$4,636	5.5
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of medical equipment	12,713	14,147	(1,434)	(10.1)

Gross margin, before purchase accounting adjustments	$102,152	$98,950	$3,202	3.2%

Gross margin %, before purchase accounting adjustments	40.8%	42.5%

        Total revenue in the Medical Equipment Outsourcing segment for the year ended December 31, 2010 increased by $17.8 million, or 7.7%, to $250.5 million as compared to the same period of 2009. The increase was primarily driven through the net addition of nine Asset360 Program customers, revenue related to recalled equipment of $5.3 million, and increased revenues driven by incremental business from new and existing technology, both owned and managed.

        Total cost of revenue in the segment for the year ended December 31, 2010 increased by $8.0 million, or 9.5%, to $91.5 million as compared to the same period of 2009. Cost of revenue in this segment relates primarily to employee-related expenses, equipment repair and maintenance charges related to our movable medical equipment fleet, occupancy and freight charges. During the year ended December 31, 2010, we experienced increased employee-related, vehicle, and occupancy expense of $6.5, $1.0 and $0.5 million, respectively.

        Medical equipment depreciation for the year ended December 31, 2010 increased by $5.2 million, or 8.1%, to $69.5 million as compared to the same period of 2009. The increase is primarily attributable to the January 2010 purchase of medical equipment formerly managed under a revenue share agreement. This resulted in a full year of depreciation expense related to these assets for the year ended December 31, 2010. Medical equipment depreciation for the years ended December 31, 2010 and 2009 includes $12.0 and $13.3 million, respectively, of charges relating to purchase accounting adjustments related to the 2007 step-up in carrying value of medical equipment.

        Gross margin percentage for the Medical Equipment Outsourcing segment was 35.7% and 36.5%, for the years ended December 31, 2010 and 2009, respectively.

        Gross margin percentage, before purchase accounting adjustments was 40.8% and 42.5%, for the years ended December 31, 2010 and 2009, respectively. Our gross margin percentage was positively impacted by recalled equipment net gains of $4.5 million.

 Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

	Year Ended December 31,
	2010	2009	Change	% Change
	(dollars in thousands)
Total revenue	$44,426	$42,395	$2,031	4.8%
Cost of revenue	31,690	30,539	1,151	3.8

Gross margin	$12,736	$11,856	$880	7.4

Gross margin %	28.7%	28.0%
Gross margin	$12,736	$11,856	$880	7.4
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	11	17	(6)	(35.3)

Gross margin, before purchase accounting adjustments	$12,747	$11,873	$874	7.4%

Gross margin %, before purchase accounting adjustments	28.7%	28.0%

        Total revenue in the Technical and Professional Services segment for the year ended December 31, 2010 increased by $2.0 million, or 4.8% to $44.4 million as compared to the same period of 2009. During the year ended December 31, 2010, we experienced an increase of $2.3 million in our manufacturer service business offset by a decrease in other revenues of $0.3 million. The manufacturer service increase was primarily attributable to securing longer term and higher value contracts.

        Total cost of revenue in the segment for the year ended December 31, 2010 increased by $1.2 million, or 3.8%, to $31.7 million as compared to the same period of 2009. Cost of revenue consists primarily of employee-related expenses, vendor expenses and occupancy charges. This increase was primarily attributable to an increase in expenses associated with our manufacturer services unit of $1.7 million, partially offset by a decrease in other charges of $0.5 million, respectively.

        Gross margin percentage for the Technical and Professional Services segment was 28.7% and 28.0% for the years ended December 31, 2010 and 2009, respectively. Gross margin percentage will fluctuate based on the variability of third-party vendor expenses in our BioMed360 Program and supplemental service programs.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

	Year Ended December 31,
	2010	2009	Change	% Change
	(dollars in thousands)
Total revenue	$22,541	$22,186	$355	1.6%
Cost of revenue	16,342	18,177	(1,835)	(10.1)

Gross margin	$6,199	$4,009	$2,190	54.6

Gross margin %	27.5%	18.1%
Gross margin	$6,199	$4,009	$2,190	54.6
Purchase accounting adjustments, primarily non-cash charges related to the step-up in carrying value of our medical equipment	233	877	(644)	(73.4)

Gross margin, before purchase accounting adjustments	$6,432	$4,886	$1,546	31.6%

Gross margin %, before purchase accounting adjustments	28.5%	22.0%

        Total revenue in the Medical Equipment Sales and Remarketing segment for the year ended December 31, 2010 increased by $0.4 million, or 1.6%, to $22.5 million as compared to the same period of 2009. The increase was primarily driven by an increase in disposable and pre-owned equipment sales of $1.7 and $0.5 million, respectively, partially offset by a decrease in new equipment sales of $1.8 million.

        Total cost of revenue in the segment for the year ended December 31, 2010 decreased by $1.8 million, or 10.1%, to $16.3 million as compared to the same period of 2009. The decrease was primarily due to a decrease in the cost of new and pre-owned equipment and other expenses of $1.7, $1.1 and $0.1 million, respectively, offset by an increase in the cost of disposable sales of $1.1 million. During the years ended December 31, 2010 and 2009, purchase accounting adjustments of $0.2 and $0.9 million, respectively, primarily related to the increase in the carrying value of medical equipment and inventory, impacted the cost of revenue.

        Gross margin percentage for the Medical Equipment Sales and Remarketing segment was 27.5% and 18.1% for the years ended December 31, 2010 and 2009, respectively.

        Gross margin percentage, before purchase accounting adjustments, for the Medical Equipment Sales and Remarketing segment was 28.5% and 22.0% for the years ended December 31, 2010 and 2009, respectively.

        During the year ended December 31, 2010, gross margin percentage and gross margin percentage, before purchase accounting adjustments, were positively impacted by an increase in our disposable sales. Margins and activity in this segment fluctuate based on the transactional nature and product mix of the business.

  Selling, General and Administrative Expenses

Selling, General and Administrative and Interest Expense

	Year Ended December 31,
	2010	2009	Change	% Change
	(dollars in thousands)
Selling, general and administrative	$89,336	$84,225	$5,111	6.1%
Interest expense	46,457	46,505	(48)	(0.1)

        Selling, general, and administrative expenses for the year ended December 31, 2010 increased by $5.1 million, or 6.1%, to $89.3 million as compared to the same period of 2009. Selling, general, and administrative expenses consist primarily of employee-related expenses, professional fees, occupancy charges, bad debt expense, depreciation and amortization. The increase is primarily attributable to higher stock option, employee-related, and other expenses of $6.0, $1.2 and $0.8 million, respectively. These increases were partially offset by a decrease in bad debt and outside services expense of $1.3 and $1.6 million, respectively. During the third quarter of 2010, an amendment of option agreement vesting provisions resulted in the acceleration of vesting of options to purchase approximately 2,996,000 shares of stock of our parent company, as described in Note 9 in the accompanying audited financial statements. The amendment accounts for $5.8 million of the $7.3 million of non-cash stock compensation expense recorded for the year ended December 31, 2010. Selling, general, and administrative expense as a percentage of total revenue was 28.1% and 28.4% for the years ended December 31, 2010 and 2009, respectively.

  Interest Expense

        Interest expense for the year ended December 31, 2010 remained relatively flat at $46.5 million as compared to the same period of 2009. Interest expense includes amortization of deferred financing fees associated with our debt of $2.6 and $2.4 million for years ended December 31, 2010 and 2009, respectively.

  Income Taxes

        Income taxes were an expense of $1.7 million and a benefit of $11.5 million for the years ended December 31, 2010 and 2009, respectively. We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance of $12.0 million to recognize this uncertainty and, in future reporting periods, will continue to assess the likelihood that deferred tax assets will be realizable.

  Net Loss

        Net loss was $29.1 and $18.6 million for the years ended December 31, 2010 and 2009, respectively.

  EBITDA

        EBITDA was $110.8 and $103.5 million for the years ended December 31, 2010 and 2009, respectively. EBITDA for the year ended December 31, 2010 was positively impacted by increased activity in our Medical Equipment Outsourcing segment offset by purchase accounting adjustments related to the Recapitalization. A reconciliation of EBITDA to net cash provided by operating activities is included below:

	Year Ended December 31,
	2010	2009
	(dollars in thousands)
Net cash provided by (used in) operating activities	$76,156	$55,988
Changes in operating assets and liabilities	(2,064)	6,159
Other non-cash expenses	(11,464)	6,327
Provision (benefit) for income taxes	1,692	(11,489)
Interest expense	46,457	46,505

EBITDA	$110,777	$103,490

  Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Medical Equipment Outsourcing Segment—Manage & Utilize

	Year Ended December 31,
	2009	2008	Change	% Change
	(dollars in thousands)
Total revenue	$232,623	$223,676	$8,947	4.0%
Cost of revenue	83,553	82,030	1,523	1.9
Medical equipment depreciation	64,267	61,751	2,516	4.1

Gross margin	$84,803	$79,895	$4,908	6.1

Gross margin %	36.5%	35.7%
Gross margin	$84,803	$79,895	$4,908	6.1
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of medical equipment	14,147	15,906	(1,759)	(11.1)

Gross margin, before purchase accounting adjustments	$98,950	$95,801	$3,149	3.3%

Gross margin %, before purchase accounting adjustments	42.5%	42.8%

        Total revenue in the Medical Equipment Outsourcing segment for the year ended December 31, 2009 increased by $8.9 million, or 4.0%, to $232.6 million as compared to the same period of 2008. The increase was primarily driven through the net addition of 13 Asset360 Program customers during 2009 and increased revenues driven by incremental business from new and existing technology, both owned and managed.

        Total cost of revenue in the segment for the year ended December 31, 2009 increased by $1.5 million, or 1.9%, to $83.6 million as compared to the same period of 2008. Cost of revenue in this segment relates primarily to employee-related expenses, equipment repair and maintenance charges related to our movable medical equipment fleet, occupancy and freight charges. During the year ended December 31, 2009, we experienced increased employee-related expenses of $2.4 million partially offset by decreases in our freight and other expenses of $0.6 and $0.3 million, respectively.

        Medical equipment depreciation for the year ended December 31, 2009 increased by $2.5 million, or 4.1%, to $64.3 million as compared to the same period of 2008. The increase is primarily attributable to the timing of medical equipment purchases, as approximately 40% of our medical equipment purchases for the year ended December 31, 2008 occurred during the fourth quarter of 2008. This resulted in a full year of depreciation expense related to these assets for the year ended December 31, 2009. Medical equipment depreciation for the years ended December 31, 2009 and 2008 includes $13.3 and $14.7 million, respectively, of charges relating to purchase accounting adjustments related to the 2007 step-up in carrying value of medical equipment.

        Gross margin percentage for the Medical Equipment Outsourcing segment was 36.5% and 35.7%, for the years ended December 31, 2009 and 2008, respectively.

 Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

	Year Ended December 31,
	2009	2008	Change	% Change
	(dollars in thousands)
Total revenue	$42,395	$45,225	$(2,830)	(6.3)%
Cost of revenue	30,539	32,676	(2,137)	(6.5)

Gross margin	$11,856	$12,549	$(693)	(5.5)

Gross margin %	28.0%	27.7%
Gross margin	$11,856	$12,549	$(693)	(5.5)
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	17	27	(10)	(37.0)

Gross margin, before purchase accounting adjustments	$11,873	$12,576	$(703)	(5.6)%

Gross margin %, before purchase accounting adjustments	28.0%	27.8%

        Total revenue in the Technical and Professional Services segment for the year ended December 31, 2009 decreased by $2.8 million, or 6.3% to $42.4 million as compared to the same period of 2008. During the year ended December 31, 2009, we experienced a decrease of $2.5 million and $0.3 million in our manufacturer service and other revenues, respectively. The decrease was primarily attributable to the episodic nature of the manufacturer services unit of our business.

        Total cost of revenue in the segment for the year ended December 31, 2009 decreased by $2.1 million, or 6.5% to $30.5 million as compared to the same period of 2008. Cost of revenue consists primarily of employee-related expenses, vendor expenses and occupancy charges. This decrease was primarily attributable to a decrease in expenses associated with our manufacturer services unit and third-party vendor expenses of $2.1 and $1.3 million, respectively, partially offset by an increase in employee labor related and other charges of $1.0 and $0.3 million, respectively.

        Gross margin percentage for the Technical and Professional Services segment was 28.0% and 27.7% for the years ended December 31, 2009 and 2008, respectively. Gross margin percentage will fluctuate based on the variability of third-party vendor expenses in our BioMed360 Programs and supplemental service programs.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

	Year Ended December 31,
	2009	2008	Change	% Change
	(dollars in thousands)
Total revenue	$22,186	$20,218	$1,968	9.7%
Cost of revenue	18,177	15,473	2,704	17.5

Gross margin	$4,009	$4,745	$(736)	(15.5)

Gross margin %	18.1%	23.5%
Gross margin	$4,009	$4,745	$(736)	(15.5)
Purchase accounting adjustments, primarily non-cash charges related to the step-up in carrying value of our medical equipment	877	842	35	4.2

Gross margin, before purchase accounting adjustments	$4,886	$5,587	$(701)	(12.5)%

Gross margin %, before purchase accounting adjustments	22.0%	27.6%

        Total revenue in the Medical Equipment Sales and Remarketing segment for the year ended December 31, 2009 increased by $2.0 million, or 9.7%, to $22.2 million as compared to the same period of 2008. The increase was primarily driven by an increase in new equipment and disposable sales of $1.7 and $1.8 million, respectively, partially offset by a decrease in pre-owned equipment sales of $1.5 million.

        Total cost of revenue in the segment for the year ended December 31, 2009 increased by $2.7 million, or 17.5%, to $18.2 million as compared to the same period of 2008. The increase was primarily due to an increase in the cost of new equipment, disposables sales, and other expenses of $2.0, $1.4 and $0.3 million, respectively, offset by a decrease in the cost of pre-owned equipment sales of $1.0 million. During the years ended December 31, 2009 and 2008, purchase accounting adjustments of $0.9 and $0.8 million, respectively, primarily related to the increase in the carrying value of medical equipment and inventory, impacted the cost of revenue.

        Gross margin percentage for the Medical Equipment Sales and Remarketing segment was 18.1% and 23.5% for the years ended December 31, 2009 and 2008, respectively.

        Gross margin percentage, before purchase accounting adjustments, for the Medical Equipment Sales and Remarketing segment was 22.0% and 27.6% for the years ended December 31, 2009 and 2008, respectively.

        During the year ended December 31, 2009, gross margin percentage and gross margin percentage, before purchase accounting adjustments, were negatively impacted by larger individual sales with lower margins. Margins and activity in this segment will fluctuate based on the transactional nature of the business.

  Selling, General and Administrative Expenses

Selling, General and Administrative and Interest Expense

	Year Ended December 31,
	2009	2008	Change	% Change
	(dollars in thousands)
Selling, general and administrative	$84,225	$85,166	$(941)	(1.1)%
Intangible asset impairment charge	—	4,000	(4,000)	*
Interest expense	46,505	46,878	(373)	(0.8)

*
Not meaningful.

        Selling, general, and administrative expenses for the year ended December 31, 2009 decreased by $0.9 million, or 1.1%, to $84.2 million as compared to the same period of 2008. Selling, general, and administrative expenses consist primarily of employee-related expenses, professional fees, occupancy charges, bad debt expense, depreciation and amortization. The decrease is primarily attributable to lower amortization, stock option, bad debt, and other expense of $1.4, $1.2, $0.5 and $0.4 million, respectively. These decreases were partially offset by an increase in employee-related expenses and outside services of $1.5 and $1.1 million, respectively. Selling, general, and administrative expense as a percentage of total revenue was 28.4% and 29.4% for the years ended December 31, 2009 and 2008, respectively.

  Interest Expense

        Interest expense for the year ended December 31, 2009 decreased by $0.4 million, or 0.8%, to $46.5 million as compared to the same period of 2008. The decrease is primarily attributable to lower average interest rates on our senior secured credit facility. Interest expense includes amortization of deferred financing fees associated with our debt of $2.4 million for each of the years ended December 31, 2009 and 2008, respectively.

  Income Taxes

        Income tax benefit was $11.5 and $15.4 million for the years ended December 31, 2009 and 2008, respectively. The year-over-year change is primarily the result of the decrease in the pretax loss.

  Net Loss

        Net loss was $18.6 and $23.5 million for the years ended December 31, 2009 and 2008, respectively. Net loss for the year ended December 31, 2008 was impacted by a $4.0 million intangible asset impairment charge related our Technical and Professional Service segment trade name.

  EBITDA

        EBITDA was $103.5 and $97.8 million for the years ended December 31, 2009 and 2008, respectively. EBITDA for the year ended December 31, 2009 was negatively impacted by purchasing accounting adjustments related to the transaction, offset by increased activity in our Medical Equipment Outsourcing segment. A reconciliation of EBITDA to net cash provided by operating activities is included below:

	Year Ended December 31,
	2009	2008
	(dollars in thousands)
Net cash provided by (used in) operating activities	$55,988	$56,249
Changes in operating assets and liabilities	6,159	3,601
Other non-cash expenses	6,327	6,477
Provision (benefit) for income taxes	(11,489)	(15,359)
Interest expense	46,505	46,878

EBITDA	$103,490	$97,846

Liquidity and Capital Resources

  Financing Structure

        Our major sources of funds are comprised of $405.0 aggregate principal amount of notes, $230.0 aggregate principal amount of floating rate notes, $195.0 million available under our senior secured credit facility and $17.0 million of vehicle and equipment leases. Our remaining $9.9 million 10.125% Senior Notes were redeemed in 2010.

        PIK Toggle Notes.    On May 31, 2007, we issued $230.0 million aggregate principal amount of existing notes. On June 17, 2011, we issued $175.0 million aggregate principal amount of Restricted Notes. The existing notes and Restricted Notes were issued under our Second Lien Senior Secured Indenture (see "—Second Lien Senior Secured Indenture" below).

        The Restricted Notes were issued at a premium of 102.250% for an aggregate total of $178.9 million in proceeds and are subject to the same terms as the existing notes under the Second Lien Senior Indenture. The premium is being amortized over the remaining life of the Restricted Notes using the effective interest rate of 7.824%. The proceeds of the issuance of the Restricted Notes were used to (i) repay the revolving borrowings under our senior secured credit facility, (ii) pay fees and expenses relating to the offering of the Restricted Notes and (iii) pay a dividend as declared by the Company and Parent's Board of Directors on June 8, 2011.

        Interest on the notes accrues at a rate of 8.50% per year and is payable semiannually in arrears on June 1 and December 1 commencing on December 1, 2011 for the Restricted Notes. We anticipate our annual interest expense will increase by approximately $14.9 million as a result of the issuance of the Restricted Notes.

        As of June 1, 2011, all interest payments on the notes must be paid entirely in cash and, consequently, all interest on the new notes will be paid entirely in cash. All notes mature on June 1, 2015.

        Since June 1, 2011, we are able to redeem some or all of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the notes has the right to require us to repurchase some or all of such holder's notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase.

        The notes are subject to certain debt covenants which are described below under the heading "—Second Lien Senior Secured Indenture."

        Floating Rate Notes.    On May 31, 2007, we issued $230.0 million aggregate principal amount of floating rate notes under the Second Lien Senior Secured Indenture (see "—Second Lien Senior Secured Indenture" below). Interest on our floating rate notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At June 30, 2011, our LIBOR-based rate was 3.778%, which includes the credit spread noted above. Interest on our floating rate notes is payable semiannually, in arrears, on each June 1 and December 1. Our floating rate notes mature on June 1, 2015. See also "—Interest Rate Swap."

        We may currently redeem some or all of our floating rate notes at par plus accrued and unpaid interest, if any, on our floating rate notes redeemed, to the applicable redemption date, subject to the rights of noteholders.

        Upon the occurrence of a change of control, each holder of our floating rate notes has the right to require us to repurchase some or all of such holder's floating rate notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Our floating rate notes are subject to certain debt covenants which are described below under the heading "Second Lien Senior Secured Indenture."

        Interest Rate Swap.    In June 2007, we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to fixed interest rates. The effective date for the interest rate swap agreement was effective in December 2007 and expires on June 1, 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under ASC Topic 815, "Derivatives and Hedging." Both at inception and on an on-going basis, we must perform an effectiveness test. In accordance with ASC Topic 815, the fair value of the interest rate swap agreement at June 30, 2011 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet, net of tax, since the instrument was determined to be an effective hedge at June 30, 2011. We expect to reclassify approximately $7.1 million into earnings, net of tax, currently recorded in accumulated other comprehensive loss, in the next 12 months.

        As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million floating rate notes to be 9.065% through May 2012.

        Second Lien Senior Secured Indenture.    The notes and our floating rate notes are guaranteed, jointly and severally, on a second priority senior secured basis, by our existing current and certain of our future wholly-owned domestic subsidiaries. The notes and our floating rate notes are our second priority senior secured obligations and rank:

  •
  equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral;

  •
  senior in right of payment to all of our and our guarantor's existing and future subordinated indebtedness;

  •
  effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the notes and floating rate notes or that are secured by a lien on assets that are not part of the collateral securing the notes and floating rate notes, in each case, to the extent of the value of such collateral or assets; and

  •
  structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

        The notes and our floating rate notes are governed by an indenture, dated as of May 31, 2007, between UHS Merger Sub, Inc. and Wells Fargo Bank, National Association, as trustee (the "Second Lien Senior Secured Indenture"), as amended. The Second Lien Senior Secured Indenture governing contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        The Second Lien Senior Secured Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the Second Lien Senior Secured Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the notes and floating rate notes will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the Second Lien Senior Secured Indenture.

        Senior Secured Credit Facility.    On May 6, 2010 we entered into an amended and restated credit agreement with GE Business Financial Services, Inc., as agent for the lenders, and the lenders party thereto, which amended and restated our senior secured credit facility dated as of May 31, 2007 (the "Amended and Restated Credit Agreement"). Our senior secured credit facility is a first lien senior secured asset based revolving credit facility that is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit. Our senior secured credit facility provides for financing of up to $195.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. The maturity date of the facility is November 30, 2014. In connection with our entry into the Amended and Restated Credit Agreement on May 6, 2010, we capitalized deferred financing costs related to the Amended and Restated Credit Agreement in the amount of $1.7 million. As of June 30, 2011, we had $181.8 million of availability under our senior secured credit facility based on a borrowing base of $186.3 million, after giving effect to $4.5 million used for letters of credit. As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility. During the year ended December 31, 2010, the maximum and average amounts outstanding under this facility were $57.6 and $45.0 million, respectively. Our obligations under our senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our and Parent's capital stock, any joint ventures and certain other exceptions. Our obligations under our senior secured credit facility are unconditionally guaranteed by Parent.

        Our senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, our senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        Our senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $15.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as such terms are defined in the senior secured credit facility.

        Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2.000% in excess of the applicable interest rate. The applicable margins of the senior secured credit facility will be subject to adjustment based upon leverage ratios. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        Our senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

        Borrowings under our senior secured credit facility accrue interest (including a credit spread varying with facility usage) at our option:

  •
  at a per annum rate equal to 1.750% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; or

  •
  at a per annum rate equal to 2.750% above the adjusted LIBOR rate used by the agent, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected.

        Redemption of 10.125% Senior Notes.    On June 14, 2010, we redeemed, at par value plus accrued interest to the redemption date, all remaining notes of our 10.125% Senior Notes. The funds used to redeem our 10.125% Senior Notes were obtained from our senior secured credit facility. The 10.125% Senior Notes were redeemable, at our option, in whole or in part of, at specified redemption prices (as defined) plus accrued interest to the date of redemption. The transaction resulted in a redemption price of $10.0 million of which $9.9 million related to principal and $0.1 million related to interest.

  Liquidity

        Our principal sources of liquidity are expected to be cash and cash equivalents, cash flows from operating activities, and borrowings under our senior secured credit facility, which provides for loans in an amount of up to $195.0 million, subject to our borrowing base. See Note 6, Long-Term Debt in the audited financial statements accompanying this prospectus for details related to our senior secured credit facility. It is anticipated that our principal uses of liquidity will be to fund capital expenditures related to purchases of medical equipment, provide working capital, meet debt service requirements and finance our strategic plans.

        We require substantial cash to operate our Medical Equipment Outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from cash and cash equivalents, our operating cash flow, borrowing under our senior secured credit facility or other financing sources, we may not be able to conduct our business or grow as currently planned. We anticipate additional capital investment of approximately $20.0 million during the remaining six months of 2011.

        If we are unable to service our debt obligations through our cash and cash equivalents, generating sufficient cash flow from operations, and additional borrowings under our first lien senior secured asset-based revolving credit facility, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

        The following table sets forth selected historical information regarding our cash flows:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Other Financial Data:
Net cash provided by operating activities	$31,090	$42,218	$76,156	$55,988	$56,249
Net cash used in investing activities	(114,894)	(48,653)	(74,205)	(50,550)	(71,395)
Net cash provided by (used in) financing activities	$121,551	$6,435	$(1,951)	$(17,444)	$27,152

        Net Cash Provided by Operating Activities.    Net cash provided by operating activities was $31.1 and $42.2 million for the six months ended June 30, 2011 and 2010, respectively. Net cash provided by operating activities during the six months ended June 30, 2011 was primarily impacted by changes in deferred income taxes and operating assets and liabilities as a result of our acquisition of Emergent Group on April 1, 2011. Net cash provided by operating activities was $76.2, $56.0 and $56.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. Net cash provided by operating activities was primarily impacted by earnings before income taxes, depreciation and amortization, and changes in accounts receivable.

        Net Cash Used in Investing Activities.    Net cash used in investing activities was $114.9 and $48.7 million for the six months ended June 30, 2011 and 2010, respectively. The change in net cash used in investing activities was primarily the result of our April 1, 2011 acquisition of Emergent Group ($60.0 million) and our May 31, 2011 acquisition of the rental division of a medical equipment manufacturer ($6.5 million). Net cash used in investing activities was $74.2, $50.6 and $71.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. During the year ended December 31, 2010 net cash used in investing activities was primarily impacted by higher equipment purchases compared to the same period of 2009 and 2008.

        Net Cash Provided by Financing Activities.    Net cash provided by financing activities was $121.5 and $6.4 million for the six months ended June 30, 2011 and 2010, respectively. During the six months ended June 30, 2011, the increase in net cash provided by financing activities was primarily impacted by our issuance of the Restricted Notes on June 17, 2011 at a premium of $3.9 million. Proceeds from the Restricted Notes were used primarily to repay existing borrowings under our senior secured credit facility and to subsequently fund, on July 1, 2011, the dividend declared on June 8, 2011 by the Company and Parent's Board of Directors. Net cash provided by financing activities was $(2.0), $(17.4) and $27.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. During the year ended December 31, 2010, we had a net draw of our senior secured credit facility of $14.5 million compared to net pay down of $10.6 million during the year ended December 31, 2009. During the year ended December 31, 2009, we had a net pay down of our senior secured credit facility of $10.6 million compared to net increase in borrowings of $29.5 million during the year ended December 31, 2008.

        Our cash balances were $37.7 million as of June 30, 2011 compared to zero as of June 30, 2010. June 30, 2011 cash and cash equivalents balances result from the issuance of $175.0 million in Restricted Notes which were used to pay the dividend declared by the Company and Parent's Board of Directors and was paid on July 1, 2011.

  Off-Balance Sheet Arrangements

        As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities ("SPEs"), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2011, we do not have any SPE transactions.

  Contractual Obligations

        The following is a summary as of December 31, 2010, of our future contractual obligations (in thousands):

	Payments due by period
	Total	2011	2012 - 2013	2014 - 2015	2016 and beyond
	(dollars in thousands)
Contractual Obligations
Long-term debt principal obligations(1)	$651,907	$5,329	$8,348	$637,875	$355
Interest on notes and our floating rate notes(1)(2)	245,867	55,275	110,549	80,043	—
Interest on capital lease obligations(1)	1,350	560	642	135	13
Operating lease obligations	31,438	5,572	9,647	7,301	8,918
Purchase obligations	14,466	14,466	—	—	—
Pension obligations(3)	770	770	—	—	—
Unrecognized tax positions(4)	2,100	—	—	—	—

Total contractual obligations	$947,898	$81,972	$129,186	$725,354	$9,286

Other commercial commitments:
Stand by letter of credit	$4,125	$—	$—	$—	$—

(1)
Amounts presented give effect to the June 2011 issuance and $4.8 million of capital leases from the Emergent Group acquisition as if each had occurred on January 1, 2011.

(2)
In June 2007, we entered into an interest rate swap agreement for $230.0 million, which expires on June 1, 2012, which has the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to fixed interest rates. Interest rates through the interest rate swap agreement period were prepared using our expected effective interest rate. Interest rates subsequent to the termination date of the interest rate swap agreement have not been included as we cannot reasonably estimate future interest payments (See "—Interest Rate Swap" above). If the interest rate on our $230.0 million of floating rate notes was 3.834%, after the expiration of the swap, interest payments on these floating rate notes would be $8.8 million annually.

(3)
While our pension liability at December 31, 2010 was approximately $6.4 million, we cannot reasonably estimate required payments beyond 2011 due to changing actuarial and market conditions.

(4)
We cannot reasonably determine the exact timing of payments related to our unrecognized tax positions.

        Based on the level of operating performance expected in 2011, we believe our cash and cash equivalents, cash from operations, and additional borrowings under our senior secured credit facility, will meet our liquidity needs for the foreseeable future, exclusive of any borrowings that we may make to finance potential acquisitions. However, if during that period or thereafter we are not successful in generating sufficient cash flows from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could be adversely affected. As of June 30, 2011, we had $181.8 million of availability under our senior secured credit facility based on a borrowing base of $186.3 million, after giving effect to $4.5 million used for letters of credit. As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility.

        On February 6, 2011, we and our wholly-owned subsidiary, Sunrise Merger Sub, Inc. ("Sunrise Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emergent Group, pursuant to which we and Sunrise Merger Sub commenced a tender offer to purchase all of the issued and outstanding shares of Emergent Group's common stock at a purchase price of $8.46 per share in cash, followed by a merger of Sunrise Merger Sub with and into Emergent Group with Emergent Group surviving as a wholly-owned subsidiary of the Company (the "Emergent Acquisition"). The Emergent Acquisition was completed on April 1, 2011. The total enterprise value of the transaction, including debt assumption was approximately $70.0 million and was primarily funded by drawings under our existing $195.0 million senior secured credit facility.

        Our levels of borrowing are further restricted by the financial covenants set forth in our senior secured credit facility agreement and the Second Lien Senior Secured Indenture governing the existing notes and our floating rate notes, which covenants are summarized above. As of June 30, 2011, we were in compliance with all covenants under our senior secured credit facility.

        Our expansion and acquisition strategy may require substantial capital. Sufficient funding for future acquisitions may not be available under our senior secured credit facility, and we may not be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all.

Recent Accounting Pronouncements

  Standard Adopted

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. We prospectively adopted this standard in January 2011. The adoption did not have a material impact on our consolidated financial statements.

  Standard Not Yet Adopted

        In June 2011, the FASB issued an amendment to the authoritative guidance on comprehensive income. The amendment eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity or include the components in the notes to the consolidated financial statements, and instead requires the presentation of comprehensive income in either a continuous statement of comprehensive income or a separate but consecutive statement. The amendment will be effective for our quarter ending March 31, 2012. The adoption of this amendment is not expected to have a material effect on our consolidated financial statements, but will require a change to present comprehensive income (loss) on the face of our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk arising from adverse changes in interest rates, fuel costs, and pension valuation. We do not enter into derivatives or other financial instruments for speculative purposes.

  Interest Rates

        We use both fixed and variable rate debt as sources of financing. At June 30, 2011, we had approximately $655.7 million of total debt outstanding. After taking into account the effect of our interest rate swap agreement, we did not have any debt accruing interest at variable rates at June 30, 2011.

        In June 2007, we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to a fixed interest rate. The effective date for the interest rate swap agreement was December 2007 and the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under ASC Topic 815, "Derivatives and Hedging." Both at inception and on an on-going basis, we must perform an effectiveness test. In accordance with ASC Topic 815, the fair value of the interest rate swap agreement at June 30, 2011 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss, net of tax, on our balance sheet since the instrument was determined to be an effective hedge at June 30, 2011. We have not recorded any amounts due to ineffectiveness for any periods presented. We expect to reclassify approximately $7.1 million into earnings, net of tax, currently recorded in accumulated other comprehensive loss, in the next 12 months. As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million floating rate notes to be 9.065% through May 2012.

  Fuel Costs

        We are also exposed to market risks related to changes in the price of gasoline used to fuel our fleet of delivery and sales vehicles. A hypothetical 10% increase in the second quarter of 2011 average price of unleaded gasoline, assuming gasoline usage levels for the quarter ended June 30, 2011, would lead to an annual increase in fuel costs of approximately $0.5 million.

  Pension

        Our pension plan assets, which were approximately $14.1 and $12.2 million at December 31, 2010 and 2009, respectively, are subject to volatility that can be caused by fluctuations in general economic conditions. Continued market volatility and disruption could cause further declines in asset values, and if this occurs, we may need to make additional pension plan contributions and our pension expense in future years may increase. A hypothetical 10% decrease in the fair value of plan assets at December 31, 2010 and 2009 would lead to a decrease in the funded status of the plan of approximately $1.4 and $1.2 million, respectively.

  Other Market Risk

        As of June 30, 2011, we have no other material exposure to market risk.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

BUSINESS

Overview

        We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes, and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry's largest purchasers and outsourcers of medical equipment. During the twelve months ended June 30, 2011, we owned or managed over 580,000 pieces of medical equipment consisting of 390,000 owned or managed pieces in our Medical Equipment Outsourcing segment and 190,000 pieces of customer owned equipment we managed in our Technical and Professional Services segment. Our diverse medical equipment outsourcing customer base includes more than 4,300 acute care hospitals and approximately 4,350 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation's largest GPOs and many of the IDNs. All of our solutions leverage our nationwide network of 84 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid.

        Our business commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007. Parent is owned by affiliates IPC (formerly known as Bear Stearns Merchant Manager III, L.P.) and certain members of our management. Historically, we have experienced significant and sustained growth. Our overall growth strategy is to continue to grow both organically, through strategic acquisitions, and potential international growth opportunities.

        On April 1, 2011 we expanded our equipment product line by completing our acquisition of Emergent Group and its wholly-owned subsidiary, PRI Medical. PRI Medical makes mobile surgical services available by providing mobile lasers and other surgical equipment on a per procedure basis to hospitals, outpatient surgery centers and physician offices along with technical support and disposable supplies required to utilize the equipment. At the time of the acquisition, PRI Medical had over 900 active accounts in 16 states. Total purchase price of the acquisition was approximately $65.3 million. Emergent Group is included in the Medical Equipment Outsourcing segment.

        As one of the nation's leading medical equipment management and service solutions companies, we focus on offering our customers comprehensive solutions that help reduce capital and operating expenses, increase equipment and staff productivity and support improved patient safety and outcomes.

        We report our financial results in three segments: Medical Equipment Outsourcing, Technical and Professional Services and Medical Equipment Sales and Remarketing.

  Medical Equipment Outsourcing Segment—Manage & Utilize

        Our flagship business is our Medical Equipment Outsourcing segment, which accounted for $140.1 million, or approximately 80.6% of our revenues, for the six months ended June 30, 2011 and $250.5 million, or approximately 78.9%, of our revenues for the year ended December 31, 2010. This segment represented 78.3% and 77.4% of total revenue for the years ended December 31, 2009 and 2008, respectively. As of June 30, 2011, we owned or managed over 390,000 pieces of medical equipment in our Medical Equipment Outsourcing segment, primarily in the categories of respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces) and wound therapy. Historically, we have purchased and owned directly the equipment used in our Medical Equipment Outsourcing programs. During 2007, we entered into "revenue sharing" agreements with a select few manufacturers of equipment where the manufacturers retain ownership of the equipment, but UHS takes possession and manages the rental of the equipment to customers. Such arrangements are less capital intensive for us. In January 2010, one of these agreements was modified such that we purchased the manufacturer's equipment we had managed and the revenue share portion of the agreement was terminated.

        We currently provide outsourcing services to more than 4,300 acute care hospitals and 4,350 alternate site providers in the United States, including some of the nation's premier health care institutions.

        We have three primary outsourcing programs:

  •
  Supplemental and Peak Needs Usage;

  •
  Customized Outsourcing Agreements; and

  •
  Asset360 Equipment Management Program referred to as the "Asset360 Program" (formerly AMPP).

        Our primary customer relationships are with local healthcare providers such as hospitals, surgery centers, long-term care providers and nursing homes. These organizations may belong to regional or national groups of facilities, and often participate in GPOs. We contract at the local, regional and national level, as requested by our customers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their medical equipment needs and taking full advantage of our diversified product offering, customized outsourcing agreements and Asset360 Programs.

        Our Medical Equipment Outsourcing Programs provide a range of services for our customers:

  •
  Supplemental and Peak Needs Usage.  Our traditional equipment solution for customers is renting patient-ready, medical equipment on a supplemental or peak needs basis. Many of our customers have traditionally owned only the amounts and types of such equipment necessary to service their usual and customary patient census and their typical range of treatment offerings. Our customers rely on us to fulfill many of their equipment needs when they experience a spike or peak in patient census, do not have the resources to maintain their owned equipment in patient-ready condition or require equipment for less common treatments. We rent equipment on a daily, monthly or pay-per-use basis. Supplemental and peak needs activity is impacted by changes in hospital patient census and patient acuity, which typically fluctuate on a seasonal basis. We believe many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemics to provide needed medical equipment in critical situations. We believe our ability to deliver critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain;

  •
  Customized Outsourcing Agreements.  We also offer our customers the opportunity to obtain medical equipment through tailored outsourcing agreements. By committing to a tailored outsourcing agreement, our customers are able to secure the availability of an identified pool of patient-ready equipment and to pay for it on a monthly, yearly or pay-per-use basis. We continue to maintain and repair the equipment during the term of the agreement; and

  •
  Asset360 Equipment Management Programs.  Our Asset360 Program solution allows our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facilities, with the added benefit of enhancing equipment utilization. With the Asset360

    Program, equipment types and quantities are adjusted to meet changes in patient census and acuity. Our employees work at the customers' sites to integrate our equipment management process and proprietary management software technology tools into the customers' day-to-day operations. We assume full responsibility for having equipment where and when it is needed at the customer's facility, removing equipment that is no longer in use and sanitizing, testing and repairing equipment as needed between each patient use. We also perform required training and "in service" sessions to keep our customers' staffs fully-trained and knowledgeable about the use and operation of key equipment. As of June 30, 2011, we had 73 Asset360 Programs.

        We believe that a multi-billion dollar market exists for these services, including the rental and management of medical equipment.

        Our Medical Equipment Outsourcing Programs provide flexibility, including enabling health care providers to replace the fixed costs of owning and/or leasing medical equipment with variable costs that are more closely related to their patient census and patient acuity. They also eliminate significant capital costs associated with equipment acquisitions and liability associated with equipment ownership. The increased flexibility and solutions provided to our customers allows them to:

  •
  access our extensive data and expertise on the cost, performance, features and functions of all major items of medical equipment;

  •
  increase productivity of available equipment;

  •
  reduce maintenance and management costs through the use of our technology and knowledgeable outsourcing staff;

  •
  increase the productivity and satisfaction of their nursing staffs by allowing them to focus on primary patient care responsibilities, leading to lower attrition rates;

  •
  reduce the risk of hospital-acquired infections;

  •
  mitigate the risks and costs associated with product recalls or modifications;

  •
  reduce equipment obsolescence risk; and

  •
  facilitate compliance with regulatory and recordkeeping requirements and manufacturers' specifications on tracking and maintenance of medical equipment.

        In addition to providing significant flexibility, we employ technical, clinical and financial specialists that directly interact with our customers to ensure we are optimizing our equipment life-cycle solutions. We believe that these experts enhance our ability to deliver on the above specified benefits to our customers.

  Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

        Our Technical and Professional Services segment accounted for $22.2 million, or approximately 12.8% of our revenues for the six months ended June 30, 2011 and $44.4 million, or approximately 14.0%, of our revenues for the year ended December 31, 2010. This segment represented 14.2% and 15.6% of total revenue for the years ended December 31, 2009 and 2008, respectively. We leverage our over 70 years of experience and our extensive equipment database in repairing and maintaining medical equipment. We offer a broad range of inspection, preventative maintenance, repair, logistic and consulting services through our team of over 270 technicians and professionals located throughout the United States in our nationwide network of offices and during the twelve months ended June 30, 2011, managed over 190,000 units of customer owned or directly managed equipment.

        Our Technical and Professional Services segment offerings provide a complementary alternative for customers that wish to own their medical equipment, but lack the infrastructure, expertise or scale to perform routine maintenance, repair, record-keeping and lifecycle analysis and planning functions.

        Our technicians are trained and certified on a wide range of equipment on an ongoing basis directly by equipment manufacturers. Current certifications are maintained and technicians are cross trained to create valuable resources for our customers. We also operate a quality assurance department to develop and document our own quality standards for our equipment. We utilize proprietary recordkeeping software to record these services, and the records we maintain meet the applicable standards of The Joint Commission, the National Fire Protection Association ("NFPA") and the FDA. These maintenance records are available to our customers and to regulatory agencies to verify the maintenance of the equipment. We have three primary service programs:

  •
  Supplemental Maintenance and Repair Services.  We provide maintenance and repair services on a scheduled and unscheduled basis to supplement the customer's current maintenance management practices. As part of the supplemental and repair services, we provide service documentation that supports the customer's regulatory reporting requirements. Our maintenance and repair service offerings include fee-for-service arrangements, scheduled maintenance and inspection services, full service maintenance, inspection and repair services and vendor management services in which we manage the manufacturer and/or third-party vendors for service delivery, typically on laboratory and radiology equipment.

  •
  BioMed360 Equipment Management Program.  Our "BioMed360 Program" (formerly CHAMP) also provides full and part-time, on-site, resident-based equipment maintenance programs that deliver all the benefits of our supplemental maintenance and repair programs, but with the addition of a medical equipment management program. This is a coordinated management of customer owned equipment utilizing UHS employees, subcontractors, and a broad range of equipment management consulting services. As of June 30, 2011, we had 128 resident BioMed360 Programs within this segment.

  •
  Consulting Services.  We provide equipment consulting services as part of our other equipment management programs or as stand-alone services. Some examples of our consulting services include technology baseline assessments, product comparison research and equipment utilization studies.

  Customers

  •
  Urban and Teaching Hospitals.  We provide our services to large urban and teaching hospitals on a supplemental and fully outsourced basis. Our services are requested by in-house hospital biomedical departments on a supplemental basis because of our extensive expertise with a wide range of medical equipment. Our service offerings allow hospital staffed biomedical departments to meet the technical requirements and workload demands on their in-house departments.

  •
  Small Hospitals and Critical Access Hospitals.  We offer comprehensive equipment management and service solutions, including professional and technical services, to small hospitals (those with fewer than 150 beds) and Critical Access Hospitals. Critical Access Hospitals are rural community hospitals that receive cost-based Medicare reimbursement. These hospitals typically lack the scale and resources to create comprehensive capital plans, or to evaluate, acquire, manage, maintain, repair and dispose of medical equipment. With the BioMed360 Program we assume the complete responsibility for this process and consult with the hospital to create and implement this function.

  •
  Alternate Site Providers.  We offer our technical and repair services to alternate site providers (such long-term acute care hospitals, skilled nursing facilities, specialty hospitals, nursing homes and home health care providers). Our national infrastructure and presence allow our national customers to eliminate a fragmented local approach to a systematic singular solution. Our nationwide service and repair network allows equipment to be efficiently repaired locally on-site, or picked up and repaired in one of our local offices.

  •
  Manufacturers.  We provide our logistical and technical services to medical equipment manufacturers. Manufacturers utilize UHS to augment and support manufacturers' current technical staffs that are experiencing service supply issues during peak needs or FDA recall issues or as a complete outsourced technical provider. Our offerings include equipment logistics, parts and demonstration management programs. Work is performed on a depot or on-site basis. UHS offerings include warranty repair, non-warranty repair, product recall, field upgrades, routine maintenance, onsite installation and in-service education.

  Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

        Our Medical Equipment Sales and Remarketing segment accounted for $11.5 million, or approximately 6.6% of our revenues for the six months ended June 30, 2011 and $22.5 million, or approximately 7.1%, of our revenues for the year ended December 31, 2010. This segment represented 7.5% and 7.0% of total revenue for the years ended December 31, 2009 and 2008, respectively. This segment includes three distinct business activities:

  •
  Medical Equipment Remarketing and Disposal.  We are one of the nation's largest buyers and sellers of pre-owned medical equipment. We buy, source, remarket, redeploy and dispose of pre-owned medical equipment for our customers and for our own behalf. We provide our customers with the ability to sell their unneeded medical equipment for immediate cash or credit. We provide fair market value assessments and buy-out proposals on equipment the customer intends to trade in for equipment upgrades so that the customer can evaluate the manufacturers' or alternative offers. Customers can also take advantage of our disposal services, where we dispose of equipment that has no remaining economic value in a safe and environmentally appropriate manner.

    We remarket pre-owned medical equipment to hospitals, alternate site providers, veterinarians and equipment brokers. This segment of our business focuses on providing solutions to customers that have capital budget dollars available to purchase equipment. We offer a wide range of equipment including equipment we use in our outsourcing programs and diagnostic, ultrasound and x-ray equipment.

  •
  Specialty Medical Equipment Sales and Distribution.  We use our national infrastructure to provide sales and distribution services to manufacturers of specialty medical equipment on a limited basis. Our distribution services include providing demonstration services and product maintenance services. We act as a distributor for only a limited number of products that are particularly suited to our national distribution network or that fit with our ability to provide technical support. We currently sell equipment in selected product lines including, but not limited to, respiratory percussion vests, continuous passive motion machines, patient monitors, patient handling equipment and infant security systems.

  •
  Sales of Disposables.  We offer our customers single use disposable items. Most of these items are used in connection with our outsourced equipment. We offer these products as a convenience to customers and to complement our full medical equipment management and service solutions.

Competitive Strengths

        We believe our business model presents an attractive value proposition to our customers and has resulted in significant growth in recent years. We provide our customers with a wide array of services across the full spectrum of the equipment lifecycle. Our over 70 years of experience and our belief that our customers view us as the "go to" company in emergency situations has earned us a leading position in our industry. We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

        Industry with favorable fundamentals.    Our business benefits from the overall favorable trends in health care in general and our segments in particular. There is a fundamental shift in the needs of hospitals and alternate site providers from supplemental and peak needs supply of medical equipment to full, on-site equipment management programs. This move to full outsourcing is not unlike trends in similar services at hospitals including food service, laundry, professional staffing and technology. The strong fundamentals in our Medical Equipment Outsourcing segment are being driven by the following trends:

  •
  Favorable demographic trends.  According to the U.S. Census Bureau, individuals aged 65 and older in the United States comprise the fastest growing segment of the population. This segment is expected to grow to over 70 million individuals by 2030. This represents a 42% increase in the 65 and older segment of the population over the next 20 years. As a result, over time, the number of patients and the volume of hospital admissions are expected to grow. The aging population and increasing life expectancy are driving demand for health care services.

  •
  Increase in obesity.  The U.S. population is getting heavier, with over 33 states reportedly now having obesity prevalence rates over 25% as of 2009, compared to zero states with such rates in 2000 (Source: CDC State- Specific Obesity Prevalence Among Adults—United States, 2009). According to the Centers for Disease Control (the "CDC"), the increase in obesity prevalence rates translates into annual obesity related health care costs in excess of $147 billion. Therefore, health care facilities must be prepared for the medical needs of obese and morbidly obese patients.

  •
  Increased capital and operating expense pressures and regulatory scrutiny.  Hospitals continue to experience restricted capital and operating budgets, while the cost and complexity of medical equipment increases. Furthermore, the increasing complexity and sophistication of medical equipment brings with it more record keeping and regulatory scrutiny of the use and maintenance of medical equipment in the health care setting. We expect that hospitals will increasingly look to us to source these capital equipment needs and manage medical equipment to achieve capital and operating expense savings, operating efficiencies and regulatory compliance.

  •
  Caregiver retention and satisfaction.  Hospitals continue to experience nursing and other caregiver retention and job satisfaction pressures. We expect that with these internal pressures, hospitals will increasingly turn to our programs to outsource medical equipment management duties and related management challenges.

  •
  Demand for better patient safety and outcomes.  Hospitals across the United States are focused on improving patient safety and outcomes, which includes efforts to minimize the incidence of hospital-acquired infections, patient falls and pressure ulcers. Hospitals turn to us to assist them in managing their equipment to help them to minimize these incidents, thereby improving patient safety and outcomes while reducing the cost of these events.

        Unique position in the health care arena.    We believe that we are unique in providing the largest breadth of comprehensive medical equipment management and service solutions to the health care industry. While we have competitors that may offer products and services in various stages of the equipment lifecycle, we believe that none provide the comprehensive approach to customers that we do. Our extensive relationships with more than 4,300 hospitals, approximately 4,350 alternate site providers, over 200 medical equipment manufacturers, many of the nation's largest GPOs and many

IDNs, many of which relationships are long-standing, present a unique position and value proposition in the health care arena.

        Strong value proposition.    With our focus and expertise in medical equipment lifecycle solutions, we are able to create a strong value proposition for our customers. All of our equipment lifecycle solutions focus on providing our customers with:

  •
  lower capital and operating costs;

  •
  enhanced staff productivity and satisfaction; and

  •
  improved patient safety and outcomes.

        No direct third-party payor reimbursement risk.    Many health care providers rely on payment from patients or reimbursement from third-party payors. Our fees are paid directly by our customers, rather than by third-party payors, such as Medicare, Medicaid, managed care organizations or indemnity insurers. Accordingly, our exposure to uncollectible patient or reimbursement receivables or Medicare or Medicaid reimbursement changes is relatively low, as evidenced by our bad debt expense of less than 0.24% of total revenues for the six months ended June 30, 2011 and 2010 and approximately 0.07%, 0.5% and 0.7% of total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

        Large, modern equipment fleet.    We own or manage an extensive, modern fleet of medical equipment, which during the twelve months ended June 30, 2011, consisted of over 390,000 pieces of equipment available for use to our customers. This modern equipment fleet, along with our quality assurance programs and tools, places us in a leadership position in the areas of quality and patient safety. It also places us in a unique position to service "high end" acute care hospitals, such as teaching, research or specialty institutions that demand the most current technology to satisfy the increasingly complex needs of their patients.

        Nationwide infrastructure.    We have a broad, nationwide staff, facility and vehicle service network coupled with focused and customized operations at the local level. Our extensive network of district offices and Centers of Excellence and our 24-hours-a-day, 365 days-a-year service capabilities enable us to compete effectively for large, national contracts as well as to drive growth regionally and locally.

        Proprietary software and asset management tools.    We have used our more than 70 years of experience and our extensive database of equipment management information to develop sophisticated software technology and management tools. These tools have allowed us to become a leader in meeting the demands of customers by delivering sophisticated asset management programs that we use to drive cost efficiencies, equipment productivity, caregiver satisfaction and better patient outcomes. We believe that our continued and significant investment in new tools and technology will help us to continue to distinguish our offerings to the health care industry.

        Superior customer service.    We have a long-standing reputation among our customers for outstanding service and quality. This reputation is largely due to our strong customer service culture, which is continuously reinforced through management commitment and significant investment in hiring and training resources. We strive to seamlessly integrate our employees and service offerings into the operations of our customers. This aggressive focus on customer service has helped us achieve a high customer retention rate.

        Performance and reliability in time of critical need by our customers.    We believe that many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemic outbreaks to bring in needed medical equipment in critical situations. We believe our ability to provide critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain.

        Technical, clinical and financial specialists.    We employ a number of technical, clinical and financial specialists that engage directly with our customers to drive better cost, efficiency and clinical outcomes. Our specialists employ:

  •
  Gateway solutions which offer an entry point to the economic buyer and include peak need rentals, technical services, and sales and remarketing;

  •
  Vertical solutions to provide clinical offerings tailored to specific patient needs in the areas of wound management, fall management, bariatrics, respiratory therapy, and maternal and infant care; and

  •
  Comprehensive solutions through our Asset360 Programs and BioMed360 Programs to drive efficiencies and allow customers to effectively manage costs.

        Proven management team.    We have an industry leading management team with significant depth of health care experience. Our management team has successfully supervised the development of our competitive strategy, continually enhanced and expanded our service and product offerings, established our nationwide coverage and furthered our reputation as an industry leader for quality, value and service.

Growth Strategy

        Historically, we have experienced significant and sustained organic and strategic growth. Our overall growth strategy is to continue to grow both organically and through strategic acquisitions.

  Organic Growth

        We believe that the following external and market factors will provide us significant growth opportunities:

  •
  the aging population;

  •
  increasing life expectancy;

  •
  increasing obesity and patient acuity;

  •
  continued increase in the number, complexity and sophistication of medical technologies;

  •
  increasing cost and staffing pressures in hospitals;

  •
  continuing growth of outsourcing of non-core functions by hospitals, alternate site providers and manufacturers; and

  •
  increasing demand by payors and providers for equipment based solutions.

        Our organic growth will be driven internally by the following factors:

  •
  growing our outsourcing business through customer education and increasing the numbers and types of equipment we offer in our programs;

  •
  converting peak needs rental and biomedical service customers to fully outsourced resident-based programs;

  •
  growing our less capital intensive technical and professional services, equipment sales and remarketing and outsourcing revenue share businesses;

  •
  increasing the number of hospitals, alternative care facilities and manufacturers to which we provide services; and

  •
  expanding and deepening our relationships with customers and manufacturers to develop more effective and comprehensive offerings tailored to the unique needs of caregivers.

  Acquisitions

        Because of the fragmented nature of our industry, we foresee a number of complementary, acquisition targets to be available, which we evaluate regularly. Since 2005, we have made and successfully integrated several acquisitions that have helped us expand our business, adding additional service offerings and enabling us to penetrate new geographic regions. In 2010, we increased our focus on potential acquisitions and international growth opportunities. We intend to continue to pursue a disciplined course of growing our business with complementary acquisitions.

        On April 1, 2011, we completed the acquisition of Emergent Group, which included Emergent Group's wholly-owned subsidiary, PRI Medical. Emergent Group is the parent company of PRI Medical, which is a provider of surgical equipment and laser technology to approximately 800 hospitals and surgery centers. Additionally, on May 31, 2011, we completed the Equipment Rental Acquisition, an acquisition of the rental division of a medical equipment manufacturer.

Competition

        An analysis of our competition as it relates to our three business segments follows:

  Medical Equipment Outsourcing Segment

        We believe that the strongest competition to our Medical Equipment Outsourcing solutions lies in the direct purchase or lease of equipment by our customers or potential customers and the assumption management of this equipment themselves. The vast majority of acute care hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term alternative to purchasing or leasing equipment and managing that equipment through its full lifecycle. Although we believe that we can demonstrate the cost-effectiveness of outsourcing patient-ready medical equipment and its management in the health care setting, we believe that many health care providers will continue to purchase or lease and manage internally a substantial portion of their medical equipment until they are educated in the advantages and efficiencies of outsourcing.

        We believe our two largest national competitors in medical equipment outsourcing are Kinetic Concepts, Inc. and Hill-Rom Holdings, Inc. Our other competition consists of regional or local companies and some medical equipment manufacturers and dealers that provide equipment outsourcing to augment their medical equipment sales.

  Technical and Professional Services Segment

        As with Medical Equipment Outsourcing, the strongest competition to the technical and professional services we offer lies in customers obtaining these services through their in-house departments and personnel. Although we believe we can consistently demonstrate the economic and qualitative value of our offerings, the vast majority of our potential customers choose to maintain and repair their equipment themselves. In addition to in-house departments, we face significant and direct competition in the technical and professional services area from many national, regional and local service providers, as well as from medical equipment manufacturers. We believe that through our nationwide network of highly trained technicians, strong customer relationships and extensive equipment database, we offer customers an attractive alternative for performing biomedical repair services on their equipment.

  Medical Equipment Sales and Remarketing Segment

        In medical equipment sales, we face significant direct competition from a variety of manufacturers and distributors on a nationwide basis, which compete primarily based on price. As a result, we are selective in our pursuit of these opportunities. The equipment remarketing market is highly fragmented with low barriers to entry. In addition to manufacturers seeking to control the remarketing and disposal of their own products, we compete with a number of localized or specialized providers of remarketing and disposal services.

Business Operations

  District Offices

        As of June 30, 2011, we operated 84 market based district offices, which allow us to provide our equipment management and service solutions to customers in virtually all markets throughout the United States. Each district office is responsible for servicing their local health care market. Each office maintains an inventory of locally demanded equipment, parts, supplies, and other items tailored to accommodate the needs of individual customers within its geographical area. Should additional or unusual equipment be required by one of our customers, a district office can draw upon the resources of all of our other districts. With access to over 390,000 owned or managed pieces of equipment available for customer use, as of June 30, 2011, we can most often obtain the necessary equipment within 24 hours.

        Depending on the district office size and demands, our district offices are staffed by multi-disciplined teams of sales professionals, service representatives, customer service technicians and biomedical equipment technicians trained to provide the spectrum of services we offer our customers. Employees providing resident-based services through our Asset360 and BioMed360 Programs are supported by site based managers and/or the district offices in the markets where their customers are located.

  Centers of Excellence

        Our district office network is supported by six strategically located technical Centers of Excellence. These Centers focus on providing highly specialized technical services and support. The Centers of Excellence also provide overflow support, technical expertise, training programs, and specialized depot service functions for our district offices. All specialized depot work required by our manufacturer customers resides within these Centers of Excellence. All six of our Centers of Excellence are certified as being in compliance with International Organization for Standardization ("ISO") 9001:2008 and ISO 13485:2003 standards as a quality commitment to our customers.

  Centralized Functions

        Our corporate office is located in Edina, Minnesota. We have centralized many of the key elements of our equipment and service offerings in order to create standardization, and to maximize our operating efficiencies and uniformity of service. Some of the critical aspects of our business that we have centralized include contract administration, purchasing, pricing, logistics and information technology.

  Medical Equipment Fleet

        We acquire or manage medical equipment to meet our customers' needs in seven primary product areas: respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces) and wound therapy. We believe we maintain one of the most technologically advanced equipment fleets in the industry, routinely acquiring new and pre-owned equipment to enhance our fleet. Our specialized equipment portfolio managers evaluate new products each year to keep abreast of current market technology and to determine whether to add new products to our equipment fleet. In making equipment purchases, we consider a variety of factors, including manufacturer credibility, repair and maintenance costs, anticipated user demand, equipment mobility and anticipated obsolescence. Historically, we have purchased and owned directly the equipment used in our Medical Equipment Outsourcing programs. During 2007, we entered into "revenue sharing" agreements with a select number of manufacturers of equipment where the manufacturers retain ownership of the equipment, but we take possession and manage the rental of the equipment to customers. In January 2010, one of these agreements was modified such that the Company purchased the manufacturer's equipment it had managed and the revenue share portion of the agreement was terminated. For the twelve months ended June 30, 2011, we owned or managed over 390,000 pieces of equipment available for use by our customers.

        In 2010, our ten largest manufacturers of medical equipment supplied approximately 78% (measured in dollars spent) of our direct medical equipment purchases. In 2010, our two largest medical equipment suppliers, respectively, accounted for approximately 29% and 28% of our medical equipment purchases (measured in dollars spent).

        We seek to ensure availability of equipment at favorable prices. We generally do not enter into long-term fixed price contracts with suppliers of our equipment. We may receive price discounts related to the volume and timing of our purchases. The purchase price we pay for equipment generally ranges from $1,000 to $15,000 per item.

Marketing

        We market our programs primarily through our direct sales force, which consisted of 149 professional sales representatives as of June 30, 2011. Our direct sales force is organized into two regions and ten sales divisions. We support our direct sales force with technical, clinical and financial specialists, who provide comprehensive solutions for our customers. Our national accounts team also supports our direct sales force through its focus on securing national and regional contracts.

        We also market through our website, www.uhs.com, participation in numerous national and regional conventions and interaction with industry groups and opinion leaders. The information on our website is not a part of, or incorporated by reference in, this prospectus.

        In our marketing efforts, we primarily target key decision makers, such as administrators, chief executive officers, chief financial officers, chief medical officers and chief nursing officers as well as directors and managers of functional departments, such as materials management, purchasing, pharmacy, biomedical services, and central supply. We also promote our programs and services to hospital, manufacturer, and alternate site provider groups and associations.

Intellectual Property

        We have registered the following marks with the United States Patent and Trademark Office: "Universal Hospital Services, Inc.®," "UHS®," the UHS logo; the Equipment Lifecycle Services logo, "CHAMP®," "Asset360®," and "BioMed360®". United States service mark registrations are generally renewable every 10 years as the mark is used in commerce.

        We have a domain name registration for UHS.com, which serves as our main website, and my.UHS.com and myservice.UHS.com, which are web-based tools that provide 24 hour on-demand access to equipment reports for all equipment outsourced or maintained by us. The information on our website is not a part of, or incorporated by reference in, this prospectus.

        We have developed a number of proprietary software programs to directly service or support our customers including "inCare™" (formerly, Asset Information Management System for Central Services ("AIMS/CS")), which is a medical equipment inventory management system that allows UHS to track the location and usage of equipment we are managing at the customers' location in our Asset360 Program. "MyUHS™" is our online ordering and reporting site which accesses our proprietary programs (formerly, Resource for Equipment Documentation System ("REDS") and Operator Error Identification System ("OEIS")), specifically designed to help customers meet medical equipment documentation and reporting needs under applicable regulations and standards, such as those promulgated by the FDA and The Joint Commission. Additionally, this tool provides detail reporting on utilization, compliance, and analytics for management. "inService™" is our equipment maintenance and planning system which houses our work order system and assists in our customers regulatory compliance recordkeeping. "inCommand™" encompasses the proprietary software tools that allow our employees to manage and maintain our extensive equipment fleet and serve our customers more effectively and efficiently.

Employees

        We had 1,718 regular employees as of June 30, 2011, including 1,525 full-time and 193 part-time employees. Of such employees, 149 were sales representatives, 1,397 were operations personnel and 172 were employed in corporate support functions.

        None of our employees are covered by a collective bargaining agreement, and we have experienced no work stoppages to date. We believe that our relations with our employees are good.

Legal Proceedings

        On October 19, 2009, Freedom Medical, Inc. filed a lawsuit against us and others in U.S. District Court for the Eastern District of Texas styled Freedom Medical, Inc. v. Premier Purchasing Partners, L.P., et al., Civil Action No. 5:09-CV-152-DF. The federal complaint alleges violation of state and federal antitrust laws, tortious interference with business relationships, business disparagement and common law conspiracy in connection with the biomedical equipment rentals market and the Group Purchasing Organization brokerage services market. Freedom Medical, Inc. is seeking unspecified damages and injunctive relief. A previously-filed motion to transfer venue to the U.S. District Court for the Northern District of Texas was denied. On July 1, 2011, the parties submitted an Agreed Amended Scheduling Order, which was entered by the Court on July 5, 2011. Pursuant to the Agreed Amended Scheduling Order, no depositions will be taken in the case until January 3, 2012, fact discovery will close on April 9, 2012, and the case will be trial-ready on October 2, 2012. While we believe the claims asserted in this matter are without merit, and will vigorously defend against them, we are unable at this time to determine the ultimate outcome of this matter or determine the effect it may have on our business, financial condition or results of operations.

        On February 6, 2011, we and our wholly-owned subsidiary, Sunrise Merger Sub, entered into the Merger Agreement with Emergent Group, pursuant to which we and Sunrise Merger Sub commenced a tender offer to purchase all of the issued and outstanding shares of Emergent Group's common stock at a purchase price of $8.46 per share in cash (the "Offer"), followed by a merger of Sunrise Merger Sub with and into Emergent Group with Emergent Group surviving as a wholly-owned subsidiary of the Company. The Emergent Acquisition was completed on April 1, 2011. Three putative shareholder class action complaints challenging the transactions contemplated by the Merger Agreement were filed on behalf of three separate plaintiffs (collectively, the "Plaintiffs") in the Superior Court of the State of California in the County of Los Angeles (the "Court") against Emergent Group, UHS, Sunrise Merger Sub and the individual members of the Emergent Group Board (collectively, the "Defendants"). One was filed on February 22, 2011 by Brian McManus, individually and on behalf of others similarly situated, a second was filed on February 28, 2011 by Bryan Lamb, individually and on behalf of others similarly situated, and the third was filed on March 2, 2011 by Leena Dave, individually and on behalf of others similarly situated. Each complaint alleges, among other things, that the members of the Emergent Group Board breached their fiduciary duties owed to the public shareholders of Emergent Group by attempting to sell Emergent Group by means of an unfair process with preclusive deal protection devices at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the shareholders. The complaints further allege that Emergent Group, UHS and Sunrise Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that certain provisions of the Merger Agreement unduly restricted Emergent Group's ability to negotiate with rival bidders. The complaints sought, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Emergent Acquisition and other forms of equitable relief.

        On March 22, 2011, the Court ordered the consolidation of the lawsuits for all purposes, and renamed the consolidated lawsuits "In re Emergent Group Inc. Shareholder Litigation." On March 24, 2011, a memorandum of understanding regarding settlement of the consolidated lawsuits (the "MOU")

was agreed to by the Plaintiffs and the Defendants. Following entry of the MOU the parties entered into a definitive Settlement Agreement, subject to Court approval, that provided in exchange for the Emergent Group's amendment of its Schedule 14D-9 to include certain supplemental disclosures Plaintiffs will seek an order dismissing all actions alleging claims relating to the Merger and providing a full and final release in favor of the Defendants and their related parties from any claims that arose pursuant to or are related to the Offer or the Merger. The Defendants have agreed that Emergent Group or its successor or their respective insurers will pay the Plaintiffs' attorneys' fees and expenses as are awarded by the Court not to exceed $225,000. The Court asked for additional information from the parties during the first preliminary approval hearing and declined to preliminarily approve the settlement. The second motion to obtain preliminary approval of the Settlement Agreement was filed on July 15, 2011 and the hearing before the Court on the motion is set for August 26, 2011.

        In addition to the foregoing, we may, from time to time, become involved in litigation arising out of operations in the normal course of business. As of the date of this prospectus, we were not a party to any other pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows. See the additional information in Note 7 to the audited financial statements accompanying this prospectus.

        Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance.

Regulatory Matters

  Sarbanes-Oxley

        There were no significant external costs incurred during the years ended December 31, 2010, 2009 and 2008, related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. On September 21, 2010 the SEC announced the permanent exemption of the requirement for non-accelerated filers (such as UHS) to include in their annual reports an auditor's attestation report on internal control over financial reporting.

  Regulation of Medical Equipment

        Our customers are subject to documentation and safety reporting regulations and standards with respect to the medical equipment they use, including those established by the FDA, The Joint Commission and the NFPA. Some states and municipalities also have similar regulations.

        We monitor changes in regulations and standards to accommodate the needs of customers by providing specific product and manufacturer information upon request. Manufacturers of medical equipment are subject to regulation by agencies and organizations such as the FDA, Underwriters Laboratories and the NFPA. We believe that all medical equipment we outsource conforms to these regulations.

        The Safe Medical Devices Act of 1990 ("SMDA"), which amended the FDCA, requires manufacturers, user facilities and importers of medical devices to report deaths and serious injuries which a device has or may have caused or to which a device has or may have contributed. In addition, the SMDA requires the establishment and maintenance of adverse event files and various other FDA reports. Manufacturers and importers are also required to report certain device malfunctions. We work with our customers to assist them in meeting their reporting obligations under the FDCA, including those requirements added by the SMDA.

        As a distributor of medical devices, we are required by the FDCA to maintain device complaint records containing any incident information regarding the identity, quality, durability, reliability, safety, effectiveness or performance of a device. We are required to retain copies of these records for a period of two years from the date of inclusion of the record in the file or for a period of time equivalent to the expected life of the device, whichever is greater, even if we cease to distribute the device. Finally, we are required to provide authorized FDA employees access to copy and verify these records upon their request. We have current compliance records regarding maintenance, repairs, modification and user-error with respect to all of our equipment.

        Besides the FDA, a number of states regulate medical device distributors and wholesalers either through pharmacy or device distributor licensure. Currently, we hold such licenses in 13 states. Some licensure regulations and statutes in additional states may apply to our activities. Although our failure to possess such licenses in these states for our existing operations may subject us to certain monetary fines, we do not believe the extent of such fines, in the aggregate, would be material to our liquidity, financial condition or results of operations.

        In addition, we are required to provide information to the manufacturer regarding the permanent disposal or any change in ownership of certain categories of medical outsourcing equipment. We believe our medical equipment tracking systems are in compliance with these regulations.

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") applies to certain covered entities, including health plans, health care clearinghouses and health care providers. HIPAA regulations protect individually identifiable health information, including information in an electronic format, by, among other things, setting forth specific standards under which such information may be used and disclosed, providing patients rights to obtain and amend their health information and establishing certain administrative requirements for covered entities.

        Because of our self-insured health plans, we are a covered entity under the HIPAA regulations. Also, we may be obligated to comply with certain HIPAA requirements as a business associate of various health care providers. In addition, various state legislatures have enacted and may continue to enact additional privacy legislation that is not preempted by the federal law, which may impose additional burdens on us. Moreover, other federal privacy legislation may be enacted. Accordingly, we have made and, as new standards go into effect, we expect to continue to make administrative, operational and information infrastructure changes in order to comply with these requirements.

        The Patient Protection and Affordable Care Act and The Health Care and Education Responsibility Act of 2010 (together, the Affordable Care Act) were signed into law by President Obama in March 2010, and will result in significant reforms to the U.S. health care system and the structure of the health care provider delivery system. The Affordable Care Act calls for additional transparency around payments made by the pharmaceutical and medical device industries to doctors and teaching hospitals, which may include gifts, food, travel and speaking or consultancy fees. All U.S. manufacturers of drugs, devices, biologics or medical supplies for which payment is available under government-funded health insurance programs (i.e., Medicare, Medicaid and the State Children's Health Insurance Program) must report to the U.S. Department of Health and Human Services any payment or gift, which represents a "transfer of value," to a physician or teaching hospital, including detailed information about the nature and value of remuneration provided. Additionally, states may require manufacturers to report information that is not required or is exempted under the federal reporting requirements. For example, a state may require manufacturers to report advertising expenditures, loans of medical devices, in-kind gifts to charities and payments to other recipients, group purchasing organizations and retailers. We are currently in the process of identifying applicable state reporting requirements as they become effective.

  Third-Party Reimbursement

        Our fees are paid directly by our customers rather than through direct reimbursement from third-party payors, such as Medicare or Medicaid. We do not bill the patient, the insurer or other third-party payors directly for services provided for hospital or alternate site provider inpatients or outpatients. Sometimes our customers are eligible to receive third-party reimbursement for our services.

Consequently, the reimbursement policies of such third-party payors have a direct effect on the ability of health care providers to pay for our services and an indirect effect on our level of charges. Also, in certain circumstances, third-party payors may take regulatory or other action against service providers even though the service provider does not receive direct reimbursement from third-party payors.

        Hospitals and alternate site providers face cost containment pressures from public and private insurers and other managed care providers, such as health maintenance organizations, preferred provider organizations and managed fee-for-service plans, as these organizations continue to place controls on the reimbursement and utilization of health care services. We believe that these payors have followed or will follow the government in limiting the services that are reimbursed and in exerting downward pressure on prices. In addition to promoting managed care plans, employers are increasingly self funding their benefit programs and shifting costs to employees through increased deductibles, co-payments and employee contributions. Hospitals and health care facilities are also experiencing an increase in uncompensated care or "charity care," which causes increased economic pressures on these organizations. We believe that these cost reduction efforts will place additional pressures on health care providers' operating margins and will encourage efficient equipment management practices such as the use of our outsourcing and Asset360 Program solutions.

  Liability and Insurance

        Although we do not manufacture any medical equipment, our business entails the risk of claims related to the outsourcing, sale and service of medical equipment. In addition, our instruction of hospital employees with respect to the equipment's use and our professional consulting services are sources of potential claims. We have not suffered a material loss due to a claim; however, any such claim, if made, could have a material adverse effect on our business. While we do not currently provide any services that entail contact or services directly with patients, expansion of services in the future could entail such activities and open the Company to claims from patients.

        We maintain a number of insurance policies including commercial general liability coverage (product and premises liability insurance), automobile liability insurance, worker's compensation insurance and professional liability insurance. We also maintain excess liability coverage. Our policies are subject to annual renewal. We believe that our current insurance coverage is adequate. Claims exceeding such coverage may be made and we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage.

  Baxter Recall

        On July 13, 2010, the FDA issued a final order and transition plan to Baxter Healthcare Corporation ("Baxter") to recall all Colleague infusion pumps currently in use in the United States. The FDA order establishes the framework for the recall by providing for a cash refund, generally, $1,500 for single channel pumps and $3,000 for triple channel pumps, or a replacement pump to owners within a two-year period. At the time of the recall notice, we owned approximately 11,900 Colleague infusion pumps.

        For the six months ended June 30, 2011, we recognized recalled equipment net gains of approximately $3.9 million of which $3.3 million were non-cash gains. Non-cash gains result from receiving a replacement pump for a recalled pump. The gains are a result of the fair market value of the replacement pump less the net book value of the recalled pump. At June 30, 2011, we owned approximately 8,200 Colleague pumps. We are continuing the process of evaluating the course of action that best meets the infusion technology needs of our customers and our business. As such, we expect to continue to recognize gains and also expect to increase purchases of infusion pumps to replace recalled units as they are accepted by Baxter. While the timing and extent of those gains or capital expenditures are not readily estimable, we expect them to extend through 2011 and mid-2012.

Facilities

        As of June 30, 2011, we operated 84 full service district offices and six technical service Centers of Excellence. We lease our district offices, averaging approximately 7,700 square feet, and our Centers of Excellence. None of our offices are dedicated to a single business segment. Our corporate office is located at an approximately 41,000 square foot leased facility in Edina, Minnesota.

Seasonality/Business Interruption

        Quarterly operating results are typically affected by seasonal factors. Historically, our first and fourth quarters are the strongest, reflecting increased hospital census and patient acuity during the fall and winter months. Our business can also be impacted by natural disasters, such as hurricanes and earthquakes, which affect our ability to transfer equipment to and from our customers and equipment recalls, which can cause equipment to be removed from market use. We also see declines in our business in down economic cycles with high levels of unemployment. Our customers typically see weaker census and higher levels of indigent patients during these times, causing them to use fewer of our solutions.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the ages and the current positions of our executive officers and directors as of August 20, 2011.

Name	Age	Position
Gary D. Blackford	54	Chairman of the Board and Chief Executive Officer
Rex T. Clevenger	54	Executive Vice President and Chief Financial Officer
Diana J. Vance-Bryan	54	Executive Vice President and Chief Operating Officer
Timothy W. Kuck	53	Executive Vice President, Strategy and Business Development
Jeffrey L. Singer	49	President, PRI Medical Technologies, Inc.
Walter T. Chesley	57	Senior Vice President, Human Resources and Development
William S. Heintze	53	Senior Vice President, Specialty Sales
David G. Lawson	54	Senior Vice President, Information and Strategic Resources
Robert D. Brooks	50	Senior Vice President, Field Operations
Robert F. Zdon	46	Senior Vice President, Corporate Operations
Scott M. Madson	50	Vice President, Controller, and Chief Accounting Officer
Barry P. Schochet	60	Director
Bret D. Bowerman	35	Director
David Crane	54	Director
John D. Howard	59	Director
Kevin L. Roberg	60	Director
Mark M. McKenna	62	Director
Robert Juneja	40	Director
John B. Grotting	62	Director

        Gary D. Blackford has been Chairman of the Board of Directors and Chief Executive Officer since 2007. Earlier, Mr. Blackford had been President, Chief Executive Officer and a member of the Board of Directors since 2002. He currently serves on the Board of Directors of Wright Medical Group, Inc. Mr. Blackford holds a Bachelor of Business Administration degree from The University of Iowa, a Juris Doctor degree from Creighton University and received a Certified Public Accountant certificate in 1983. Mr. Blackford has extensive business experience and demonstrated management ability at senior levels. He has served as a director of both private and public companies and has served as the chief executive officer of public and private companies during the past ten years.

        Rex T. Clevenger joined us in 2004 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 2007. He has over 30 years of financial operations and capital markets experience, including extensive capital attraction, corporate finance and planning roles. He is a graduate of the University of Missouri, holds a Bachelor of Science degree in Business Administration and received a Certified Public Accountant certificate in 1981.

        Diana Vance-Bryan joined us in 2006 as Senior Vice President and General Counsel and was named Executive Vice President of Operations effective in January 2011. From 2004 to 2006, Ms. Vance-Bryan served as Vice President and General Counsel of Novartis Nutrition Corporation, a leading manufacturer of medical nutrition products, which was acquired by Nestlè in 2007. She has over 25 years of legal and health care industry experience. Ms. Vance-Bryan is a graduate of Mercy Hospital School of Nursing, and received a Bachelor of Science degree in Nursing from The University of Iowa College of Nursing and a Juris Doctor degree from The University of Iowa College of Law.

        Timothy W. Kuck has been the Executive Vice President of Strategy and Business Development since 2010. Prior to that time, Mr. Kuck had been the Executive Vice President and Chief Operating Officer since 2007. Mr. Kuck had served as Senior Vice President of Operations since 2005 and from

2004 to 2005 served as Regional Vice President for our central region. Mr. Kuck has over 20 years of progressive managerial experience in sales, operations, finance and corporate administration. Mr. Kuck holds a Bachelor of Arts degree from Augustana College and a Juris Doctor degree from the University of Minnesota Law School. Mr. Kuck also received a Certified Public Accountant certificate in 1983.

        Jeffrey L. Singer was named President, PRI Medical Technologies, Inc. in August 2011. Prior to that time, he served as our Executive Vice President, Sales and Marketing in 2007. Mr. Singer had served as Senior Vice President, Asset Optimization since 2003. Mr. Singer has over 25 years of health care industry experience, focusing on medical equipment acquisition, management and sales. He holds a Bachelor of Science degree in Marketing and Logistics from the University of Missouri.

        Walter T. Chesley joined us in 2003 as Senior Vice President, Human Resources and Development. He has over 25 years of human resources experience. Mr. Chesley has a Bachelor of Science degree in Communications and Public Relations from Boston University and a Juris Doctor degree from the American University Washington College of Law.

        William S. Heintze has been our Senior Vice President of Strategic Sales since 2009. Prior to that time, Mr. Heintze served as Senior Vice President of National Accounts since 2004. He is responsible for managing our relationships with GPOs, IDNs, patient care solutions, resident-based programs and manufacturers. Mr. Heintze has over 25 years of sales and marketing experience and holds a Bachelor of Business Administration degree from The University of Iowa.

        David G. Lawson has been the Senior Vice President, Information and Strategic Resources since 2007. Prior to that time, Mr. Lawson served as Senior Vice President of Technology, Professional Services, Marketing and Facilities since 2002. He has over 30 years of technology experience, 20 of those in the health care/financial services industries. He holds a Bachelor of Science degree in Hospital Administration from Concordia College.

        Robert D. Brooks has been our Senior Vice President, Field Operations since 2010. Prior to that time, Mr. Brooks served as Regional Vice President of Operations since 2005. He is responsible for the oversight and management of our field based operations including district offices, centers of excellence and resident based programs. Mr. Brooks has over 25 years of operations experience and holds a Bachelor of Science degree from Missouri State University and a Masters of Business Administration degree from Bethel University.

        Robert F. Zdon has been our Senior Vice President, Corporate Operations since 2010. Prior to that time, Mr. Zdon served as Regional Vice President of Operations since 2005. He is responsible for the oversight and management of our corporate based operations including logistics, supply chain, pricing, quality and technical services administration. Mr. Zdon has over 20 years of health care industry experience and holds a Bachelor of Electrical Engineering degree from the University of Minnesota.

        Scott M. Madson joined us in 2006 as Controller and Chief Accounting Officer and was named Vice President in 2008. He has over 25 years of accounting and financial management experience, most recently with Nextel Partners, Inc., a wireless telecommunications provider and predecessor to Sprint Nextel Corporation, where he served as Controller from 2004 to 2006. Mr. Madson received a Certified Public Accountant certificate in 1984 and received a Bachelor of Science degree in accounting from the University of Minnesota.

        Barry P. Schochet has served as a director and as a member of our audit committee since 2008. Mr. Schochet currently is President and Chief Executive Officer of BPS Health Ventures, LLC, a health care consulting and equity investment firm, a position he has held since 2005. From 1979 until 2005, he served in several executive capacities at Tenet Healthcare Corporation ("Tenet"), including Vice Chairman. Through its subsidiaries, Tenet owns and operates acute care hospitals and related health care services. Mr. Schochet served as a director of Broadlane, Inc. from its founding in 2000 until its sale in 2010. Mr. Schochet currently serves on the board of directors of Omnicare, Inc. Mr. Schochet serves as an advisor to TriCap Technology Group and the Redina Companies. Mr. Schochet holds a Master's degree in hospital administration from George Washington University and a Bachelor of Arts degree in Zoology from the University of Maine. Mr. Schochet brings to our board sophisticated health care system management and purchasing expertise.

        Bret D. Bowerman has been a director and a member of our audit committee since 2007. Mr. Bowerman is a Principal of Irving Place Capital, formerly known as BSMB. When with BSMB, Mr. Bowerman held the position of Senior Associate. Prior to joining BSMB in 2007, Mr. Bowerman worked as a Research Analyst at investment manager GoldenTree Asset Management from 2006 to 2007. Mr. Bowerman currently serves on the Board of Directors of National Surgical Hospitals. Mr. Bowerman holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Washington & Lee University. Mr. Bowerman has a deep understanding of financial issues, which makes him a skilled advisor.

        David Crane has been a director and a member of our compensation committee since 2008. Mr. Crane currently serves as Executive Chairman of NewHope Bariatrics, Inc. NewHope Bariatrics, in partnership with physicians, owns and manages ambulatory surgery centers dedicated to meeting the needs of the morbidly obese patient. Since February, 2011 Mr. Crane has served as Chairman of National Surgical Hospitals. Since 2008 Mr. Crane has served as a senior advisor for health care for Irving Place Capital. Mr. Crane served as a director of Orion HealthCorp, Inc. from 2004 to 2008, as a director of Pediatric Services of America, Inc. from 2003 to 2007, and as a director of Alveolus Inc. from 2002 to 2008. Mr. Crane was on the Board of Trustees of the Charlotte Latin School from 2000 to 2008. Mr. Crane holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Yale College. Mr. Crane contributes experience in the growing specialty of bariatric medicine and the vantage of a provider system striving to achieve superior patient outcomes and optimal financial performance.

        John D. Howard became a director in 2007. Mr. Howard has served since November 2008 as Chief Executive Officer of Irving Place Capital, formerly BSMB, a leading institutional private equity firm focused on making equity investments in middle-market companies. Prior to November 2008, Mr. Howard was the founder and Chief Executive Officer of BSMB and a Senior Managing Director of the investment bank Bear, Stearns & Co. Inc. He currently serves on the board of directors of Aeropostale Inc, Multi Packaging Solutions Company, New York & Company, Inc. and Dots, LLC. Additionally, Mr. Howard is a member of the Advisory Board of the Yale School of Management and a trustee of Mount Sinai Hospital. Mr. Howard holds a Master of Business Administration degree from the Yale School of Management and a Bachelor of Arts degree from Trinity College. Having served on multiple boards of directors, and as a veteran of private equity finance, Mr. Howard brings a deep understanding of corporate governance and financial strategy on which he can draw while serving as a member of our board.

        Kevin L. Roberg has been a director and has served as chairman of our audit committee since 2007. Mr. Roberg is the founder and since 1998 has served as a managing partner of Kelsey Capital Management, a private investment firm, and since 1999 has been a general partner with the Menlo Park, California- based health care venture capital firm Delphi Ventures. Mr. Roberg is also a director of Thomas and Betts Corporation, Snap Fitness, Inc., Ryan Companies US, Inc., Idea Drilling, Novologix, Inc., Yale Mechanical Inc., Lake Air Metal Products, LLC, and ProStaff, Inc. From 2007 to 2008, Mr. Roberg served as interim Chairman and CEO of ProStaff, Inc., following the death of its founder. Mr. Roberg was also President/CEO of ValueRx (a subsidiary of Value Health) from 1995 to 1998. Mr. Roberg received a Bachelor of Science degree from The University of Iowa. Mr. Roberg has held a variety of executive positions in the staffing and health care fields. From 1974 to 1998, he gained valuable health care industry experience as a clinic administrator, health care foundation executive, a managed care executive, and a national prescription drug management leader. Since 1998 Mr. Roberg's focus has mainly been serving on public health care boards and health care investing.

        Mark M. McKenna has served as a director and as a member of our compensation committee since 2008. Mr. McKenna has over 30 years of health care industry experience. Mr. McKenna retired as the President and Chief Executive Officer of Novation, LLC, a health care services company, in 2006. He had served as the President of Novation since 1999. Mr. McKenna serves as a director of SterilMed, Inc., Suture Express, Inc., LifeNexus, Inc., Systagenix Wound Management and The MED Group. Mr. McKenna holds a Master of Business Administration degree from Suffolk University and a Bachelor of Science degree in Business Administration from Boston College. As a seasoned manager and director in a variety of health care companies, particularly leadership of a major health care services contracting company, Mr. McKenna understands the dynamic of purchasing within our industry.

        Robert Juneja has been a director and has served as chairman of our compensation committee since 2007. Mr. Juneja is a Senior Managing Director and Partner of Irving Place Capital, formerly BSMB. When with BSMB Mr. Juneja held the title of Partner and was a Senior Managing Director of Bear, Stearns & Co. Inc. since 2007. Mr. Juneja joined BSMB in 2000 and focused on investments in financial services and health care services. Mr. Juneja serves on the board of directors of National Surgical Hospitals, Manifold Capital Corp., Alter Moneta Holdings, Caribbean Financial Group and Cavalry Investments Holdings. Mr. Juneja holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Mathematics from the University of Michigan. Mr. Juneja has extensive knowledge of complex financial and operational issues facing health care organizations today.

        John B. Grotting became a director in 2010. Mr. Grotting has served as an Operating Partner for Frazier Healthcare Ventures since 2010. Frazier Healthcare Ventures is one of the leading providers of venture and growth equity capital to emerging biopharma, medical device and healthcare service companies. In addition, Mr. Grotting has held a variety of senior executive positions in the healthcare field, including serving as Chief Executive Officer of medical device reprocessor Ascent Healthcare Solutions from 2004 to 2009. Prior to joining Ascent Healthcare Solutions in 2004, Mr. Grotting held senior executive positions at Legacy Health System, Allina Health System and Bridge Medical, Inc. Mr. Grotting serves as a director of VHA Inc., St. Olaf College, Vocera Communications, Inc. and Scottsdale Healthcare. Mr. Grotting holds a Master's degree in Hospital and Healthcare Management from the University of Minnesota and a Bachelor of Arts in Economics from St. Olaf College in Northfield, MN. Mr. Grotting has extensive experience in health system operations management along with growing and successfully selling two healthcare growth equity businesses.

Meetings and Committees of the Board of Directors

The Board of Directors

        Each member of our board of directors is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. Our board met four times during 2010, one of which occurred subsequent to the election of John Grotting as director on August 11, 2010. All of our current directors attended 75 percent or more of the meetings of our board and various committees that occurred during their term of service during 2010. We believe that Kevin Roberg, Mark McKenna, Barry Schochet, and John Grotting are independent as defined under the current rules of The NASDAQ Stock Market LLC ("NASDAQ"). John Howard, Robert Juneja and Bret Bowerman are not considered to be independent due to their respective relationships with IPC and Parent, David Crane is not considered to be independent because he serves as a senior advisor to IPC, and Mr. Blackford is not considered to be independent because he serves as chairman of the board and chief executive officer of Parent and as our chairman and chief executive officer.

        Under a securityholders agreement among Parent, IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., which are both affiliates of IPC (together, "IPC/UHS"), Gary D. Blackford and Kathy Blackford (together, "Blackford") and certain other securityholders of Parent (referred to, with Blackford, as the "Parent Securityholders"), IPC/UHS, the Parent Securityholders and their respective permitted transferees have agreed to vote all of their Parent securities so that the following individuals are elected to and continue to serve on our board of directors:

  •
  three representatives (the "Irving Place Capital Directors") designated by the holders of at least a majority of the common stock and common stock equivalents included in the Parent securities issued or issuable to IPC/UHS or any permitted transferees of IPC/UHS, and

  •
  the chief executive officer of the Company, currently Gary Blackford, provided that Mr. Blackford is entitled to remain as a director following the termination of his employment with the Company so long as (i) he continues to own at least 50% of the Parent securities owned by him as of the date of the securityholders agreement, and (ii) he is not employed by, or consulting for, any competitor of the Company or any of its subsidiaries.

Committees of the Board of Directors

  Audit Committee

        Our audit committee members are Kevin Roberg, Bret Bowerman and Barry Schochet. Mr. Roberg is the chairman. The audit committee, among other things:

  •
  reviews the results of the independent registered public accounting firm's annual audit and its required communication on any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

  •
  reviews and discusses with management and our independent registered public accounting firm our quarterly financial statements and our audited financial statements, and approves the filing of the audited annual financial statements included in our Annual Report on Form 10-K filed with the SEC;

  •
  reviews and oversees the performance of our independent registered public accounting firm;

  •
  reviews written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discusses with the independent accountant the independent accountant's independence;

  •
  approves the fees and other significant compensation to be paid to the independent auditors, and pre-approves all permissible non-audit services to be performed by the independent auditors;

  •
  reviews the adequacy of our system of internal accounting controls;

  •
  reviews and periodically reassesses the audit committee charter;

  •
  discusses with the independent auditors the annual financial statements, the results of its audit and the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  oversees the preparation of and approves the report of the audit committee for inclusion in the Company's Annual Report on Form 10-K for filing with the SEC;

  •
  oversees the application of the Company's related person transaction policy and its code of business conduct and ethics;

  •
  assesses whether management has a review system in place that is reasonably designed to satisfy legal requirement with respect to the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public;

  •
  reviews the types of issues reported to the Company Hotline, which is a reporting system used by employees to pose questions about, or report violation or suspected violations of the Company's code of business conduct and ethics, and periodically review with Company's counsel reports made to the Company's Hotline;

  •
  reviews the valuation of the Company in connection with Parent's determination of the exercise price of stock option awards; and

  •
  conducts periodic self-evaluations of its performance.

        Under current NASDAQ rules, our current audit committee would not be deemed to be comprised solely of independent directors since Mr. Bowerman is a principal of Irving Place Capital Director and is associated with IPC and Parent. We believe that Mr. Roberg and Mr. Schochet are independent directors under current NASDAQ rules.

        Our board has determined that Mr. Roberg, who is chairman of the audit committee, qualifies as an "audit committee financial expert" as that term is defined under Item 407(d)(5) of Regulation S-K. The board believes that Mr. Roberg is independent as defined under current NASDAQ rules.

  Compensation Committee

        Our compensation committee consists of Robert Juneja, David Crane and Mark McKenna. The compensation committee met two times during 2010 with all members present at each meeting. The compensation committee, among other things:

  •
  assists the board in overseeing the Company's management compensation policies and practices, including evaluating annually the performance of the Company's executive officers and determining and approving the compensation of our executive officers (including our chief executive officer);

  •
  reviews and approves equity compensation programs for employees;

  •
  reviews the objectives of the Company's management compensation programs, and reviews and authorizes any employment, compensation, benefit or severance arrangement with any executive officer (current or former);

  •
  prepares or oversees the preparation of and approves the Compensation Discussion and Analysis required by the rules of the SEC;

  •
  retains consultants or experts as it deems necessary in the performance of its responsibilities;

  •
  produces an annual compensation committee report for inclusion in the Company's Annual Report on Form 10-K filed with the SEC;

  •
  determines the annual compensation to be paid to the named executive officers; and

  •
  makes regular reports to the board of directors concerning executive compensation.

        Under current NASDAQ rules, our current compensation committee would not be deemed to be comprised solely of independent directors, because Mr. Juneja is a Senior Managing Director and Partner of Irving Place Capital Director associated with IPC and Parent and Mr. Crane is associated with IPC. We believe that Mr. McKenna is independent under current NASDAQ rules.

Limitation of Liability and Indemnification Matters

        Delaware law and our certificate of incorporation and bylaws provide that we shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person also is entitled, subject to limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

        Pursuant to provisions of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation that provide that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

        At present, we are aware of no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Employment Agreements

  Gary D. Blackford Employment Agreement

        Mr. Blackford is party to an amended and restated employment agreement, dated as of December 31, 2008 (the "Blackford Employment Agreement"), that originally had a three year term expiring on May 31, 2007, and is subject to automatic one-year extensions unless either party provides prior written notice not to extend the term of employment under the agreement. Under this agreement, Mr. Blackford is entitled to receive an annual base salary, which in 2010 was $479,820, and an annual performance-based bonus, which in 2010 was $407,800. Mr. Blackford's annual performance-based bonus is determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

        Under the Blackford Employment Agreement, Mr. Blackford is entitled to equity grants under Parent's stock option plan. Mr. Blackford is also entitled to participate in our health, life, disability, pension, sick leave and other benefits.

        In the event Mr. Blackford's employment is terminated by us without "Cause" or by Mr. Blackford with "Good Reason" (each as defined in the Blackford Employment Agreement), he is entitled to (i) 185% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Blackford his pro rata executive incentive plan ("EIP") award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        If we terminate Mr. Blackford's employment under his employment agreement for Cause or Mr. Blackford resigns without Good Reason, all of Mr. Blackford's rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

        In the event Mr. Blackford's employment is terminated without Cause or resignation for Good Reason of Mr. Blackford at any time within six months before, or 24 months following, a Change of Control (as defined in the Blackford Employment Agreement) or the termination of employment by Mr. Blackford for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) 285% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. However, if Mr. Blackford's employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Blackford for Good Reason, then Mr. Blackford will receive payments in accordance with the provisions for termination by us without Cause or termination by Mr. Blackford with Good Reason and within 30 days following the Change in Control, Mr. Blackford will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

        Mr. Blackford is also entitled to a gross-up for any additional taxes imposed by reason of Section 4999 of the Internal Revenue Code (the "Code"), on any "parachute payments" received by Mr. Blackford (as defined by Section 280G of the Code).

  Rex T. Clevenger Employment Agreement

        Mr. Clevenger is party to an amended and restated employment agreement, dated as of December 31, 2008 (the "Clevenger Employment Agreement"), that originally had a three year term expiring on May 31, 2007, and is subject to automatic one-year extensions unless either party provides prior written notice not to extend the term of employment under the agreement. Under this agreement, Mr. Clevenger is entitled to receive an annual base salary, which in 2010 was $348,504, and an annual performance-based bonus, which in 2010 was $291,400. Mr. Clevenger's annual performance-based bonus will be determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

        Under the Clevenger Employment Agreement, Mr. Clevenger is entitled to equity grants under Parent's stock option plan. Mr. Clevenger is also entitled to participate in our health, life, disability, pension, sick leave and other benefits.

        In the event Mr. Clevenger's employment is terminated by us without "Cause" or by Mr. Clevenger with "Good Reason" (each as defined in the Clevenger Employment Agreement), he is entitled to (i) 175% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Clevenger his pro rata equity incentive plan ("EIP") award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        If we terminate Mr. Clevenger's employment under his employment agreement for Cause or Mr. Clevenger resigns without Good Reason, all of Mr. Clevenger's rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

        In the event Mr. Clevenger's employment is terminated without Cause or resignation for Good Reason of Mr. Clevenger at any time within six months before, or 24 months following, a Change of Control (as defined in the Clevenger Employment Agreement) or the termination of employment by Mr. Clevenger for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) 262.5% of his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any. We also will pay Mr. Clevenger his pro rata EIP award for the calendar year in which his employment terminates, at the time we pay EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. However, if Mr. Clevenger's employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Clevenger for Good Reason, then Mr. Clevenger will receive payments in accordance with the provisions for termination by us without Cause or termination by Mr. Clevenger with Good Reason and within 30 days following the Change in Control, Mr. Clevenger will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

  Walter T. Chesley Employment Agreement

        Mr. Chesley is party to an amended and restated employment agreement, dated as of December 31, 2008 (the "Chesley Employment Agreement"). The Chesley Employment Agreement will expire upon either Mr. Chesley's death, the date of our termination notice to Mr. Chesley if he is terminated by us do to "Disability," "Cause" or "Without Cause" (each as defined in the Chesley Employment Agreement), the date of Mr. Chesley's resignation notice if resigns with "Good Reason," or without "Good Reason" (as defined in the Chesley Employment Agreement) or in the event of a "Change of Control" (as defined in the Chesley Employment Agreement), the date of Mr. Chesley's resignation notice or the date of our termination notice to Mr. Chesley for termination "Without Cause". Mr. Chesley is entitled to receive an annual base salary and an annual performance-based bonus. Mr. Chesley's annual performance-based bonus will be determined based on our EBITDA for the applicable calendar year being equal to or exceeding our target EBITDA for such year, adjusted to exclude the effects of acquisitions, dispositions and material changes to capital spending.

        Mr. Chesley is also entitled to participate in our health, life, disability, pension, sick leave and other benefits.

        In the event Mr. Chesley's employment is terminated by us without "Cause" or by Mr. Chesley with "Good Reason", he is entitled to (i) his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        If we terminate Mr. Chesley's employment under his employment agreement for Cause or Mr. Chesley resigns without Good Reason, all of Mr. Chesley's rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

        In the event Mr. Chesley's employment is terminated without Cause or resignation for Good Reason of Mr. Chesley at any time within six months before, or 24 months following, a Change of Control (as defined in the Chesley Employment Agreement) or the termination of employment by Mr. Chesley for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, he is entitled to (i) his current base salary, (ii) $11,350 intended for health and welfare benefits and (iii) earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        Mr. Chesley is also entitled to a gross-up for any additional taxes imposed by reason of Section 4999 of the Code, on any "parachute payments" received by Mr. Chesley (as defined by Section 280G of the Code).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        In this compensation discussion and analysis we discuss our compensation program, including our compensation philosophy and objectives and each component of compensation for our chief executive officer, chief financial officer, and the other individuals included in the Summary Compensation Table below (collectively, the "named executive officers").

        The compensation paid to our named executive officers for fiscal 2010 was determined by the compensation committee in March 2010 in consultation with our chief executive officer, and recommended to our board of directors for final approval, which also occurred in March 2010. The compensation committee has the authority to retain, and did so during 2010, an independent compensation consultant that gathered executive compensation comparison information from both internal and external sources.

Compensation Philosophy and Objectives

        We strive to ensure that we are able to attract and retain talented employees and reward performance. We also believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals of our Company. Accordingly, our compensation committee (and our board, in ratifying the compensation committee's determination) evaluates both performance and compensation to ensure both that the compensation provided to key executives is fair and reasonable, and that it remains competitive relative to the compensation paid to similarly situated executives of a group of peer companies in the same or similar industries, adjusted for our size and private company status. To these ends, our compensation committee and board of directors have determined that our executive compensation program for our named executive officers should include base salary, annual performance-based incentive and long-term equity (stock option) compensation that rewards performance as measured against established goals, and competitive health, dental and other benefits.

Overview of Compensation Program and Process

        We have structured our compensation program to motivate the named executive officers to achieve the business goals set by us, and to reward them for achieving these goals. In furtherance of this, our compensation committee conducts an annual review of our total compensation program to achieve the following goals:

  •
  provide fair, reasonable and competitive compensation;

  •
  link compensation with our business plans;

  •
  reward achievement of both company and individual performance; and

  •
  attract and retain talented executives who are critical to the Company's success.

        We believe that these goals reflect the importance of pay for performance by providing our named executive officers with an opportunity to earn compensation for above average performance. The compensation for each named executive officer includes (1) a base salary that we believe is competitive with salary levels for similarly situated executives of our peer companies, adjusted for our size and private company status, and (2) incentive compensation that is contingent upon achievement of specific corporate and individual objectives.

        Management has a role in the compensation process. Gary Blackford, our chief executive officer, presents to the compensation committee an evaluation of each named executive officer's individual performance, including his own. He also makes annual base salary and performance-based incentive compensation recommendations for each named executive officer. The compensation committee has the discretion to accept, reject or modify the chief executive officer's recommendations. The other named executive officers are not present during these discussions.

        In 2010 the compensation committee considered certain elements of total compensation against a group of publicly traded companies in the same or related industries (the "Peer Group"). In fiscal 2010 our compensation committee reviewed the compensation, including base salary and incentive compensation, paid to executives in the Peer Group, and considered the performance evaluations and recommendations presented by Mr. Blackford in determining the appropriate compensation for each named executive officer. Due to the greater breadth of responsibilities held by our chief executive officer, his total compensation is higher than the other named executive officers. In approving the compensation for our named executive officers, including our chief executive officer, our board of directors also considered the recommendations of our compensation committee, as well as our company's performance and the need to attract, retain, and motivate our executives.

        It is challenging for us to identify a group of similarly situated peer companies, because the identity of competitors varies among our three business segments, and great variability exists in the size and scope of activities among health care industry businesses, including our competitors. For purposes of determining our 2010 compensation, our compensation committee determined that it was appropriate to select the following companies for inclusion in the Peer Group based on the sensitivity of each Peer Group member to similar marketplace trends, and industry sector:

  •
  Stericycle, Inc., a company that outsources medical waste disposal services;

  •
  CareFusion Corporation, a supplier of certain of our products;

  •
  Healthcare Services Group, Inc., a company that outsources housekeeping and dietary services to medical facilities;

  •
  MedAssets, Inc., a provider of supply chain consulting and revenue cycle management services for health systems, hospitals and health care providers;

  •
  Computer Programs and Systems, Inc., a provider of information technology needs to community health care providers; and

  •
  Kinetic Concepts, Inc., one of our largest competitors in our Medical Equipment Outsourcing segment.

        The Peer Group typically is re-evaluated each year, and consistent with that practice, on August 2, 2010, the compensation committee re-examined its selection of companies to comprise the Peer Group, taking into consideration data compiled from public sources, investment banks, compensation consultants and independent analysts about companies that are comparable to UHS, as well as information available about other companies that operate within the health care industry or that reflect the following attributes:

  •
  a business model of providing outsourced solutions consistent with UHS' current focus;

  •
  an organic and acquisitive growth profile similar to UHS;

  •
  a technology solutions focus consistent with UHS' approach; and

  •
  a lack of direct reimbursement risk from third-party payors such as Medicare and Medicaid.

        The compensation committee determined that it was appropriate to update the Peer Group based on the Company's evolving business mix and revenue sources, expanding business offerings, current and forecasted growth profile, and evolving strategy, which includes a solutions-based focus. Accordingly, the compensation committee determined that for purposes of 2011 compensation the Peer Group will consist of the following companies:

  •
  Stericycle, Inc., a company that outsources medical waste disposal services;

  •
  CareFusion Corporation, a supplier of certain of our products;

  •
  Healthcare Services Group, Inc., a company that outsources housekeeping and dietary services to medical facilities;

  •
  MedAssets, Inc., a provider of supply chain consulting and revenue cycle management services for health systems, hospitals and health care providers;

  •
  Computer Programs and Systems, Inc., a provider of information technology needs to community health care providers;

  •
  Kinetic Concepts, Inc., one of our largest competitors in our Medical Equipment Outsourcing segment;

  •
  Cerner Corporation, a supplier of healthcare information technology solutions;

  •
  HealthSouth Corporation, a provider of inpatient rehabilitative services;

  •
  United Surgical Partners International, Inc., owner and manager of short-stay ambulatory surgery centers and surgical hospitals; and

  •
  Vanguard Health Systems, Inc., operator of for-profit acute care hospitals.

2010 Executive Compensation Components

        For fiscal 2010 the principal components of compensation for our named executive officers were base salary and annual performance-based incentive compensation, each of which is addressed in greater detail below. Each named executive officer also has severance and/or change of control benefits, and is eligible to participate in our long-term savings plan and the broad-based benefit and welfare plans that are available to our employees in general. One of our named executive officers also participates in our Employees' Pension Plan (the "Pension Plan"), which was frozen on December 31, 2002 and under which no additional participants were permitted after that date. In addition, the named executive officers are eligible to receive stock option awards from Parent under its stock option plan. Although these awards are determined solely by Parent's board of directors, our compensation committee considers the option awards in assessing each named executive officer's compensation package and whether such package is consistent with our compensation program philosophy and objectives.

        We do not have an established formula or target for allocating between cash and non-cash compensation, or between short-term and long-term incentive compensation. Instead, our goal is to ensure that the compensation we pay is sufficient to attract and retain executive officers, and to reward them for performance that meets the goals set by our compensation committee.

Setting Executive Compensation

        The compensation committee determines the total compensation for our named executive officers based on a consideration of the following factors:

  •
  the scope of responsibility of each named executive officer;

  •
  market data from Peer Group companies;

  •
  an assessment of the positions of similarly situated executives within the Peer Group and internal comparisons to the compensation received by those executives;

  •
  internal review of each named executive officer's compensation, both individually and relative to other named executive officers;

  •
  individual performance of each named executive officer, which is assessed based on factors such as fulfillment of job responsibilities, the financial and operating performance of the activities directed by each named executive officer, experience and potential;

  •
  the total compensation paid to each named executive officer in past years (including long-term equity (stock option) compensation awarded by Parent under its stock option plan);

  •
  performance evaluations for each named executive officer, delivered by Mr. Blackford; and

  •
  Mr. Blackford's recommendations regarding the annual base salary and performance-based incentive compensation for each named executive officer.

Base Salary

        We provide our named executive officers with a base salary to compensate them for services rendered. Salary levels are typically considered in March of each year as part of our performance review process and upon a promotion or other change in job responsibility. Merit-based increases to salaries of the named executive officers are based on the compensation committee's assessment of the individual's performance.

        Base salary ranges are determined for each named executive officer based on his or her position and responsibility and utilizing our compensation committee's knowledge and expertise regarding the market, with reference to market data regarding Peer Group compensation compiled from public sources, compensation consultants and independent analysts. Base salary ranges are designed so that salary opportunities for a given position will be targeted at the midpoint of the base salary established for each range.

        Goals and objectives for the overall senior management team at the Company include:

  •
  setting the appropriate tone at the top framework for ethics, policies and business practices across the Company;

  •
  driving growth of revenues and EBITDA;

  •
  being present in the field across our diverse geographical footprint with our localized employee base driving culture and best practices; and

  •
  supporting the roll out of our products to customers by helping to communicate the key customer benefits of reducing cost, improving efficiency and improving patient outcomes.

        Each of the named executive officers is expected to participate in the above activities, with particular emphasis on their areas of expertise. Thus, Mr. Blackford would also have emphasis areas in C-suite relations across the industry; Mr. Clevenger would have emphasis areas in controls, reporting, budgeting and capital attraction; Mr. Kuck would have emphasis areas of business development and mergers and acquisitions; Mr. Singer would have emphasis areas of revenues and new product development; and Ms. Vance-Bryan would have the emphasis area of operational excellence.

        Finding that the named executive officers achieved the objectives discussed above, in March 2010, the compensation committee determined to increase the base salaries of each of the named executive officers. The following increases became effective April 1, 2010: from $467,240 to $483,594 for Mr. Blackford; from $339,367 to $351,245 for Mr. Clevenger; from $245,574 to $254,169 for Mr. Kuck; from $235,856 to $247,649 for Mr. Singer; and from $213,719 to $221,199 for Ms. Vance-Bryan.

Annual Performance-Based Incentive Compensation

        The annual performance-based incentive compensation component is offered through the Executive Incentive Program (the "EIP"), an annual cash incentive program that provides our executive officers with an opportunity to earn annual incentive awards based on the Company's financial performance and the executive officers' achievement of individual objectives. Under the EIP, our named executive officers can earn incentive awards that are based on a percentage of base salary, with the percentage for each officer (other than our chief executive officer, whose percentage is specified in his employment agreement with us) set at a level the compensation committee has determined is consistent with his or her level of accountability and impact on our operations. The percentage of base salary for our named executive officers (other than the chief executive officer) varies from 65% to 75% of base salary. Also in March 2011, the Compensation Committee determined that the target award under the Executive Incentive Program for Gary D. Blackford, Chairman and Chief Executive Officer, would increase from 85% of base salary to 100% of base salary for 2011. In setting the percentage of base salary for each executive officer (other than our chief executive officer), the compensation committee considers the incentive compensation paid to executives in the Peer Group.

        The corporate financial objective under the EIP relates to earnings before interest, income tax, depreciation and amortization ("EBITDA"), as adjusted for stock-based compensation, transaction and related expenses, loss on extinguishment of debt, other, and board of director expenses ("Adjusted EBITDA"). The minimum, target and maximum levels for achievement of the corporate financial objective are proposed each year by our chief executive officer and finally determined by the compensation committee. In March 2010 the minimum, target and maximum levels for achievement of the corporate financial objective for 2010 EIP awards were determined by our compensation committee in accordance with the levels proposed by our chief executive officer and finally determined by the Compensation Committee. Awards are based on the Company's achievement of the objective for the current year, calculated by comparing actual and target Adjusted EBITDA for that fiscal year.

        For the 2010 EIP awards to each named executive officer, each 1% directional variance to target has a five-percent multiplier effect on the amount of the potential EIP award with bookends at 110% and 93% of target, correlating to a multiplier effect to incentive levels of 150% to 65%, respectively. Named executive officers participating in the EIP receive no payment under the EIP, unless the Company achieves the minimum performance level (93% of target). Named executive officers receive a payment ranging from 65% to 100% of the target award opportunity if the Company achieves a performance level ranging from 93% to 100% of target, and a payment ranging from 100% up to 150% of the target award opportunity if the Company achieves a performance level ranging from 100% to 110% of target. Although our chief executive officer's potential EIP award is governed by his employment agreement, which provides bookends for his potential EIP award at 110% and 90% of target (rather than 110% and 93%) and with a potential payment range from 0% to 170% (rather than 0% to 150%), the compensation committee determined it appropriate to align the chief executive officer's 2010 EIP Program with the other named executive officers, and the chief executive officer agreed to such alignment for fiscal 2010. As such, the 2011 Executive Incentive Plan targets for the named executive officers were as follows:

Senior Manager	2011 Executive Incentive Plan Target as a Percent of 2011 Base Salary
Gary D. Blackford	100%
Rex T. Clevenger	75%
Diana Vance-Bryan	70%
Timothy W. Kuck	70%
Jeffrey L. Singer	70%

Target Achievement*	Bonus Multiplier
110%	150%
105%	125%
100%	100%
99%	95%
98%	90%
97%	85%
96%	80%
95%	75%
94%	70%
93%	65%
<93%	Zero

*
The target is set by the compensation committee

Scale Methodology

        Directionally, every 1% variance to Target has a 5 times multiplier, with bookends at 110% and 93%, subject to the discretion of the compensation committee

        In addition to using EBITDA and Adjusted EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Because EBITDA is not a measure of GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. Adjusted EBITDA is included because certain compensation plans are based upon this measure. For fiscal 2010, the compensation committee established the Adjusted EBITDA target at $121.6 million.

        The named executive officers earn 50% of the actual EIP award based on actual Adjusted EBITDA results versus target. The remaining 50% of the actual Adjusted EBITDA results versus target is earned based on attainment of each named executive officer's specific annual and quarterly objectives noted above.

        For fiscal 2010 the compensation committee reviewed the Company's performance against the corporate financial objective, and reviewed the achievement of each named executive officer's individual objectives on the basis of the performance evaluation delivered by Mr. Blackford. Awards were determined by the compensation committee based on these results. The compensation committee determined that 100% of the 2010 corporate target was achieved, such that Messrs. Blackford, Clevenger and Kuck each should receive 100% of their target awards. Additionally, the compensation committee determined that Ms. Vance-Bryan should receive 121% of her target amount in recognition of her assumption of new responsibilities as Executive Vice President of Operations for a portion of the year and that Mr. Singer should receive 80% of his target award due to 2010 Company revenues falling short of the Company's goal for 2010. Awards granted to named executive officers under the EIP in March 2011 for performance in 2010 are reflected in the "Non-equity Incentive Plan" column of the Summary Compensation Table. The Company paid the EIP award in March 2011.

        During the past five years, the Company achieved performance in excess of the target three times, but did not achieve the maximum performance level. The payout percentage in the past five years ranged between approximately 77% and 164% of the participant's target award opportunity. Generally, the minimum, target and maximum levels for achievement of the corporate financial objective are set, so that the relative difficulty of achieving the target is consistent from year to year.

Severance and/or Change of Control Benefits

        The Company has adopted an Executive Severance Pay Plan that provides for severance benefits for certain of our senior executive officers, including Timothy Kuck, Jeffrey Singer and Diana Vance-Bryan, who are named executive officers. In addition, we have entered into employment agreements with Gary Blackford, our chief executive officer, and Rex Clevenger, our chief financial officer. These employment agreements provide for severance and/or change of control benefits for Mr. Blackford and Mr. Clevenger. Severance and/or change in control benefits serve several purposes and are designed to:

  •
  aid in the attraction and retention of the executives as a competitive practice;

  •
  keep the executives focused on running the business, impartial and objective when confronted with transactions that could result in a change of control; and

  •
  encourage our executives to act in the best interest of our stockholder in evaluating transactions.

        For a detailed discussion of the foregoing, please refer to the caption "Potential Payments Upon Termination or Change in Control" below.

Long-Term Savings Plan and Other Benefits

        The Company has adopted a Long-Term Savings Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute to the plan the lesser of up to 60% of their annual salary or the limit prescribed by the IRS on a pre-tax basis. The Company will match 50% of up to 6% of base pay that is contributed to the Long-Term Savings Plan, subject to the limits prescribed by the IRS, excluding any catch-up contributions. Matching contributions and any earnings on the matching contributions are vested in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1	—
1	33%
2	66%
3	100%

Long-Term Equity Incentive (Stock Option) Compensation

        The 2007 Stock Option Plan of Parent ("2007 Stock Option Plan") provides for the award of stock options to the named executive officers and is designed to:

  •
  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  provide an opportunity for increased equity ownership of Parent by executives; and

  •
  maintain competitive levels of total compensation.

        Stock option award levels vary among participants based on their positions within the Company. Consistent with past practice, broad-based stock option awards were granted in June of 2007, following a change in control of the Company, which occurred in connection with the Transaction. Thereafter, options are expected to be granted at approximately the same time each year during the first quarter and are granted to individuals who were newly hired or who were promoted or who increased their job responsibilities during the past 12-month period. None of the named executive officers received a grant of options subsequent to June 2007. The exercise price of stock option awards under the 2007 Stock Option Plan is equal to the fair market value of Parent's common stock on the grant date as determined by the board of directors of Parent. The ultimate value of an award depends on Parent's stock price. For a detailed discussion of the 2007 Stock Option Plan, including the August 2010 amendment to the vesting provisions of option agreements, see discussion under the heading "2007 Stock Option Plan" below.

Retirement Plans

        Effective December 31, 2002, benefit accruals under our Pension Plan were frozen for all participants and no new participants have been or will be permitted to enter the Pension Plan after that date. Mr. Singer is the only named executive officer who participates in the Pension Plan.

        Under the Pension Plan, all employees who attained age 21 and who completed one year of service prior to December 31, 2002, were eligible to participate in the Pension Plan. Additional service or compensation changes of participants after that date are not considered for purposes of computing participant accrued benefit. However, accumulated service after December 31, 2002 continues to be taken into account for purposes of determining a participant's vested interest and entitlement to an early retirement subsidy and certain death benefits.

        Participants earn the right to receive certain benefits upon termination of employment, including retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Normal retirement benefits are calculated as more particularly illustrated below. Benefits vest according to the following schedule and are 100% vested at normal retirement.

Years of Service	Vesting Percentage
Less than 3	—
3	20%
4	40%
5	60%
6	80%
7	100%

        The formulas below provide an illustration as to how the retirement benefits are calculated.

Normal Retirement

  First Formula

1.6%	X	Average Monthly Pay(1)	X	Years of Credited Service (up to 25)	-	Social Security Offset	=	Monthly Benefit

  Second Formula

Years of Credited Service	X	$6.00	=	Monthly Benefit

(1)
Average monthly pay primarily includes base salary and EIP awards.

        Early retirement benefits are determined generally in the same manner as described above for normal retirement benefit, but are adjusted to reflect the actuarially determined adjusted payout period.

Other Benefits

        Our named executive officers are eligible to participate in the same broad-based benefit and welfare plans that are made available to our employees in general. In addition, if Mr. Blackford elects not to participate in our group health plan, but rather obtains health coverage directly though an insurer approved by our board of directors, we will reimburse Mr. Blackford for the reasonable cost of such coverage in accordance with the terms of his employment agreement with us.

Tax and Accounting Implications

Deductibility of Executive Compensation

        The compensation committee reviews and considers the Company's deductibility of executive compensation. We believe that compensation paid under our EIP is generally 100% deductible for federal income tax purposes, except that potential "excess parachute payments" exist with respect to our named executive officers. Section 280G of the Code, provides that the Company may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. In certain circumstances, the compensation committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers. For 2010, we believe that all executive officer compensation paid will be fully deductible.

Accounting for Stock-Based Compensation

        Beginning January 1, 2006, we began accounting for our stock-based compensation, namely, stock options issued under the 2007 Stock Option Plan, as required by ASC Topic 718, "Compensation—Stock Compensation."

        While Parent established the 2007 Stock Option Plan, compensation expense related to service provided by the Company's employees, including the named executive officers, is recognized in the Company's Statements of Operations with an offsetting Payable to Parent liability.

Executive Compensation

        The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis.

Summary Compensation Table

        The table below sets forth the total compensation awarded to, earned by or paid to the named executive officers for our 2010, 2009 and 2008 fiscal years.

        The named executive officers are not entitled to receive payments which would be characterized as "Bonus" payments for the years ended December 31, 2010, 2009, or 2008. Amounts listed under the "Non-Equity Incentive Plan Compensation" column were determined in accordance with the "2010 Executive Incentive Plan Targets," filed as Exhibit 10.21 to the Annual Report on Form 10-K for the year ended December 31, 2009, as approved by the compensation committee of our board of directors. The non-equity incentive plan compensation was paid in March 2011.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary D. Blackford	2010	$479,820	$2,618,918	$407,800	N/A	$7,197	$3,513,735
Chairman of the Board and	2009	$480,957	$—	$408,800	N/A	$7,214	$896,971
Chief Executive Officer	2008	$446,206	$—	$379,275	N/A	$6,693	$832,174
Rex T. Clevenger	2010	$348,504	$541,845	$291,400	N/A	$7,350	$1,189,099
Executive Vice President and	2009	$349,330	$—	$262,000	N/A	$7,350	$618,680
Chief Financial Officer	2008	$324,089	$—	$243,067	N/A	$6,900	$574,056
Timothy W. Kuck	2010	$252,185	$451,538	$176,500	N/A	$7,350	$887,573
Executive Vice President,	2009	$252,783	$—	$176,900	N/A	$7,350	$437,033
Strategy and Business Development	2008	$234,518	$—	$164,163	N/A	$6,900	$405,581
Jeffrey L. Singer	2010	$244,927	$451,538	$131,400	8,056	$7,348	$843,269
Executive Vice President,	2009	$242,780	$—	$169,900	4,182	$7,350	$424,212
Sales and Marketing(5)	2008	$224,682	$—	$157,277	6,193	$6,740	$394,892
Diana Vance-Bryan	2010	$219,473	$225,769	$172,700	N/A	$6,584	$624,526
Executive Vice President and	2009	$219,993	$—	$143,100	N/A	$6,600	$369,693
Chief Operating Officer(6)	2008	$204,098	$—	$138,300	N/A	$6,123	$348,521

(1)
The amounts in the "Option Awards" column reflect the fact that no grants of option awards were made in the years ended December 31, 2010, 2009 and 2008. For 2010, however, amounts in the "Option Awards" column reflect the incremental fair value of awards, computed in accordance with ASC Topic 718, resulting from the August 11, 2010 amendment to option agreements. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements for the fiscal year ended December 31, 2010 included elsewhere this prospectus. The option agreement amendments relating to all then-outstanding options and were amended on August 11, 2010 to immediately accelerate options that had been eligible to vest on December 31, 2009 but did not then vest because the Company did not achieve the applicable Adjusted EBITDA performance target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, these options remained eligible for vesting in future years based on the Company's achievement of an aggregate adjusted EBITDA target. In addition, the amendments eliminated, as to all performance vesting options, the condition that the Company achieve specified Adjusted EBITDA performance targets in order for those options to vest after the date of the amendment.

(2)
The amounts in the "Non-Equity Incentive Plan Compensation" column reflect the cash awards to the named executive officers under the EIP, which is discussed in detail under the caption "Annual Performance—Based Incentive Compensation."

(3)
The amount in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column for Mr. Singer, the only named executive officer covered by the Pension Plan, reflects the change in the present value of Mr. Singer's benefits under the Pension Plan using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and includes amounts which Mr. Singer may not be entitled to receive because such amounts are not vested. The Pension Plan is discussed in detail under the caption "Retirement Plans."

(4)
The amounts in the "All Other Compensation" column reflect our contributions for all of the named executive officers to the Long-Term Savings Plan, discussed in detail under the caption "Long-Term Savings Plan and Other Benefits."

(5)
During 2010, Jeffrey Singer served as our Executive Vice President, Sales and Marketing. On August 23, 2011, Mr. Singer was promoted to President of PRI Medical Technologies, Inc., effective August 23, 2011.

(6)
During 2010, Diana Vance-Bryan served as our Senior Vice President and General Counsel. On December 22, 2010, Ms. Vance-Bryan was promoted to Executive Vice President of Operations of the Company, effective January 1, 2011.

2010 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
						Exercise or Base Price of Option Awards($/SH)
Name	Grant Date	Threshold ($)	Target ($)	Maximum($)
Gary D. Blackford	August 11, 2010	$—	$—	$—	4,833,333	$1.00	$2,619,918
	N/A	$—	$407,800	$693,260	—	$—	$—
Rex T. Clevenger	August 11, 2010	$—	$—	$—	$1,000,000	$1.00	$541,845
	N/A	$—	$261,400	$392,100	—	$—	$—
Timothy W. Kuck	August 11, 2010	$—	$—	$—	833,333	$1.00	$451,538
		$—	$176,500	$264,750	—	$—	$—
Jeffrey L. Singer	August 11, 2010	$—	$—	$—	833,333	$1.00	$451,538
	N/A	$—	$171,400	$257,100	—	$—	$—
Diana Vance-Bryan	August 11, 2010	$—	$—	$—	416,667	$1.00	$225,769
	N/A	$—	$142,700	$214,050	—	$—	$—

(1)
The amounts shown under "Estimated Future Payments Under Non-Equity Incentive Plan Awards" reflect the minimum, target and maximum payment levels, respectively, under the Company's EIP. These amounts are based on the named executive officer's base salary and position for the year ending and as of December 31, 2010. The 2010 EIP payout is included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

(2)
For 2010, amounts in the "Option Awards" column reflect the incremental fair value of awards, computed in accordance with ASC Topic 718, resulting from the August 11, 2010 amendment to option agreements. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements for the fiscal year ended December 31, 2010 included elsewhere this prospectus. The option agreement amendments relating to all then-outstanding options and were amended on August 11, 2010 to immediately accelerate options that had been eligible to vest on December 31, 2009 but did not then vest because the Company did not achieve the applicable Adjusted EBITDA performance target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, these options remained eligible for vesting in future years based on the Company's achievement of an aggregate adjusted EBITDA target. In addition, the amendments eliminated, as to all performance vesting options, the condition that the Company achieves specified Adjusted EBITDA performance targets in order for those options to vest after the date of the amendment.

Outstanding Equity Awards at December 31, 2010(1)

	OPTION AWARDS(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gary D. Blackford	6/18/2007	9,666,667	4,833,333	$1.00	6/17/2017
Rex T. Clevenger	6/18/2007	2,000,000	1,000,000	$1.00	6/17/2017
Timothy W. Kuck	6/18/2007	1,666,667	833,333	$1.00	6/17/2017
Jeffrey L. Singer	6/18/2007	1,666,667	833,333	$1.00	6/17/2017
Diana Vance-Bryan	6/18/2007	833,333	416,667	$1.00	6/17/2017

(1)
All outstanding equity awards are option awards granted under Parent's 2007 Stock Option Plan, discussed in detail under the caption "Long-Term Equity Incentive (Stock Option) Compensation."

(2)
Half of the options granted under the 2007 Stock Option Plan for our named executive officers vest over a six-year period of service with one-sixth vesting on December 31 of each year of the six-year period, with such unvested options included in the "Number of Securities Underlying Unexercised Options Unexercisable" column. The remaining half of the options also vest over a six-year period and, prior to August 11, 2010, vesting was subject to the Company's attainment of certain performance objectives, with one-sixth vesting on December 31 of each year of the six-year period. On August 11, 2010, the option agreements relating to all then-outstanding options were amended to immediately accelerate options that had been eligible to vest on December 31, 2009 but did not then vest because the Company did not achieve the applicable Adjusted EBITDA performance target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, these options remained eligible for vesting in future years based on the Company's achievement of an aggregate Adjusted EBITDA target. The amendments also eliminated, as to all performance vesting options, the condition that the Company achieve specified Adjusted EBITDA performance targets in order for those options to vest after the date of the amendment. The 2007 Stock Option Plan, including the August 11, 2010 amendment, is discussed in detail under the caption "2007 Stock Option Plan" below.

2010 Pension Benefits

        The table below shows the actuarial present value of accumulated benefits payable to Jeffrey Singer, the only participating named executive officer, including the number of years of service credited to him, under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

        Information regarding our Pension Plan is discussed under the caption "Retirement Plans."

Name(1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gary D. Blackford(1)	N/A	N/A	N/A	N/A
Rex T. Clevenger(1)	N/A	N/A	N/A	N/A
Timothy W. Kuck(1)	N/A	N/A	N/A	N/A
Jeffrey L. Singer	UHS Employees' Pension Plan	4.4	$50,168	$—
Diana Vance-Bryan(1)	N/A	N/A	N/A	N/A

(1)
Mr. Blackford, Mr. Clevenger, Mr. Kuck, and Ms. Vance-Bryan are not eligible to participate in our Pension Plan.

(2)
Includes amounts which the named executive officer may not currently be entitled to receive because the amount is not vested.

Potential Payments upon Termination or Change in Control

Potential Payments Under Employment Agreements

        In connection with the Transaction, IPC negotiated new employment agreements between the Company and each of Mr. Blackford and Mr. Clevenger. The employment agreements were amended and restated on December 31, 2008, to comply with Section 409A of the Code. Section 409A of the Code imposes certain requirements on nonqualified deferred compensation plans and arrangements. Final regulations under Section 409A became effective on January 1, 2009. The terms of the amended and restated employment agreements, as they related to the possible payments upon termination of each of the aforementioned named executive officers, are summarized below and are economically equivalent to the benefits Mr. Blackford and Mr. Clevenger were entitled to before, with the timing of payments and certain other provisions modified to comply with Section 409A. The amounts shown below assume that termination of employment was effective as of December 31, 2010, include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts paid can only be determined at the time of each named executive officer's separation from us.

  Gary D. Blackford—Employment Agreement

        The following termination and Change of Control payments are payable under Mr. Blackford's employment agreement, contingent upon Mr. Blackford or his representative executing and delivering a release of all claims against the Company and all present and former directors, officers, agents, representatives, executives, successors and assignees of the Company and its direct or indirect owners within 45 days of the date of termination, provided 15 days have elapsed since such execution without any revocation thereof by Mr. Blackford or his representative.

  Payments Made Upon Death or Disability

        In the event of death or disability, Mr. Blackford or his legal representative will receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  100% of his current base salary;

  •
  $11,350 intended for health and welfare benefits;

  •
  earned and unpaid EIP compensation for the calendar year ending prior to the date of termination, if any; and

        The Company also will pay Mr. Blackford or his legal representative Mr. Blackford's pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        "Disability" means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement.

  Payments Made Upon Termination Without Cause or Resignation For Good Reason

        If we terminate Mr. Blackford's employment without Cause or he resigns for Good Reason, Mr. Blackford will receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  185% of his current base salary;

  •
  $11,350 intended for health and welfare benefits; and

  •
  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        The Company also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

"Cause" means:

  •
  the commission by the named executive officer of a felony for which he is convicted; or

  •
  the material breach by the named executive officer of his agreements or obligations under his employment agreement described in a written notice to the named executive officer that is not capable of being cured or has not been cured within 30 days after receipt.

Mr. Blackford will have "Good Reason" for termination if other than for Cause any of the following has occurred:

  •
  Mr. Blackford's base salary or EIP target percentage has been reduced, other than in connection with an across-the-board reduction, not to exceed 5% of the then current base salary, of approximately the same percentage in executive compensation to executive employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us;

  •
  our board of directors establishes an unachievable and commercially unreasonable adjusted EBITDA target that we must achieve for the named executive officer to receive an EIP under his employment agreement and Mr. Blackford provides written notice of his objection to the board of directors within ten business days;

  •
  Mr. Blackford is not elected or re-elected to the board of directors;

  •
  we have reduced or reassigned a material portion of Mr. Blackford's duties, have diminished his title, have required Mr. Blackford to relocate outside the greater Minneapolis area, have relocated our corporate headquarters outside the greater Minneapolis area or have removed or relocated outside the greater Minneapolis area a material number of our employees or senior management, in each case without Mr. Blackford's written consent; or

  •
  we have breached in any material respect the employment agreement of Mr. Blackford.

  Payments Made Upon Termination for Cause or Resignation Without Good Reason

        If we terminate Mr. Blackford's employment under his employment agreement for Cause or Mr. Blackford resigns without Good Reason, all of Mr. Blackford's rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

  Payments Made Upon a Change of Control

        In the event of the termination without Cause or resignation for Good Reason of Mr. Blackford at any time within six months before, or 24 months following, a Change of Control, or the termination of employment by Mr. Blackford for any reason during the 30-day period following the six month anniversary of the Change of Control, and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, Mr. Blackford will receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  285% of his current base salary;

  •
  $11,350 intended for health and welfare benefits; and

  •
  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        However, if Mr. Blackford's employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Blackford for Good Reason, then Mr. Blackford will receive payments in accordance with the provisions noted under the heading "Payments Made Upon Termination Without Cause or Resignation For Good Reason," and within 30 days following the Change in Control, Mr. Blackford will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

        The Company also will pay Mr. Blackford his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Blackford will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        If any payment or benefit received or to be received by Mr. Blackford in connection with a Change in Control of us constitutes a "parachute payment," within the meaning of Section 280G(b)(2) of the Code which would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Mr. Blackford will receive from us an additional cash payment (the "Gross-Up Payment") so that, after payment by Mr. Blackford of all taxes, including income taxes (and any related interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Mr. Blackford retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the parachute payments. The Gross-Up Payment will be paid to Mr. Blackford or deposited with the government as withholding in a lump sum payment no later than 90 days following the date on which Mr. Blackford is required to pay the Excise Tax, but in no event later than the end of the tax year following the tax year in which Mr. Blackford submits the Excise Tax to the government.

        "Change of Control" means (i) when any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) (other than the Company, IPC Manager III, L.P. (formerly known as Bear Stearns Merchant Banking Manager III, L.P.) or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholder or stockholders, as the case may be, of the Company, in substantially the same proportions as their ownership of stock of the Company), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), (A) "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company's outstanding shares of common stock), or (B) substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a "person" (as defined above) if, following such transaction, the holders of a majority of the Company's outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction. "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        The following table shows the potential payments upon a termination or Change of Control of us pursuant to Mr. Blackford's employment agreement.

Gary D. Blackford
Chairman of the Board and Chief Executive Officer

Executive Benefits and Payments Upon Separation	Death or Disability on 12/31/2010	For Good Reason or Without Cause Termination on 12/31/2010	Without Good Reason or With Cause Termination on 12/31/2010	Change of Control Related Termination on 12/31/2010
Compensation:
Non-Equity Incentive Plan	$407,800	$407,800	$—	$407,800
Stock Options	9,666,667	9,666,667	9,666,667	14,500,000
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	—	11,350
Severance Payments	479,820	887,667	—	1,367,487

Total	$10,565,637	$10,973,484	$9,666,667	$16,286,637

  Rex Clevenger—Employment Agreement

        The following termination and Change of Control payments are payable under Mr. Clevenger's employment agreement, contingent upon Mr. Clevenger or his representative executing and delivering a release of all claims against the Company and all present and former directors, officers, agents, representatives, executives, successors and assignees of the Company and its direct or indirect owners within 45 days of the date of termination, provided 15 days have elapsed since such execution without any revocation thereof by Mr. Clevenger or his representative.

  Payments Made Upon Death or Disability

        In the event of death or disability, Mr. Clevenger or his legal representative will receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  100% of his current base salary;

  •
  $11,350 intended for health and welfare benefits; and

  •
  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein. "Disability" means the named executive officer becomes physically or mentally disabled, whether totally or partially, either permanently or so that the named executive officer is unable substantially and competently to perform his duties for 180 days during any 12-month period during the term of his employment agreement.

  Payments Made Upon Termination Without Cause or Resignation For Good Reason

        If we terminate Mr. Clevenger's employment without Cause or he resigns for Good Reason, Mr. Clevenger will receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  175% of his current base salary;

  •
  $11,350 intended for health and welfare benefits; and

  •
  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        The Company also will pay Mr. Clevenger his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        "Cause" means:

  •
  the commission by the named executive officer of a felony for which he is convicted; or

  •
  the material breach by the named executive officer of his agreements or obligations under his employment agreement described in a written notice to the named executive officer that is not capable of being cured or has not been cured within 30 days after receipt.

        Mr. Clevenger will have "Good Reason" for termination if, other than for Cause, any of the following has occurred:

  •
  Mr. Clevenger's base salary or EIP target percentage has been reduced, other than in connection with an across-the-board reduction, not to exceed 5% of the then current base salary, of approximately the same percentage in executive compensation to executive employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us;

  •
  our board of directors establishes an unachievable and commercially unreasonable adjusted EBITDA target that we must achieve for the named executive officer to receive an EIP under his employment agreement and Mr. Clevenger provides written notice of his objection to the board of directors within ten business days;

  •
  we have reduced or reassigned a material portion of Mr. Clevenger's duties, have diminished his title, have required Mr. Clevenger to relocate outside the greater Minneapolis, Minnesota area, have relocated our corporate headquarters outside the greater Minneapolis area or have removed or relocated outside the greater Minneapolis area a material number of our employees or senior management, in each case without Mr. Clevenger's written consent; or

  •
  we have breached, in any material respect, the employment agreement of Mr. Clevenger.

  Payments Made Upon Termination for Cause or Resignation Without Good Reason

        If we terminated Mr. Clevenger's employment under his employment agreement for Cause or he resigns without Good Reason, all of Mr. Clevenger's rights to payments, other than payment for services already rendered and any other benefits otherwise due, cease upon the date of termination.

  Payments Made Upon a Change of Control

        If we terminate Mr. Clevenger's employment without Cause or Mr. Clevenger resigns for Good Reason at any time within six months before, or 24 months following, a Change of Control and notwithstanding and in lieu of amounts provided for resignation without Cause or for resignation for Good Reason, Mr. Clevenger is entitled to receive, on the 61st day following termination, a lump sum payment consisting of the following:

  •
  262.5% of his current base salary;

  •
  $11,350 intended for health and welfare benefits; and

  •
  earned and unpaid bonus for the calendar year ending prior to the date of termination, if any.

        The Company also will pay Mr. Clevenger his pro rata EIP award for the calendar year in which his employment terminates, at the time the Company pays EIP awards to other senior executives for that same calendar year. Additionally, Mr. Clevenger will receive accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein.

        However, if Mr. Clevenger's employment terminates within six months prior to a Change in Control due to termination by the Company without Cause or due to termination by Mr. Clevenger for Good Reason, then Mr. Clevenger will receive payments in accordance with the provisions noted under the heading "Payments Made Upon Termination Without Cause or Resignation For Good Reason," and within 30 days following the Change in Control, Mr. Clevenger will receive an additional lump sum payment equal to the difference between the payment already received and the amount required under the Change in Control provisions noted above.

        "Change of Control" means (i) when any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than the Company, IPC Manager III, L.P. or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholder or stockholders, as the use may be, of the Company, in substantially the same proportions as their ownership of stock of the Company), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), (A) "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company's outstanding shares of common stock), or (B) substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a "person" (as defined above) if, following such transaction, the holders of a majority of the Company's outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction. "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        The following table shows the potential payments upon a termination or Change of Control of us under Mr. Clevenger's employment agreement.

 Rex T. Clevenger
Executive Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Separation	Death or Disability on 12/31/2010	For Good Reason or Without Cause Termination on 12/31/2010	Without Good Reason or With Cause Termination on 12/31/2010	Change of Control Related Termination on 12/31/2010
Compensation:
Non-Equity Incentive Plan	$261,400	$261,400	$—	$261,400
Stock Options	2,000,000	2,000,000	2,000,000	3,000,000
Benefits and Perquisites:
Health and Welfare Benefits	11,350	11,350	—	11,350
Severance Payments	348,504	609,882	—	914,823

Total	$2,621,254	$2,882,632	$2,000,000	$4,187,573

Potential Payments Under our Executive Severance Pay Plan

        On June 1, 2007 we adopted an Executive Severance Pay Plan, which the compensation committee amended on December 31, 2008 to comply with Section 409A of the Code. The amended Executive Severance Pay Plan provides benefits that are economically equivalent to the benefits the covered senior executives were entitled to under the June 1, 2007 plan, with the timing of payment and certain other provisions modified to comply with Section 409A. Additionally, references to the controller were removed, because our controller, who serves as our chief accounting officer, became a vice president during 2008, and as a vice president, he is entitled to benefits generally available to all vice presidents under the Executive Severance Pay Plan.

        In February 2011, the Executive Severance Pay Plan was amended to:

  •
  exclude benefits from being paid if a change of control occurs as a result of the sale or transfer of substantially all of the assets of UHS to a private equity firm who invests in companies (a "Private Equity Firm"), or a company owned or controlled by a Private Equity Firm;

  •
  prohibit the Executive Severance Pay Plan from being modified, amended or terminated 30 days prior to or six months after a change in control in a way that adversely impacts a participants benefits; and

  •
  add the controller and general counsel as participants.

        The Executive Severance Pay Plan covers our executive vice presidents, senior vice presidents and vice presidents who are not covered by an employment agreement with the Company. Executives covered by the Executive Severance Pay Plan include the following named executive officers: Timothy Kuck, Jeffrey Singer and Diana Vance-Bryan. The terms of the Executive Severance Pay Plan, as they related to the possible payments upon termination of each of the aforementioned named executive officers, are summarized below. The amounts shown assume that termination was effective as of December 31, 2010, include amounts earned through that date and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts paid can only be determined at the time of each named executive officer's separation from us.

        Payments Made Upon Termination for Cause, Resignation Except for Good Reason, upon a Change in Control, Death or Disability

        In the event of termination of employment for Cause, voluntary resignation except for Good Reason, upon a Change in Control or upon the death or disability of a named executive officer, no severance benefits are payable.

        "Cause" means:

  •
  the executive's continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially the executive's duties (the "duties") as determined by the executive's immediate supervisor, or the chief executive officer, or a senior vice president of the Company (other than as a result of a disability);

  •
  dishonesty or fraud in the performance of the executive's duties or a material breach of the executive's duty of loyalty to the Company or its subsidiaries;

  •
  conviction or confession of an act or acts on the executive's part constituting a felony under the laws of the United States or any state thereof or any misdemeanor which materially impairs such executive's ability to perform the duties;

  •
  any willful act or omission on the executive's part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

  •
  any breach by the executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to the executive.

        "Change of Control" means any event as a result of which Irving Place Capital and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Company or any sale or transfer of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change of Control will not include the sale or transfer of all or substantially all of the assets of the Company to a Private Equity Firm, or a company owned or controlled by a Private Equity Firm.

        "Resignation for Good Reason" means any of the following has occurred and the named executive officer has given notice thereof within 90 days of the event, we have not cured within 30 days of receipt of such notice, and the named executive officer terminates employment within 60 days thereafter:

  •
  we have reduced or reassigned a material portion of the executive's duties;

  •
  the executive's base salary has been materially reduced other than in connection with an across-the-board reduction of approximately the same percentage in executive compensation to employees imposed by our board of directors in response to negative financial results or other adverse circumstances affecting us; or

  •
  we have required the executive to relocate in excess of 50 miles from the location where the executive is currently employed.

  Payments Made Upon Termination Without Cause or Resignation for Good Reason

        If we terminate the named executive officer's employment without Cause (other than death or disability) or the named executive officer resigns for Good Reason and the named executive officer signs a General Release within 45 days of the date of termination, the named executive officer will receive his or her then current salary on a bi-weekly payment schedule and COBRA benefits, if so elected by the named executive officer, for the 12-month period following termination ("Severance Period"), provided the time period allowed by the Company for rescission of the General Release has elapsed. The first payments will be made on the 61st day following the date of termination and will include any such payment(s) that would otherwise have been made prior to the time the General Release was effective. "General Release" means a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.

        A failure to execute a General Release within 45 days of the named executive officer's date of termination or a subsequent rescission of such General Release within the time allowed will result in the loss of any rights to receive payments or benefits under the Executive Severance Pay Plan.

        If the named executive officer finds other employment within 12 months from the date of termination, the amount of salary payable and COBRA benefits to the named executive officer will be reduced by the value of the compensation and benefits that the named executive officer receives in the named executive officer's new employment.

        If the named executive officer resigns for Good Reason, the named executive officer will receive a pro rata payment under our EIP, based on days employed, for the then current calendar year in which the termination occurs, payable at the time the EIP award is paid to our other senior executives.

        The following tables show the potential payments to each of the named executive officers covered by our Executive Severance Pay Plan upon a termination or Change of Control.

Diana Vance-Bryan
Executive Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Separation	Without Cause Termination on 12/31/2010	For Good Reason Termination on 12/31/2010	Control Related Termination on 12/31/2010
Compensation:
Non-Equity Incentive Plan	$—	$142,700	$—
Stock Options	833,333	833,333	1,250,000
Benefits and Perquisites:
Health and Welfare Benefits	—	12,300	—
Severance Payments	219,473	219,473	—

Total	$1,052,806	$1,207,806	$1,250,000

Timothy W. Kuck
Executive Vice President, Strategy and Business Development

Executive Benefits and Payments Upon Separation	Without Cause Termination on 12/31/2010	For Good Reason Termination on 12/31/2010	Control Related Termination on 12/31/2010
Compensation:
Non-Equity Incentive Plan	$—	$176,500	$—
Stock Options	1,666,667	1,666,667	2,500,000
Benefits and Perquisites:
Health and Welfare Benefits	—	12,300	—
Severance Payments	252,185	252,185	—

Total	$1,918,852	$2,107,652	$2,500,000

 Jeffrey L. Singer
Executive Vice President, Sales

Executive Benefits and Payments Upon Separation	Without Cause Termination on 12/31/2010	For Good Reason Termination on 12/31/2010	Control Related Termination on 12/31/2010
Compensation:
Non-Equity Incentive Plan	$—	$171,400	$—
Stock Options	1,666,667	1,666,667	2,500,000
Benefits and Perquisites:
Health and Welfare Benefits	—	12,300	—
Severance Payments	244,927	244,927	—

Total	$1,911,594	$2,095,294	$2,500,000

2007 Stock Option Plan

        On May 31, 2007, our Parent's board of directors adopted the 2007 Stock Option Plan in connection with the Transaction. The 2007 Stock Option Plan provides for the issuance of approximately 43.9 million nonqualified stock options of our Parent to any of our and Parent's executives, including the named executive officers, other key employees and to consultants and certain directors. The options allow for the purchase of shares of common stock of our Parent at prices no lower than the stock's fair market value at the date of grant. The exercise price of the stock option awards granted during the years ended December 31, 2010, 2009 and 2008 was set reasonably and in good faith by Parent's board of directors and compensation committee and is equal to the market value of Parent's common stock on the grant date. The exercise price of options issued during the years ended December 31, 2010 and 2009, was determined through a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses. The exercise prices of options issued during the year ended December 31, 2008 was determined by reference to the then recent per share valuation of Parent resulting from the 2007 Transaction as detailed below.

(in thousands, except per share amount)
Equity Contribution at May 31, 2007 from Irving Place Capital and UHS Management to Parent	$248,794
Parent shares issued and outstanding at May 31, 2007	248,794

Per share Parent valuation at May 31, 2007	$1.00

        The 2007 Stock Option Plan is administered by Parent's board of directors and compensation committee, which has the authority to select the persons to whom awards are granted, to determine the exercise price, if any, and the number of shares of common stock covered by such awards, and to set other terms and conditions of awards, including any vesting schedule. Parent's board of directors is permitted to amend, alter, suspend, discontinue or terminate the plan at any time, and either the Parent's compensation committee or Parent's board of directors is permitted to amend or terminate any outstanding award, except that an outstanding award may not be amended or terminated without the holder's consent if such amendment or termination would adversely affect the rights of the holder.

        While the terms of the options to be granted under the 2007 Stock Option Plan will be determined at the time of grant, our employee stock options issued in fiscal 2010, 2009 and 2008 will expire 10 years from the date of grant. Option grants to directors are 100% fixed vesting options, with one-sixth vesting on each December 31 over a six-year period. Option grants to employees are comprised of 50% fixed vesting and 50% performance vesting options. Fixed vesting options vest over a six-year service period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or the Company. Upon a sale of Parent or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable. Performance vesting options vest over a six-year period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or the Company. Prior to the Amendment described below, the vesting of performance vesting options was also subject to the Company's attainment of either an adjusted EBITDA target for the then current year or an aggregate adjusted EBITDA target, as set forth in the respective form of option agreement. Also prior to the Amendment, upon a sale of Parent or the Company, all of the unvested options that vest upon the achievement of established performance targets would have vested and become exercisable upon IPC's achievement of a certain internal rate of return on its investment in Parent, subject to certain conditions. With respect to both fixed vesting and performance vesting options, an employee's unvested options are forfeited when employment is terminated, and vested options must be exercised within a prescribed time period on or following termination to avoid forfeiture. Before the exercise of an option, the holder has no rights as a stockholder regarding the shares subject to the option, including voting rights.

        On August 11, 2010, the compensation committee of our board of directors recommended, and the board of directors (the "Parent Board") of UHS Holdco, Inc. approved, an amendment (the "Amendment") to the vesting provisions contained in all outstanding option agreements of participants in the 2007 Stock Option Plan who were employed by Parent or us as of the effective date of the Amendment, or served on our board of directors through that date. The Amendment, among other things, did away with the requirement that the EBITDA-based performance objectives be achieved in order for performance vesting options to vest, in effect providing for time-based vesting of these options rather than performance vesting. The Amendment did not change the number of options granted, the strike price, or any continued service requirements. The Amendment also provided for the acceleration of vesting, for 2007 Stock Option Plan participants who were employed by Parent or us as of the effective date of the Amendment and who were granted options prior to December 31, 2009, of options (the "Accelerated Options") to purchase approximately 2,996,000 shares of common stock of Parent that were eligible for vesting on December 31, 2009, but did not vest because we did not achieve the applicable Adjusted EBITDA target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, the Accelerated Options remained eligible for vesting in future years based on our achievement of an aggregate Adjusted EBITDA target. Except as described above, all other terms and conditions applicable to the Accelerated Options remain in effect. The Amendment also amended the provisions relating to time vesting options granted under the 2007 Stock Option Plan to achieve greater consistency between the treatment of these options and the treatment of performance vesting options in the event of a sale of substantially all of the assets of Parent or us.

        The Parent Board recognized the increased level of difficulty in achieving the original performance targets relating to performance vesting options (which were established in 2007), taking into consideration continued economic challenges, and authorized the Amendment in an effort to ensure that Parent continues to provide long-term incentives that drive core operating performance, while creating a meaningful retention benefit.

Director Compensation

        Through June 2011, we paid each of our independent directors cash compensation of $30,000 per year for their service as independent directors. Members of our audit committee who were independent also received an annual fee of $5,000 ($10,000 for the chair), and members of our compensation committee who our board determined were independent received an annual fee of $3,000. In June 2011, we revised our director compensation policy to pay independent directors an additional $20,000 annually and the chair of the audit committee an additional $10,000 annually. These amounts are reviewed by the board from time to time, and all amounts are pro-rated for partial year directorship or membership, as appropriate. Directors who are not independent do not receive compensation for services on the board of directors. Although David Crane serves as a senior advisor to IPC, we consider him to be independent for compensation purposes.

        Independent directors are eligible to receive grants of stock options under the 2007 Stock Option Plan, subject to the approval of Parent's board of directors. In addition, we reimburse our independent directors for all out-of-pocket expenses incurred in connection with their activities as members of the board, provided that they are expected to follow travel and expense guidelines established for all of our officers and directors.

2010 Cash Compensation

        In 2010, each of our independent directors (Mr. Roberg, Mr. Schochet, Mr. McKenna, and Mr. Crane) received cash compensation of $30,000 for his service as an independent director. Mr. Grotting, our newest independent director, received a prorated amount for his services which equaled $15,000. In addition, the following annual fees were paid based on committee memberships:

  •
  Mr. Crane received cash compensation of $3,000 for his service as a member of our compensation committee. Mr. Crane received an aggregate amount of $33,000 during 2010.

  •
  Mr. McKenna received cash compensation of $3,000 for his service as a member of our compensation committee. Mr. McKenna received an aggregate amount of $33,000 during 2010.

  •
  Mr. Roberg received cash compensation of $10,000 for his service as chairman of our audit committee. Mr. Roberg received an aggregate amount of $40,000 during 2010.

  •
  Mr. Schochet received cash compensation of $5,000 for his service as a member of our audit committee. Mr. Schochet received an aggregate amount of $35,000 during 2010.

Stock Option Compensation

        On August 11, 2010, our board of directors elected Mr. Gotting to serve as a new member of the board of directors, at which time, the board of directors of the Parent authorized the grant of options to purchase 300,000 shares of Parent common stock at the market value of Parent's common stock on the grant date of $1.83 per share under and pursuant to the terms of the 2007 Stock Option Plan, for his service as an independent director.

        In April 2008, Mr. McKenna, Mr. Schochet, and Mr. Crane each received a grant of stock options to purchase 300,000 shares of Parent's common stock at the market value of Parent's common stock on the grant date of $1.00 per share under and pursuant to the terms of the 2007 Stock Option Plan, for their service as our independent directors.

        In December 2007, Mr. Roberg received a grant of stock options to purchase 300,000 shares of Parent's common stock at the market value of Parent's common stock on the grant date of $1.00 per share under and pursuant to the terms of the 2007 Stock Option Plan, for his service as our director and chairman of the audit committee.

Until a stock option vests and is exercised, the underlying share cannot be voted. These stock options vest over a six-year period of service with one-sixth of the grant vesting each year. The 2007 Stock Option Plan is discussed in detail under the caption "2007 Stock Option Plan" above.

2010 Director Compensation Table

        The table below summarized the compensation paid by the Company to directors for the fiscal year ended December 31, 2010:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Barry Schochet	$35,000	$—	$35,000
Bret D. Bowerman	—	—	—
David Crane	33,000	—	33,000
John D. Howard	—	—	—
Kevin L. Roberg	40,000	—	40,000
Mark M. McKenna	33,000	—	33,000
Robert Juneja	—	—	—
John B. Grotting	15,000	216,362	231,362

(1)
Only the members of our board who are independent for compensation purposes receive compensation for their service as directors.

(2)
The amount in the "Fees Earned or Paid in Cash" column for Mr. Schochet, Mr. Crane, Mr. Roberg, and Mr. McKenna represents retainer and committee fees as discussed in detail under the caption "2010 Cash Compensation."

(3)
The amounts in the "Option Awards" column reflect the fair value of the award granted for the year ended December 31, 2010, in accordance with ASC Topic 718, of awards pursuant to the 2007 Stock Option Plan. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements for the fiscal year ended December 31, 2010 included elsewhere in this prospectus. As of December 31, 2010, Mr. Roberg, Mr. McKenna, Mr. Schochet, and Mr. Crane each had 300,000 options outstanding and 150,000 options exercisable under the 2007 Stock Option Plan. As of December 31, 2010, Mr. Grotting had 300,000 options outstanding and 50,000 options exercisable under the 2007 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2010, the directors serving on the compensation committee of our board of directors were Mr. Juneja, Mr. Crane, and Mr. McKenna, none of whom has served as an officer or employee of UHS.

        For a discussion of the related person transactions between or among the foregoing compensation committee members, their affiliates and us, see "Security Ownership of Certain Beneficial Owners and Management" elsewhere in this prospectus.

        Our board of directors has considered the compensation policies and practices that are generally applicable to all employees, including our non-executive officers, and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our capital stock is owned by Parent. IPC and certain members of our management team own all of the capital stock of Parent. The following table sets forth certain information known to us, based on information provided by Parent, regarding the beneficial ownership of the common stock of Parent as of August 1, 2011 by:

  •
  each person who is the beneficial owner of more than 5% of its outstanding voting stock;

  •
  each member of the board of directors of Parent and our named executive officers; and

  •
  all of our directors and executive officers listed in the table under "Management—Executive Directors and Officers" as a group.

        To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)(1)
Principal Stockholders:
IPC/UHS, L.P.(2)(3)(4)	175,000,000	65.2
IPC/UHS Co-Investment Partners, L.P.(2)(3)(4)	63,913,306	23.8
Directors and Named Executive Officers(5):
Gary D. Blackford(6)	13,591,054	5.1
Rex T. Clevenger(7)	2,100,000	*
Timothy W. Kuck(8)	2,166,521	*
Jeffrey L. Singer(9)	3,658,276	1.4
Diana Vance-Bryan(10)	833,333	*
Barry P. Schochet(11)	150,000	*
Bret D. Bowerman(12)	—	—
David Crane(11)	150,000	*
John D. Howard(3)	238,913,306	89.1
Kevin L. Roberg(11)	150,000	*
Mark M. McKenna(11)	150,000	*
John B. Grotting(13)	50,000	*
Robert Juneja(4)	238,913,306	89.1
All directors and executive officers as a group (17 persons)	265,756,142	99.1

*
Denotes less than one percent.

(1)
Percentage of beneficial ownership is based on the aggregate of 248,821,217 shares of Parent's common stock outstanding as of August 1, 2011 and 19,378,365 options exercisable or becoming exercisable for our directors and executive officers within 60 days of August 1, 2011. The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

(2)
IPC III GP, LLC ("GP, LLC") may be deemed a beneficial owner of shares of Parent due to its status as a general partner of IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P. GP, LLC disclaims beneficial ownership of any such shares of which it is not the holder of record.

(3)
Mr. Howard is the Chief Executive Officer of Irving Place Capital, an independent private equity firm located in New York, NY, formerly known as Bear Stearns Merchant Banking, or BSMB. IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P. were previously known as BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P. On October 31, 2008, Bear Stearns Merchant Banking, commonly known as "BSMB," which was affiliated with Bear Stearns & Co. Inc., spun out into an independent firm and changed its name to "Irving Place Capital." Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, may be deemed to share beneficial ownership of shares owned of record by Irving Place Capital and IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P. Mr. Howard has investment and voting power with respect to shares owned by Irving Place Capital and IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Irving Place Capital has the right to designate three persons to the Company's board of directors pursuant to the securityholders agreement referred to under "Certain Relationships and Related Party Transactions and Director Independence—Securityholders Agreement." The address for Mr. Howard identified in this footnote is c/o Irving Place Capital, 277 Park Avenue, 39th Floor, New York, New York 10172.

  The address for each of the entities identified in this footnote is c/o Irving Place Capital, 277 Park Avenue, 39th Floor, New York, New York 10172.

(4)
Mr. Juneja is a Senior Managing Director and Partner of Irving Place Capital. His address is c/o Irving Place Capital, 277 Park Avenue, 39th Floor, New York, New York 10172.

(5)
Unless otherwise specified, the address of each of the named individuals is c/o Universal Hospital Services, Inc., 7700 France Avenue South, Suite 275, Edina, Minnesota 55435.

(6)
Includes 1,307,275 shares of common stock held by Mr. Blackford's wife and 790,448 shares of common stock held by Mr. Blackford's children, which may collectively be deemed to be beneficially owned by Mr. Blackford, and options to purchase 9,666,667 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

(7)
Includes options to purchase 2,000,000 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

(8)
Includes options to purchase 1,666,667 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

(9)
Includes options to purchase 1,666,667 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

(10)
Includes options to purchase 833,333 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

(11)
Includes options to purchase 150,000 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011, for each of Mr. Roberg, Mr. Crane, Mr. McKenna, and Mr. Schochet.

(12)
Mr. Bowerman is a Principal of Irving Place Capital. His address is c/o Irving Place Capital, 277 Park Avenue, 39th Floor, New York, New York 10172.

(13)
Includes options to purchase 50,000 shares of common stock that are exercisable or become exercisable within 60 days of August 1, 2011.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND
DIRECTOR INDEPENDENCE

Transactions with Related Persons

        The board of directors has adopted a written policy and written procedures regarding transactions with related persons. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire, which requires disclosure of any transactions in which we are a participant and the director, executive officer or any member of his immediate family (each a "related person"), have a direct or indirect material interest. The policy and procedures charge the audit committee with the review, approval and/or ratification of any material transactions with a related person. In determining whether to authorize, approve and/or ratify a transaction, the audit committee will use any process and review any information that it determines is reasonable in light of the circumstances in order to determine if the transaction is fair and reasonable and on terms no less favorable to us than could be obtained in a comparable arm's length transaction with an unrelated third party to us. The audit committee may, but is not required to, seek bids, quotes or independent valuations from unaffiliated third parties sufficient to enable the audit committee to assess the fairness of the transaction to us.

Management Agreements

        Payments under the management agreements described below may be made only to the extent permitted by our senior secured credit facility, our notes and our floating rate notes.

        On May 31, 2007, in connection with the Recapitalization, we and IPC entered into a professional services agreement pursuant to which general advisory and management services are provided to us with respect to financial and operating matters. IPC is an owner of Parent, and the following members of our board of directors are associated with IPC: John Howard, Robert Juneja and Bret Bowerman. In addition, David Crane, a director, provides consulting services to IPC. The professional services agreement requires us to pay an annual advisory fee for ongoing advisory and management services equal to the greater of $500,000 or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year, payable in quarterly installments. We paid IPC approximately $810,000 in 2010 for advisory and management services.

        The professional services agreement was amended and restated in 2008, to state that IPC may provide to us certain strategic services in exchange for a portion of the fees that would have been payable by us to IPC as advisory fees under the original professional services agreement, provided that the aggregate of the advisory and strategic services fees do not exceed the greater of $500,000 or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year.

Securityholders Agreement

        Irving Place Capital, the parent company of IPC, and certain members of our management that acquired securities of Parent in connection with the merger entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such stockholders. The securityholders agreement, among other things:

  •
  limits the ability of the stockholders to transfer their securities in Parent, except certain permitted transfers specified therein;

  •
  provides for certain co-sale rights; and

  •
  provides for certain rights of first refusal with respect to transfers by stockholders other than to certain permitted transferees.

Director Independence

        Information regarding the independence of our directors is incorporated by reference to the appropriate information, under "Management—Meetings and Committees of the Board of Directors—The Board of Directors."

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        We summarize below the principal terms of our senior secured credit facility. This summary is not a complete description of all of the terms of our senior secured credit facility and is subject to, and qualified in its entirety by reference to, the complete text of the related credit agreement.

        Our senior secured credit facility is a first lien senior secured asset-based revolving credit facility providing for loans in an amount up to $195.0 million with GE Business Financial Services Inc., as administrative agent (the "Administrative Agent"), Bank of America, N.A., as documentation agent and the lenders party thereto. Our senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents, in the form of revolving loans, swing line loans and letters of credit.

        Borrowing Base.    The availability under our senior secured credit facility is subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment.

        Maturity.    The maturity date of the facility is November 30, 2014.

        Collateral; Guarantees.    Our obligations under our senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our (and our parent company's and subsidiaries) stock, any joint ventures and certain other exceptions. Our obligations under our senior secured credit facility are unconditionally guaranteed by our parent company and our current domestic subsidiaries.

        Interest Rates; Fees.    Borrowings under our senior secured credit facility accrue interest (including a credit spread varying with facility usage) at the option of the borrower:

  •
  at a per annum rate equal to 1.750% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; or

  •
  at a per annum rate equal to 2.750% above the adjusted LIBOR rate used by the agent, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected (i.e., one, two, three or six month duration, or if available to all relevant Lenders, nine or twelve months for LIBOR borrowings, as selected by us).

        Overdue principal, interest and other amounts bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. Our senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        Mandatory and Optional Prepayment.    We may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the loans in whole or in part without premium or penalty. We are required to make mandatory prepayments if borrowings at any time exceed the aggregate revolving credit commitments or the borrowing base then in effect, and with the net cash proceeds of certain issuances of indebtedness.

        Covenants.    Our senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and our parent company will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, our senior secured credit facility restricts our ability and our parent company's ability to incur indebtedness, create or permit liens on our and our parent company's assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business and enter into hedging transactions. The senior secured credit facility also contains a financial covenant consisting of a minimum ratio of trailing four quarter EBITDA to cash interest expense. Parent, the Company and the Guarantors may not permit the ratio of (a) consolidated EBITDA to (b) the amount by which (i) the sum of interest expense for such period exceeds (ii) interest income to be less than 1.50:1.00 as of the end of any fiscal quarter during which availability under our senior secured credit facility has been less than $15 million for three consecutive days during such quarter.

        Events of Default.    Our senior secured credit facility specifies certain events of default, including among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under our senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under our senior secured credit facility.

Floating Rate Notes

        On May 31, 2007, we issued $230.0 million aggregate principal amount of our floating rate notes under an indenture, dated as of May 31, 2007, as amended, between UHS Merger Sub, Inc. (as predecessor to the Company) and Wells Fargo Bank, National Association, as trustee.

        Interest on our floating rate notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At June 30, 2011, our LIBOR-based rate (as defined therein) was 3.778%, which includes the credit spread noted above. Interest on our floating rate notes is payable semiannually, in arrears, on each June 1 and December 1. Our floating rate notes mature on June 1, 2015. In June 2007, we entered into an interest rate swap agreement for $230.0 million, which expires on June 1, 2012, which has the effect of converting the interest rate applicable to our $230.0 million of floating rate notes to fixed interest rates. As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million floating rate notes to be 9.065%. See also "Management's Discussion of Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Interest Rate Swap."

        We may currently redeem some or all of our floating rate notes at par plus accrued and unpaid interest, if any, on our floating rate notes redeemed, to the applicable redemption date, subject to the rights of noteholders.

        Upon the occurrence of a change of control, each holder of our floating rate notes has the right to require us to repurchase some or all of such holder's floating rate notes, subject to our right to call such notes at par, at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        The Second Lien Senior Secured Indenture contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to incur additional indebtedness, pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt, issue redeemable stock or preferred stock, issue stock of subsidiaries, make certain investments, transfer or sell assets, create liens on our assets to secure debt, enter into transactions with affiliates and merge or consolidate with another company.

        The Second Lien Senior Secured Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements,

cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the Second Lien Senior Secured Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the notes issued thereunder will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the Second Lien Senior Secured Indenture.

Existing Notes

        On May 31, 2007, we issued $230.0 million aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015. The new notes will be treated as a single series with the existing notes and have the same terms as those of the existing notes. As of the date hereof, after giving effect to the June 2011 issuance, we have $405.0 million aggregate principal amount of our 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 outstanding.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the terms "Issuer" and "UHS" refer solely to Universal Hospital Services, Inc.

        UHS Merger Sub, Inc. ("Merger Sub"), the predecessor to the Issuer, previously issued under an indenture, dated as of May 31, 2007 (as supplemented and amended, the "Indenture"), between Merger Sub and Wells Fargo Bank, National Association, as trustee (the "Trustee"), $230.0 million aggregate principal amount of 8.50%/9.25% second lien senior secured PIK toggle notes due 2015 (the "Existing Notes"). The Restricted Notes were issued, and the Exchange Notes will be issued, under the Indenture. As used in this section, the term "New Notes" refers to the Restricted Notes and the Exchange Notes and the term "Notes" refers to the Existing Notes, the Restricted Notes, the Exchange Notes and any other notes issued under the Indenture. Except as set forth herein, the terms of Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA"). Until the exchange offer for the Exchange Notes is completed, the Restricted Notes will have a separate CUSIP number from that of the existing notes, which may adversely affect the liquidity of the new notes and cause the new notes to trade at a different price than the existing notes. To the extent provided therein, the Indenture is subject to and governed by the Trust Indenture Act.

        The following description is a summary of the material provisions of the Indenture and the Security Documents related to the Notes. It does not restate those agreements in their entirety. The Issuer urges you to read the Indenture and the Security Documents related to the Notes because they, and not this description, define your rights as holders of the New Notes. Copies of the Indenture and the Security Documents related to the Notes are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The Notes are:

  •
  general senior secured obligations of the Issuer;

  •
  of equal ranking in right of payment with all existing and any future unsubordinated Indebtedness of the Issuer, including the Existing Notes and our Floating Rate Notes and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;

  •
  secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to certain Permitted Liens;

  •
  effectively junior to the Obligations of the Issuer under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Issuer secured by certain Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

  •
  effectively subordinated to any future Indebtedness and other liabilities of the Issuer's Subsidiaries that are not Guarantors; and

  •
  senior in right of payment to any existing and future subordinated Indebtedness of the Issuer.

        As of June 30, 2011, we had indebtedness of $655.7 million excluding up to $195.0 million available of borrowings under our senior secured credit facility. Subject to complying with the covenants in our Credit Agreement and the Indenture governing the Notes, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the New Notes.

Principal, Maturity and Interest

        The Issuer issued $175.0 million in aggregate principal amount of Restricted Notes in the June 2011 issuance as additional notes under the Indenture. Immediately after giving effect to the June 2011 issuance, the Issuer had $405.0 million aggregate principal amount of Notes outstanding. The Issuer may issue other additional Notes under the Indenture from time to time other than the Existing Notes and the New Notes. Any issuance of additional Notes is subject to all of the covenants of the Indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional Notes will be secured equally and ratably by Second Priority Liens on the Collateral described below under the caption "—Collateral." The Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on June 1, 2015.

        Interest on the Notes will accrue at a rate of 8.50% per annum. After June 1, 2011, the Issuer is required to pay all interest on the Notes entirely in cash and, consequently, interest on the New Notes will be payable entirely in cash.

        Interest accrued on the New Notes from June 1, 2011. Interest is payable semi-annually, in arrears, using a 360-day year comprised of twelve 30-day months, on June 1 and December 1 of each year, commencing December 1, 2011 with respect to the New Notes. The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Paying Agent and Registrar For the Notes

        The Trustee presently acts as paying agent and registrar in respect of the Notes. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes or Floating Rate Notes is to be redeemed.

Guarantees

        As described below under "—Certain Covenants—Guarantees," in certain circumstances future Restricted Subsidiaries of the Issuer or another Restricted Subsidiary of the Issuer will be required to guarantee the obligations of the Issuer under the Notes and the Indenture. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

        Certain future Restricted Subsidiaries of the Issuer or another Restricted Subsidiary of the Issuer will not be required to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of the date of the issuance of the Restricted Notes, all of the Issuer's subsidiaries were Guarantors.

        The Guarantees are:

  •
  general senior secured obligations of each Guarantor;

  •
  of equal ranking in right of payment with all existing and any future unsubordinated Indebtedness of the Guarantor, including the guarantees related to the Existing Notes and the Floating Rate Notes and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;

  •
  secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to certain Permitted Liens;

  •
  effectively junior to the Obligations of the Guarantor under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Guarantor secured by certain Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

  •
  effectively subordinated to any future Indebtedness and other liabilities of the Guarantor's Subsidiaries that are not Guarantors; and

  •
  senior in right of payment to any existing and future subordinated Indebtedness of the Guarantor.

        Furthermore, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the Issuer will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer's Unrestricted Subsidiaries will not guarantee the Notes.

Collateral

        The Notes are secured by the Second Priority Liens, granted by the Issuer and any future Guarantor on the following assets of the Issuer and any Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Indebtedness Incurred under the Credit Facilities (collectively, the "Collateral"):

          (1)   all intercompany notes of the Issuer and of each of the Domestic Subsidiaries of the Issuer existing on the Issue Date or thereafter created or acquired, and

          (2)   all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of the Issuer and any Guarantors.

        In addition, any additional property and assets pledged in favor of the lenders under the Credit Agreement shall also constitute part of the Collateral. The Collateral will not include the capital stock of any of the Issuer's Subsidiaries and joint ventures. The Collateral also excludes any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or any Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited.

        Notwithstanding anything to the contrary, the Collateral shall also exclude the following: (i) all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights, and (iii) assets requiring perfection through control agreements (other than deposit accounts (excluding any payroll, trust, petty cash, zero balance and tax withholding accounts), unless expressly waived by the First Priority Lien Representative).

        In addition, security interest in certain property or assets which constitute Collateral will not be perfected to the extent that the First Priority Lien Representative determines in its reasonable discretion, and in consultation with the Issuer, that the costs of perfecting such security interest are excessive in relation to the value of the security to be afforded thereby.

        In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or any other law, rule or regulation adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary's intercompany notes secure the Notes or the Subsidiary Guarantees, then the intercompany notes of such Subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of the Notes, to the extent necessary to release the Second Priority Liens on the intercompany notes that are so deemed to no longer constitute part of the Collateral. However, the First Priority Liens on such intercompany notes will not be released and will remain in force with respect to such property.

        The Collateral has been pledged to (1) the First Priority Lien Representative, on a first priority basis, for the benefit of the holders of the First Priority Lien Obligations and (2) Wells Fargo Bank, National Association as collateral agent (together with any successor collateral agent, the "Collateral Agent"), on a second priority basis, for the benefit of the Trustee and the holders of the Second Priority Lien Obligations. The Second Priority Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens will also be subject and subordinate to certain Permitted Liens. The persons holding such Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

        The Collateral may also be pledged to a collateral agent, on a third priority basis, for the benefit of holders of any Indebtedness. The Third Priority Liens will be subject and subordinate to the First Priority Liens and the Second Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Third Priority Liens until all obligations in respect of the First Priority Liens and the Second Priority Liens have been paid in full in cash in accordance with the terms thereof.

        The Security Documents provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the Collateral Agent, the Trustee or the holders of any Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens.

        In addition, to the extent that the holders of the First Priority Liens elect not to perfect their security interest in certain assets, the Second Priority Lien will not be perfected as to these rights. See "Risk Factors—Risks Related to our Indebtedness and the Notes—Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations." Collateral comprising, among other things, cash and cash accounts, securities accounts, commodities accounts and letter of credit rights will not be perfected with respect to the Notes or the Subsidiary Guarantees unless the First Priority Liens on such Collateral are released and the Second Priority Liens are not.

        At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (a) in the case of clause (1) of this sentence, in the event that an Event of Default under the Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral and, thereafter, the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but, in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the Indenture cease to exist), (b) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the Notes will then be secured by the Second Priority Liens on such Collateral, to the same extent provided pursuant to the Security Documents, and (c) in the case of clauses (1) and (2) of this sentence, if there are any Third Priority Obligations outstanding, the Second Priority Liens on the Collateral will only be released if the Third Party Liens on the Collateral are released simultaneously. If the Issuer subsequently Incurs obligations under the Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Issuer and the Guarantors of the type constituting Collateral, then the Notes will be secured at such time by a Second Priority Lien on the collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents.

        In addition, the Security Documents provide that the Second Priority Liens will be released automatically and without the need for any further action by any Person (so long as such release is in compliance with the Trust Indenture Act):

          (1)   as to all of the Collateral, upon payment in full of the principal of, and accrued and unpaid interest (including Special Interest) and premium, if any, on the Notes;

          (2)   as to all of the Collateral, upon defeasance or discharge of the Notes in accordance with the provisions described under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge;"

          (3)   as to any property constituting Collateral that is sold, transferred or otherwise disposed of by the Issuer or any of its subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition; or

          (4)   as to any property constituting Collateral that is owned by a Guarantor that has been released from its Subsidiary Guarantee, concurrently with the release of such Subsidiary Guarantee.

        To the extent applicable, the Issuer will cause §313(b) of the Trust Indenture Act, relating to reports, and §314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture and the Security Documents, all documents required by §314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of §314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of §314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including "no action" letters or exemptive orders, all or any portion of §314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under §314(d) of the Trust Indenture Act.

        Notwithstanding the foregoing, but subject to the terms of the Indenture and the Security Documents and the agreements and instruments governing the First Priority Lien Obligations, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Second Priority Liens which has become worn out, defective or obsolete or not used or useful in the business, (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Second Priority Liens, (iii) surrendering or modifying any franchise, license or permit subject to the Second Priority Liens which it may own or under which it may be operating, (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances, (v) granting a license of any intellectual property, (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business, (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business, (viii) making cash payments (including for the repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture; and (ix) abandoning any property which is no longer used or useful in the Issuer's business.

        In addition, the Security Documents provide that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the holders of the Notes (and not the holders of the First Priority Liens or any other secured creditors in a like or similar manner) will require the consent of the Trustee (acting at the direction of holders of a majority of the aggregate principal amount of Notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may (1) direct the First Priority Lien Representative to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the holders of the Notes and (2) agree to modify the Security Documents, without the consent of the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture. See "Risk Factors—Risks Related to our Indebtedness and the Notes—Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations."

        The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized by the First Priority Lien Representative from the Collateral will be applied:

  •
  first, to amounts owing to the First Priority Lien Representative in its capacity as such;

  •
  second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

  •
  third, to amounts owing to the Trustee and the Collateral Agent in their respective capacities as Trustee and Collateral Agent in accordance with the terms of the Indenture;

  •
  fourth, to amounts owing to the holders of the Notes and holders of other Second Priority Lien Obligations in accordance with the terms of the Indenture and such other Second Priority Lien Obligations, respectively;

  •
  fifth, to amounts owing to any collateral agent with respect to, and holders of, Third Priority Lien Obligations in accordance with the terms of such Third Priority Lien Obligations; and

  •
  sixth, to the Issuer and/or other persons entitled thereto.

        Subject to the terms of the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral, to the extent deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Issuer's Obligations under the Notes, in full or at all, after first applying any proceeds from the Collateral to satisfy the First Priority Lien Obligations. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Issuer. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Issuer may not be feasible or of significant value. See "Risk Factors—Risks Related to our Indebtedness and the Notes—It may be difficult to realize the value of the collateral securing the notes."

  Certain Bankruptcy and Other Limitations with respect to the Collateral

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against the Issuer, or any of the Issuer's subsidiaries that provide security for the Notes, prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Upon commencement of a case for relief under the U.S. Bankruptcy Code, a secured creditor, such as the Collateral Agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

        In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent would repossess or dispose of the Collateral, or whether or to what extent holders of Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, as well as all obligations secured by First Priority Liens on the Collateral, the holders of the Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not provide "adequate protection" for undersecured claims or permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. See "Risk Factors—Risks Related to our Indebtedness and the Notes—Bankruptcy laws may limit your ability to realize value from the collateral", "Risk Factors—Risks Related to our Indebtedness and the Notes—Any future pledge of collateral might be avoidable in bankruptcy" and "Risk Factors—Risks Related to our Indebtedness and the Notes—It may be difficult to realize the value of the collateral securing the notes." Finally, the Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's security interest in the Collateral.

  Bankruptcy and Related Waivers

        In addition, the Intercreditor Agreement provides that prior to the payment in full of the First Priority Lien Obligations:

  •
  if bankruptcy proceedings are commenced by or against the Issuer or any of its Subsidiaries, and the administrative agent under the Credit Agreement (in such capacity, the "Senior Agent") desires to permit the use of cash collateral or to permit the Issuer to obtain financing under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar provision under the law applicable to any bankruptcy proceeding (such use of cash collateral and such financing being collectively referred to as "DIP Financing"), then the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection with its or their interest in any such Collateral, except to the extent specified below;

  •
  to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree to subordinate its Liens in the Collateral to the First Priority Lien Obligations and such DIP Financing, upon the terms and conditions specified in the Intercreditor Agreement;

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will seek relief from the automatic stay or any other stay in any bankruptcy proceeding in respect of the Collateral and none of them will provide or offer to provide any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Priority Lien Obligations, in each case, unless the First Priority Lien Representative otherwise has provided its express written consent;

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will contest (or support any other person contesting) (i) any request by the First Priority Lien Representative for adequate protection or (ii) any objection by the First Priority Lien Representative to any motion, relief, action, or proceeding based on the First Priority Lien Representative claiming that interests of the holders of First Priority Lien Obligations in the Collateral are not adequately protected or any other similar request under any law applicable to a bankruptcy proceeding;

  •
  if the First Priority Lien Representative is seeking or requesting (or is granted) adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar law applicable to any bankruptcy proceeding, then the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, may seek or request (and may be granted) adequate protection in the form of a Lien on such additional Collateral, which Lien will be subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing, on the same basis as the Liens securing the Second Priority Lien Obligations are subordinated to the First Priority Lien Obligations under the Intercreditor Agreement; and

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not oppose (except on a basis available to an unsecured creditor) any sale consented to by the First Priority Lien Representative of Collateral pursuant to Section 363 or 365 of the U.S. Bankruptcy Code (or any similar provision in any other applicable bankruptcy law) so long as the proceeds of such sale remain subject to the perfected Liens of the Senior Agent and the Collateral Agent and/or are applied in accordance with the Intercreditor Agreement.

Optional Redemption

        The Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person.

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, (in aggregate principal amount)) of that holder's Notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer's certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) with respect to the Notes notice of redemption of all of the Notes, as applicable, has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its relevant Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control may be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as "continuing directors", provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Issuer's Board of Directors, including in connection with a proxy contest where the Issuer's Board of Directors does not endorse a dissident slate of directors but approves them as continuing directors, holders of the Notes may not be entitled to require the Issuer to make a Change of Control Offer.

        For a discussion of certain limitations on the repurchase of notes following a Change of Control, see the final paragraph under "—Asset Sales."

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (a)   any liabilities, as shown on the Issuer's most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

            (b)   any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

            (c)   any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

            (d)   any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that is at that time outstanding, not to exceed 3% of Consolidated Total Assets of the Issuer as of the end of the Issuer's most recently ended fiscal quarter prior to the date on which such Designated Non-cash Consideration is received (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

          (1)   to retire Indebtedness constituting First Priority Obligations (whether or not the assets that were subject to such Asset Sale constitute Collateral) and, if the Indebtedness retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

          (2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer,

          (3)   to make a capital expenditure, or

          (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds," provided that, if during such 365-day period the Issuer or a Restricted Subsidiary of the Issuer enters into a definitive written agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2), (3) or (4) of such paragraph, such 365-day period shall be extended with respect to the amount of Net Proceeds so committed until 180 days after the date of such commitment (or, if earlier, until termination of such agreement).

        When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer will make an offer to purchase (an "Asset Sale Offer") to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with the terms of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Floating Rate Notes and the Notes and the Issuer shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Issuer's Credit Facilities contain prohibitions on the ability of the Issuer to voluntarily repurchase, redeem or prepay certain of its indebtedness, including the Notes, and limitations on the Issuer's ability to engage in Asset Sales, and provides that any Change of Control under the Indenture governing the Notes constitutes an event of default under the Credit Facility. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its other lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Issuer's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Selection and Notice

        If less than all of the Notes and the Floating Rate Notes are to be redeemed at any time or purchased in an offer to purchase, the Trustee will select such notes for redemption or purchase as follows:

          (1)   if the relevant notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the relevant notes are listed; or

          (2)   if the relevant notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

        No Notes of $2,000 or less can be redeemed in part (in each case in aggregate principal amount). Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and (B) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer;

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by a Person other than the Issuer or any of its Restricted Subsidiaries;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest when due, other than payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the date of the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than

    Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); but excluding cash proceeds received from the sale of Equity Interests of the Issuer (and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent corporations) to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Subsidiaries of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; plus

            (c)   to the extent that any Restricted Investment that was made after the Issue Date is sold, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

            (d)   to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Issuer's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

            (e)   100% of any dividends received by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period.

        The preceding provisions will not prohibit the following, so long as, in the case of clauses (9), (13) and (14), no Default has occurred and is continuing or would be caused thereby:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

          (5)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (5) does not exceed in any calendar year $2.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds received by the Issuer during the calendar year for any issuance of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer's common equity capital, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (b) the cash proceeds of "key man" life insurance policies received by the Issuer or its Restricted Subsidiary after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year) less (c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

          (6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer or to holders of any class of Preferred Stock of any Restricted Subsidiary, in each case, issued on or after the Issue Date in accordance with the Fixed Charge Coverage test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (8)   payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary or any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee, in each case, pursuant to provisions requiring the Issuer or such Restricted Subsidiary to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or subordinated Indebtedness upon the occurrence of a "change of control" or with the proceeds of "asset sales" as defined in the charter provisions, agreements or instruments governing such Capital Stock or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Issuer has purchased all Notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

          (9)   the payment of dividends on the Issuer's common stock following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the common equity capital of the Issuer after the Issue Date in any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-4 or Form S-8;

          (10) cash dividends or other distributions on the Issuer's or any of its Restricted Subsidiary's Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or the offering of the Notes, in each case to the extent permitted (to the extent applicable) by the covenant described under "—Transactions with Affiliates;"

          (11) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Issuer in amounts required for such Person to pay, without duplication:

            (a)   franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

            (b)   income taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Issuer and the Restricted Subsidiaries would be required to pay for such fiscal year were the Issuer and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

            (c)   customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

            (d)   fees and expenses related to unsuccessful equity offerings by the Issuer's direct parent company;

          (12) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the board of Directors of the Issuer);

          (13) the dividend or distribution of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, any Unrestricted Subsidiary of the Issuer;

          (14) other Restricted Payments in an aggregate amount not to exceed $30.0 million since the Issue Date; and

          (15) Restricted Payments related to and made in connection with the Transactions.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by the Issuer and any Restricted Subsidiary of the Issuer of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $185.0 million or (b) the amount of the Borrowing Base on the date of such incurrence;

          (2)   the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Issuer of Indebtedness represented by the Notes and the Subsidiary Guarantees to be issued on the Issue Date, any Payment-in-Kind Notes and the exchange Notes and the Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed $20.0 million at any time outstanding;

          (5)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13) or (14) of this paragraph;

          (6)   the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee, in the case of a Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the issuance by any of the Issuer's Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

            (b)   any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

  will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

          (8)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

          (9)   the guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

          (11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

          (13) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged into the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

          (14) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million.

        The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other indebtedness of the

Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of being secured on a first, second or third priority Lien basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exemption provided by clause (1) of the definition of Permitted Debt.

        The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount or other value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness (including any Payment-in-Kind Notes), in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (A)  the Fair Market Value of such assets at the date of determination; and

            (B)  the amount of the Indebtedness of the other Person that is secured by such assets.

  Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements as in effect or entered into on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

          (2)   the Indenture, the Notes and the Subsidiary Guarantees;

          (3)   applicable law, rule, regulation or order;

          (4)   any instrument or agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)   customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

          (6)   purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

          (8)   any replacement of an agreement or instrument; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the existing agreements;

          (9)   Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

          (11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Issuer or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the "Successor Company"), provided that at any time the Successor Company is a limited liability company or partnership, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this covenant;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists;

          (4)   after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company will, on the date of such transaction be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio for the Successor Company would be greater than such ratio for the Issuer immediately prior to such transaction; and

          (5)   each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this covenant, will have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and the Indenture.

        In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (1)   a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

          (2)   any merger, consolidation, sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Clause (4) of this "Merger Consolidation or Sale of Assets" covenant shall not apply to the Merger.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Issuer delivers to the Trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an officer's certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the aforementioned opinion will not be required in the case of any issuance of Disqualified Stock that is subject to this covenant.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   compensation arrangements, any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (2)   transactions between or among the Issuer and/or its Restricted Subsidiaries;

          (3)   transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Issuer;

          (5)   any issuance of Equity Interests (other than Disqualified Stock);

          (6)   Restricted Payments that do not violate the provisions of the Indenture described above under the caption "—Restricted Payments;"

          (7)   loans or advances to employees in the ordinary course of business not to exceed $1.5 million in the aggregate at any one time outstanding;

          (8)   the agreements described herein under the caption "Certain Relationships and Related Transactions" section of the 2007 Offering Memorandum as in effect on the Issue Date (other than the payment of management fees as described under clause (11) of this paragraph), or any amendment thereto (so long as the amended agreement is not more disadvantageous to the holders of the Notes in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby;

          (9)   the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

          (10) investments by the Equity Sponsors in securities of the Issuer or any of its Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms and any other transactions involving the Issuer or any Restricted Subsidiary, on the one hand, and Bear, Stearns & Co. Inc. or any of its Affiliates, on the other hand, which transactions, in the reasonable determination of the Board of Directors, are on commercially reasonable terms; and

          (11) the payment of management fees to the Equity Sponsors pursuant to the Management Agreement as in effect on the Issue Date as described in the 2007 Offering Memorandum under the caption "Certain Relationships and Related Transactions—Management Agreements."

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  Guarantees

        If (a) the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (or a non-Wholly Owned Restricted Subsidiary if it Guarantees capital markets Indebtedness of the Issuer or another Restricted Subsidiary of the Issuer), other than an Immaterial Subsidiary, on or after the Issue Date or (b) any such Immaterial Subsidiary ceases to meet the definition of Immaterial Subsidiary, then that newly acquired or created Domestic Subsidiary or non-Immaterial Subsidiary, as applicable, must become a Guarantor and execute a supplemental indenture, grant a Second Priority Lien to the Trustee on behalf of the holders of the Notes on all of its property and assets constituting Collateral, become a party to the Security Documents and deliver an Opinion of Counsel to the Trustee.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, the Subsidiary Guarantees, the registration rights agreement and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

            (b)   such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        Neither the merger or consolidation of a Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Guarantor nor the sale of all or substantially all of a Guarantor's assets to the Issuer or another Guarantor need comply with the prior paragraph.

        The Subsidiary Guarantee of a Guarantor will automatically and unconditionally be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

          (2)   in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

          (4)   with respect to the Subsidiary Guarantee of the Fixed Rate Notes or PIK Toggle Notes, upon legal defeasance or satisfaction and discharge of the Fixed Rate Notes or the PIK Toggle Notes, as applicable, as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;" or

          (5)   all the obligations of such Guarantor under all Credit Facilities terminate and such Guarantor does not guarantee any other Indebtedness of the Issuer or another Guarantor.

See "—Repurchase at the Option of Holders—Asset Sales."

        The form of the Subsidiary Guarantee is attached as an exhibit to the Indenture.

  Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of a series of Notes or Floating Rate Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such series of notes unless such consideration is offered to be paid and is paid to all holders of such series of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission's rules and regulations, so long as any Notes or Floating Rate Notes are outstanding, the Issuer will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the

Issuer's consolidated financial statements by the Issuer' certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods. The Issuer will at all times comply with section 314(a) of the Trust Indenture Act.

        In addition, if at any time any direct or indirect parent of the Issuer becomes a Guarantor (there being no obligation of any such parent to do so), such entity holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission, the reports, information and other documents required to be furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be furnished by and be those of the parent rather than the Issuer.

        If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer's filings for any reason, the Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission.

        In addition, the Issuer agrees that, for so long as any Notes or Floating Rate Notes remain outstanding, if at any time the Issuer is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on the Notes;

          (2)   default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

          (3)   failure by the Issuer or any Guarantor to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by the Issuer or any of its Restricted Subsidiaries fails to observe or perform any other covenant, representation, warranty or other agreement in the Indenture, the Notes or the Floating Rate Notes for 60 days after written notice has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

            (a)   is caused by a failure to pay any such Indebtedness at its stated final maturity (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its stated final maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6)   failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee;

          (8)   certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

          (9)   unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Issuer or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the holders of the Notes, the repudiation or disaffirmation by the Issuer or any Guarantor of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the relevant Notes and demanding that such default be remedied).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes and the Floating Rate Notes may declare all such notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the such notes notice of any continuing Default or Event of Default if it determines that withholding such notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

          (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the outstanding Notes and the Floating Rate Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the Notes then outstanding and the Floating Rate Notes by written notice to the Trustee may, on behalf of the holders of all of such notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, such notes.

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's and the Guarantor's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (6)   the Issuer must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

          (7)   the Issuer must deliver to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes and Floating Rate Notes (including any Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any such notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or such notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes and Floating Rate Notes (including any Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, that (i) if any amendment, waiver or other modification would by its terms disproportionately and adversely affect the Floating Rate Notes or the Notes, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in principal amount of the then outstanding Floating Rate Notes or Notes, as the case may be, and (ii) if any amendment, waiver or other modification would only affect the Floating Rate Notes or Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Floating Rate Notes or Notes (and not the consent of at least a majority of all such notes), as the case may be, shall be required.

        Without the consent of each noteholder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any Note;

          (4)   waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

          (7)   waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (9)   release the Collateral from the Second Priority Liens, except in accordance with the provisions of the Indenture and the Security Documents; or

          (10) make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes or the Floating Rate Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

          (4)   to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes;

          (7)   to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the Notes; or

          (8)   to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the Trustee for cancellation; or

            (b)   all such notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (3)   the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an officer's certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture, the registration rights agreement and the Security Documents without charge by writing to Universal Hospital Services, Inc., 7770 France Avenue South Street, Edina, Minnesota 55435, Attention: General Counsel.

Book-Entry, Delivery and Form

        The Restricted Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act ("Rule 144A Notes"). The Restricted Notes were also offered and sold in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S Notes"). Except as set forth below, the Notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 in aggregate principal amount. Restricted Notes were issued at the closing of the June 2011 issuance only against payment in immediately available funds.

        Rule 144A Notes initially were represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially were represented by one or more temporary notes in registered, global form without interest coupons (collectively, the "Regulation S Temporary Global Notes"). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the June 2011 issuance and the closing of the June 2011 issuance (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes," the Regulation S Global Notes and the Rule 144A Global Notes collectively being the "Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend as described under "Notice to Investors." Regulation S Notes also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuer that, pursuant to procedures that DTC has established:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors" in the offering memorandum, dated June 14, 2011 in connection with the offering of the Restricted Notes, transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; provided, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, at any time that an Event of Default is continuing under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1)   The Issuer notifies the Trustee that, DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and the receipt of the Regulation S Certificate (as defined below); or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

        If Certificated Notes are issued, and a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Special Interest, if any, on that holder's Floating Rate Notes (or Cash Interest) in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

  Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

  Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

          (1)   such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

          (2)   the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

            (a)   who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

            (b)   purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

            (c)   in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

  Certifications by Holders of the Regulation S Temporary Global Notes

        A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the "Regulation S Certificate"), and must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

  Same Day Settlement and Payment

        The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2007 Offering Memorandum" means the offering memorandum, dated May 22, 2007 in connection with the offering of the Existing Notes and the Floating Rate Notes.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

          (2)   a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer or the issuance of Equity Interests by a Restricted Subsidiary of the Issuer in which the Issuer's percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

          (4)   the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5)   the sale or other disposition of cash or Cash Equivalents;

          (6)   disposition of an account receivable in connection with the settlement, collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

          (7)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

          (8)   the creation of a Lien not prohibited by the Indenture;

          (9)   the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration thereof any other similar intellectual property;

          (10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy; and

          (11) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

          (2)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

          (1)   85% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

          (2)   60% of the book value of all rental equipment owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

          (3)   50% of the book value of all wholesale disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

          (4)   20% of the book value of all equipment disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

          (1)   United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

          (3)   time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, bankers' acceptances, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition; and

          (6)   money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined in clause (1) above) other than a Principal or a Related Party of a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

          (3)   the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than (a) any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (b) any such transaction in which the surviving Person or transferee is a Person controlled by the Principals or their Related Parties.

        "Commission" means the U.S. Securities and Exchange Commission or successor thereto.

        "Consolidated Cash Flow" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (6) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

          (1)   Fixed Charges for such period; plus

          (2)   the provision for federal, state, local and foreign income taxes of the Issuer and its Restricted Subsidiaries for such period; plus

          (3)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (4)   any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

          (5)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Equity Sponsors (or any accruals relating to such fees and related expenses) during such period, plus

          (6)   any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; plus

          (7)   Minority Interest; plus

          (8)   Fees and expenses payable to David E. Dovenberg according to the terms of his management agreement, not to exceed $200,000 for any applicable four-quarter period provided that Fixed Charges, income tax expense, depreciation and amortization expense and noncash charges of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

        "Consolidated Net Income" means, for any period, the net income (or net loss) of the Issuer and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

          (1)   any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto);

          (2)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or discontinued operations;

          (3)   the portion of net income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which the Issuer or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash during such period;

          (4)   the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Issuer or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

          (5)   non-cash compensation charges, including any such charges arising from stock option, restricted stock grants or other equity-incentive programs;

          (6)   any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations;

          (7)   unrealized gains and losses from Hedging Obligations or "embedded derivatives" that require the same accounting treatment as Hedging Obligations;

          (8)   the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of any assets (including intangible assets, goodwill and deferred financing costs) or liabilities in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 142 and 144 (excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

          (9)   the cumulative effect of a change in accounting principles.

        "Consolidated Total Assets" means the consolidated total assets of the Issuer and its Restricted Subsidiaries determined in accordance with GAAP, provided however, that the Consolidated Total Assets measured as of any date prior to the Issue Date shall be determined giving pro forma effect to the Transactions.

        "Credit Agreement" means that certain credit agreement, as amended, dated as of the Issue Date by and among the Issuer, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and the lenders from time to time party thereto, providing for up to $135.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of noncash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer's certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Issuer that is organized under the laws of the United States, any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies to the extent the proceeds thereof are contributed to the common equity capital of the Issuer.

        "Equity Sponsors" means Bear Stearns Merchant Bank, and its Affiliates.

        "Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the Indenture).

        "First Priority Lien Obligations" means:

          (1)   Indebtedness (and related Obligations) secured by a Lien on the Collateral incurred pursuant to and permitted by clause (1) of the definition of Permitted Debt at that time outstanding;

          (2)   Indebtedness (and related Obligations) Incurred under clause (8) of the definition of "Permitted Debt;" and

          (3)   Indebtedness (and related Obligations) incurred in accordance with the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" in an aggregate principal amount outstanding at any time not to exceed $25.0 million.

        "First Priority Lien Representative" means the administrative agent under the Credit Agreement and any replacement or successors thereof.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        For purposes of this definition, whenever pro forma effect is to be given (including, without limitation, the Transactions), the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken with the twelve month period following such transaction or (D) that have been added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set for in the 2007 Offering Memorandum in footnote 3 under "Summary—Summary Financial Data" (without duplication of amounts otherwise included in the calculation of Consolidated Cash Flow) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties, (d) reductions from the consolidation of operations and streamlining of corporate overhead, (e) adjustments to give pro forma effect of the Intellamed acquisition (as described elsewhere in the 2007 Offering Memorandum) and (f) adjustments to give pro forma effect of the Stryker partnership (as described elsewhere in the 2007 Offering Memorandum), provided that, in each case, such adjustments are set forth in an officer's certificate signed by the Issuer's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such officer's certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means any Restricted Subsidiary of the Issuer that is designated as an "Immaterial Subsidiary" pursuant to an officer's certificate delivered to the Trustee and that, at the time of such designation, has total assets with a Fair Market Value of less than $1.0 million; provided that the Fair Market Value of the total assets of all Restricted Subsidiaries that are Immaterial Subsidiaries, does not in the aggregate at any time exceed $2.5 million.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of bankers' acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute indebtedness hereunder.

        "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the Issue Date, as amended, between the Collateral Agent and the First Priority Lien Representative, and acknowledged and consented to by the Issuer, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means May 31, 2007.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

        "Management Agreement" means the Management Agreement, dated as of the Issue Date, among the Issuer, UHS Holdco, Inc. and Bear Stearns Merchant Bank.

        "Merger" means the merger of the Issuer with Merger Sub on the Closing Date, with the Issuer continuing as the surviving corporation and being an indirect wholly owned subsidiary of UHS Holdco, Inc.

        "Merger Agreement" means the Agreement and Plan of Merger by and among UHS Holdco, Inc., UHS Merger Sub, Inc., the Issuer and J.W. Childs Equity Partners III, L.P as the representative (as defined therein) pursuant to which the Merger will be effected.

        "Minority Interest" means, with respect to any Person, interests in income of any of such Person's Subsidiaries held by one or more Persons other than such Person or another Subsidiary of such Person, as reflected on such Person's consolidated financial statements.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness constituting First Lien Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale, provided that such asset or assets did not constitute Collateral, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2)   no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than a pledge of the Equity Interests of an Unrestricted Subsidiary).

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any business conducted by the Issuer on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Issuer, are reasonably related, ancillary or complimentary thereto, or reasonable extensions thereof, including, without limitation, the rental, leasing, sale or servicing of medical equipment.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

          (2)   any Investment in cash or Cash Equivalents;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Issuer; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (5)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

          (6)   any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (7)   Investments represented by Hedging Obligations;

          (8)   loans or advances to employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

          (9)   repurchases of the Notes;

          (10) Investments in existence on the Issue Date;

          (11) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (12) Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation; and

          (13) other Investments in any Person having an aggregate Fair Market Value when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (without giving effect to any dividend or distribution pursuant to clause (13) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments") not to exceed $25.0 million.

        "Permitted Liens" means:

          (1)   First Priority Liens;

          (2)   Liens in favor of the Issuer or the Guarantors;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

          (4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (7)   Liens existing on the Issue Date;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9)   Liens imposed by law, such as carriers', warehousemen's, landlord's, suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

          (11) Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees) or payment obligations to the Trustee;

          (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

          (13) judgment liens not giving rise to an Event of Default;

          (14) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

          (15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (16) Second Priority Liens; and

          (17) Third Priority Liens.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Principals" means the Equity Sponsors, co-investors, general partners, managing members or persons or entities performing similar function or any of their respective Affiliates.

        "Related Party" means:

          (1)   any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Second Priority Lien Obligations" means the Indebtedness incurred under the Notes (including any additional Floating Rate Notes, additional PIK Toggle Notes and Payment-In-Kind Notes) and any other Indebtedness incurred by the Issuer or a Guarantor which is designated by the Issuer as "Second Priority Lien Obligations" for purposes of the Security Documents; provided that such Indebtedness is permitted to be incurred pursuant to the terms of the Indenture.

        "Second Priority Liens" means all Liens that secure the Second Priority Lien Obligations.

        "Security Agreement" means (a) that certain Security Agreement, dated as of the Issue Date, as amended, among the Issuer, the Trustee and the Collateral Agent and (b) all other security agreements, mortgages, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes and holders of other Second Priority Lien Obligations, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time in accordance with their respective terms.

        "Security Documents" means, collectively, (a) the Security Agreement and (b) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with terms thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Special Interest" means all Special Interest then owning pursuant to the registration rights agreement.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (a)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

            (b)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Issuer's Obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

        "Subsidiary Guarantors" means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

        "Third Priority Liens" means all Liens on the Collateral that secure Indebtedness on a third priority basis, provided that the Notes will be secured by Second Priority Liens to the extent any Indebtedness is secured by Third Priority Liens.

        "Transactions" means the Merger Agreement and the transactions related thereto, including the issuance of the Notes and the execution and borrowings under the Credit Agreement and the other transactions described in the 2007 Offering Memorandum.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such redemption date to June 1, 2009 (in the case of the Floating Rate Notes) or June 1, 2011 (in the case of the Notes); provided, however, that if the period from such redemption date to June 1, 2009 or June 1, 2011, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   except as permitted by the covenant described above under the caption "—Certain Covenants—Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

          (3)   is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer will be in Default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted

Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the Commission enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Exchange Notes received in the exchange offer, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offer. Until         , 2011, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Restricted Notes that hold the Restricted Notes as "capital assets" (in general, assets held for investment).

        Additionally, this summary does not deal with special situations. For example, this summary does not address tax considerations to holders who may be subject to special tax treatment, such as dealers in securities or currencies; brokers; financial institutions or "financial service entities;" tax-exempt entities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; insurance companies; retirement plans; former citizens or long-term residents of the United States; partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such partnerships, S corporations or other pass-through entities; persons holding new notes as part of a straddle, hedging, integrated, constructive sale or conversion transaction; and U.S. persons whose "functional currency" is not the U.S. dollar. This summary also does not consider the effect of any applicable foreign, state, local or other tax laws, alternative minimum tax considerations, Medicare tax considerations, or estate or gift tax considerations for any holders.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

Consequences of Tendering Notes

        The exchange of the Restricted Notes for the Exchange Notes in the exchange offer will not constitute a taxable exchange. As a result, you will not recognize taxable gain or loss as a result of such exchange, the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes you exchange and the adjusted tax basis of the Exchange Notes you receive will be the same as the adjusted tax basis of the Restricted Notes you exchange.

        The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to the particular tax consequences to it of exchanging Restricted Notes for Exchange Notes, including the applicability and effect of any U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable laws.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP has passed upon the validity of the Exchange Notes and the related guarantees on behalf of the issuer.

EXPERTS

        The financial statements of Universal Hospital Services, Inc. as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010 included in this prospectus have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

        The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement for Emergent Group Inc. and subsidiaries for the fiscal years ended December 31, 2010 and 2009 have been audited by Rose, Snyder & Jacobs, a Corporation of Certified Public Accountants, the auditors for Emergent Group. The report of Rose, Snyder & Jacobs is included in this prospectus in the registration statement in reliance upon the authority of this firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the periodic reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we are subject to the reporting requirements of the Exchange Act, we and any guarantors are required to make available to the trustee and the holders of the notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we have agreed that for as long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

        This prospectus contains summaries of certain agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

Universal Hospital Services, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Universal Hospital Services, Inc.

        We have audited the accompanying balance sheets of Universal Hospital Services, Inc. (the "Company") as of December 31, 2010 and 2009 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 2010, December 31, 2009 and December 31, 2008. Our audits also included the financial schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial positions of Universal Hospital Services, Inc. as of December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for the years ended December 31 2010, December 31, 2009 and December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota March 9, 2011

Universal Hospital Services, Inc.

Balance Sheets

(in thousands, except share and per share information)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Accounts receivable, less allowance for doubtful accounts of $2,000 at December 31, 2010 and $2,450 at December 31, 2009	$59,962	$60,079
Inventories	4,761	5,236
Deferred income taxes	10,715	8,733
Other current assets	3,342	2,983

Total current assets	78,780	77,031
Property and equipment, net:
Medical equipment, net	206,842	197,859
Property and office equipment, net	20,762	19,406

Total property and equipment, net	227,604	217,265
Other long-term assets:
Goodwill	280,211	280,211
Other intangibles, net	234,915	248,653
Other, primarily deferred financing costs, net	11,518	12,243

Total assets	$833,028	$835,403

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$3,764	$4,062
Book overdrafts	3,566	3,302
Accounts payable	26,943	18,075
Accrued compensation	11,648	10,432
Accrued interest	3,601	3,696
Other accrued expenses	9,472	9,174

Total current liabilities	58,994	48,741
Long-term debt, less current portion	521,281	514,557
Pension and other long-term liabilities	6,302	6,465
Interest rate swap	16,347	21,286
Payable to Parent	13,702	6,342
Deferred income taxes	69,663	64,021
Commitments and contingencies (Note 7)
Shareholders' equity
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at December 31, 2010 and 2009	—	—
Additional paid-in capital	248,794	248,794
Accumulated deficit	(87,276)	(58,165)
Accumulated other comprehensive loss	(14,779)	(16,638)

Total shareholders' equity	146,739	173,991

Total liabilities and shareholders' equity	$833,028	$835,403

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Statements of Operations

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Revenue
Medical equipment outsourcing	$250,455	$232,623	$223,676
Technical and professional services	44,426	42,395	45,225
Medical equipment sales and remarketing	22,541	22,186	20,218

Total revenues	317,422	297,204	289,119
Cost of Sales
Cost of medical equipment outsourcing	91,520	83,553	82,030
Cost of technical and professional services	31,690	30,539	32,676
Cost of medical equipment sales and remarketing	16,342	18,177	15,473
Medical equipment depreciation	69,496	64,267	61,751

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	209,048	196,536	191,930

Gross margin	108,374	100,668	97,189
Selling, general and administrative	89,336	84,225	85,166
Intangible asset impairment charge	—	—	4,000

Operating income	19,038	16,443	8,023
Interest expense	46,457	46,505	46,878

Loss before income taxes	(27,419)	(30,062)	(38,855)
Provision (benefit) for income taxes	1,692	(11,489)	(15,359)

Net loss	$(29,111)	$(18,573)	$(23,496)

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Statements of Shareholders' Equity and Other Comprehensive Loss

(in thousands)

	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balances at December 31, 2007	$248,794	$(16,096)	$(9,003)	$223,695
Comprehensive loss:
Net loss	—	(23,496)	—
Unrealized loss on minimum pension liability adjustment, net of tax $2,906	—	—	(4,384)
Unrealized loss on cash flow hedge, net of tax $5,122	—	—	(7,364)
Total Comprehensive loss				(35,244)

Balances at December 31, 2008	248,794	(39,592)	(20,751)	188,451

Comprehensive loss:
Net loss	—	(18,573)	—
Unrealized gain on minimum pension liability adjustment, net of tax $373	—	—	572
Unrealized gain on cash flow hedge, net of tax $2,340	—	—	3,541
Total Comprehensive loss				(14,460)

Balances at December 31, 2009	248,794	(58,165)	(16,638)	173,991

Comprehensive loss:
Net loss	—	(29,111)	—
Unrealized loss on minimum pension liability adjustment	—	—	(980)
Unrealized gain on cash flow hedge, net of tax $2,100	—	—	2,839
Total Comprehensive loss				(27,252)

Balances at December 31, 2010	$248,794	$(87,276)	$(14,779)	$146,739

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(29,111)	$(18,573)	$(23,496)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	78,001	72,762	70,163
Amortization of intangibles and deferred financing costs	16,295	16,692	18,067
Intangible asset impairment charge	—	—	4,000
Provision for doubtful accounts	213	1,546	2,018
Provision for inventory obsolescence	105	(1)	377
Non-cash stock-based compensation expense	7,333	1,330	2,540
Loss (gain) on sales and disposals of equipment	(145)	158	1,682
Deferred income taxes	1,401	(11,767)	(15,501)
Changes in operating assets and liabilities:
Accounts receivable	(96)	(7,511)	(4,725)
Inventories	370	392	(1,774)
Other operating assets	(445)	(609)	(545)
Accounts payable	1,802	1,097	4,377
Other operating liabilities	433	472	(934)

Net cash provided by operating activities	76,156	55,988	56,249

Cash flows from investing activities:
Medical equipment purchases	(70,671)	(48,827)	(69,224)
Property and office equipment purchases	(6,327)	(4,700)	(4,679)
Proceeds from disposition of property and equipment	2,793	3,119	2,508
Other	—	(142)	—

Net cash used in investing activities	(74,205)	(50,550)	(71,395)

Cash flows from financing activities:
Proceeds under senior secured credit facility	146,529	78,000	104,450
Payments under senior secured credit facility	(132,029)	(88,600)	(74,925)
Payments of principal under capital lease obligations	(5,052)	(4,477)	(4,554)
Proceeds from (Purchase of) short term investments used as collateral	—	1,500	(1,500)
Payment of deferred financing costs	(1,746)	—	(69)
Proceeds from exercise of parent company stock options	28	—	—
Repayment of 10.125% senior notes	(9,945)	—	—
Change in book overdrafts	264	(3,867)	3,750

Net cash provided by (used in) financing activities	(1,951)	(17,444)	27,152

Net change in cash and cash equivalents	—	(12,006)	12,006

Cash and cash equivalents at the beginning of period	—	12,006	—

Cash and cash equivalents at the end of period	$—	$—	$12,006

Supplemental cash flow information:
Interest paid	$43,998	$44,295	$44,374

Income taxes paid	$170	$238	$384

Non-cash activities:
Medical equipment purchases included in accounts payable (at end of period)	$11,761	$4,695	$5,693

Capital lease additions	$6,923	$2,353	$9,037

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Notes to Financial Statements

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

1. Description of Business

        Universal Hospital Services, Inc. ("we", "our", "us", the "Company" or "UHS") is a nationwide provider of medical equipment outsourcing and lifecycle services to the health care industry. The Company's services fall into three reporting segments: medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing.

        All of our outstanding capital stock is owned by UHS Holdco, Inc. ("Parent"), which acquired the Company in a recapitalization in May 2007, ("the Transaction"). Parent is owned by affiliates of Irving Place Capital Merchant Manager III, L.P., "IPC", (formerly known as Bear Stearns Merchant Manager III, L.P.) and certain members of our management.

2. Significant Accounting Policies

Cash and Cash Equivalents

        The Company considers money market accounts and other highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Short-term Investments

        Marketable securities with original purchase maturities greater than three months, but less than twelve months are classified as short-term investments. At December 31, 2008, the Company purchased a six-month certificate of deposit for $1.5 million that served as collateral for bank purchase card financing. The certificate of deposit was replaced in July of 2009 with a letter of credit.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers and their geographical distribution. The Company performs initial and ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The allowance for doubtful accounts is based on historical loss experience and estimated exposure on specific trade receivables.

Inventories

        Inventories consist of supplies and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out ("FIFO") method.

Medical Equipment

        Depreciation of medical equipment is provided on the straight-line method over the equipment's estimated useful life, generally four to seven years. The cost and accumulated depreciation of medical equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded as gain or loss on sales and disposals of equipment in the period the asset is retired or sold.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

2. Significant Accounting Policies (Continued)

Property and Office Equipment

        Property and office equipment includes property, leasehold improvements and office equipment.

        Depreciation and amortization of property and office equipment is provided on the straight-line method over the lesser of the remaining useful life or lease term for leasehold improvements and 3 to 10 years for shop and office equipment. The cost and accumulated depreciation or amortization of property and equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded in selling, general and administrative expense in the period the asset is retired or sold.

Goodwill

        Goodwill represents the excess of the cost of acquired businesses over the fair value of identifiable tangible net assets and identifiable intangible assets purchased.

        Goodwill is tested at least annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit, there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. Each reporting unit constitutes a business for which discrete financial information is available and management reviews its operating results. Our reporting units are Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. The fair value of each reporting unit incorporates multiple inputs including discounted cash flow calculations, peer company earnings multiples, and assumptions that market participants would make in valuing the reporting unit. Other assumptions include future business growth, earnings projections, capital expenditures, changes in working capital and the weighted average cost of capital used for purposes of discounting. Projecting discounted future cash flows requires us to make significant estimates regarding the assumptions noted above. The projections also take into account several factors including current and estimated economic trends and outlook, and other factors which are beyond our control. No goodwill impairments have been recognized in 2010, 2009, or 2008.

        We completed step one of our annual goodwill impairment evaluation during the fourth quarter with each reporting unit's fair value exceeding its carrying value. Accordingly, step two of the impairment analysis was not required. Goodwill was not found to be impaired during any of the periods presented.

Other Intangible Assets

        Other intangible assets primarily include customer relationships, supply agreement, trade names and trademarks, technology database and non-compete agreements. With the exception of trade names,

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

2. Significant Accounting Policies (Continued)

which have indefinite lives, other intangible assets are amortized over their estimated economic lives of two to thirteen years that results in a remaining weighted-average useful life of approximately 8 and 10 years at the years ended December 31, 2010 and 2009, respectfully. The straight-line method of amortization generally reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. However, for certain of our customer relationships we use the sum-of-the-years-digits amortization method to more appropriately allocate the cost to earnings in proportion to the estimated amount of economic benefit obtained. Intangible assets with indefinite lives are tested for impairment on an annual basis. Our calculation of estimated fair value is made using the "relief from royalty method," which assumes that a trade name has a fair value equal to the present value of the royalty attributed to it. The royalty income attributable to a trade name represents the hypothetical cost savings that are derived from owning the trade name versus paying royalties to license the trade name from another owner. Accordingly, we estimate a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the trade name for each of our Medical Equipment Outsourcing and Technical and Professional Services segments. See Note 5 for further information regarding the $4.0 million impairment loss recognized in 2008 for technical and professional service segment trade names. Amortizable intangibles are measured for impairment consistent with the process utilized for long-lived assets as described below. Our amortizable intangible assets consist of the following discrete items: Customer relationships, a supply agreement, a technology database, non-compete agreements and favorable lease agreements.

Long-Lived Assets

        The Company periodically reviews its long-lived assets for impairment and assesses whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable and when an event (such as those noted in ASC 360-10-35-21) is indicated. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. For other long-lived assets, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset's carrying value over its fair value.

Deferred Financing Costs

        Financing costs associated with issuing debt are deferred and amortized over the related terms using the straight-line method, which approximates the effective interest rate method. Accumulated amortization of our deferred financing costs was $8.6 and $6.2 million at December 31, 2010 and 2009, respectively.

Purchase Accounting

        We account for acquisitions in accordance with the provisions of Accounting Standards Codification ("ASC") Topic 805 "Business Combinations," whereby the purchase price paid to effect the

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

2. Significant Accounting Policies (Continued)

acquisition is allocated to state the acquired assets and liabilities at fair value with excess purchase price being recorded as goodwill.

Revenue Recognition

        Medical equipment is outsourced on both short-term and long-term arrangements and outsourced revenue is recorded in income as equipment is utilized based on an agreed rate per use or time period. Any changes to the rate are billed on a prospective basis. Medical equipment revenues consist of (1) sales of medical equipment and related parts and single-use disposable items to customers and (2) sales of medical equipment that include installation services. Sales of medical equipment as well as related parts and single-use disposable items are recognized at the point of delivery, if performed by us, or at the point of shipment, when risk of loss has passed to the customer. Because of the short-term nature of equipment installation projects, sales that include installation services are recognized when the earnings cycle is complete—installation has been completed, the equipment becomes operational and the customer has accepted it. All revenues are recognized net of any sales taxes. Technical and professional services revenue is recognized as services are provided. The Company follows the provisions of ASC Topic 605, "Revenue Recognition," in recognizing these revenues as they are realized and earned once an arrangement exists, delivery has occurred and services rendered, and the price is fixed and collectability is reasonably assured.

        The Company reports only its portion of revenues earned under certain revenue share arrangements in accordance with ASC Topic 605-45 "Principal Agent Considerations," because, among other factors, the equipment manufacturer retains title to the equipment, maintains general inventory and physical loss risk of equipment on rental and because we earn a fixed percentage of the billings to customers.

Operating Leases

        The Company leases all of its district, corporate and other operating locations under operating leases and recognizes rent expense on a straight-line basis over the lease terms. Rent holidays and rent escalation clauses, which provide for scheduled rent increases during the lease term, are taken into account in computing straight-line rent expense included in our Statements of Operations. The difference between the rent due under the stated periods of the leases compared to that of the straight-line basis is recorded as a component of other long-term liabilities in the Balance Sheets. Landlord funded lease incentives, including tenant improvement allowances provided for our benefit, are recorded as leasehold improvement assets and as deferred rent in the Balance Sheets and are amortized to depreciation expense and as rent expense credits, respectively.

Income Taxes

        The Company accounts for deferred income taxes utilizing ASC Topic 740, "Income Taxes." ASC Topic 740 requires the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statement and the tax bases of assets and liabilities, as measured at current enacted tax rates. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

2. Significant Accounting Policies (Continued)

recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance of $12.0 million to recognize this uncertainty and, in future reporting periods, will continue to assess the likelihood that deferred tax assets will be realizable.

        In June 2006, Financial Accounting Standards Board ("FASB") issued guidance now codified in ASC Topic 740, "Income Taxes." The guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attributes of income tax positions taken or expected to be taken on a tax return.

        Interest and penalties associated with uncertain income tax positions is classified as income tax expense. The Company has not recorded any material income tax related interest or penalties during any of the periods presented.

Derivative Financial Instrument

        We have an interest rate swap agreement which we use as a derivative financial instrument to manage our interest rate exposure. We do not use financial instruments for trading or other speculative purposes.

        ASC Topic 815, "Derivatives and Hedging," establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If hedge accounting criteria are met, the changes in a derivative's fair value (for a cash flow hedge) are deferred in stockholders' equity as a component of accumulated other comprehensive loss. These deferred gains and losses are recognized as income in the period in which hedged cash flows occur. The ineffective portions of hedge returns are recognized as earnings.

        In June 2007 we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting our $230.0 of Floating Rate Notes to fixed interest rates. The effective date for the swap agreement is December 2007; the expiration date is May 2012. See Note 6, Long-Term Debt, for a detailed description of our interest rate swap.

Fair Value of Other Financial Instruments

        The Company considers that the carrying amount of financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. The fair value of our outstanding PIK Toggle Notes, Floating Rate Notes and 10.125% Senior Notes, based on the quoted market price for the same or similar issues of debt, is approximately:

(in millions)	December 31, 2010	December 31, 2009
PIK Toggle Notes	$240.9	$227.1
Floating Rate Notes	210.9	193.8
10.125% Senior Notes	N/A	9.8

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

2. Significant Accounting Policies (Continued)

Segment Information

        The Company's business is managed and internally reported as three segments: Medical Equipment Outsourcing, Technical and Professional Services, and Sales and Remarketing. Note 14 contains additional segment information.

Stock-Based Compensation

        We record compensation expense associated with stock options in accordance with ASC Topic 718, "Compensation—Stock Compensation." Note 9 contains the significant assumptions used in determining the underlying fair value of options and disclosures as required under ASC Topic 718.

Comprehensive Loss

        Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes unrealized gains and losses from derivatives designated as cash flow hedges and minimum pension liability adjustments. These amounts are presented in the Statements of Shareholders' Equity and Other Comprehensive Loss net of reclassification adjustments to earnings.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Standards Issued Not Yet Adopted

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011. We will adopt the new standard as required in January 2011 and do not expect the adoption to have a material impact on the financial statements.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

3. Fair Value Measurements

        ASC Topic 820 "Fair Value Measurements and Disclosure," which establishes a consistent framework for measuring fair value and expands disclosures on fair value measurements. ASC Topic 820 was effective for the Company starting in fiscal 2008 with respect to financial assets and liabilities. In addition, the Company adopted the non-financial asset and liability provisions on January 1, 2009. The adoption of the non-financial asset and liability provisions of ASC Topic 820 had no impact on our financial statements as of January 1, 2009 and has been applied on a prospective basis.

        Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, in accordance with ASC Topic 820, are summarized in the following table by type of inputs applicable to the fair value measurements:

	Fair Value at December 31, 2010				Fair Value at December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest Rate Swap	$—	$16,347	$—	$16,347	$—	$21,286	$—	$21,286

        A description of the inputs used in the valuation of assets and liabilities is summarized as follows:

          Level 1—Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

          Level 2—Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that are considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves that are observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

          Level 3—Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Measurements of non-exchange traded derivative contract assets and liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities.

4. Book Overdrafts

        The Company typically does not maintain cash balances at its principal bank under a policy whereby the net amount of collected balances and cleared checks is, at the Company's option, applied to or drawn from our credit facility on a daily basis.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

5. Selected Financial Statement Information

Accounts Receivable

        Accounts receivable at December 31, consists of the following:

(in thousands)	2010	2009
Accounts receivable	$61,962	$62,529
Less: Allowance for doubtful accounts	(2,000)	(2,450)

Accounts receivable, net	$59,962	$60,079

Property and Equipment

        Our property and equipment at December 31, consists of the following:

(in thousands)	2010	2009
Medical Equipment	$413,975	$349,801
Less: Accumulated depreciation	(207,133)	(151,942)

Medical equipment, net	206,842	197,859

Leasehold improvements	7,386	5,477
Office equipment and vehicles	38,778	31,996

	46,164	37,473
Less: Accumulated depreciation and amortization	(25,402)	(18,067)

Property and office equipment, net	20,762	19,406

Total property and equipment, net	$227,604	$217,265

Property and equipment financed under capital leases, net	$11,944	$10,286

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

5. Selected Financial Statement Information (Continued)

Other Intangible Assets and Goodwill

        Our other intangible assets and goodwill as of December 31, 2010 and 2009, by reporting segment, consist of the following:

(in thousands)	Customer Relationships	Supply Agreement	Technology Database	Non-Compete Agreements	Favorable Lease Agreements	Trade Names (indefinite lives)	Goodwill
Medical Equipment Outsourcing
Balance at January 1, 2009	$60,857	$22,833	$—	$—	$—	$143,000	$205,953
Other	—	—	—	90	—	—	—
Amortization	(9,786)	(2,000)	—	(7)	—	—	—

Balance at December 31, 2009	51,071	20,833	—	83	—	143,000	205,953
Amortization	(8,929)	(2,678)	—	(18)	—	—	—

Balance at December 31, 2010	42,142	18,155	—	65	—	143,000	205,953

Technical and Professional Services
Balance at January 1, 2009	7,904	—	—	—	—	23,000	55,655
Amortization	(692)	—	—	—	—	—	—

Balance at December 31, 2009	7,212	—	—	—	—	23,000	55,655
Amortization	(692)	—	—	—	—	—	—

Balance at December 31, 2010	6,520	—	—	—	—	23,000	55,655

Sales and Remarketing
Balance at January 1, 2009	—	—	—	—	—	—	18,603
Amortization	—	—	—	—	—	—	—

Balance at December 31, 2009	—	—	—	—	—	—	18,603
Amortization	—	—	—	—	—	—	—

Balance at December 31, 2010	—	—	—	—	—	—	18,603

Corporate and Unallocated
Balance at January 1, 2009	—	—	4,783	376	95	—	—
Amortization	—	—	(1,400)	(376)	(24)	—	—

Balance at December 31, 2009	—	—	3,383	—	71	—	—
Amortization	—		(1,400)	—	(21)

Balance at December 31, 2010	—	—	1,983	—	50	—	—

Total
Balance at January 1, 2009	68,761	22,833	4,783	376	95	166,000	280,211
Other	—	—	—	90	—	—	—
Amortization	(10,478)	(2,000)	(1,400)	(383)	(24)	—	—

Balance at December 31, 2009	58,283	20,833	3,383	83	71	166,000	280,211
Amortization	(9,621)	(2,678)	(1,400)	(18)	(21)	—	—

Balance at December 31, 2010	$48,662	$18,155	$1,983	$65	$50	$166,000	$280,211

        Total amortization expense related to intangible assets was approximately $13.7, $14.3 and $15.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        As of December 31, 2010, management performed its testing of impairment of goodwill as well as medical equipment outsourcing and technical and professional services trade names. Fair values were estimated using estimates, judgments, and assumptions (See Note 2) that management believes were

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

5. Selected Financial Statement Information (Continued)

appropriate in the circumstances. There is no aggregate goodwill impairment for any of the periods presented in our financial statements. The Company recorded an impairment charge of $4.0 million in the fourth quarter of 2008 related to its technical and professional services segment trade name. The impairment charge reflected modestly lower future revenues from the technical and professional services segment than were expected at the date of the Transaction due to poorer economic conditions and increased focus on growth in the Company's traditional medical equipment outsourcing business, Asset360 Programs (formerly, asset management partnership program, or, "AMPP") and manufacturer revenue share programs.

        At December 31, 2010, future estimated amortization expense related to intangible assets for each of the years ended December 31, 2011 to 2015 and thereafter is estimated as follows:

(in thousands)
2011	$13,107
2012	11,428
2013	9,982
2014	9,117
2015	8,239
Thereafter	17,044

$68,917

        Future amortization expense is an estimate. Actual amounts may change due to additional intangible asset acquisitions, impairment, accelerated amortization or other events.

6. Long-Term Debt

        Long-term debt at December 31, consists of the following:

(in thousands)	2010	2009
PIK Toggle Notes	$230,000	$230,000
Floating Rate Notes	230,000	230,000
Senior secured credit facility	52,900	38,400
10.125% Senior Notes	—	9,945
Capital lease obligations	12,145	10,274

	525,045	518,619
Less: Current portion of long-term debt	(3,764)	(4,062)

Total long-term debt	$521,281	$514,557

        PIK Toggle Notes.    On May 31, 2007, we issued $230.0 million aggregate original principal amount of 8.500% / 9.250% PIK Toggle Notes (the "PIK Toggle Notes") under the Second Lien Senior Indenture (see "Second Lien Senior Indenture" below).

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

6. Long-Term Debt (Continued)

        Beginning June 1, 2011, the Company is required to make all interest payments on the PIK Toggle Notes entirely as cash interest. All PIK Toggle Notes mature on June 1, 2015. Interest on the PIK Toggle Notes is payable semiannually in arrears on each June 1 and December 1.

        We may redeem some or all of the PIK Toggle Notes at any time prior to June 1, 2011, at a price equal to 100% of the principal amount thereof, plus the applicable premium (as defined by the Second Lien Senior Indenture), plus accrued and unpaid interest, if any, to the date of redemption.

        After June 1, 2011, we may redeem some or all of the PIK Toggle Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the PIK Toggle Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the PIK Toggle Notes has the right to require the Company to repurchase some or all of such holder's PIK Toggle Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and PIK Interest, if any, to the date of purchase.

        Our PIK Toggle Notes are subject to certain debt covenants which are described below under the heading "Second Lien Senior Indenture."

        Floating Rate Notes.    On May 31, 2007, we issued $230.0 million aggregate original principal amount of Floating Rate Notes (the "Floating Rate Notes") under the Second Lien Senior Indenture (see "Second Lien Senior Indenture" below). Interest on the Floating Rate Notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At December 31, 2010, our LIBOR-based rate was 3.834%, which includes the credit spread noted above. Interest on the Floating Rate Notes is payable semiannually, in arrears, on each June 1 and December 1. At the closing of the Transaction, we assumed all the obligations of Merger Sub under the Second Lien Senior Indenture. The Floating Rate Notes mature on June 1, 2015.

        We may redeem some or all of the Floating Rate Notes at par (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed in accordance with the schedule below, subject to the rights of noteholders:

Year	Percentage
Prior to June 1, 2011	101.000%
June 1, 2011 and Thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the Floating Rate Notes has the right to require the Company to repurchase some or all of such holder's Floating Rate Notes at a price in

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

6. Long-Term Debt (Continued)

cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Our Floating Rate Notes are subject to certain debt covenants which are described below under the heading "Second Lien Senior Indenture."

        Interest Rate Swap.    In June 2007, we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting the interest rate applicable to our $230.0 million of Floating Rate Notes to fixed interest rates. The effective date for the interest rate swap agreement was December 2007 and the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under ASC Topic 815, "Derivatives and Hedging." Both at inception and on an on-going basis, we must perform an effectiveness test. In accordance with ASC Topic 815, the fair value of the interest rate swap agreement at December 31, 2010 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet, net of tax, since the instrument was determined to be an effective hedge at December 31, 2010. We have not recorded any amounts due to ineffectiveness for any periods presented. We expect to reclass $7.1 million into earnings, currently recorded in accumulated other comprehensive loss, in the next 12 months.

        As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million Floating Rate Notes to be 9.065% through May 2012.

        Second Lien Senior Indenture.    Our PIK Toggle Notes and Floating Rate Notes, or the Notes, are guaranteed, jointly and severally, on a second priority senior secured basis, by certain of our future domestic subsidiaries. We do not currently have any subsidiaries. The Notes are our second priority senior secured obligations and rank:

  •
  equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral;

  •
  senior in right of payment to all of our and our guarantor's existing and future subordinated indebtedness;

  •
  effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Notes or that are secured by a lien on assets that are not part of the collateral securing the Notes, in each case, to the extent of the value of such collateral or assets; and

  •
  structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

6. Long-Term Debt (Continued)

        The Second Lien Senior Indenture governing the Notes contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        The Second Lien Senior Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the Second Lien Senior Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the Notes will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the Second Lien Senior Indenture.

        Senior Secured Credit Facility.    On May 6, 2010 we entered into an Amended and Restated Credit Agreement with GE Business Financial Services, Inc., as agent for the lenders, and the lenders party thereto, which amended and restated our senior secured credit facility dated as of May 31, 2007. We refer to the amended and restated senior secured credit facility as the "senior secured credit facility." The senior secured credit facility is a first lien senior secured asset based revolving credit facility that is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit. The senior secured credit facility provides for financing of up to $195.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. The maturity date of the facility is November 30, 2014. In connection with our entry into the Amended and Restated Credit Agreement on May 6, 2010, we capitalized deferred financing costs related to the Amended and Restated Credit Agreement in the amount of $1.7 million. As of December, 31, 2010, we had $117.3 million of unused borrowing availability under our senior secured credit facility based on a borrowing base of $174.3 million less borrowings of $52.9 million and after giving effect to $4.1 million

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

6. Long-Term Debt (Continued)

used for letters of credit. Our obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our and Parent's capital stock, any joint ventures and certain other exceptions. Our obligations under the senior secured credit facility are unconditionally guaranteed by Parent.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $15.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as such terms are defined in the senior secured credit facility.

        Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2.000% in excess of the applicable interest rate. The applicable margins of the senior secured credit facility will be subject to adjustment based upon leverage ratios. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        The senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

6. Long-Term Debt (Continued)

        Borrowings under the senior secured credit facility accrue interest (including a credit spread varying with facility usage):

  •
  at a per annum rate equal to 1.750% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; and

  •
  at a per annum rate equal to 2.750% above the adjusted LIBOR rate used by the agent, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected.

        At December 31, 2010, we had borrowings outstanding that were accruing interest at our prime rate, which was 5.250%, which includes the credit spread noted above. At December 31, 2010, we had borrowings outstanding that were accruing interest at our LIBOR-based rates which were accruing interest at rates ranging from 3.256% to 3.266%, each of which include the credit spread noted above.

        10.125% Senior Notes.    On June 14, 2010, we redeemed, at par value plus accrued interest to the redemption date, all remaining notes of our 10.125% Senior Notes. The funds used to redeem our 10.125% Senior Notes were obtained from our senior secured credit facility. The 10.125% Senior Notes were redeemable, at our option, in whole or in part of, at specified redemption prices (as defined) plus accrued interest to the date of redemption. The transaction resulted in a redemption price of $10.0 million of which $9.9 million related to principal and $0.1 million related to interest.

        Maturities of Long-Term Debt.    At December 31, 2010, maturities of long-term debt for each of our fiscal years ending December 31, 2011 to 2015 and thereafter, are estimated as follows:

(in thousands)
2011	$3,764
2012	3,015
2013	2,916
2014	54,081
2015	460,914
Thereafter	355

$525,045

7. Commitments and Contingencies

        Rental expenses were approximately $8.6, $8.3 and $8.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, the Company is committed under various noncancellable operating leases for its district, corporate and other operating locations with annual

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

7. Commitments and Contingencies (Continued)

rental commitments for each of the years ending December 31, 2011 to 2015 and thereafter of the following:

(in thousands)
2011	$5,572
2012	5,125
2013	4,522
2014	4,023
2015	3,278
Thereafter	8,918

$31,438

        On July 13, 2010, the U.S. Food and Drug Administration ("FDA") issued a final order and transition plan to Baxter Healthcare Corporation ("Baxter") to recall all Colleague infusion pumps currently in use in the United States. The FDA order establishes the framework for the recall by providing for a cash refund, generally, $1,500 for single channel pumps and $3,000 for triple channel pumps, or a replacement pump to owners within a two-year period.

        For the year ended December 31, 2010, we returned approximately 2,900 of our recalled Colleague pumps and we recognized recalled equipment net gains of approximately $4.5 million. These gains were in the form of a cash refund. At December 31, 2010, we owned approximately 9,000 Colleague pumps. We are continuing the process of evaluating the course of action that best meets the infusion technology needs of our customers and our business. As such, we expect to continue to recognize gains and also expect to increase purchases of infusion pumps to replace recalled units as they are accepted by Baxter. While the timing and extent of those gains or capital expenditures are not readily estimable, we expect them to extend through 2011 and early 2012.

        The Company, from time to time, may become involved in litigation arising out of operations in the normal course of business. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable.

        On October 19, 2009, Freedom Medical, Inc. filed a lawsuit against the Company and others in U.S. District Court for the Eastern District of Texas. The federal complaint alleges violation of state and federal antitrust laws, tortuous interference with business relationships, business disparagement and common law conspiracy in connection with the biomedical equipment rental market. Freedom Medical, Inc. is seeking unspecified damages and injunctive relief. While we believe these claims are without merit, and will vigorously defend against them, we are unable at this time to determine the ultimate outcome of this matter or determine the effect it may have on our business, financial condition or results of operations.

        As of December 31, 2010, we were not a party to any other pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

7. Commitments and Contingencies (Continued)

        The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable. While the ultimate resolution of these actions may have an impact on the Company's financial results for a particular reporting period, management believes that any such resolution would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8. Shareholder's Equity

Common Stock

        The Company has authorized and issued 1,000 shares of common stock with a par value of $0.01 per share.

Accumulated Other Comprehensive Loss

(in thousands)	December 31, 2010	December 31, 2009
Unrealized loss on minimum pension liability adjustment, net of tax	$(4,804)	$(3,824)
Unrealized loss on cash flow hedge, net of tax	(9,975)	(12,814)

Accumulated Other Comprehensive Loss	$(14,779)	$(16,638)

9. Stock-Based Compensation

        The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of Parent to any of its and Parent's executives, other key employees and to consultants and certain non-employee directors. The options allow for the purchase of shares of common stock of Parent at prices equal to the stock's fair market value at the date of grant.

        Options granted have a ten-year contractual term and vest over approximately six years. For option grants to its employees, half of the options have fixed vesting schedules and the other half of the options vest upon the achievement of established performance targets, though options subject to performance targets were amended on August 11, 2010 (see "Amendment to Vesting Provisions of Options Agreements" below). For option grants to its directors, all of the options vest on a fixed schedule. The shares issued to a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their respective stock option grant agreements. Forfeited options are available for future issue.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

9. Stock-Based Compensation (Continued)

        A summary of the status of Parent's 2007 Stock Option Plan as of and for the years ended December 31, 2010, 2009 and 2008 is detailed below:

(in thousands except exercise price and years)	Number of Options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2008	36,740	$1.00	$—	8.5

Granted	1,569	1.00
Exercised	—
Forfeited or expired	(782)	1.00

Outstanding at December 31, 2009	37,527	$1.00	$35,651	7.5

Granted	2,708	1.83
Exercised	(28)	1.00	$23
Forfeited or expired	(684)	1.00

Outstanding at December 31, 2010	39,523	$1.06	$37,315	6.8

Exercisable at December 31, 2010	24,414	$1.02	$24,046	6.6

Expected to Vest at December 31, 2010	14,579	$1.12	$12,838	7.1

Remaining authorized options not yet issued	4,382

        The exercise price of the stock option award is equal to the market value of Parent's common stock on the grant date as determined reasonably and in good faith by the Parent's board of directors and compensation committee. The exercise price of options issued during the years ended December 31, 2010 and 2009 was determined through a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses. The exercise prices of options issued during the year ended December 31, 2008 was determined by reference to the then recent per share valuation of Parent resulting from the Transaction as detailed below.

(in thousands, except per share amount)
Equity Contribution at May 31, 2007 from Irving Place Capital and UHS Management to Parent	$248,794
Parent shares issued and outstanding at May 31, 2007	248,794

Per share Parent valuation at May 31, 2007	$1.00

        The intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award.

        We determine the fair value of options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options' vesting periods. The range of assumptions in the table below was

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

9. Stock-Based Compensation (Continued)

used to determine the Black-Scholes fair value of stock options amended on August, 11, 2010 or granted during the year ended December 31, 2010. The remaining assumptions below were used in determining the fair value of stock options granted during the years ended December 31, 2009 and 2008, also under the Black-Scholes model.

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Risk-free interest rate	0.73% - 3.08%	2.20%	2.85%
Expected volatility	31.90% - 38.00%	37.90%	30.50%
Dividend Yield	N/A	N/A	N/A
Expected option life (years)	3.9 - 6.6	6.6	6.6
Black-Scholes Value of Options	$0.72 - $1.03	$0.42	$0.37

        Expected volatility is based on an independent valuation of the stock of companies within our peer group. Given the lack of a true comparable company, the peer group consists of selected public health care companies representing our suppliers, customers and competitors within certain product lines. The risk free-interest rate is based on the U.S. Treasury yield curve in effect at the grant date based on the expected option life. The expected option life represents the result of the "simplified" method applied to "plain vanilla" options granted during the period, as provided within ASC Topic 718, "Compensation—Stock Compensation." Parent used the simplified method as Parent does not have sufficient historical exercise experience to provide a basis upon which to estimate the expected term.

Amendment to Vesting Provisions of Option Agreements

        On August 11, 2010, the compensation committee of our board of directors recommended, and the board of directors (the "Parent Board") of UHS Holdco, Inc. approved, an amendment (the "Amendment") to the vesting provisions contained in all outstanding option agreements of participants in the 2007 Stock Option Plan who were employed by Parent or us as of the effective date of the Amendment, or served on our board of directors through that date. Performance vesting options granted under the 2007 Stock Option Plan vest over a six-year period with one-sixth vesting on December 31 of each year of the six-year period, subject to the option holder not ceasing employment with Parent or us, and prior to the effectiveness of the Amendment, subject to our attainment of either an adjusted EBITDA target for current fiscal year, or an aggregate adjusted EBITDA target calculated in each subsequent fiscal year, as provided in the respective form of option agreement. The Amendment, among other things, did away with the requirement that the EBITDA-based performance objectives be achieved in order for performance vesting options to vest, in effect providing for time-based vesting of these options rather than performance vesting. The Amendment did not change the number of options granted, the strike price, or any continued service requirements. The Amendment also provided for the acceleration of vesting, for 2007 Stock Option Plan participants who were employed by Parent or us as of the effective date of the Amendment and who were granted options prior to December 31, 2009, of options (the "Accelerated Options") to purchase approximately 2,996,000 shares of common stock of Parent that were eligible for vesting on December 31, 2009, but did not vest because we did not achieve the applicable adjusted EBITDA target for the fiscal year ended December 31, 2009. At the time vesting was accelerated, the Accelerated Options remained

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

9. Stock-Based Compensation (Continued)

eligible for vesting in future years based on our achievement of an aggregate adjusted EBITDA target. Except as described above, all other terms and conditions applicable to the Accelerated Options remain in effect. The Amendment also amended the provisions relating to time vesting options granted under the 2007 Stock Option Plan to achieve greater consistency between the treatment of these options and the treatment of performance vesting options in the event of a sale of substantially all of the assets of Parent or us.

        The Parent Board authorized the Amendment in an effort to ensure that Parent continues to provide long-term incentives that drive core operating performance, while creating a meaningful retention benefit.

        Aggregate performance vesting options affected by the Amendment, including the Accelerated Options, are detailed below by original grant date:

Summary of Performance Vesting Options
(in thousands)

Grant Date	Performance Options Outstanding at August 10, 2010	Vested Performance Options Outstanding at August 10, 2010 (Prior to Amendment)	Options Affected by Amendment(1)	Accelerated Options(2)
June 18, 2007	17,109	5,707	11,402	2,850
December 3, 2007	283	48	235	47
April 1, 2008	28	5	23	5
April 1, 2009	564	—	564	94
April 13, 2010(3)	707	—	707	N/A

Total	18,691	5,760	12,931	2,996

(1)
Includes Accelerated Options

(2)
Accelerated Options vesting on August 11, 2010

(3)
Options issued subsequent to December 31, 2009 were not affected by the accelerated vesting

        An aggregate of approximately 2,996,000 options vested on August 11, 2010 as a result of the Parent Board's acceleration of vesting performance vesting options. The remaining unvested options affected by the Amendment will vest and become exercisable on each December 31, in accordance with the vesting schedule provided in the option agreements, through the remaining term of the applicable option.

        Although Parent grants the stock options, the Company recognizes compensation expense related to these options since the services are performed for its benefit. For the years ended December 31, 2010, 2009 and 2008, we recognized non-cash stock compensation expense of $7.3, $1.3 and $2.5 million, respectively, which is primarily included in selling, general and administrative expenses.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

9. Stock-Based Compensation (Continued)

The amendment accounts for $5.8 million of the $7.3 million of non-cash stock compensation expense recorded for the year ended December 31, 2010.

        At December 31, 2010, unearned non-cash stock-based compensation related to our options, that we expect to recognize as expense over a weighted average period of 2.6 years, totals approximately $9.9 million, net of our estimated forfeiture rate of 2.0%. The expense could be accelerated upon the sale of Parent or the Company.

10. Related Party Transactions

Management Agreement

        On May 31, 2007, we and Irving Place Capital entered into a professional services agreement pursuant to which general advisory and management services are provided to us with respect to financial and operating matters. Irving Place Capital is an owner of Parent, and the following members of our board of directors are associated with Irving Place Capital: John Howard, Robert Juneja and Bret Bowerman. In addition, David Crane, a director, provides consulting services to Irving Place Capital. The professional services agreement requires us to pay an annual fee for ongoing advisory and management services equal to the greater of $0.5 million or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year, payable in quarterly installments. The professional services agreement provides that Irving Place Capital will be reimbursed for its reasonable out-of-pocket expenses in connection with certain activities undertaken pursuant to the professional services agreement and will be indemnified for liabilities incurred in connection with its role under the professional services agreement, other than for liabilities resulting from its gross negligence or willful misconduct. The term of the professional services agreement commenced on May 31, 2007 and will remain in effect unless and until either party notifies the other of its desire to terminate, we are sold to a third-party purchaser or we consummate a qualified initial public offering, as defined in the professional services agreement. The total professional services agreement fees paid to Irving Place Capital were $0.8, $0.8 and $0.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

2007 Stock Option Plan

        Parent established the 2007 Stock Option Plan. Compensation expense related to service provided by the Company's employees is recognized in the accompanying Statements of Operations with an offsetting Payable to Parent liability, which is not expected to be settled within the next twelve months.

Business Relationship

        In the ordinary course of business, we entered into an operating lease for our Minneapolis, Minnesota district office with Ryan Companies US, Inc. ("Ryan"), which began on May 1, 2007. On November 29, 2007, we added a new member to our board of directors who is also a director of Ryan. During the years ended December 31, 2010 and 2009, we made rent payments to a Ryan affiliate totaling $350,000 and $328,000. Between November 29, 2007 and December 31, 2008 we made rent payments to a Ryan affiliate totaling $49,000.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

10. Related Party Transactions (Continued)

        On April 1, 2008, we added three new directors to our Board of Directors. One of our new directors also is a director of Broadlane, Inc. ("Broadlane"), a health care group purchasing organization that serves many of our customers. During the year ended December 31, 2010, 2009 and the nine months ended December 31, 2008, we paid Broadlane approximately $548,000, $519,000 and $427,000 in administrative fees, respectively. On December 31, 2010, accounts payable includes approximately $43,000 in amounts due to Broadlane.

        The Company believes that the aforementioned arrangements and relationships were provided in the ordinary course of business at prices and on terms similar to those that would result from arm's length negotiation between unrelated parties.

11. Employee Benefit Plans

        ASC Topic 718, "Compensation—Retirement Benefits" requires employers to recognize the under funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, ASC Topic 718 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. At the time of adoption of ASC Topic 718, the full funded status of our defined benefit post retirement plan had been recognized in prior years' purchase accounting due to the Transaction. The adoption had no impact to the measurement date used in our year-end statement of financial position as related to our noncontributory defined benefit pension plan.

        Pension plan benefits are to be paid to eligible employees after retirement based primarily on years of credited service and participants' compensation. The Company uses a December 31 measurement date. Effective December 31, 2002, the Company froze the benefits under the pension plan. The change in benefit obligation, pension plan assets and funded status as of and for the years ended December 31, 2010 and 2009.

Change in Benefit Obligation

(in thousands)	2010	2009
Benefit obligations at beginning of Period	$18,608	$17,772
Interest cost	1,088	1,065
Actuarial loss	1,560	527
Benefits paid	(767)	(756)

Benefit obligation at end of period	$20,489	$18,608

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

11. Employee Benefit Plans (Continued)

Change in Plan Assets

(in thousands)	2010	2009
Fair value of plan assets at beginning of year	$12,202	$9,925
Actual return on plan assets	1,759	2,673
Benefits paid	(767)	(756)
Employer contribution	865	360

Fair value of plan assets at end of year	$14,059	$12,202

Funded Status

(in thousands)	2010	2009
Funded Status	$(6,430)	$(6,406)
Unrecognized net actuarial loss/Accumulated Other Comprehensive Loss	7,230	6,365

Net (accrued) amount recognized	$800	$(41)

        A summary of our pension plan projected benefit obligation, accumulated obligation and fair value of pension plan assets at December 31, are as follows:

(in thousands)	2010	2009
Projected benefit obligation	$20,489	$18,608
Accumulated benefit obligation ("ABO")	20,489	18,608
Fair value of plan assets	14,059	12,202
ABO less Fair value of plan assets	6,430	6,406

        Amounts recognized in the Balance Sheets at December 31, are as follows:

(in thousands)	2010	2009
Current liabilities	$975	$685
Noncurrent liabilities	5,455	5,721

Total amount recognized	$6,430	$6,406

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

11. Employee Benefit Plans (Continued)

Net Periodic Benefit Cost (Benefit)

        The components of net periodic benefit cost (benefit) are as follows:

	Year Ended December 31,
(in thousands)	2010	2009	2008
Interest cost	$1,088	$1,065	$1,033
Expected return on plan assets	(1,218)	(1,213)	(1,231)
Recognized net actuarial loss	154	12	—

Net periodic benefit cost (benefit)	$24	$(136)	$(198)

Change in Accumulated Other Comprehensive Loss

	Year Ended December 31,
(in thousands)	2010	2009
Beginning of year	$(6,365)	$(7,310)
Net actuarial gains(losses)	(1,019)	933
Amortization of net gains	154	12

	$(7,230)	$(6,365)

Pension Plan Assets

        Our target pension plan asset allocation and actual pension plan allocation of assets at December 31, are as follows:

Asset Category	Target Allocation	2010	2009
Equity securities	70%	77%	71%
Debt securities and cash	30	23	29

	100%	100%	100%

        The pension plan assets are invested with the objective of maximizing long-term returns while minimizing material losses in order to meet future benefit obligations when they come due.

        The Company utilizes an investment approach with a mix of equity and debt securities used to maximize the long-term return on assets. Risk tolerance is established through consideration of pension plan liabilities, funded status and corporate financial condition. The investment portfolio consists of a diversified blend of mutual funds and fixed-income investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and annual asset and liability reviews.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

11. Employee Benefit Plans (Continued)

Fair Value Measurement

        The following table presents our plan assets using the fair value hierarchy as of December 31, 2010 and 2009.

	Year Ended December 31,
(in thousands)	2010	2009
Level 1
Equity Securities	$10,769	$8,643
Debt Securities and Cash	3,290	3,559
Level 2	—	—
Level 3	—	—

	$14,059	$12,202

        Investments in Equity and Debt Securities are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices. These investments are classified as Level 1.

Contributions

        The Company contributed $0.9, $0.4 and $0.8 million to the pension plan during the years ended December 31, 2010, 2009 and 2008, respectively. The Company expects to make contributions of approximately $1.0 million in 2011.

Estimated Future Benefit Payments

        The following benefit payments are expected to be paid:

(in thousands)
2011	$770
2012	813
2013	832
2014	883
2015	923
2016 to 2020	5,429

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

11. Employee Benefit Plans (Continued)

Pension Plan Assumptions

        The following weighted-average assumptions were used as of each of the years ended December 31, as follows:

	2010	2009	2008
Weighted-average actuarial assumptions used to determine benefit obligations:
Discount rate	5.42%	5.92%	6.10%
Expected return on assets	8.00%	8.00%	8.00%
Weighted-average assumptions used to determine net periodic benefit cost (benefit):
Discount rate	5.92%	6.10%	6.47%
Expected return on assets	8.00%	8.00%	8.00%
Rate of compensation increase	N/A	N/A	N/A

        These assumptions are reviewed on an annual basis. In determining the expected return on asset assumption, the Company evaluates the long-term returns earned by the pension plan, the mix of investments that comprise pension plan assets and forecasts of future long-term investment returns.

Other Employee Benefits

        The Company also sponsors a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and covers substantially all of the Company's employees. Employees may contribute annually up to 60% of their base compensation on a pre-tax basis (subject to Internal Revenue Service limitation). The company matching contribution is 50% of the first 6% of base compensation that an employee contributes. We made matching contributions to the plan of approximately $1.4, $1.3 and $1.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        The Company is self-insured for employee health care up to $130,000 per member per plan year and aggregate claims up to 125% of expected claims per plan year. Also, the Company purchases workers' compensation and automobile liability coverage with related deductibles. The Company is liable for workers' compensation and automobile liability claims up to $250,000 and $100,000 per individual claim, respectively. Self-insurance and deductible costs are included in other accrued expenses in the Balance Sheets and are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims development and incurred but not reported.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

12. Income Taxes

        The provision (benefit) for income taxes consists of the following:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Current—State	$291	$221	$142
Current—Federal	—	57	—
Deferred	1,401	(11,767)	(15,501)

	$1,692	$(11,489)	$(15,359)

        Reconciliations between the Company's effective income tax rate and the U.S. statutory rate follow:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Statutory U.S. Federal income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of U.S. Federal income tax	(4.0)	(4.8)	(4.8)
Valuation allowance	42.2	—	—
Permanent items	1.0	0.7	0.5
Deferred item adjustments	2.0	0.9	(0.2)

Effective income tax rate	6.2%	(38.2)%	(39.5)%

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

12. Income Taxes (Continued)

        The components of the Company's overall deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

(in thousands)	December 31, 2010	December 31, 2009
Deferred tax assets
Accounts receivable	$780	$975
Accrued compensation and pension	7,701	5,194
Inventories	335	327
Other assets	3,836	3,867
Unrealized loss on cash flow hedge	6,372	8,472
Unrealized loss on pension	2,818	2,533
Net operating loss carryforwards	50,263	53,094

Deferred tax assets	72,105	74,462
Valuation Allowance	(11,958)	—

Deferred tax assets	60,147	74,462

Deferred tax liabilities
Accelerated depreciation and amortization	(118,403)	(129,561)
Prepaid assets	(692)	(189)

Total deferred tax liabiliites	(119,095)	(129,750)

Net deferred tax liability	$(58,948)	$(55,288)

        At December 31, 2010, the Company had available unused federal net operating loss carryforwards of approximately $134.7 million. The net operating loss carryforwards will expire at various dates from 2020 through 2030.

        We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are recoverable prior to expiration. During 2010, we determined that it was no longer more likely than not that all of our net operating loss carry forwards will be recovered prior to their expiration based on the expected reversals of these deferred tax assets and liabilities, future earnings, or other assumptions. Accordingly, we established a valuation allowance of $12.0 million to recognize this uncertainty and, in future reporting periods, will continue to assess the likelihood that deferred tax assets will be realizable.

        Under the Code, certain corporate stock transactions into which the Company has entered or may enter in the future could limit the amount of net operating loss carryforwards which may be utilized on an annual basis to offset taxable income in future periods.

        ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

12. Income Taxes (Continued)

        Our evaluation was performed for the tax years ended December 31, 2010, 2009 and 2008 the tax years that remain subject to examination by major tax jurisdictions as of December 31, 2010. We do not believe there will be any material changes in our unrecognized tax positions over the next twelve months.

        A reconciliation of the beginning and ending amount of unrecognized tax benefit for the years ended December 31, 2010, 2009 and 2008:

(in thousands)
Unrecognized tax benefits balance at January 1, 2008	$2,100
Gross increases for tax positions in 2008	—

Unrecognized tax benefits balance at December 31, 2008	$2,100
Gross increases for tax positions in 2009	—

Unrecognized tax benefits balance at December 31, 2009	2,100
Gross increases for tax positions in current period	—

Unrecognized tax benefits balance at December 31, 2010	$2,100

        All of the unrecognized tax benefits at December 31, 2010 would affect the remaining balance attributable to the Transaction in accordance with ASC Topic 740.

13. Securityholders Agreement

        Irving Place Capital and certain members of our management that acquired securities of Parent in connection with the merger entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such stockholders. The securityholders agreement, among other things:

  •
  limits the ability of the stockholders to transfer their securities in Parent, except in certain permitted transfers as defined therein;

  •
  provides for certain co-sale rights; and

  •
  provides for certain rights of first refusal with respect to transfers by stockholders other than to certain permitted transferees.

14. Business Segments

        The Company operates in three reportable segments:

  •
  Medical equipment outsourcing is the segment which the Company provides medical equipment outsourcing services to its customers, including more than 4,250 acute care hospitals and 4,350 alternate site providers in the United States, including some of the nation's premier health care institutions.

  •
  Technical and professional services offers a broad range of inspection, preventative maintenance, repair, logistic and consulting services through the Company's team of over 325 technicians and professionals located in its nationwide network of offices.

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

14. Business Segments (Continued)

  •
  Medical equipment sales and remarketing is the segment through which the Company buys, sources, remarkets and disposes of pre-owned medical equipment for its customers through the Company's Asset Recovery Program; provides sales and distribution of specialty medical equipment; and offers its customers disposable items that are used on a single use basis.

        The Company identifies its segments based on its organizational structure and its internal reporting.

	Year Ended December 31,
(in thousands)	2010	2009	2008
Medical Equipment Outsourcing
Net Sales	$250,455	$232,623	$223,676
Gross margin	89,439	84,803	79,895
Assets	409,315	420,940	432,643
Amortization and Depreciation	11,625	11,793	12,643
Technical and Professional Services
Net Sales	44,426	42,395	45,225
Gross margin	12,736	11,856	12,549
Assets	85,175	85,867	86,559
Amortization and Depreciation	692	692	692
Intangible asset impairment charge	—	—	4,000
Medical Equipment Sales and Remarketing
Net Sales	22,541	22,186	20,218
Gross margin	6,199	4,009	4,745
Assets	18,603	18,603	18,603
Corporate and Unallocated
Assets	319,935	309,993	339,920
Amortization and Depreciation	79,422	74,562	72,488
Capital Expenditures	76,998	53,527	73,903
Total Company Assets, Amortization and Depreciation and Capital Expenditures
Assets	833,028	835,403	877,725
Amortization and Depreciation	91,739	87,047	85,823
Capital Expenditures	76,998	53,527	73,903
Impairment charge	—	—	4,000
Total Gross Margin and Reconciliation to Loss Before Income Taxes
Total gross margin	$108,374	$100,668	$97,189
Selling, general and administrative	89,336	84,225	85,166
Intangible asset impairment charge	—	—	4,000
Interest expense	46,457	46,505	46,878

Loss before income tax	$(27,419)	$(30,062)	$(38,855)

        Gross margin represents net revenues less total direct costs.

        Segment assets for the three business segments (excluding Corporate and Unallocated) primarily include goodwill and intangible assets, which is consistent with the Company's reporting to its Chief

Universal Hospital Services, Inc.

Notes to Financial Statements (Continued)

As of December 31, 2010 and 2009 and
For the years ended December 31, 2010, 2009 and 2008

14. Business Segments (Continued)

Operating Decision Maker, other assets are not allocated to the three business segments. Thus, assets included in Corporate and Unallocated contain all other Company assets.

15. Subsequent Event

        On February 6, 2011, we and our wholly owned subsidiary, Sunrise Merger Sub, Inc., a Nevada corporation ("Sunrise Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emergent Group Inc., a Nevada corporation ("Emergent Group"). Pursuant to the Merger Agreement, the Company and Sunrise Merger Sub commenced a tender offer (the "Offer") on March 2, 2011 to purchase all of the issued and outstanding shares of Emergent Group's common stock, par value $0.04 per share, at a purchase price of $8.46 per share in cash to be followed by a merger of Sunrise Merger Sub with and into Emergent Group with Emergent Group (the "Merger") surviving as a wholly owned subsidiary of the Company. The total enterprise value of the transaction including debt assumption is approximately $70.0 million and Parent will fund the transaction by drawings under its existing $195.0 million credit facility, which is described in Note 6 in the accompanying Financial Statements.

        This acquisition is expected to be complete within 45 to 90 days of the February 6, 2011 signing. Consummation of the Offer and the Merger are subject to various closing conditions, including the tender of 65% of the Shares and other customary closing conditions. The Merger Agreement also includes customary termination provisions for both Emergent Group and UHS and provides that, in connection with the termination of the Merger Agreement under specified circumstances, Emergent Group will be required to pay UHS a termination fee of approximately $2.2 million.

        Since February 22, 2011, three putative shareholder class action complaints challenging the transactions contemplated by the Merger Agreement were filed on behalf of three separate plaintiffs in the Superior Court of the State of California in the County of Los Angeles against Emergent Group, UHS, Sunrise Merger Sub and the individual members of the Emergent Group Board. The complaints allege, among other things, that the members of the Emergent Group Board breached their fiduciary duties owed to the public shareholders of Emergent Group by attempting to sell Emergent Group by means of an unfair process with preclusive deal protection devices at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the proposed Merger, engaging in self dealing and failing to take steps to maximize the value of Emergent Group to its public shareholders. The complaints further allege that Emergent Group, UHS and Sunrise Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that certain provisions of the Merger Agreement unduly restrict Emergent Group's ability to negotiate with rival bidders. The complaints seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Merger and other forms of equitable relief. Beginning on March 8, 2011, the plaintiffs in these lawsuits filed an application to compel expedited discovery. Management believes that any such resolution would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Universal Hospital Services, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share information)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$37,747	$—
Accounts receivable, less allowance for doubtful accounts of $2,082 at June 30, 2011 and $2,000 at December 31, 2010	65,388	59,962
Inventories	6,031	4,761
Deferred income taxes	11,942	10,715
Other current assets	5,197	3,342

Total current assets	126,305	78,780
Property and equipment, net:
Medical equipment, net	231,808	206,842
Property and office equipment, net	22,073	20,762

Total property and equipment, net	253,881	227,604
Other long-term assets:
Goodwill	323,989	280,211
Other intangibles, net	251,524	234,915
Other, primarily deferred financing costs, net	14,091	11,518

Total assets	$969,790	$833,028

Liabilities and Total Equity
Current liabilities:
Current portion of long-term debt	$5,562	$3,764
Interest rate swap	11,019	—
Book overdrafts	4,739	3,566
Accounts payable	23,575	26,943
Accrued compensation	14,520	11,648
Accrued interest	4,827	3,601
Dividend payable	33,501	—
Other accrued expenses	13,355	9,472

Total current liabilities	111,098	58,994
Long-term debt, less current portion	650,134	521,281
Interest rate swap	—	16,347
Pension and other long-term liabilities	8,222	6,302
Payable to Parent	16,937	13,702
Deferred income taxes	75,061	69,663
Commitments and contingencies (Note 10)
Total equity
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	214,294	248,794
Accumulated deficit	(94,831)	(87,276)
Accumulated other comprehensive loss	(11,495)	(14,779)

Total Universal Hospital Services, Inc. equity	107,968	146,739
Non controlling interest	370	—

Total equity	108,338	146,739

Total liabilities and equity	$969,790	$833,028

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Medical equipment outsourcing	$73,847	$60,818	$140,086	$125,992
Technical and professional services	11,361	11,152	22,231	21,965
Medical equipment sales and remarketing	5,876	4,763	11,482	8,950

Total revenues	91,084	76,733	173,799	156,907
Cost of Sales
Cost of medical equipment outsourcing	28,466	22,452	52,900	45,069
Cost of technical and professional services	8,227	8,064	16,110	15,848
Cost of medical equipment sales and remarketing	4,600	3,724	8,900	7,071
Medical equipment depreciation	17,505	17,358	34,673	34,815

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	58,798	51,598	112,583	102,803

Gross margin	32,286	25,135	61,216	54,104
Selling, general and administrative	27,111	20,982	49,491	42,052
Acquisition and integration expenses	1,225	—	1,999	—

Operating income	3,950	4,153	9,726	12,052
Interest expense	12,745	11,855	24,450	23,362

Loss before income taxes and non controlling interest	(8,795)	(7,702)	(14,724)	(11,310)
Benefit for income taxes	(7,520)	(2,562)	(7,307)	(3,890)

Consolidated net loss	$(1,275)	$(5,140)	$(7,417)	$(7,420)
Net income attributable to non controlling interest	138	—	138	—

Net loss attributable to Universal Hospital Services, Inc.	$(1,413)	$(5,140)	$(7,555)	$(7,420)

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Consolidated net loss	$(7,417)	$(7,420)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	39,414	39,054
Amortization of intangibles, deferred financing costs and bond premium	8,676	8,226
Provision for doubtful accounts	400	74
Provision for inventory obsolescence	76	116
Non-cash stock-based compensation expense	2,196	691
Non-cash gain on trade-in of recalled equipment	(3,292)	—
Gain on sales and disposals of equipment	(801)	(136)
Deferred income taxes	(7,109)	(3,574)
Changes in operating assets and liabilities:
Accounts receivable	(1,310)	4,746
Inventories	(125)	447
Other operating assets	(252)	(802)
Accounts payable	(2,111)	(2,996)
Other operating liabilities	2,745	3,792

Net cash provided by operating activities	31,090	42,218

Cash flows from investing activities:
Medical equipment purchases	(48,116)	(47,250)
Property and office equipment purchases	(3,235)	(2,642)
Proceeds from disposition of property and equipment	1,496	1,239
Acquisitions, net of cash acquired	(65,039)	—

Net cash used in investing activities	(114,894)	(48,653)

Cash flows from financing activities:
Proceeds under senior secured credit facility	132,250	86,579
Payments under senior secured credit facility	(185,150)	(70,379)
Payments of principal under capital lease obligations	(2,714)	(2,557)
Payment of deferred financing costs	(3,500)	(1,746)
Proceeds from issuance of bonds	178,938	—
Accrued interest received from bondholders	661	—
Cash paid to non controlling interests	(147)	—
Proceeds from exercise of parent company stock options	40	—
Repayment of 10.125% senior notes	—	(9,945)
Change in book overdrafts	1,173	4,483

Net cash provided by financing activities	121,551	6,435

Net change in cash and cash equivalents	37,747	—

Cash and cash equivalents at the beginning of period	—	—

Cash and cash equivalents at the end of period	$37,747	$—

Supplemental cash flow information:
Interest paid	$22,645	$22,122

Income taxes paid	$352	$263

Non-cash activities:
Medical equipment purchases included in accounts payable (at end of period)	$8,627	$5,233

Dividend declared to Parent	$34,500	$—

Capital lease additions	$2,636	$5,641

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS

1. Basis of Presentation

        The interim consolidated financial statements included in this Quarterly Report on Form 10-Q have been prepared by Universal Hospital Services, Inc. ("we", "our", "us", the "Company", or "UHS") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been condensed or omitted, pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company's 2010 Annual Report on Form 10-K filed with the SEC.

        On April 1, 2011 we completed our acquisition of Emergent Group Inc. ("Emergent Group"), as described in Note 4, Acquisitions. The results of operations of Emergent Group have accordingly been included in UHS's consolidated results of operations since the date of acquisition. Emergent Group is included in the Medical Equipment Outsourcing segment.

        The interim consolidated financial statements presented herein as of June 30, 2011, reflect, in the opinion of management, all adjustments necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. These adjustments are all of a normal, recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

        The December 31, 2010 balance sheet amounts were derived from audited financial statements.

        We are required to make estimates and assumptions about future events in preparing consolidated financial statements in conformity with GAAP. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses at the date of the unaudited consolidated financial statements. While we believe that our past estimates and assumptions have been materially accurate, our current estimates are subject to change if different assumptions as to the outcome of future events are made. We evaluate our estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. We make adjustments to our assumptions and judgments when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying unaudited consolidated financial statements.

        A description of our significant accounting policies is included in our 2010 Annual Report on Form 10-K. With the exception of 'Principles of Consolidation' listed below, there have been no material changes to these policies for the quarter ended June 30, 2011.

Principles of Consolidation

        The consolidated financial statements include the accounts of UHS and of Emergent Group Inc. and its wholly owned subsidiaries ("Emergent Group") since its acquisition on April 1, 2011. In addition, in accordance with guidance issued by the Financial Accounting Standards Board ("FASB"), we have accounted for our equity investments in entities in which we are the primary beneficiary under the full consolidation method. All significant intercompany transactions and balances have been eliminated through consolidation. As the primary beneficiary, we consolidate the limited liability

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

companies ("LLCs") referred to in Note 12, Limited Liability Companies, as we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

2. Comprehensive Income (Loss)

        Comprehensive income (loss) is comprised of consolidated net loss and other comprehensive income attributable to UHS. Other comprehensive loss includes unrealized gains from derivatives designated as cash flow hedges. Accumulated other comprehensive loss is displayed separately on the balance sheets. A reconciliation of net loss to comprehensive income (loss) is provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2011	2010	2011	2010
Net loss attributable to UHS	$(1,413)	$(5,140)	$(7,555)	$(7,420)
Unrealized gain on cash flow hedge, net of tax	1,583	674	3,284	766

Comprehensive income (loss)	$170	$(4,466)	$(4,271)	$(6,654)

3. Recent Accounting Pronouncement

Standard Adopted

        In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. We prospectively adopted this standard in January 2011. The adoption did not have a material impact on our consolidated financial statements.

Standard Not Yet Adopted

        In June 2011, the FASB issued an amendment to the authoritative guidance on comprehensive income. The amendment eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity or include the components in the notes to the consolidated financial statements, and instead requires the presentation of comprehensive income in either a continuous statement of comprehensive income or a separate but consecutive statement. The amendment will be effective for our quarter ending March 31, 2012. The adoption of this amendment is not expected to have a material effect on our consolidated financial statements, but will require a change to present comprehensive income (loss) on the face of our consolidated financial statements.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

4. Acquisitions

Emergent Group Inc.

        On April 1, 2011 (the "Acquisition Date"), we completed our acquisition of Emergent Group for a total purchase price of approximately $65.3 million, which represents the sum of $60.0 million of cash paid for equity, $4.8 million of capital lease liability assumed and $2.0 million of transaction costs, less cash acquired of $1.5 million. All outstanding Emergent Group shares were purchased at a price of $8.46 per share. Emergent Group's wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), is a provider of surgical laser equipment services primarily for the urology community. The purchase of Emergent Group supports our strategic growth initiatives to diversify our outsourcing offerings to our customers. The acquisition of Emergent Group was funded primarily by drawings under our $195.0 million senior secured credit facility, which is described below in Note 9, Long-Term Debt.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the Acquisition Date:

(in thousands)	April 1, 2011
Cash and cash equivalents	$1,480
Accounts receivable	4,517
Inventories	1,222
Deferred income taxes	208
Other current assets	1,403
Medical equipment	7,540
Property and equipment	234
Intangible assets	22,150
Other assets	79

Total identifiable assets	38,833

Accounts payable	1,972
Accrued expenses	1,571
Other liabilities	1,454
Deferred income taxes	9,523
Capital leases	4,763

Total liabilities assumed	19,283

Net identifiable assets acquired	19,550
Non controlling interests	(379)
Goodwill	40,848

Net assets acquired	$60,019

        The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the Acquisition Date to estimate the fair value of assets acquired and liabilities assumed. Additionally, we believe our net accounts receivable to be collectible. The Company believes that the available information provides a reasonable basis for preliminarily estimating the fair values. We will continue to evaluate the above purchase price allocation as better information becomes available, particularly as it relates to income taxes. We

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

anticipate additional relevant information to become available as we complete and file our related tax returns. We expect to finalize the valuation and complete the purchase price allocation as soon as practicable, but no later than one year from the Acquisition Date.

        The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in thousands)	Amortization Period (in years)
Customer relationships	$17,669	8
Trade names	4,264	10
Proprietary software	217	3

Total	$22,150

        The $40.8 million of goodwill was assigned to our Outsourcing segment. The goodwill recognized is attributable primarily to strategic and synergistic opportunities across Emergent Group, the assembled workforce of Emergent Group and other factors. The goodwill recognized is not deductible for income tax purposes.

        The Company expensed $1.2 million and $2.0 million of Emergent Group acquisition-related costs for the three and six-month periods ended June 30, 2011, respectively. These costs are included in line item entitled "acquisition and integration expenses" in the accompanying consolidated statements of operations and are comprised of the following items:

	Acquisition and integration expenses
(in thousands)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Investment banking fees	$825	$825
Legal, accounting and other costs	400	1,174

Total	$1,225	$1,999

        The amounts of revenue and net income of Emergent Group included in the Company's consolidated statements of operations from the Acquisition Date to June 30, 2011 are as follows (in thousands):

Revenue and income included in the Consolidated Statements of Operations from April 1, 2011 to June 30, 2011
Revenue	$8,055
Net income attributable to Emergent Group	$191

        The following supplemental pro forma information presents the financial results as if the acquisition of Emergent Group had occurred on January 1, 2011 and January 1, 2010 for the six months ended June 30, 2011 and the three and six months ended June 30, 2010, respectively. This supplemental pro forma information has been prepared for comparative purposes and does not purport

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

to be indicative of what would have occurred had the acquisition been made on January 1, 2011 or January 1, 2010, nor are they indicative of any future results.

(in thousands)	Six Months Ended June 30, 2011
Pro forma consolidated results
Revenue	$181,628
Net loss attributable to Universal Hospital Services, Inc.	(9,241)

(in thousands)	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Pro forma consolidated results
Revenue	$83,980	$171,527
Net loss attributable to Universal Hospital Services, Inc.	(5,565)	(8,138)

        These amounts have been calculated after applying the Company's accounting policies and adjusting the results of Emergent Group to reflect the additional depreciation, amortization and interest that would have been charged assuming the fair value adjustments primarily to medical equipment and intangible assets, and draws on the line of credit to fund the acquisition had been applied on January 1, 2011 and 2010, as applicable, together with the consequential tax effects.

Other Acquisition

        On May 31, 2011, we completed the acquisition of certain assets of the equipment rental division of a medical equipment manufacturer for $6.5 million in cash. The assets acquired primarily consisted of movable medical equipment of approximately $1.7 million, customer relationship intangibles of approximately $1.9 million and goodwill of approximately $2.9 million. The acquisition was funded through our $195.0 million senior secured credit facility, which is described below in Note 9, Long-Term Debt.

        The following table summarizes the impact of our second quarter acquisitions related to goodwill at June 30, 2011:

(in thousands)	Goodwill
Balance at December 31, 2010	$280,211
Acquisition of Emergent Group Inc.	40,848
Other acquisition	2,930

Balance at June 30, 2011	$323,989

        There is no aggregate goodwill impairment for any of the periods presented in our financial statements.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

5. Fair Value Measurements

        Financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010, in accordance with Accounting Standards Codification ("ASC") Topic 820, are summarized in the following table by type of inputs applicable to the fair value measurements:

	Fair Value at June 30, 2011				Fair Value at December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest Rate Swap	$—	$11,019	$—	$11,019	$—	$16,347	$—	$16,347

        A description of the inputs used in the valuation of assets and liabilities is summarized as follows:

          Level 1—Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

          Level 2—Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that are considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves that are observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

          Level 3—Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Measurements of nonexchange traded derivative contract assets and liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities.

Fair Value of Other Financial Instruments

        The Company considers the carrying amount of financial instruments, including accounts receivable, accounts payable and accrued liabilities, as the approximate fair value due to their short maturities. The fair value of our outstanding PIK Toggle Notes and Floating Rate Notes as of June 30, 2011 and December 31, 2010, based on the quoted market price for the same or similar issues of debt, is approximately:

(in millions)	June 30, 2011	December 31, 2010
PIK Toggle Notes	$415.7	$240.9
Floating Rate Notes	221.4	210.9

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

6. Shareholders' Equity

        The following tables represent changes in shareholders' equity that are attributable to our shareholders and non controlling interests for the six month periods ending June 30, 2011 and 2010.

(in thousands)	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non controlling Interests	Total Equity
Balance at December 31, 2010	$248,794	$(87,276)	$(14,779)	$—	$146,739
Consolidation of Emgergent Group non controlling interests	—	—	—	379	379
Net income (loss)	—	(7,555)	—	138	(7,417)
Dividend declared	(34,500)	—	—	—	(34,500)
Unrealized gain on cash flow hedge, net of tax	—	—	3,284	—	3,284
Cash distributions to non controlling interests	—	—	—	(147)	(147)

Balance at June 30, 2011	$214,294	$(94,831)	$(11,495)	$370	$108,338

(in thousands)	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non controlling Interests	Total Equity
Balances at December 31, 2009	$248,794	$(58,165)	$(16,638)	$—	$173,991
Net loss	—	(7,420)	—	—	(7,420)
Unrealized gain on cash flow hedge, net of tax	—	—	766	—	766

Balances at June 30, 2010	$248,794	$(65,585)	$(15,872)	$—	$167,337

7. Stock-Based Compensation

        During the six months ended June 30, 2011, activity under the 2007 Stock Option Plan (the "2007 Stock Option Plan"), of UHS Holdco, Inc., our parent company ("Parent"), was as follows:

(in thousands except exercise price)	Number of Options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2010	39,523	$1.06	$37,315	6.8
Granted	—
Exercised	(40)	$1.00	$(33)
Forfeited or expired	(607)	$1.01

Outstanding at June 30, 2011	38,876	$1.06	$25,445	6.3

Exercisable at June 30, 2011	23,993	$1.02	$16,673	6.1
Remaining authorized options available for issue	5,029

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

7. Stock-Based Compensation (Continued)

        The exercise price of each stock option award is equal to the market value of Parent's common stock on the grant date as determined reasonably and in good faith by Parent's board of directors and Parent's compensation committee and based on an analysis of a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses.

        The intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award.

        We determine the fair value of stock options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options' expected vesting periods. There were no stock options granted during the six months ended June 30, 2011.

        Expected volatility is based on an independent valuation of the stock of companies within our peer group. Given the lack of a true comparable company, the peer group consists of selected public health care companies representing our suppliers, customers and competitors within certain product lines. The risk free-interest rate is based on the U.S. Treasury yield curve in effect at the grant date based on the expected option life. The expected option life represents the result of the "simplified" method applied to "plain vanilla" options granted during the period, as provided within ASC Topic 718, "Compensation—Stock Compensation." Parent used the simplified method as Parent does not have sufficient historical exercise experience to provide a basis upon which to estimate the expected term.

        Although Parent grants stock options, the Company recognizes compensation expense related to these options since the services are performed for its benefit. Along with this expense, which is primarily included in selling, general and administrative expense, the Company records an offsetting payable to Parent liability which is not expected to be settled within the next twelve months.

        At June 30, 2011, unearned non-cash stock-based compensation that we expect to recognize as expense over a weighted average period of 2.2 years, totals approximately $7.7 million, net of our estimated forfeiture rate of 2.0%. The expense could be accelerated upon the sale of Parent or the Company.

8. Dividend Declared

        On June 8, 2011 the Company and Parent's Boards of Directors declared a dividend of $0.12 per share to the Parent's shareholders of record on June 10, 2011 and a $0.12 per share distribution to be paid to the holders of vested options on the Parent's stock as of June 10, 2011 subject to the consummation of the note offering which occurred on June 17, 2011 (see Note 9, Long-term Debt) and payable on July 1, 2011.

        Also on June 8, 2011, the Boards of Directors declared a distribution of $0.12 per option to holders of outstanding options on the Parent's stock on June 10, 2011 that are scheduled to vest on December 31, 2011, 2012, 2013, 2014, and 2015.

        Our consolidated balance sheet as of June 30, 2011 reflects the decrease in shareholders' equity for dividends paid to Parent shareholders and vested option holders on July 1, 2011, as well as estimated amounts to be paid to holders of options expected to vest on December 31, 2011 though 2015 based on the an estimated option forfeiture rate of 2% annually. It also reflects the related current dividend payable and long-term dividend payable included in Payable to Parent.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt

        Long-term debt consists of the following:

(in thousands)	June 30, 2011	December 31, 2010
PIK toggle notes	$405,000	$230,000
Floating rate notes	230,000	230,000
Unamortized bond premium	3,866	—
Senior secured credit facility	—	52,900
Capital lease obligations	16,830	12,145

	655,696	525,045
Less: Current portion of long-term debt	(5,562)	(3,764)

Total long-term debt	$650,134	$521,281

        PIK Toggle Notes.    Our 8.50% / 9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the "PIK Toggle Notes") consist of $230.0 million aggregate principal amount of PIK Toggle Notes issued on May 31, 2007 (the "Existing Notes"), and $175.0 million aggregate principal amount of PIK Toggle Notes issued on June 17, 2011 (the "Additional Notes") for a total aggregate outstanding principal amount of $405.0 million. All of the PIK Toggle Notes were issued under a Second Lien Senior Indenture dated as of May 31, 2007 (the "Second Lien Senior Indenture").

        The Additional Notes were issued at a premium of 102.250% for an aggregate total of $178.9 million in proceeds and are subject to the same terms as the Existing Notes under the Second Lien Senior Indenture. The premium is being amortized over the remaining life of the Additional Notes using the effective interest rate of 7.824%. The proceeds of the issuance of the Additional Notes were used to (i) repay the revolving borrowings under our senior secured credit facility, (ii) pay fees and expenses relating to the offering of the Additional Notes and (iii) pay a dividend as declared by the Company and Parent's Board of Directors on June 8, 2011 (see Note 8, Divided Declared). In connection with the issuance of the Additional Notes, the Company entered into a registration rights agreement with the initial purchasers of the Additional Notes.

        The PIK Toggle Notes mature on June 1, 2015. Interest on the PIK Toggle Notes is payable semiannually in arrears on each June 1 and December 1. Beginning June 1, 2011, the Company was required to make all interest payments on the PIK Toggle Notes entirely as cash interest. Cash interest on the PIK Toggle Notes accrues at the rate of 8.50% per annum. The PIK Toggle Notes are redeemable, at the Company's option, in whole or in part, at specified redemption prices (as defined in the Second Lien Senior Indenture) plus accrued interest to the date of redemption.

        We may redeem some or all of the PIK Toggle Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the PIK Toggle Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

        In addition, the PIK Toggle Notes have a change of control provision, which gives each holder the right to require the Company to purchase all or a portion of such holders' PIK Toggle Notes upon a change in control, as defined in the Second Lien Senior Indenture, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. The PIK Toggle Notes, subject to certain definitions and exceptions, have covenants that restrict, among other things, the incurrence of additional debt, the payment of dividends and the issuance of preferred stock. The PIK Toggle Notes are uncollateralized.

        Floating Rate Notes.    Our Floating Rate Notes (the "Floating Rate Notes") were issued on May 31, 2007 in the aggregate principal amount of $230.0 million under the Second Lien Senior Indenture. The Floating Rate Notes mature on June 1, 2015. Interest on the Floating Rate Notes is payable semiannually in arrears on each June 1 and December 1. Interest on the Floating Rate Notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At June 30, 2011, our LIBOR-based rate was 3.778%, which includes the credit spread. The Floating Rate Notes are redeemable, at the Company's option, in whole or in part, at specified redemption prices (as defined in the Second Lien Senior Indenture) plus accrued interest to the date of redemption. In addition, the Floating Rate Notes have a change of control provision, which gives each holder the right to require the Company to purchase all or a portion of such holders' Floating Rate Notes upon a change in control, as defined in the Second Lien Senior Indenture, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. The Floating Rate Notes, subject to certain definitions and exceptions, have covenants that restrict, among other things, the incurrence of additional debt, the payment of dividends and the issuance of preferred stock. The Floating Rate Notes are uncollateralized.

        We may redeem some or all of the Floating Rate Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed, subject to the rights of noteholders.

        Upon the occurrence of a change of control, each holder of the Floating Rate Notes has the right to require the Company to repurchase some or all of such holder's Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Interest Rate Swap.    In June 2007, we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting the interest rate applicable to our $230.0 million of Floating Rate Notes to a fixed interest rate. The effective date for the interest rate swap agreement was December 2007 and the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under ASC Topic 815, Derivatives and Hedging. Both at inception and on an on-going basis, we must perform an effectiveness test. In accordance with ASC Topic 815, the fair value of the interest rate swap agreement at June 30, 2011 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet, net of tax, since the instrument was determined to be an effective hedge at June 30, 2011. We expect to reclassify approximately $7.1 million into earnings, net of tax, currently recorded in accumulated other comprehensive loss, in the next 12 months.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

        As a result of our interest rate swap agreement, we expect the effective interest rate on our $230.0 million Floating Rate Notes to be 9.065% through May 2012.

        Second Lien Senior Indenture.    Our PIK Toggle Notes and Floating Rate Notes (collectively, the "Notes") are guaranteed, jointly and severally, on a second priority senior secured basis, by Emergent Group and PRI Medical, and are also similarly guaranteed by certain of our future domestic subsidiaries. The Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantors' existing and future subordinated indebtedness; (iii) effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Notes or that are secured by a lien on assets that are not part of the collateral securing the Notes, in each case, to the extent of the value of such collateral or assets; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

        The Second Lien Senior Indenture governing the Notes contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        Senior Secured Credit Facility.    On May 6, 2010 we entered into an Amended and Restated Credit Agreement with GE Business Financial Services, Inc., as agent for the lenders, and the lenders party thereto, which amended the senior secured credit facility dated as of May 31, 2007. The senior secured credit facility is a first lien senior secured asset based revolving credit facility. The Amended and Restated Credit Agreement increased the aggregate amount the Company may borrow under the senior secured credit facility from $135.0 million to $195.0 million and extended the maturity date to November 30, 2014. Additionally, we capitalized deferred financing costs related to the Amended and Restated Credit Agreement in the amount of $1.7 million. As of June 30, 2011, we had $181.8 million of availability under the senior secured credit facility based on a borrowing base of $186.3 million, after giving effect to $4.5 million used for letters of credit. Our obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

pledge of our and Parent's capital stock, any joint ventures and certain other exceptions. Our obligations under the senior secured credit facility are unconditionally guaranteed by Parent.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $15.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as such terms are defined in the senior secured credit facility.

        The senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

        Borrowings under the senior secured credit facility accrue interest (including a credit spread varying with facility usage):

  •
  at a per annum rate equal to 1.75% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; and

  •
  at a per annum rate equal to 2.75% above the adjusted LIBOR rate used by the agent, for the respective interest rate period determined at our option, payable in arrears upon cessation of the interest rate period elected.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

        At June 30, 2011, we had no borrowings outstanding under the senior secured credit facility.

        10.125% Senior Notes.    On June 14, 2010, we redeemed, at par value plus accrued interest to the redemption date, all of our 10.125% Senior Notes. The funds used to redeem our 10.125% Senior Notes were obtained from our senior secured credit facility. The 10.125% Senior Notes were redeemable, at our option, in whole or in part of, at specified redemption prices (as defined) plus accrued interest to the date of redemption. The transaction resulted in a redemption price of $10.0 million of which $9.9 million related to principal and $0.1 million related to interest.

10. Commitments and Contingencies

        The Company, from time to time, may become involved in litigation arising out of operations in the normal course of business. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance.

        On July 13, 2010, the U.S. Food and Drug Administration ("FDA") issued a final order and transition plan to Baxter Healthcare Corporation ("Baxter") to recall all Colleague infusion pumps currently in use in the United States. The FDA order establishes the framework for the recall by providing for a cash refund, generally, $1,500 for single channel pumps and $3,000 for triple channel pumps, or a replacement pump to owners within a two-year period. At the time of the recall notice, we owned approximately 11,900 Colleague infusion pumps.

        For the six months ended June 30, 2011, we recognized recalled equipment net gains of approximately $3.9 million of which $3.3 million were non-cash gains. Non-cash gains result from receiving a replacement pump for a recalled pump. The gains are a result of the fair market value of the replacement pump less the net book value of the recalled pump. At June 30, 2011, we owned approximately 8,200 Colleague pumps. We are continuing the process of evaluating the course of action that best meets the infusion technology needs of our customers and our business. As such, we expect to continue to recognize gains and also expect to increase purchases of infusion pumps to replace recalled units as they are accepted by Baxter. While the timing and extent of those gains or capital expenditures are not readily estimable, we expect them to extend through 2011 and mid-2012.

        On October 19, 2009, Freedom Medical, Inc. filed a lawsuit against the Company and others in U.S. District Court for the Eastern District of Texas. The federal complaint alleges violation of state and federal antitrust laws, tortuous interference with business relationships, business disparagement and common law conspiracy in connection with the biomedical equipment rental market. Freedom Medical, Inc. is seeking unspecified damages and injunctive relief. We believe these claims are without merit and will vigorously defend against them. Because of the preliminary nature of this proceeding, the difficulty in ascertaining the applicable facts, and the difficulty of predicting the settlement value of the proceeding, we are not able to estimate an amount or range of any reasonably possible loss and the effect it may have on our business, financial condition or results of operations.

        On February 6, 2011, we and our wholly owned subsidiary, Sunrise Merger Sub, Inc. ("Sunrise Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emergent Group, pursuant to which we and Sunrise Merger Sub commenced a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Emergent Group's common stock at a purchase price of $8.46 per share in cash, followed by a merger of Sunrise Merger Sub with and into Emergent Group with Emergent Group surviving as a wholly owned subsidiary of the Company (the

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

10. Commitments and Contingencies (Continued)

"Merger"). The Merger was completed on April 1, 2011. Three putative shareholder class action complaints challenging the transactions contemplated by the Merger Agreement were filed on behalf of three separate plaintiffs (collectively, the "Plaintiffs") in the Superior Court of the State of California in the County of Los Angeles (the "Court") against Emergent Group, UHS, Sunrise Merger Sub and the individual members of the Emergent Group Board (collectively, the "Defendants"). One was filed on February 22, 2011 by Brian McManus, individually and on behalf of others similarly situated, a second was filed on February 28, 2011 by Bryan Lamb, individually and on behalf of others similarly situated, and the third was filed on March 2, 2011 by Leena Dave, individually and on behalf of others similarly situated. Each complaint alleges, among other things, that the members of the Emergent Group Board breached their fiduciary duties owed to the public shareholders of Emergent Group by attempting to sell Emergent Group by means of an unfair process with preclusive deal protection devices at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the proposed Merger, engaging in self dealing and failing to take steps to maximize the value of Emergent Group to its public shareholders. The complaints further allege that Emergent Group, UHS and Sunrise Merger Sub aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that certain provisions of the Merger Agreement unduly restricted Emergent Group's ability to negotiate with rival bidders. The complaints sought, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the Merger and other forms of equitable relief.

        On March 22, 2011, the Court ordered the consolidation of the lawsuits for all purposes, and renamed the consolidated lawsuits "In re Emergent Group Inc. Shareholder Litigation". On March 24, 2011, a memorandum of understanding regarding settlement of the consolidated lawsuits (the "MOU") was agreed to by the Plaintiffs and the Defendants. Following entry of the MOU the parties entered into a definitive Settlement Agreement, subject to Court approval, that provided in exchange for the Emergent Group's amendment of its Schedule 14D-9 to include certain supplemental disclosures Plaintiffs will seek an order dismissing all actions alleging claims relating to the Merger and providing a full and final release in favor of the Defendants and their related parties from any claims that arose pursuant to or are related to the Offer or the Merger. The Defendants have agreed that Emergent Group or its successor or their respective insurers will pay the Plaintiffs' attorneys' fees and expenses as are awarded by the Court not to exceed $225,000. At June 30, 2011, we have paid $75,000 and anticipate the remainder of the balance to be paid by our insurers. The Court asked for additional information from the parties during the first preliminary approval hearing and declined to preliminarily approve the settlement. The second motion to obtain preliminary approval of the Settlement Agreement was filed on July 15, 2011 and is currently pending before the Court.

        As of June 30, 2011, we were not a party to any other pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows.

11. Related Party Transactions

Management Agreement

        On May 31, 2007, we and Irving Place Capital entered into a professional services agreement pursuant to which Irving Place Capital provides general advisory and management services to us with respect to financial and operating matters. Irving Place Capital is a principal owner of Parent, and the

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions (Continued)

following members of our board of directors are associated with Irving Place Capital: John Howard, Robert Juneja, Bret Bowerman and David Crane. We paid Irving Place Capital professional services fees of $0.5 and $0.4 million for the six-month periods ended June 30, 2011 and 2010, respectively.

Business Relationship

        In the ordinary course of business, we entered into an operating lease for our Minneapolis, Minnesota district office with Ryan Companies US, Inc. ("Ryan"), which began on May 1, 2007. One member of our board of directors is also a director of Ryan. We made payments to Ryan totaling $172,000 and $181,000 during the six months ended June 30, 2011 and 2010, respectively.

        The Company believes that the aforementioned arrangements and relationships were provided in the ordinary course of business at prices and on terms similar to those that would result from arm's length negotiation between unrelated parties.

12. Limited Liability Companies

        In connection with expanding our business, PRI Medical participates with others in the formation of limited liability companies ("LLCs") in which PRI Medical becomes a partner and shares the financial interest with the other investors. PRI Medical is the primary beneficiary of these LLCs. These LLCs acquire certain medical equipment for use in their respective business activities, which generally focus on surgical procedures. The LLCs will acquire medical equipment for rental purposes under equipment financing leases. At June 30, 2011, the LLCs had approximately $1.1 million of total assets. The third party investors in each respective LLC generally provide the lease financing company with individual proportionate lease guarantees based on their respective ownership percentages in the LLCs. In addition, PRI Medical will provide such financing companies with its corporate guarantee based on its respective ownership interest in each LLC. In certain instances, PRI Medical has provided such financing companies with an overall corporate guarantee in connection with equipment financing transactions. In such instances, the individual investors in each respective LLC will generally indemnify us against losses, if any, incurred in connection with its corporate guarantee. Additionally, PRI Medical provides operational and administrative support to the LLCs in which it is a partner. As of June 30, 2011, we held interests in six active LLCs.

        For the three and six months ended June 30, 2011 and 2010, in accordance with guidance issued by the FASB, PRI Medical accounted for its equity investments in LLCs (in which it is the primary beneficiary) under the full consolidation method whereby transactions between the PRI Medical and the LLCs have been eliminated through consolidation.

13. Segment Information

        Our reporting segments consist of Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. Segment assets for the three business segments (excluding Corporate and Unallocated) primarily include goodwill and intangible assets, which is consistent with the Company's reporting to its Chief Operating Decision Maker. Other assets are not allocated to the three business segments. Thus, assets included in Corporate and Unallocated contain

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

13. Segment Information (Continued)

all other Company assets. Certain operating information for our segments as well as a reconciliation of total Company gross margin to loss before income tax was as follows:

Medical Equipment Outsourcing
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$73,847	$60,818	$140,086	$125,992
Cost of revenue	28,466	22,452	52,900	45,069
Medical equipment depreciation	17,505	17,358	34,673	34,815

Gross margin	$27,876	$21,008	$52,513	$46,108

Technical and Professional Services
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$11,361	$11,152	$22,231	$21,965
Cost of revenue	8,227	8,064	16,110	15,848

Gross margin	$3,134	$3,088	$6,121	$6,117

Medical Equipment Sales and Remarketing
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$5,876	$4,763	$11,482	$8,950
Cost of revenue	4,600	3,724	8,900	7,071

Gross margin	$1,276	$1,039	$2,582	$1,879

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

13. Segment Information (Continued)

Total Gross Margin and Reconciliation to Loss Before Income Tax
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total gross margin	$32,286	$25,135	$61,216	$54,104
Selling, general and administrative	27,111	20,982	49,491	42,052
Acquisition and integration expenses	1,225	—	1,999	—
Interest expense	12,745	11,855	24,450	23,362

Loss before income tax	$(8,795)	$(7,702)	$(14,724)	$(11,310)

Total Assets by Reporting Segment
(in thousands)

	June 30, 2011	December 31, 2010
Medical Equipment Outsourcing	$444,497	409,315
Technical and Professional Services	87,726	85,175
Medical Equipment Sales and Remarketing	18,603	18,603
Corporate and Unallocated	418,964	319,935

Total Company Assets	$969,790	833,028

14. Pension Plan

        The components of net periodic pension costs are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2011	2010	2011	2010
Interest cost	$275	$274	$548	$544
Expected return on plan assets	(308)	(308)	(617)	(609)
Recognized net actuarial loss	92	40	176	77

Net periodic cost	$59	$6	$107	$12

        Future benefit accruals for all participants were frozen as of December 31, 2002. We made required contributions of $0.2 million during the six months ended June 30, 2011.

15. Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities in order to determine whether net operating loss carry forwards are

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

15. Income Taxes (Continued)

recoverable prior to expiration in accordance with ASC Topic 740. We determined that neither expected reversals of these deferred tax assets and liabilities nor future earnings or other assumptions assured recoverability of all of our net operating loss carry forwards prior to their expiration and accordingly established a valuation allowance in the third quarter of 2010. The April 1, 2011 acquisition of Emergent Group resulted in larger deferred tax liabilities than deferred tax assets due to opening balance sheet deferred tax liabilities recorded for intangibles and fixed assets. This discrete event had the one-time effect of reducing our valuation allowance by approximately $8.3 million on that date, though this amount was offset by approximately $5.8 million of additional valuation allowance resulting during the six months ended June 30, 2011. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

        Reconciliations between the Company's effective income tax rate and the U.S. statutory rate follow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Statutory U.S. Federal income tax rate	(35.0)%	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of U.S. Federal income tax	(4.6)	(4.8)	(3.5)	(4.8)
Permanent items	1.1	1.6	2.5	1.4
Valuation allowance	(52.3)	0.0	(16.8)	0.0
Other	5.3	4.9	3.2	4.0

Effective income tax rate	(85.5)%	(33.3)%	(49.6)%	34.4%

        At June 30, 2011, the Company had available unused federal net operating loss carryforwards of approximately $144.5 million. The net operating loss carryforwards will expire at various dates from 2020 through 2030.

16. Consolidating Financial Statements

        In accordance with the provisions of the Second Lien Senior Indenture, as wholly owned subsidiaries of UHS, Emergent Group and PRI Medical have jointly and severally guaranteed all the Company's Obligations (as defined in the Second Lien Senior Indenture) under the Second Lien Senior Indenture on a full and unconditional basis. Consolidating financial information of UHS and the guarantors is presented on the following pages.

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

16. Consolidating Financial Statements (Continued)

Consolidating Balance Sheets
(in thousands, except share and per share information)
(unaudited)

	At June 30, 2011
	Parent Issuer UHS	Subsidiary Guarantor Emergent Group	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$35,914	$1,833	$—	$37,747
Accounts receivable, less allowance for doubtful accounts	61,258	4,130	—	65,388
Due from (to) affiliates	(1,150)	1,150	—	—
Inventories	4,770	1,261	—	6,031
Deferred income taxes	11,656	286	—	11,942
Other current assets	3,838	1,359	—	5,197

Total current assets	116,286	10,019	—	126,305
Property and equipment, net:
Medical equipment, net	224,646	7,162	—	231,808
Property and office equipment, net	21,882	191	—	22,073

Total property and equipment, net	246,528	7,353	—	253,881
Other long-term assets:
Goodwill	283,141	40,848	—	323,989
Investment in subsidiary	60,210	—	(60,210)	—
Other intangibles, net	230,052	21,472	—	251,524
Other, primarily deferred financing costs, net	14,014	77	—	14,091

Total assets	$950,231	$79,769	$(60,210)	$969,790

Liabilities and Total Equity
Current liabilities:
Current portion of long-term debt	$3,767	$1,795	$—	$5,562
Interest rate swap	11,019	—	—	11,019
Book overdrafts	4,739	—	—	4,739
Accounts payable	21,777	1,798	—	23,575
Accrued compensation	13,335	1,185	—	14,520
Accrued interest	4,827	—	—	4,827
Dividend payable	33,501	—	—	33,501
Other accrued expenses	12,603	752	—	13,355

Total current liabilities	105,568	5,530	—	111,098
Long-term debt, less current portion	647,706	2,428	—	650,134
Pension and other long-term liabilities	6,756	1,466	—	8,222
Payable to Parent	16,937	—	—	16,937
Deferred income taxes	65,296	9,765	—	75,061
Commitments and contingencies (Note 10)
Total equity
Common stock	—	—	—	—
Additional paid-in capital	214,294	60,019	(60,019)	214,294
Accumulated income (deficit)	(95,022)	191	—	(94,831)
Accumulated earnings in subsidiary	191	—	(191)	—
Accumulated other comprehensive loss	(11,495)	—	—	(11,495)

Total Universal Hospital Services, Inc. equity	107,968	60,210	(60,210)	107,968

Non controlling interest	—	370	—	370
Total equity	107,968	60,580	(60,210)	108,338

Total liabilities and equity	$950,231	$79,769	$(60,210)	$969,790

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

16. Consolidating Financial Statements (Continued)

Consolidating Statements of Operations
(in thousands)
(unaudited)

	For the three months ended June 30, 2011
	Parent Issuer UHS	Subsidiary Guarantor Emergent Group	Consolidating Adjustments	Consolidated
Revenue
Medical equipment outsourcing	$65,792	$8,055	$—	$73,847
Technical and professional services	11,361	—	—	11,361
Medical equipment sales and remarketing	5,876	—	—	5,876

Total revenues	83,029	8,055	—	91,084
Cost of Sales
Cost of medical equipment outsourcing	24,264	4,202	—	28,466
Cost of technical and professional services	8,227	0	—	8,227
Cost of medical equipment sales and remarketing	4,600	0	—	4,600
Medical equipment depreciation	16,808	697	—	17,505

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	53,899	4,899	—	58,798

Gross margin	29,130	3,156	—	32,286
Selling, general and administrative	25,018	2,093	—	27,111
Acquisition and integration expenses	831	394	—	1,225

Operating income	3,281	669	—	3,950
Equity in earnings of subsidiary	329	—	(329)	—
Interest expense	12,659	86	—	12,745

Loss before income taxes and non controlling interest	(9,049)	583	(329)	(8,795)
Provision (benefit) for income taxes	(7,774)	254	—	(7,520)

Consolidated net loss	(1,275)	329	(329)	(1,275)
Net income attributable to non controlling interest	138	138	(138)	138

Net loss attributable to Universal Hospital Services, Inc.	$(1,413)	$191	$(191)	$(1,413)

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

16. Consolidating Financial Statements (Continued)

Consolidating Statements of Operations
(in thousands)
(unaudited)

	For the six months ended June 30, 2011
	Parent Issuer UHS	Subsidiary Guarantor Emergent Group	Consolidating Adjustments	Consolidated
Revenue
Medical equipment outsourcing	$132,031	$8,055	$—	$140,086
Technical and professional services	22,231	—	—	22,231
Medical equipment sales and remarketing	11,482	—	—	11,482

Total revenues	165,744	8,055	—	173,799
Cost of Sales
Cost of medical equipment outsourcing	48,698	4,202	—	52,900
Cost of technical and professional services	16,110	—	—	16,110
Cost of medical equipment sales and remarketing	8,900	—	—	8,900
Medical equipment depreciation	33,976	697	—	34,673

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	107,684	4,899	—	112,583

Gross margin	58,060	3,156	—	61,216
Selling, general and administrative	47,398	2,093	—	49,491
Acquisition and integration expenses	1,605	394	—	1,999

Operating income	9,057	669	—	9,726
Equity in earnings of subsidiary	329	—	(329)	—
Interest expense	24,364	86	—	24,450

Loss before income taxes and non controlling interest	(14,978)	583	(329)	(14,724)
Provision (benefit) for income taxes	(7,561)	254	—	(7,307)

Consolidated net loss	(7,417)	329	(329)	(7,417)
Net income attributable to non controlling interest	138	138	(138)	138

Net loss attributable to Universal Hospital Services, Inc.	$(7,555)	$191	$(191)	$(7,555)

Universal Hospital Services, Inc.

NOTES TO CONSOLIDATED UNAUDITED QUARTERLY FINANCIAL STATEMENTS (Continued)

16. Consolidating Financial Statements (Continued)

Consolidating Statements of Cash Flows
(in thousands)
(unaudited)

	For the six months ended June 30, 2011
	Parent Issuer UHS	Subsidiary Guarantor Emergent Group	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net loss	$(7,746)	$329	$—	$(7,417)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	38,677	737	—	39,414
Amortization of intangibles, deferred financing costs and bond premium	7,999	677	—	8,676
Provision for doubtful accounts	405	(5)	—	400
Provision for inventory obsolescence	76	—	—	76
Non-cash stock-based compensation expense	2,196	—	—	2,196
Non-cash gain on trade-in of recalled equipment	(3,292)	—	—	(3,292)
Loss (gain) on sales and disposals of equipment	(807)	6	—	(801)
Deferred income taxes	(7,352)	243	—	(7,109)
Changes in operating assets and liabilities:
Accounts receivable	(1,702)	392	—	(1,310)
Due from (to) affiliates	1,150	(1,150)	—	—
Inventories	(85)	(40)	—	(125)
Other operating assets	(299)	47	—	(252)
Accounts payable	(1,738)	(373)	—	(2,111)
Other operating liabilities	2,446	299	—	2,745

Net cash provided by operating activities	29,928	1,162	—	31,090

Cash flows from investing activities:
Medical equipment purchases	(47,997)	(119)	—	(48,116)
Property and office equipment purchases	(3,227)	(8)	—	(3,235)
Proceeds from disposition of property and equipment	1,492	4	—	1,496
Acquisitions, net of cash acquired	(66,519)	—	1,480	(65,039)

Net cash used in investing activities	(116,251)	(123)	1,480	(114,894)

Cash flows from financing activities:
Proceeds under senior secured credit facility	132,250	—	—	132,250
Payments under senior secured credit facility	(185,150)	—	—	(185,150)
Payments of principal under capital lease obligations	(2,175)	(539)	—	(2,714)
Payment of deferred financing costs	(3,500)	—	—	(3,500)
Proceeds from issuance of bonds	178,938	—	—	178,938
Accrued interest received from bondholders	661	—	—	661
Cash paid to non controlling interests	—	(147)	—	(147)
Proceeds from exercise of parent company stock options	40	—	—	40
Change in book overdrafts	1,173	—	—	1,173

Net cash provided by (used in) financing activities	122,237	(686)	—	121,551

Net change in cash and cash equivalents	35,914	353	1,480	37,747
Cash and cash equivalents at the beginning of period	—	1,480	(1,480)	—

Cash and cash equivalents at the end of period	$35,914	$1,833	$—	$37,747

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Emergent Group Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Emergent Group Inc. and Subsidiaries (the "Company") as of December 31, 2010 and 2009 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emergent Group Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ROSE, SNYDER & JACOBS ROSE, SNYDER & JACOBS A Corporation of Certified Public Accountants

Encino, California
March 28, 2011

Emergent Group Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Current assets
Cash	$8,711,635	$7,427,165
Accounts receivable, net of allowance for doubtful accounts of $89,299 and $83,704	3,854,107	4,006,123
Inventory, net	1,173,382	889,526
Prepaid expenses	317,866	380,825
Prepaid income taxes	1,067,742	—
Deferred income taxes	388,124	557,630

Total current assets	15,512,856	13,261,269
Property and equipment, net of accumulated depreciation and amortization of $10,208,912 and $9,031,136	6,298,943	5,545,492
Goodwill	1,120,058	1,120,058
Deferred income taxes	—	21,126
Other intangible assets, net of accumulated amortization of $394,286 and $300,672	376,651	455,265
Deposits and other assets	82,563	80,992

Total assets	$23,391,071	$20,484,202

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of capital lease obligations	$1,800,470	$1,901,272
Dividends payable	6,259,732	2,710,817
Accounts payable	3,492,298	1,440,122
Accrued expenses and other liabilities	2,315,151	2,456,315

Total current liabilities	13,867,651	8,508,526
Capital lease obligations, net of current portion	1,769,741	2,670,942
Deferred income taxes liabilities	889,460	—

Total liabilities	16,526,852	11,179,468
Commitments and contingencies, note 5
Shareholders' equity
Preferred stock, $0.001 par value, non-voting 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.04 par value, 100,000,000 shares authorized 6,954,333 and 6,776,118 shares issued and outstanding	278,170	271,042
Additional paid-in capital	17,280,693	16,507,958
Accumulated deficit	(11,078,520)	(8,062,324)

Total Emergent Group equity	6,480,343	8,716,676
Non-controlling interest	383,876	588,058

Total shareholders' equity	6,864,219	9,304,734

Total liabilities and shareholders' equity	$23,391,071	$20,484,202

The accompanying notes are an integral part of these financial statements.

Emergent Group Inc. and Subsidiaries

Consolidated Statements of Income

	Year Ended December 31,
	2010	2009
Revenue	$29,604,522	$30,756,460
Cost of goods sold	17,847,138	18,266,007

Gross profit	11,757,384	12,490,453
Selling, general, and administrative expenses	6,122,755	6,008,500

Income from operations	5,634,629	6,481,953
Other income (expense)
Interest expense, net	(269,059)	(338,607)
Gain on disposal of property and equipment	65,448	29,967
Other income from affiliated entities, net	192,456	—
Other income, net	36,352	46,935

Total other income (expense)	25,197	(261,705)

Income before provision for income taxes and non-controlling interest	5,659,826	6,220,248
Provision for income taxes	(753,409)	(566,852)
Deferred tax expense	(1,080,092)	(1,668,244)

Consolidated net income	3,826,325	3,985,152
Non-controlling interests in income of consolidated limited liability companies	(582,789)	(700,084)

Net income attributable to Emergent Group	$3,243,536	$3,285,068

Basic earnings per share	$0.47	$0.49

Diluted earnings per share	$0.46	$0.47

Basic weighted average shares outstanding	6,858,461	6,724,465

Diluted weighted-average shares outstanding	6,996,094	6,983,901

The accompanying notes are an integral part of these financial statements.

Emergent Group Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

	Common Stock				Total Emergent Group Equity
			Additional Paid-In Capital	Accumulated Deficit		Non- controlling Interest	Total Shareholders' Equity
	Shares	Amount
Balance, January 1, 2009	6,631,576	$265,260	$16,235,368	$(8,636,575)	$7,864,053	$696,430	$8,560,483
Common stock issued as restricted stock awards, net of 29,412 shares cancelled	24,088	964	(964)		—		—
Exercise of common stock options	61,615	2,465	7,829		10,294		10,294
Exercise of common stock warrants	86,781	3,471	73,736		77,207		77,207
Stock-based compensation			229,989		229,989		229,989
Repurchase of common stock	(27,942)	(1,118)	(38,000)		(39,118)		(39,118)
Dividend declared to common shareholders				(2,710,817)	(2,710,817)		(2,710,817)
Consolidated net income attributable to Emergent Group				3,285,068	3,285,068		3,285,068
Non-controlling interest in income						700,084	700,084
Cash paid to members of limited liability companies						(949,597)	(949,597)
Contributions from new members of limited liability companies						127,500	127,500
Capital transfers from dissolution of LLCs						13,641	13,641

Balance, December 31, 2009	6,776,118	271,042	16,507,958	(8,062,324)	8,716,676	588,058	9,304,734

Common stock issued as restricted stock awards	61,500	2,460	(2,460)		—		—
Exercise of common stock options	100,917	4,036	34,031		38,067		38,067
Exercise of common stock warrants	15,798	632	(632)		—		—
Stock-based compensation			298,651		298,651		298,651
Excess tax benefit from share-based arrangements			443,145		443,145		443,145
Dividend declared to common shareholders				(6,259,732)	(6,259,732)		(6,259,732)
Consolidated net income attributable to Emergent Group				3,243,536	3,243,536		3,243,536
Non-controlling interest in income						582,789	582,789
Cash paid to members of limited liability companies						(642,621)	(642,621)
Contributions from new members of limited liability companies						11,250	11,250
Capital transfers from dissolution of LLCs						(155,600)	(155,600)

Balance, December 31, 2010	6,954,333	278,170	$17,280,693	$(11,078,520)	$6,480,343	$383,876	$6,864,219

The accompanying notes are an integral part of these financial statements.

Emergent Group Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Consolidated net income	$3,826,325	$3,985,152
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,367,234	2,190,257
Gain on disposal of property and equipment	(65,448)	(29,967)
Provision for doubtful accounts	5,595	24,720
Stock-based compensation	298,651	229,988
Deferred income taxes	1,080,092	1,668,244
Excess tax benefits from share-based arrangements	(443,145)	—
Other income from affiliated entities, net	(192,456)	—
Other expense	(36,352)	13,641
(Increase) decrease in assets and liabilities
Accounts receivable	134,738	(267,009)
Inventory	(283,856)	(52,383)
Prepaid expenses	62,959	(149,062)
Prepaid income taxes	(624,597)	—
Deposits and other assets	(16,571)	(121,846)
Increase (decrease) in
Accounts payable	444,817	85,136
Accrued expenses and other liabilities	(107,316)	483,969

Net cash provided by operating activities	6,450,670	8,060,840

Cash flows from investing activities
Purchase of property and equipment	(529,166)	(473,829)
Cash paid to members of limited liability companies	(642,621)	(949,597)
Contributions from new members to limited liability companies	11,250	127,500
Proceeds from the sale of property and equipment	165,294	4,450

Net cash used in investing activities	(995,243)	(1,291,476)

Cash flows from financing activities
Payments on capital lease obligations	(2,069,416)	(2,021,679)
Payments on dividends declared	(2,710,817)	(1,989,750)
Proceeds from equipment refinancing	128,064	34,740
Payments on the repurchase of common stock	—	(39,118)
Proceeds from exercise of options to purchase common stock	38,067	10,294
Proceeds from exercise of warrants to purchase common stock	—	77,207
Excess tax benefits from share-based arrangements	443,145	—

Net cash used in financing activities	(4,170,957)	(3,928,306)

Net increase in cash	1,284,470	2,841,058
Cash, beginning of period	7,427,165	4,586,107

Cash, end of period	$8,711,635	$7,427,165

Supplemental disclosures of cash flow information:
Interest paid	$297,997	$358,346

Income taxes paid	$1,445,788	$638,347

Supplemental schedule of noncash investing and financing activities:

        During the year ended December 31, 2010 and 2009, the Company incurred capital lease obligations of $1,088,464 and $1,340,016, respectively, for medical equipment. In addition, equipment purchases of $1,817,359 are included in accounts payable in the accompanying balance sheet as of December 31, 2010 for which the Company is arranging lease financing.

The accompanying notes are an integral part of these financial statements.

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE 1—ORGANIZATION AND BUSINESS

General

        Emergent Group Inc. ("Emergent") is the parent company of PRI Medical Technologies, Inc. ("PRI Medical"), its wholly owned subsidiary. Emergent and PRI Medical are hereinafter referred to as the "Company." PRI Medical provides mobile laser/surgical services on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices. Medical lasers and other equipment are provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in 16 states located in the Western and Eastern United States.

Recent Developments—Merger Agreement

        On February 6, 2011, Universal Hospital Services, Inc., a Delaware corporation ("Parent"), and Parent's wholly owned subsidiary, Sunrise Merger Sub, Inc., a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emergent Group Inc., a Nevada corporation (the "Company"). Pursuant to the Merger Agreement, Parent and Merger Sub commenced on March 2, 2011 a tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's common stock, par value $0.04 per share (each a "Share" and collectively the "Shares"), at a purchase price of $8.46 per share in cash to be followed by a merger of Merger Sub with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"). "See Subsequent Event footnote herein for further discussion".

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of Emergent and its wholly owned subsidiaries. In addition, in accordance with guidance issued by the Financial Accounting Standards Board ("FASB"), the Company has accounted for its equity investments in entities in which it holds a non-controlling interest under the full consolidation method. All significant inter-company transactions and balances have been eliminated through consolidation. We consolidate the LLCs where we hold a non-controlling since we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

Revenue Recognition

        Revenue is recognized when the services are performed and billable. We are required to make judgments based on historical experience and future expectations, as to the realizability of goods and services billed to our customers. These judgments are required to assess the propriety of the recognition of revenue based on Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," and related guidance. We make such assessments based on the following factors: (a) customer-specific information and (b) historical experience for issues not yet identified.

Cash

        Cash consists of cash on hand and in banks. The Company maintains cash at several financial institutions. At times, such cash balances may be in excess of the Federal Deposit Insurance

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Corporation insurance limit of $250,000. The Company has not experienced losses in such accounts and believes it is not exposed to any significant risk on cash.

Accounts Receivable and Concentration of Business and Credit Risks

        We market our services primarily to hospitals, out-patient centers and physicians throughout 16 states located in the Western and Eastern United States. Our equipment rental and technician services are subject to competition from other similar businesses.

        Our accounts receivable represent financial instruments with potential credit risk. We offer credit terms and credit limits to most of our customers based on the creditworthiness of such customers. However, we retain the right to place such customers on credit hold should their account become delinquent. We maintain an allowance for doubtful accounts for estimated losses should customers fail to make required payments. In addition, we monitor the age of customer account balances, historical bad debt experience, customer creditworthiness, customer specific information, and changes in payment patterns when making estimates of the collectibility of trade receivables. Accounts receivable are written off when all collection attempts have failed. Our allowance for doubtful accounts will be increased if circumstances warrant. Based on the information available, management believes that our net accounts receivable are collectible.

Inventory

        Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of generally five years. Betterments, renewals, and extraordinary repairs that extend the life of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to retired assets are removed from the Company's accounts, and the gain or loss on dispositions, if any, is recognized in the consolidated statements of income.

Impairment of Long-Lived Assets and Intangibles

        The Company reviews its long-lived assets for impairment in accordance with guidance issued by the FASB on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are not considered recoverable, the Company will recognize an impairment charge that is measured by the amount by which the carrying amount exceeds the fair value of the assets. In addition to goodwill, other intangible assets include covenants not-to-compete and customer lists of $376,651 and $455,265, net of accumulated amortization, as of December 31, 2010 and 2009, respectively. Covenants not-to-compete and customer lists are generally amortized over their estimated

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

useful lives of five to ten years. The Company, in accordance with guidance issued by the FASB, reviews goodwill for impairment at least annually or whenever events or circumstances are more likely than not to reduce the fair value of goodwill below its carrying amount. The annual amortization of intangible assets for each of the next five years is as follows:

Year Ending December 31,	Amount
2011	$72,653
2012	67,616
2013	55,044
2014	49,755
2015	35,886

Total amortization	$280,954

Fair Value of Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the accompanying consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.

        The following table summarizes fair value measurements by level at December 31, 2010 for assets and liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Cash and cash equivlents	$8,711,635	$—	$—	$8,711,635

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For certain of the Company's financial instruments, including cash and money market funds, accounts receivable, prepaid expenses, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The carrying amount of the Company's capital leases approximates fair value based on prevailing interest rates.

Stock-Based Compensation

        On May 5, 2009, the Board approved establishing an Employee Benefit and Compensation Plan (the "2009 Plan") covering 300,000 shares with an effective date of June 29, 2009, the date of stockholder ratification of the 2009 Plan. In April 2002, the Company adopted the 2002 Employee Benefit and Consulting Services Compensation Plan (the "2002 Plan"). Our 2002 Plan and 2009 Plan are substantially identical, except as to the number of shares covered by each respective plan and the 2009 Plan permits issuance of incentive stock options. The 2002 Plan and 2009 Plan are collectively referred to herein as the "Plans." No stock options have been issued under our 2009 Plan.

        Compensation costs related to stock options are determined in accordance with guidance issued by the FASB. The Company determines the fair value of option grants based on the Black-Scholes option-pricing model using the modified prospective method. Under this method, compensation cost recognized during the years ended December 31, 2010 and 2009 includes compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, and all grants subsequent to that date, based on the grant date fair value, which is amortized over the remaining vesting period for such options.

Advertising Expense

        The Company expenses advertising costs in the periods the services are performed. For the years ended December 31, 2010 and 2009, advertising expense was $36,628 and $21,780, respectively.

Income Taxes

        The Company accounts for income taxes under the liability method, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. The provision for income taxes, if any, represents the tax payable for the period and the change during the period in deferred income tax assets and liabilities.

Earnings Per Share

        Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

issued and if the additional common shares were dilutive. At December 31, 2010 and 2009 we excluded 2,000 common equivalent stock options from the computation of earnings per share because the inclusion of such options would have been anti-dilutive for both periods. As of December 31, 2010 and 2009, common stock equivalents used in determining fully diluted shares outstanding consist only of options and warrants to purchase common stock. The components of basic and diluted earnings per share are as follows:

	Year Ended December 31,
	2010	2009
Numerator—
Net income attributable to attributable to Emergent Group	$3,243,536	$3,285,068

Denominator—
Weighted-average number of common shares outstanding during the period	6,858,461	6,724,465
Dilutive effect of stock options and warrants	137,633	259,436

Common stock and common stock equivalents used for diluted earnings per share	6,996,094	6,983,901

Estimates

        The preparation of financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We use authoritative pronouncements, historical experience and other data as the basis for making judgments. Actual results could differ from those estimates.

Recently Issued and Adopted Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued ASU 2010-06, Improving Disclosures about Fair Value Measurements ("ASU 2010-06"). ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and more disaggregation for the different types of financial instruments. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. We did not have any significant transfers in or out of Level 1 and Level 2 fair value measurements during the year ended December 31, 2010.

        In August 2009, the FASB issued ASU 2009-15, which changes the fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 input fair value measurements. This ASU became effective for us on January 1, 2010. Adoption of this ASU did not have a material impact on our consolidated financial statements.

        In June 2009, the FASB issued accounting guidance contained within ASC 810, Consolidation ("ASC 810"), regarding the consolidation of variable interest entities (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)). ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company's involvement in variable interest entities.

        This standard is effective for interim and annual periods beginning after November 15, 2009. Our adoption of this ASC on January 1, 2010 had no material impact on our consolidated financial statements.

        In June 2009, the FASB issued ASC 860, Transfers and Servicing ("ASC 860"), (formerly SFAS No. 166, Accounting for Transfers of Financial Assets). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods beginning after November 15, 2009. We adopted this standard on January 1, 2010. The adoption of this standard had no material impact on our financial statements.

NOTE 3—INVENTORY

        Inventory consists of the following:

	December 31,
	2010	2009
Fibers, kits and other disposables	$1,211,464	$927,832
Less: reserve for excess/obsolete inventory	(38,082)	(38,306)

Total	$1,173,382	$889,526

NOTE 4—EQUITY INVESTMENT IN LIMITED LIABILITY COMPANIES

        In connection with expanding its business, PRI Medical participates with others in the formation of Limited Liability Companies ("LLCs") in which it will acquire either a minority or majority interest and the remaining interests are held by other investors. These LLCs acquire certain medical equipment for use in their respective business activities which generally focus on surgical procedures. As of December 31, 2010, PRI Medical holds interests in six active LLCs located in California and New York. We previously held interests in thirteen LLCs; however, during 2010 and 2009 we ceased operations in seven LLCs and began the wind-down and dissolution process. PRI Medical continues to service the customers previously serviced by such LLCs.

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 4—EQUITY INVESTMENT IN LIMITED LIABILITY COMPANIES (Continued)

        The LLCs will acquire medical equipment for rental purposes under equipment financing leases. The third party investors in each respective LLC generally provide the lease financing company with individual proportionate lease guarantees based on their respective ownership percentages in the LLCs. In addition, PRI Medical will provide such financing companies with its corporate guarantee based on its respective ownership interest in each LLC. In certain instances, the Company has provided such financing companies with an overall corporate guarantee in connection with equipment financing transactions. In such instances, the individual investors in each respective LLC will generally indemnify PRI Medical against losses, if any, incurred in connection with its corporate guarantee.

        For the years ended December 31, 2010 and 2009, in accordance with guidance issued by the FASB, the Company accounted for its equity investments in entities in which it holds a non-controlling interest under the full consolidation method whereby transactions between the Company and LLCs have been eliminated through consolidation. We consolidate the LLCs where we hold a non-controlling since we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2010	2009
Rental equipment	$15,246,292	$13,341,920
Furniture and fixtures, including computers	432,477	422,390
Capitalized software cost	161,777	161,777
Transportation equipment	582,607	565,839
Leasehold improvements	84,702	84,702

	16,507,855	14,576,628
Less accumulated depreciation and amortization	10,208,912	9,031,136

Total	$6,298,943	$5,545,492

        The historical cost value and net book value of property and equipment under lease financing at December 31, 2010 is $6,740,684 and $3,198,474 (excluding equipment purchases of $1,817,359 included in accounts payable at December 31, 2010 for which lease financing is being arranged), respectively, and $8,826,608 and $4,606,435, respectively, as of December 31, 2009. Depreciation and amortization expense for property and equipment was $2,273,622 and $2,116,581 for the years ended December 31, 2010 and 2009, respectively.

NOTE 6—LINE OF CREDIT

        The Company maintains a $2.5 million line of credit under a revolving credit agreement, as amended, (the "Agreement") with a bank which is collateralized by substantially all unencumbered assets of the Company. Advances under the Agreement bear interest at the prime rate, plus one-half of one percent (3.75% as of December 31, 2010), with interest payable monthly. Subject to the terms of

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 6—LINE OF CREDIT (Continued)

the Agreement, the Company may request and repay advances from time to time through the expiration date. The Agreement includes certain financial covenants that must be met including a covenant that for a period of not less than thirty (30) consecutive days during the loan term, that no loan amount will be outstanding under the Agreement. The Agreement expires on January 3, 2012. As of December 31, 2010 and the filing of this Annual Report on Form 10-K, the Company was in compliance with the terms of its revolving credit agreement and no amounts have been drawn under this facility.

        In connection with an acquisition of assets during 2008, we entered into an equipment lease financing loan with a bank for $1,750,000. The equipment lease is collateralized by the acquired assets and other assets of the Company and provides for monthly payments of principal and interest of $46,378 commencing on September 1, 2008 over 42 months, with interest at 6.4%. The lease financing agreement also requires Emergent to meet certain financial covenants over the loan term. As of December 31, 2010 and the filing of this Form 10-K, the Company was in compliance with terms of this loan agreement.

        The Company incurred total net interest expense of $269,059 and $338,607 for the years ended December 31, 2010 and 2009, respectively, under its various lease obligations.

NOTE 7—ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities consists of the following:

	December 31,
	2010	2009
Accrued payroll and payroll related amounts	$1,539,013	$1,740,342
Accrued payable—vendors	79,636	53,262
Accrued professional fees	49,118	51,718
Sales taxes payable	145,404	144,732
Other	501,980	466,261

Total	$2,315,151	$2,456,315

        During 2009, the Company purchased certain assets, primarily representing a customer list, from the third party members of one LLC for which the Company served as its Managing Member. The purchase price of $88,288 was due in two equal installments, the first of which was paid in November 2009 with the second installment paid in early 2010. The net balance due of $40,788 as of December 31, 2009 is included in accrued expenses and other liabilities.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

        The Company maintains its principal executive offices in Sun Valley, California, where it leases approximately 13,000 square feet of office/warehouse space for its operations. The facility is leased under a five-year lease agreement, which currently provides for monthly rent of approximately $13,350, including reimbursements for common area expenses, tenant improvement costs, property taxes and

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

insurance. Base rent is subject to an annual increase of 4%. Total base rent expense incurred for the years ended December 31, 2010 and 2009 was $132,169 and $134,300, respectively. In addition, the Company leases several other office/warehouse facilities in various states in the Western and Eastern United States with a total of approximately 9,300 square feet. Total rent expense incurred for these facilities was $104,259 and $110,617 for the years ended December 31, 2010 and 2009, respectively.

        The Company leases certain of its vehicles under various operating and financing leases. The operating leases are scheduled to expire on various dates through September 2014. Thereafter, such leases will continue under a month-to-month lease term until such time the vehicles are either returned to the lessor or purchased. Total rental expenses for vehicles for the years ended December 31, 2010 and 2009 was $185,716 and $170,727, respectively.

        At December 31, 2010 the Company is obligated under certain capital equipment leases with various finance companies. The capital leases provide for interest at rates between 5.8% and 10.9% per annum. The monthly capital lease payments range between $508 and $46,378 and terminate through November 2014.

        Future minimum lease payments under operating and capital leases at December 31, 2010 are as follows:

Year Ending December 31,	Operating Leases	Capital Leases
2011	$377,067	$1,991,588
2012	143,524	1,076,153
2013	51,730	584,904
2014	18,557	240,212

Total minimum lease payments	$590,878	3,892,857

Less amounts representing interest		322,646
Less current portion		1,800,470

Long-term portion		$1,769,741

Litigation

        From time to time, we may become involved in litigation arising out of operations in the normal course of business. As the filing date of this Form 10-K, we are not a party to any pending legal proceedings, except for the shareholder matter discussed in the Subsequent Events footnote herein.

NOTE 9—SHAREHOLDERS' EQUITY

Common Stock

        During the year ended December 31, 2010, the Company completed the following transactions:

  •
  On March 4, 2010 and December 16, 2010, the Company's Board of Directors approved the issuance of 45,000 and 16,500 shares of restricted common stock to our executive officers and directors and employees, subject to vesting in five equal annual installments commencing in

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

    March 2011 and December 2011, respectively, and the forfeiture of the non-vested portion in the event that recipient is no longer serving as an employee of our Company at the time of vesting, subject to the Board's right to waive the forfeiture provisions.

  •
  During 2010, Warrants to purchase a total of 21,176 shares of Common Stock were exercised on a cashless basis with the issuance of 15,798 common shares.

  •
  During 2010, we granted 2,000 stock options to purchase common to employees of the Company, subject to vesting in five equal annual installments commencing December 2011 and the forfeiture of the non-vested portion in the event that recipient is no longer serving as an employee of our Company at the time of vesting, subject to the Board's right to waive the forfeiture provisions.

  •
  During 2010, an aggregate of 15,061 employee stock options were exercised, utilizing the cashless exercise provision in the plan, in exchange for the issuance of 11,183 shares of common stock. In addition, an aggregate of 89,734 stock options were exercised for cash resulting in proceeds to the Company of $38,067.

  •
  In December 2010 the Company's Board of Directors declared an annual cash dividend of $0.40 per share and a special dividend of $0.50 per share to our common shareholders of record on December 17, 2010, which was paid on January 4, 2011.

Stock Option Plans

        In April 2002, the Company adopted the 2002 Employee Benefit and Consulting Services Compensation Plan (the "2002 Plan"). The purpose of the 2002 Plan is to provide incentive to key employees, officers, and consultants of the Company who provide significant services to the Company. As of December 31, 2010, there are 650,000 common shares authorized for grant under the 2002 Plan. Options will not be granted for a term of more than ten years from the date of grant. Generally, options will vest evenly over a period of five years, and the 2002 Plan expires in March 2012. Since shareholder approval was not obtained on or before April 1, 2003, all incentive stock options granted under the 2002 Plan have automatically become non-statutory stock options, and the Board is limited to granting non-statutory stock options under the 2002 Plan.

        Non-statutory stock options may be granted at any price determined by the Board even if the exercise price of the options is at a price below the fair market value of the Company's common stock on the date of grant. The purchase price of an incentive stock option may not be less than the fair market value of the common stock at the time of grant, except in the case of a 10% shareholder who receives an incentive stock option; the purchase price may not be less than 110% of such fair market value. The aggregate fair market value of the stock for which incentive stock options are exercisable by any employee during any calendar year must not exceed $100,000.

        During the years ended December 31, 2010 and 2009, the Company issued to employees options to purchase 2,000 and 40,000 shares of common stock under the 2002 Plan. The options granted in 2010 and 2009 have a 10-year term and are exercisable at prices ranging from $4.65 to $6.95 per share, respectively. Generally, one-fifth of each issuance vests over five consecutive years. During 2010 and

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

2009, options to purchase 11,731 and 6,546 shares, respectively, expired and/or were cancelled due to employee terminations.

        On May 5, 2009, the Board approved establishing an Employee Benefit and Compensation Plan (the "2009 Plan") covering 300,000 shares with an effective date of June 29, 2009, the date of stockholder ratification of the 2009 Plan. Our 2002 Plan and 2009 Plan are substantially identical, except as to the number of shares covered by each respective plan and the 2009 Plan permits issuance of incentive stock options. No stock options have been issued under our 2009 Plan.

        Compensation costs related to stock options for the years ended December 31, 2010 and 2009 were $12,743 and $24,140, respectively. In addition, during 2010 we issued 61,500 restricted award shares under the 2002 Plan, as discussed herein. As of December 31, 2010, the number of shares reserved for future options and restricted award shares was 43,180.

        The Company has established two other stock option plans, neither of which have any material amount of shares authorized and/or outstanding under the Plan. However, outstanding shares under such plans are included in the table below.

        A summary of the Company's outstanding options and activity is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2009	336,639	$1.59
Options Granted	40,000	$6.00
Options Exercised	(64,128)	$0.44
Options Canceled	(6,546)	$4.71

Outstanding at December 31, 2009	305,965	$2.34
Options Granted	2,000	$5.30
Options Exercised	(104,795)	$0.59
Options Canceled	(11,731)	$6.32

Outstanding at December 31, 2010	191,439	$3.09

Exercisable at December 31, 2010	150,315	$2.71

        The weighted-average remaining contractual life of the options outstanding at December 31, 2010 is 4.48 years. The intrinsic value of stock options exercised during 2010 and 2009 was $600,829 and $435,474, respectively. In addition, the intrinsic value of options exercisable at December 31, 2010 was $575,706.

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

        The exercise prices for the options outstanding at December 31, 2010 ranged from $0.40 to $51.00, and information relating to these options is as follows:

Range of Exercise Prices	Stock Options Oustanding	Stock Options Exercisable	Weighted Average Remaining Contractual Life of Options Outstanding	Weighted Average Remaining Contractual Life of Options Exercisable	Weighted Average Exercise Price of Options Outstanding	Weighted Average Exercise Price of Options Exercisable
$0.40	119,189	119,189	2.85 years	2.85 years	$0.40	$0.40
$2.15 - 8.00	66,000	24,876	7.75 years	7.26 years	$4.44	$4.39
$20.00 - 51.00	6,250	6,250	0.83 years	0.83 years	$40.00	$40.00

$0.40 - 51.00	191,439	150,315	4.48 years	3.50 years	$3.09	$2.71

        As of December 31, 2010, the total unrecognized fair value compensation cost related to unvested stock options was $32,095, which is to be recognized over a remaining weighted average period of approximately 1.58 years.

        In December 2010, the Company granted 2,000 options to purchase common stock to employees of the Company. The fair value of such options was $2,220, which was determined using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 7.6%, expected volatility of 45% risk-free interest rates of 3.0% and expected life of 7.5 years.

        In December 2009, the Company granted 40,000 options to purchase common stock to various employees of the Company. The fair value of such options was $40,031, which was determined using the Black-Scholes option-pricing model with the following assumptions: dividend yields of 5.2% to 9.4%, expected volatility of 36% to 45%, risk-free interest rates of 2.9% to 3.5% and expected life of seven years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        In addition to options granted under the 2002 Plan, as of December 31, 2010 we have 379,997 restricted award shares issued and outstanding, which vest in equal installments over five years from the date of issuance. Such award shares are issued from time to time to executive officers, directors and employees of the Company. Non-vested award shares are subject to forfeiture in the event that recipient is no longer employed by the Company at the time of vesting, subject to the Board's right to waive the forfeiture provisions. The Company cancelled 29,412 restricted shares in 2009 due to employee terminations. Compensation expense related to such shares is determined as of the issuance date based on the fair value of the shares issued and is amortized over the related vesting period.

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 9—SHAREHOLDERS' EQUITY (Continued)

        Compensation expense related to award shares was $285,909 and $205,848 for the years ended December 31, 2010 and 2009, respectively. Information relating to non-vested restricted award shares is as follows:

	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Nonvested, January 1, 2009	269,809	3.3	$2.62	$1,126,512
Granted	53,500		$6.79
Forfeited/Cancelled	(29,412)		$2.15
Vested	(65,100)		$2.31

Nonvested, December 31, 2009	228,797	2.4	$3.75	$789,795
Granted	61,500		$7.88
Forfeited/Cancelled	—		$—
Vested	(76,199)		$2.94

Nonvested, December 31, 2010	214,098	2.4	$5.22	$369,024

NOTE 10—INCOME TAXES

        The components of the income tax provision for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Current	$753,409	$566,852
Deferred	1,080,092	1,668,244

Total	$1,833,501	$2,235,096

        A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes was as follows for the years ended December 31, 2010 and 2009:

	2010	2009
Income tax computed at federal statutory tax rate	34.00%	34.00%
State taxes, net of federal benefit	3.81	4.51
Non-controlling interest	(3.50)	(4.32)
Alternate minimum tax credits	(3.53)	—
Other	1.62	6.30

Total	32.40%	40.49%

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 10—INCOME TAXES (Continued)

        The tax effects of temporary differences that give rise to deferred income taxes at December 31, 2010 and 2009 are as follows:

	2010	2009
Property and equipment	$(1,629,438)	$(873,460)
Net operating loss carryforwards	803,849	1,152,716
Other	324,253	299,500

Total deferred tax assets (liabilities)	$(501,336)	$578,756

        As of December 31, 2010, the Company had approximately $2.4 million in federal net operating loss carryforwards attributable to losses incurred since the Company's inception that may be offset against future taxable income through 2023. Because of statutory ownership changes, the amount of operating loss carryforwards which may be utilized in future years is subject to significant limitations.

        The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $-0- for the years ended December 31, 2010 and 2009, respectively. The Company files income tax returns with the Internal Revenue Service ("IRS") and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is no longer subject to income tax examinations by state tax authorities for years through 2005 and by the IRS for years through 2006. The Company's net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed. Our review of prior year tax positions using the criteria and provisions presented in guidance issued by the FASB did not result in a material impact on the Company's financial position or results of operations.

        The Company's 2007 and 2008 federal income tax returns are under examination by the Internal Revenue Service, which we expect will be completed by mid 2011.

NOTE 11—BENEFIT PLAN

        The Company has a profit sharing plan established in accordance with Section 401(k) of the Employee Retirement Income Security Act of 1974, as amended. Substantially all full-time employees with specific periods of service are eligible to participate. Employee contributions to the plan are elective. For the years ended December 31, 2010 and 2009, the Company provided matching contributions to the plan of $15,103 and $14,845, respectively.

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 12—RELATED PARTY TRANSACTIONS

        The Company incurred reimbursable expenses of $33,263 and $35,866 to BJH Management, LLC, which is owned by the Company's Chairman and Chief Executive Officer, for office rent and related expenses for the years ended December 31, 2010 and 2009, respectively.

        Pursuant to a Service Agreement dated as of July 1, 2006 (the "Services Agreement"), the Company entered into an agreement with BJH Management LLC ("BJH") to secure the services of Bruce J. Haber ("Haber") as its Chief Executive Officer and as its Chairman of the Board. The Service Agreement provides for a monthly fee of $15,167 and reimbursement of ordinary and necessary business expenses incurred in connection with such services. Pursuant to the Services Agreement, for services provided, the Company paid BJH base fees of $182,000, for each of the years ended December 31, 2010 and 2009, respectively. In addition, BJH earned incentive compensation for the year ended December 31, 2010 and 2009 of $345,500 and $385,000, respectively. The Company reimbursed Mr. Haber for business expenses in the amounts of $57,519 and $58,330 for the years ended December 31, 2010 and 2009, respectively.

NOTE 13—SUBSEQUENT EVENTS

Merger Agreement

        On February 6, 2011, Universal Hospital Services, Inc., a Delaware corporation ("Parent"), and Parent's wholly owned subsidiary, Sunrise Merger Sub, Inc., a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Emergent Group Inc., a Nevada corporation (the "Company"). Pursuant to the Merger Agreement, Parent and Merger Sub commenced on March 2, 2011 a tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's common stock, par value $0.04 per share (each a "Share" and collectively the "Shares"), at a purchase price of $8.46 per share in cash to be followed by a merger of Merger Sub with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the "Merger").

        The transactions are expected to be completed during the first half of April 2011. The consummation of the Offer and the Merger are subject to various closing conditions, including the tender of sixty five percent (65%) of the Shares and other customary conditions. The Offer is not subject to a financing condition. The Merger Agreement also includes customary termination provisions for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $2,235,000.

Shareholder Litigation

        Since February 22, 2011, three putative shareholder class action complaints challenging the transactions contemplated by the Merger Agreement were filed on behalf of three separate plaintiffs (collectively, the "Plaintiffs") in the Superior Court of the State of California in the County of Los Angeles against the Company, Parent, Purchaser and the individual members of the Company Board (collectively, the "Defendants"). The complaints allege, among other things, that the members of the Company Board breached their fiduciary duties owed to the public shareholders of the Company by attempting to sell the Company by means of an unfair process with preclusive deal protection devices

EMERGENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE 13—SUBSEQUENT EVENTS (Continued)

at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the proposed Merger, engaging in self dealing and failing to take steps to maximize the value of the Company to its public shareholders. The complaints further allege that the Company, Parent and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that certain provisions of the Merger Agreement unduly restrict the Company's ability to negotiate with rival bidders. The complaints seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the Defendants from consummating the Merger and other forms of equitable relief. On March 10, 2011, the Plaintiffs and Defendants (collectively, the "Parties") executed a stipulation to consolidate the three lawsuits, and on March 22, 2011, the Court ordered the consolidation of the lawsuits for all purposes, including pre-trial proceedings into Lead Case No. BC-455715 and renamed the consolidated action "In re Emergent Group Inc. Shareholder Litigation."

        On March 24, 2011, a memorandum of understanding regarding settlement of the consolidated action (the "MOU") was agreed to by the Parties. While the Defendants deny the allegations made in the complaints, they have agreed to enter into the MOU to avoid the costs and disruptions of any further litigation and to permit the timely consummation of the Offer and the Merger. The MOU describes the terms that the Parties agree to include in the final settlement agreement concerning the action (the "Settlement Agreement") and describes the actions that the Parties will take or refrain from taking between the date of the MOU and the date that the Settlement Agreement is finally approved.

        The MOU, among other things, provides that the Company will amend the its previously filed SEC Schedule 14D-9 to include certain supplemental disclosures. The MOU also provides that the Settlement Agreement will require the Parties to seek an order enjoining all proceedings in connection with the consolidated action complaints and any additional actions alleging claims that are released pursuant to the Settlement Agreement. In addition, the MOU provides that the Settlement Agreement will include a release by the Plaintiffs and the settlement class in favor of the Defendants and their related parties from any claims that arose pursuant to or are related to the Offer or the Merger. The Defendants have agreed that the Company or its successor or their respective insurers will pay the Plaintiffs' attorneys' fees and expenses as are awarded by the court not to exceed $225,000, subject to court approval of the Settlement Agreement and the consummation of the Offer and the Merger.

        The Defendants deny all liability with respect to the facts and claims alleged in the consolidated action complaints, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, the Defendants considered it desirable that the action be settled primarily to avoid the substantial burden, expense, inconvenience and distraction of continued litigation and to fully and finally resolve all of the claims that were or could have been brought in the action being settled. In addition, the Company desired to provide additional information to its stockholders at a time and in a manner that would not cause any delay of the Offer or the Merger.

Emergent Group Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash	$1,480,169	$8,711,635
Accounts receivable, net of allowance for doubtful accounts of $86,829 and $89,299	4,517,160	3,854,107
Inventory, net	1,221,861	1,173,382
Prepaid expenses	335,587	317,866
Prepaid income taxes	1,067,742	1,067,742
Deferred income taxes	930,354	388,124

Total current assets	9,552,873	15,512,856
Property and equipment, net of accumulated depreciation and amortization of $10,828,002 and $10,208,912	5,903,537	6,298,943
Goodwill	1,120,058	1,120,058
Other intangible assets, net of accumulated amortization of $413,448 and $394,286	364,156	376,651
Deposits and other assets	79,172	82,563

Total assets	$17,019,796	$23,391,071

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of capital lease obligations	$2,008,851	$1,800,470
Dividends payable	—	6,259,732
Accounts payable	1,971,729	3,492,298
Accrued expenses and other liabilities	1,571,714	2,315,151

Total current liabilities	5,552,294	13,867,651
Capital lease obligations, net of current portion	2,753,776	1,769,741
Deferred income taxes liabilities	889,460	889,460

Total liabilities	9,195,530	16,526,852
Commitments and contingencies, note 5
Shareholders' equity
Preferred stock, $0.001 par value, non-voting 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.04 par value, 100,000,000 shares authorized 6,954,333 and 6,954,333 shares issued and outstanding	278,170	278,170
Additional paid-in capital	18,605,076	17,280,693
Accumulated deficit	(11,437,841)	(11,078,520)

Total Emergent Group equity	7,445,405	6,480,343
Non-controlling Interest	378,861	383,876

Total shareholders' equity	7,824,266	6,864,219

Total liabilities and shareholders' equity	$17,019,796	$23,391,071

The accompanying notes are an integral part of these condensed consolidated financial statements.

Emergent Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$7,828,533	$7,373,170
Cost of goods sold	4,907,758	4,466,163

Gross profit	2,920,775	2,907,007
Selling, general, and administrative expenses	1,566,503	1,460,006
Merger expenses	1,624,698	—

Income (loss) from operations	(270,426)	1,447,001
Other income (expense)
Interest expense, net	(76,391)	(70,800)
Gain on disposal of property and equipment	302	7,847
Other income from affiliated entities, net	—	190,222
Other income, net	(9,448)	324

Total other income (expense)	(85,537)	127,593

Income (loss) before benefit (provision) for income taxes and non-controlling interest	(355,963)	1,574,594
Benefit (provision) for income taxes	142,385	(590,000)

Consolidated net income (loss)	(213,578)	984,594
Non-controlling interests in income of consolidated limited liability companies	(145,743)	(137,904)

Net income (loss) attributable to Emergent Group	$(359,321)	$846,690

The accompanying notes are an integral part of these condensed consolidated financial statements.

Emergent Group Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Consolidated net income (loss) (including merger expenses of $1,624,698 for 2011)	$(213,578)	$984,594
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	638,454	585,240
Gain on disposal of property and equipment	(302)	(7,847)
Provision for doubtful accounts	(2,470)	8,225
Stock-based compensation (including accelerated stock-based compensation of $845,616 related to merger in 2011)	924,538	64,546
Deferred income taxes	(142,385)	100,000
Other income from affiliated entities, net	—	(190,222)
(Increase) decrease in assets and liabilities
Accounts receivable	(660,583)	154,012
Inventory	(48,479)	(127,293)
Prepaid expenses	(17,721)	33,884
Deposits and other assets	(3,276)	104
Increase (decrease) in
Accounts payable	201,471	114,518
Accrued expenses and other liabilities	(743,437)	(480,562)

Net cash (used in) provided by operating activities	(67,768)	1,239,199

Cash flows from investing activities
Purchase of property and equipment	(128,904)	(108,337)
Cash paid to members of limited liability companies	(150,758)	(145,380)
Proceeds from the sale of property and equipment	320	9,669

Net cash used in investing activities	(279,342)	(244,048)

Cash flows from financing activities
Payments on capital lease obligations	(624,624)	(492,250)
Payments on dividends declared	(6,259,732)	(2,710,817)
Proceeds from equipment refinancing	—	128,064
Proceeds from exercise of options to purchase common stock	—	423

Net cash used in financing activities	(6,884,356)	(3,074,580)

Net decrease in cash	(7,231,466)	(2,079,429)
Cash, beginning of period	8,711,635	7,427,165

Cash, end of period	$1,480,169	$5,347,736

Supplemental disclosures of cash flow information:
Interest paid	$78,929	$78,815

Income taxes paid	$4,386	$102,325

Supplemental schedule of noncash investing and financing activities:

During the quarters ended March 31, 2011 and 2010, the Company incurred capital lease obligations of $1,817,040 and $354,264, respectively, for medical equipment. In addition, equipment purchases of $95,000 are included in accounts payable in the accompanying balance sheet as of March 31, 2011.

The accompanying notes are an integral part of these condensed consolidated financial statements.

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2011 and 2010

(unaudited)

1. BUSINESS

        Emergent Group Inc. ("Emergent Group") is the parent company of PRI Medical Technologies, Inc. ("PRI Medical"), its wholly owned subsidiary. Emergent and PRI Medical are referred to collectively hereinafter as the "Company" or "we". PRI Medical provides mobile laser/surgical services, along with technical support, on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices.

Merger Agreement

        On February 6, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Universal Hospital Services, Inc., a Delaware corporation ("UHS"), and UHS's wholly owned subsidiary, Sunrise Merger Sub, Inc., a Nevada corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Emergent Group's common stock at a purchase price of $8.46 per share in cash (the "Consideration") upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 2, 2011 (the "Offer to Purchase"), and the related Letter of Transmittal, each as amended or supplemented from time to time.

        The offering period for the Offer expired at 5:00 p.m., New York City time, on Wednesday, March 30, 2011. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, as of that time, approximately 6,419,208 shares of Emergent Group's common stock (excluding approximately 2,507 shares to be delivered within the next three NYSE trading days pursuant to the Notice of Guaranteed Delivery) had been validly tendered and not withdrawn pursuant to the Offer, representing approximately 92.3% of the outstanding shares of Emergent Group's common stock. Merger Sub accepted for payment all shares of Emergent Group's common stock that were validly tendered and not withdrawn and payment for such shares was made in accordance with the terms of the Offer. UHS provided sufficient funds to Merger Sub to acquire all of the outstanding shares of Emergent Group's common stock. "See Subsequent Event footnote herein for additional discussion of the merger closing with UHS."

Shareholder Litigation Related to Merger Agreement

        Since February 22, 2011, three putative shareholder class action complaints challenging the transactions contemplated by the Merger Agreement were filed on behalf of three separate plaintiffs (collectively, the "Plaintiffs") in the Superior Court of the State of California in the County of Los Angeles against the Company, Parent, Purchaser and the individual members of the Company Board (collectively, the "Defendants"). The complaints allege, among other things, that the members of the Company Board breached their fiduciary duties owed to the public shareholders of the Company by attempting to sell the Company by means of an unfair process with preclusive deal protection devices at an unfair price of $8.46 in cash per Share and by entering into the Merger Agreement, approving the Offer and the proposed Merger, engaging in self-dealing and failing to take steps to maximize the value of the Company to its public shareholders. The complaints further allege that the Company, Parent and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that certain provisions of the Merger Agreement unduly restrict the Company's ability to negotiate with rival bidders. The complaints seek, among other things, declaratory and injunctive relief

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

1. BUSINESS (Continued)

concerning the alleged fiduciary breaches, injunctive relief prohibiting the Defendants from consummating the Merger and other forms of equitable relief. On March 10, 2011, the Plaintiffs and Defendants (collectively, the "Parties") executed a stipulation to consolidate the three lawsuits, and on March 22, 2011, the Court ordered the consolidation of the lawsuits for all purposes, including pre-trial proceedings into Lead Case No. BC-455715 and renamed the consolidated action "In re Emergent Group Inc. Shareholder Litigation."

        On March 24, 2011, a memorandum of understanding regarding settlement of the consolidated action (the "MOU") was agreed to by the Parties. While the Defendants deny the allegations made in the complaints, they have agreed to enter into the MOU to avoid the costs and disruptions of any further litigation and to permit the timely consummation of the Offer and the Merger. The MOU describes the terms that the Parties agree to include in the final settlement agreement concerning the action (the "Settlement Agreement") and describes the actions that the Parties will take or refrain from taking between the date of the MOU and the date that the Settlement Agreement is finally approved.

        The MOU, among other things, provides that the Company will amend its previously filed SEC Schedule 14D-9 to include certain supplemental disclosures. The MOU also provides that the Settlement Agreement will require the Parties to seek an order enjoining all proceedings in connection with the consolidated action complaints and any additional actions alleging claims that are released pursuant to the Settlement Agreement. In addition, the MOU provides that the Settlement Agreement will include a release by the Plaintiffs and the settlement class in favor of the Defendants and their related parties from any claims that arose pursuant to or are related to the Offer or the Merger. The Defendants have agreed that the Company or its successor or their respective insurers will pay the Plaintiffs' attorneys' fees and expenses as are awarded by the court not to exceed $225,000, subject to court approval of the Settlement Agreement and the consummation of the Offer and the Merger.

        The Defendants deny all liability with respect to the facts and claims alleged in the consolidated action complaints, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, the Defendants considered it desirable that the action be settled primarily to avoid the substantial burden, expense, inconvenience and distraction of continued litigation and to fully and finally resolve all of the claims that were or could have been brought in the action being settled. In addition, the Company desired to provide additional information to its stockholders at a time and in a manner that would not cause any delay of the Offer or the Merger.

2. BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements of Emergent have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31,

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

2. BASIS OF PRESENTATION (Continued)

2010. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, including costs incurred in connection with the merger transaction discussed herein, necessary for a fair presentation of the results for the periods presented.

        The results of operations presented for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The accompanying statement of operations for the three months ended March 31, 2011, includes merger related expenses of $1,624,698 comprised of legal and accounting, stock-based compensation costs, and various other costs incurred in connection with the merger discussed herein.

Principles of Consolidation

        The consolidated financial statements include the accounts of Emergent and its wholly owned subsidiaries. Also, in accordance with the guidance issued by the Financial Accounting Standards Board ("FASB"), the Company has accounted for its non-controlling interest in investments in certain limited liability companies under the full consolidation method. All significant intercompany transactions and balances have been eliminated through consolidation.

Use of Estimates

        The preparation of the condensed consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

Accounts Receivable and Concentration of Business and Credit Risks

        We market our services primarily to hospitals, out-patient centers and physicians throughout 16 states located in the Western and Eastern United States. Our equipment rental and technician services are subject to competition from other similar businesses. Our accounts receivable represent financial instruments with potential credit risk. We offer credit terms and credit limits to most of our customers based on the creditworthiness of such customers. However, we retain the right to place such customers on credit hold should their account become delinquent. We maintain an allowance for doubtful accounts for estimated losses should customers fail to make required payments. In addition, we monitor the age of customer account balances, historical bad debt experience, customer creditworthiness, customer specific information, and changes in payment patterns when making estimates of the collectibility of trade receivables. Accounts receivable are written off when all collection attempts have failed. Our allowance for doubtful accounts will be increased if circumstances warrant. Based on the information available, management believes that our net accounts receivable are collectible.

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

2. BASIS OF PRESENTATION (Continued)

Inventory

        Inventory consists of finished goods primarily used in connection with the delivery of our mobile surgical equipment rental and services business. Inventory is stated at the lower of cost or market, on a first-in, first-out basis.

Stock-Based Compensation

        On May 5, 2009, the Board approved establishing an Employee Benefit and Compensation Plan (the "2009 Plan") covering 300,000 shares with an effective date of June 29, 2009, the date of shareholder ratification of the 2009 Plan. The 2009 Plan will terminate and no awards may be granted after June 28, 2019. In April 2002, the Company adopted the 2002 Employee Benefit and Consulting Services Compensation Plan (the "2002 Plan") under which we may issue a total of 650,000 options and awards. Our 2009 and 2002 Plans are substantially identical, except as to the number of shares covered by each respective plan and the 2009 Plan permits issuance of incentive stock options. The Plans were established for the purpose of providing incentives to key employees, officers, directors, and consultants of the Company who provide significant services to the Company. The 2009 and 2002 Plans are collectively referred to herein as the "Plans." No stock options have been issued under our 2009 Plan.

        Compensation costs related to stock options issued under the Plans are determined in accordance with guidance issued by the FASB. We determine the fair value of option grants based on the Black-Scholes option-pricing model using the modified prospective method. Under this method, compensation cost recognized during the three months ended March 31, 2011 and 2010 includes compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, and all grants subsequent to that date, based on the grant date fair value, which is amortized over the remaining vesting period for such options.

        Pursuant to the terms and conditions of the aforementioned merger agreement, we recorded stock-based compensation costs of $845,616 related to the accelerated vesting of all outstanding unvested restricted stock and stock options immediately prior to the closing of the merger transaction. Unvested restricted shares and stock options of 152,398 and 168,455, respectively, were accelerated immediately prior to the closing of the merger.

3. DEBT OBLIGATIONS

        The Company maintains a $1.5 million line of credit under a revolving credit agreement (the "Agreement") with a bank which is collateralized by substantially all unencumbered assets of the Company. Advances under the Agreement bear interest at the prime rate, plus one-half of one percent (3.75% as of March 31, 2011), with interest payable monthly. Subject to the terms of the Agreement, the Company may request and repay advances from time to time through the expiration date. The Agreement includes certain financial covenants that must be met including a covenant that for a period of not less than thirty (30) consecutive days during the loan term, that no loan amount will be outstanding under the Agreement. The Agreement expires on January 3, 2012. As of March 31, 2011

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

3. DEBT OBLIGATIONS (Continued)

the Company was in compliance with the terms of its revolving credit agreement and no amounts have been drawn under this facility.

        In connection with an acquisition of assets during 2008, we entered into an equipment lease financing loan with a bank for $1,750,000. The equipment lease is collateralized by the acquired assets and other assets of the Company and provides for monthly payments of principal and interest of $46,378 commencing on September 1, 2008 over 42 months, with interest at 6.4%. The lease financing agreement also requires the Company to meet certain financial covenants over the loan term. As of March 31, 2011 the Company was in compliance with terms of this loan agreement.

        The Company incurred total net interest expense of $76,391 and $70,800 for the three months ended March 31, 2011 and 2010, respectively.

4. RELATED PARTY TRANSACTIONS

Transactions with BJH Management

        The services of the Company's Chairman and Chief Executive Officer are contracted through BJH Management for a monthly fee of $15,167. In March 2010, the services agreement with BJH Management was extended to June 30, 2013.

        The Company's Chairman and Chief Executive Officer maintains his primary office in New York. In this regard, the Company reimbursed BJH Management, LLC ("BJH"), a company owned by the Company's Chairman and Chief Executive Officer, for office rent and other reimbursable expenses totaling $18,964 and $17,738 for the three months ended March 31, 2011 and 2010, respectively.

5. COMMITMENTS AND CONTINGENCIES

        From time to time, we may become involved in litigation arising out of operations in the normal course of business. In addition, as of March 31, 2011, we are a party to the shareholder litigation related to the merger transaction as discussed in note 1 herein.

6. LIMITED LIABILITY COMPANIES

        In connection with expanding its business, PRI Medical participates with others in the formation of Limited Liability Companies ("LLCs") in which it will acquire either a non-controlling or controlling-interest and the remaining interests are held by other investors. These LLCs acquire certain medical equipment for use in their respective business activities which generally focus on surgical procedures. The LLCs will acquire medical equipment for rental purposes under equipment financing leases. The third party investors in each respective LLC generally provide the lease financing company with individual proportionate lease guarantees based on their respective ownership percentages in the LLCs. In addition, PRI Medical will provide such financing companies with its corporate guarantee based on its respective ownership interest in each LLC. In certain instances, PRI Medical has provided such financing companies with an overall corporate guarantee in connection with equipment financing transactions. In such instances, the individual investors in each respective LLC will generally indemnify

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

6. LIMITED LIABILITY COMPANIES (Continued)

PRI Medical against losses, if any, incurred in connection with its corporate guarantee. As of March 31, 2011, PRI Medical holds interests in six LLCs.

        For the three months ended March 31, 2011 and 2010, in accordance with guidance issued by the FASB, the Company accounted for its equity investments in LLCs in which it holds a non-controlling interest under the full consolidation method whereby transactions between the Company and LLCs have been eliminated through consolidation.

7. SUBSEQUENT EVENTS

Merger Closing

        On April 1, 2011, Merger Sub effected a short-form merger (the "Merger") of Merger Sub with and into Emergent Group under Nevada law, without the need for a meeting of Emergent Group's shareholders, with Emergent Group surviving as a wholly owned subsidiary of UHS. At the effective time of the Merger, each issued and outstanding share of Emergent Group common stock that was not tendered pursuant to the Offer (other than shares of Emergent Group common stock held (i) in the treasury of Emergent Group or owned by Merger Sub or UHS or (ii) by any subsidiary of Emergent Group or UHS (other than Merger Sub)) was converted automatically into the right to receive the Consideration.

        As a result of the Merger, Emergent Group no longer fulfills the numerical listing requirements of the NYSE Alternext. Accordingly, on April 1, 2011, Emergent Group requested that NYSE Alternext file with the Securities and Exchange Commission ("SEC") a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to effect the delisting of Emergent Group's common stock from NYSE Alternext and the deregistration of the shares of Emergent Group common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). On April 4, 2011, NYSE Alternext filed the Form 25 with the SEC to effect the delisting of Emergent Group's common stock from NYSE Alternext and the deregistration of the shares of Emergent Group's common stock under Section 12(b) of the Exchange Act.

        At the effective time of the Merger, each issued and outstanding share of Emergent Group common stock that was not tendered pursuant to the Offer (other than shares of Emergent Group common stock held (i) in the treasury of Emergent Group or owned by Merger Sub or UHS or (ii) by any subsidiary of Emergent Group or UHS (other than Merger Sub)) was converted automatically into the right to receive the Consideration. At the effective time of the Merger, Emergent Group shareholders immediately prior to the effective time ceased to have any rights as shareholders in Emergent Group.

        In connection with the Merger, the new director of Emergent Group who is replacing all former directors of Emergent Group is Gary D. Blackford. The new officers of Emergent Group are Gary D. Blackford, Chief Executive Officer, and Rex T. Clevenger, Executive Vice President and Chief Financial Officer. All former officers of Emergent Group resigned effective upon the Merger. Bruce J. Haber will continue serving as the Chief Executive Officer of PRI Medical Technologies, Inc., Emergent

EMERGENT GROUP INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2011 and 2010

(unaudited)

7. SUBSEQUENT EVENTS (Continued)

Group's wholly owned subsidiary ("PRI"), and Louis Buther will continue serving as PRI's President and Chief Operating Officer following the Merger.

        Concurrent with the closing of the merger, the Company's $1.5 million line of credit with a bank was cancelled. In addition, the services agreement with BJH Management was modified whereby the Company's former Chairman and Chief Executive Officer will provide services to PRI Medical as an employee of UHS.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Universal Hospital Services, Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

UNIVERSAL HOSPITAL SERVICES, INC.

OFFER TO EXCHANGE

All Outstanding
8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015
not registered under the Securities Act of 1933, as amended, for
8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015
registered under the Securities Act of 1933, as amended

Prospectus

September 12, 2011

Dealer Prospectus Delivery Obligation

        Until November 7, 2011, all dealers that effect transactions in the Restricted Notes or the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.